Exhibit 10.13

Execution Version

TERM LOAN CREDIT AGREEMENT

Dated as of September 7, 2018

among

PROFRAC HOLDINGS, LLC,

as Holdings,

PROFRAC SERVICES, LLC,

as the Borrower,

THE SEVERAL LENDERS

FROM TIME TO TIME PARTY HERETO,

and

BARCLAYS BANK PLC,

as the Agent and the Collateral Agent

BARCLAYS BANK PLC

as the Lead Arranger and Bookrunner

PIPER JAFFRAY & CO.

and

SEAPORT GLOBAL SECURITIES LLC,

as the Co-Managers

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-ii-

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EXHIBITS AND SCHEDULES
EXHIBIT A	FORM OF NOTICE OF BORROWING
EXHIBIT B	FORM OF NOTICE OF CONTINUATION/CONVERSION
EXHIBIT C	FORM OF COMPLIANCE CERTIFICATE
EXHIBIT D	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
EXHIBIT E	PERFECTION CERTIFICATE
EXHIBIT F	FORM OF SOLVENCY CERTIFICATE
EXHIBIT G	FORM OF CLOSING CERTIFICATE
EXHIBIT H	FORM OF INTERCOMPANY SUBORDINATED NOTE
EXHIBIT I-1	FORM OF U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT I-2	FORM OF U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT I-3	FORM OF U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 1-4	FORM OF U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT J	FORM OF TERM LOAN NOTE
EXHIBIT K	FORM OF ABL INTERCREDITOR AGREEMENT
EXHIBIT L	FORM OF MONTHLY REPORT

SCHEDULE 1.1	LENDERS’ COMMITMENTS
SCHEDULE 1.2	GUARANTORS
SCHEDULE 1.4	UNRESTRICTED SUBSIDIARIES
SCHEDULE 1.5	CLOSING DATE SECURITY DOCUMENTS
SCHEDULE 7.2	REAL PROPERTY
SCHEDULE 7.4	SUBSIDIARIES; STOCK
SCHEDULE 8.11	PERMITTED INVESTMENTS
SCHEDULE 8.12	DEBT
SCHEDULE 8.14	AFFILIATE TRANSACTIONS
SCHEDULE 8.15	BUSINESSES CONDUCTED
SCHEDULE 8.16	LIENS
SCHEDULE 8.17	RESTRICTIVE AGREEMENTS
SCHEDULE 8.23	DEPOSIT ACCOUNTS
SCHEDULE 8.26	HOLDINGS’ OPERATIONS
SCHEDULE 8.29	CERTAIN POST-CLOSING OBLIGATIONS

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TERM LOAN CREDIT AGREEMENT

TERM LOAN CREDIT AGREEMENT, dated as of September 7, 2018, among PROFRAC HOLDINGS, LLC, a Texas limited liability company (“Holdings,” as hereinafter further defined), PROFRAC SERVICES, LLC, a Texas limited liability company (the “Borrower,” as hereinafter further defined), the guarantors party hereto, and the Lenders (as hereinafter defined), BARCLAYS BANK PLC, as the Agent and the Collateral Agent (each as hereinafter defined) for the Lenders.

RECITALS:

WHEREAS, capitalized terms used and not defined herein shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, the Borrower has requested that, immediately upon the satisfaction in full (or waiver) of the applicable conditions precedent set forth in Section 9.1 below, the Lenders extend credit to the Borrower in the form of a term loan facility in an initial aggregate principal amount of $180,000,000 (the “Term Loan Facility”);

WHEREAS, the Lenders have indicated their willingness to extend the Term Loan Facility on the terms and subject to the conditions set forth below;

WHEREAS, in connection with the foregoing and as an inducement for the Lenders to extend the credit contemplated hereunder, the Borrower has agreed to secure all of its Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a first priority lien (such priority subject to certain Liens permitted hereunder and the ABL Intercreditor Agreement) on substantially all of its assets; and

WHEREAS, in connection with the foregoing and as an inducement for the Lenders to extend the credit contemplated hereunder, each Guarantor has agreed to guarantee all of its Obligations and to secure its guarantees by granting to the Collateral Agent, for the benefit of the Secured Parties, a first priority lien (such priority subject to certain Liens permitted hereunder and the ABL Intercreditor Agreement) on substantially all of its assets.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

“ABL Administrative Agent” means Barclays, in its capacity as administrative agent under the ABL Facility Documentation or any successor administrative agent thereunder.

“ABL Collateral Agent” means Barclays, in its capacity as collateral agent under the ABL Facility Documentation or any successor collateral agent appointed in accordance with the provision of the ABL Credit Agreement.

“ABL Credit Agreement” means the Credit Agreement, dated as of March 14, 2018, among, inter alios, Holdings, the Borrower, the ABL Administrative Agent, the ABL Collateral Agent and the lenders from time to time party thereto (except as otherwise stated herein, as in effect on the Closing Date and as the same may be subsequently amended, restated, amended and restated, refinanced, replaced, extended, renewed or restructured in accordance with the provisions of the ABL Credit Agreement and the terms of the ABL Intercreditor Agreement).

“ABL Facility” means the asset-based credit facility made available to the Borrower and certain of its Subsidiaries pursuant to the ABL Credit Agreement.

“ABL Facility Documentation” means the ABL Credit Agreement and all security agreements, guarantees, pledge agreements and other agreements or instruments executed in connection therewith, as the same may be amended, amended and restated, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time in each case in accordance with the provisions of such ABL Facility Documentation and the terms of the ABL Intercreditor Agreement.

“ABL Facility Indebtedness” means the “Obligations” (as defined in the ABL Credit Agreement).

“ABL Financial Covenant” means the financial covenant specified in Section 8.20 of the ABL Credit Agreement.

“ABL Intercreditor Agreement” means the Intercreditor Agreement substantially in the form of Exhibit K hereto, dated as of the date hereof, by and among the Collateral Agent, the ABL Collateral Agent, the other agents party thereto (if any) and the Obligors, as may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time in accordance with the terms hereof, the ABL Credit Agreement, and the provisions of such ABL Intercreditor Agreement.

“Account Debtor” means each Person obligated in any way on or in connection with an Account.

“Accounts” means, with respect to each Obligor, all of such Obligor’s now owned or hereafter acquired or arising accounts, as defined in the UCC, including any rights to payment of a monetary obligation for the sale or lease of goods or rendition of services, whether or not they have been earned by performance.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business or any Converted Restricted Subsidiary (determined as if references to Holdings and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Acquired Entity or Business or any Converted Restricted Subsidiary and its subsidiaries that will become Restricted Subsidiaries), all as determined on a consolidated basis for such Acquired Entity or Business or any Converted Restricted Subsidiary in accordance with GAAP.

“Acquired Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA.”

“Additional Loans” means any loan added to this Agreement pursuant to Sections 2.5 or 2.6.

“Additional Refinancing Lender” means, at any time, any bank, financial institution or other institutional lender or investor (other than any such bank, financial institution or other institutional lender or investor that is a Lender at such time) that agrees to provide any portion of Refinancing Term Loans pursuant to a Refinancing Amendment in accordance with Section 2.4, provided that each Additional Refinancing Lender shall be subject to the approval of (i) the Agent, such approval not to be unreasonably withheld or delayed, to the extent that such Additional Refinancing Lender is not then an Affiliate of a then existing Lender or an Approved Fund and (ii) the Borrower.

“Adjustment Date” means the first day of each April, July, October and January, as applicable.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise. The terms “controlling” and “controlled” shall have meanings correlative thereto.

“Affiliated Lender” has the meaning specified in Section 12.2(a).

“Agency Fee Letter” means the Agency Fee Letter, dated as of August 16, 2018, between Barclays and the Borrower.

“Agent” means Barclays, in its capacity as the administrative agent for the Lenders under this Agreement, or any successor agent appointed in accordance with this Agreement and the other Loan Documents.

“Agent-Related Persons” means the Agent and the Collateral Agent, together with their respective Affiliates, and the respective officers, directors, employees, agents, controlling persons, advisors and other representatives, successors and permitted assigns of the Agent and the Collateral Agent and their respective Affiliates.

“Agreement” means this Credit Agreement.

“Agreement Date” means the date of this Agreement.

“Anti-Terrorism Laws” means the USA PATRIOT Act and any Executive Order administered by the U.S. Treasury Department Office of Foreign Assets Control (OFAC), and other laws and regulations relating to anti-money laundering or economic sanctions, including without limitation all published economic sanctions imposed, administered or enforced from time to time by the U.S. Department of State and OFAC.

“Applicable ECF Percentage” means, with respect to each Excess Cash Flow Period, (a) 75% of Excess Cash Flow if the Total Net Leverage Ratio (as certified by a Responsible Officer of the Borrower) as of the last day of the applicable Excess Cash Flow Period is greater than or equal to 1.50:1.00, (b) 50% of Excess Cash Flow if the Total Net Leverage Ratio (as certified by a Responsible Officer of the Borrower) as of the last day of the applicable Excess Cash Flow Period is less than 1.50:1.00 but greater than or equal to 0.50:1.00, and (c) 25% of Excess Cash Flow if the Total Net Leverage Ratio (as certified by a Responsible Officer of the Borrower) as of the last day of the applicable Excess Cash Flow Period is less than 0.50:1.00.

“Applicable Entities” has the meaning specified in Section 14.18.

“Applicable Margin” means a percentage per annum equal to (a) until the end of the first full Fiscal Quarter completed after the Closing Date, (i) for LIBOR Loans, 5.75%, and (ii) for Base Rate Loans, 4.75% and (b) thereafter, the following percentages per annum, based upon Total Net Leverage Ratio as of the most recent Adjustment Date:

Level	Total Net Leverage Ratio	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans
I	> 1.25:1.00	6.25%	5.25%
II	< 1.25:1.00 or> 0.75:1.00	5.75%	4.75%
III	< 0.75:1.00	5.50%	4.50%

The Applicable Margin shall be adjusted quarterly in accordance with the table above on each Adjustment Date for the period beginning on such Adjustment Date based upon the Total Net Leverage Ratio as the Agent shall determine in good faith within ten (10) Business Days after such Adjustment Date (with any such change, for the avoidance of doubt, being given retroactive effect to the Adjustment Date) and the Agent shall notify the Borrower promptly after such determination. Any increase or decrease in the Applicable Margin resulting from a change in the Total Net Leverage Ratio shall become effective on the Adjustment Date.

Notwithstanding the foregoing:

(a) The Applicable Margin shall be set at Level I in the table above (i) upon the occurrence and during the continuation of an Event of Default, or (ii) if for any period, the Agent does not receive the Financial Statements required to be delivered pursuant to Section 6.2(b) for such period, for the period commencing on the Adjustment Date for such period through the date on which such Financial Statements are delivered; and

(b) In the event that any Financial Statement or certificate delivered pursuant to Section 6.2(b) is inaccurate (at a time when this Agreement is in effect and unpaid Obligations under this Agreement are outstanding (other than indemnities and other contingent obligations not yet due and payable)), and such inaccuracy, if corrected, would have led to the application of a different Applicable Margin for any fiscal period, then the Applicable Margin for such fiscal period shall be determined by reference to the applicable Level in the above table for such fiscal period which would have applied if a correct financial statement or certificate had been delivered, and the Borrower shall promptly pay to the Agent any additional accrued interest owing as a result of such increased Applicable Margin for such fiscal period or the Agent shall promptly issue the Borrower a credit against the next succeeding interest payment due in the amount of the additional interest paid in excess of the interest which would have been due if the lower Applicable Margin had been in effect for such Test Period.

“Appointed Agents” has the meaning specified in Section 13.1.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, holding or investing in extensions of credit in its ordinary course of business and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.

“Arrangers” means (x) Barclays in its capacity as lead arranger of the Term Loan Facility and (y) Barclays in its capacity as bookrunner of the Term Loan Facility.

“Assignee” has the meaning specified in Section 12.2(a).

“Assignment and Acceptance” means an assignment and acceptance agreement entered into by one or more Lenders and Eligible Assignees (with the consent of any party whose consent is required by Section 12.2(a)), and accepted by the Agent, in substantially the form of Exhibit D or any other form approved by the Agent.

“Attorney Costs” means and includes all reasonable and documented or invoiced fees, expenses and other charges of (a) Paul Hastings LLP, as counsel to the Agent and the Lenders, (b) one additional counsel selected by, and as counsel for, the Required Lenders, and (c) if necessary, a single firm of local counsel in each relevant jurisdiction, or any other counsel (in lieu of, or in addition to, Paul Hastings LLP and counsel for the Required Lenders) otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld, conditioned or delayed).

“Available Amount” means, at and as of any time (the “Available Amount Reference Time”), an amount equal to (but not less than zero in the aggregate) the sum of the following (but only to the extent Not Otherwise Applied), without duplication of any amounts otherwise included in the calculation of Consolidated Net Income or Cumulative Retained Excess Cash Flow Amount:

(a) the Cumulative Retained Excess Cash Flow Amount (for the avoidance of doubt, taking into effect any applicable ECF True-up Amount); plus

(b) the proceeds from the issuance of any Qualified Stock after the Closing Date (including upon conversion of Debt of the Borrower incurred after the Closing Date) (other than (i) the proceeds from equity investments received as cash applied as a Cure Amount hereunder or a Cure Amount (as defined under the ABL Credit Agreement) or (ii) proceeds representing the Available Equity Amount (under and as defined in the ABL Credit Agreement)); plus

(c) the aggregate amount of cash and Cash Equivalents contributed to the Borrower (other than from a Restricted Subsidiary and other than in the form of Disqualified Stock); plus

(d) Investments of the Borrower or any Restricted Subsidiaries in any Unrestricted Subsidiary to the extent made using the Available Amount (up to the amount of the original cash investment in such Unrestricted Subsidiary) that has been re-designated as a Restricted Subsidiary (which cannot thereafter be re-designated as an Unrestricted Subsidiary if used to build the Available Amount, unless such re-designation also reduces the Available Amount) or that has been merged or consolidated into the Borrower or any of its Restricted Subsidiaries; plus

(e) Declined Proceeds from any Disposition following an offer pursuant to Section 4.3 hereof; plus

(f) [reserved]; plus

(g) (i) the aggregate amount received by Borrower after the Closing Date from cash dividends and distributions made by any Unrestricted Subsidiary (up to the original amount of the cash Investments to such Unrestricted Subsidiary made out of the Available Amount) and (ii) the Net Cash Proceeds in connection with the sale, transfer or other dispositions of assets or the Stock of any Unrestricted Subsidiary that was previously a Restricted Subsidiary and designated as an Unrestricted Subsidiary at any time prior to such sale, transfer or other dispositions of assets or the Stock (up to the original cash amount of such Investment to such Unrestricted Subsidiary made out of the Available Amount); plus

(h) returns, profits, distributions and similar amounts received in cash or Permitted Investments made using the Available Amount and not in excess of the original amount invested using the Available Amount.

“Available Amount Reference Time” has the meaning specified in the definition of “Available Amount.”

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United State Code, as amended, or any similar federal or state law for the relief of debtors.

“Barclays” means Barclays Bank PLC and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate (which, if negative, shall be deemed to be 0.00%) plus 1/2 of 1%, (b) the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section, as the prime rate in effect from time to time, (c) LIBOR Rate for a one month interest period as determined on such day, plus 1.0% and (d) 2.25%. The “prime rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Agent) or any similar release by the Federal Reserve Board (as determined by the Agent in its reasonable discretion).

“Base Rate Loan” means any Loan during any period for which it bears interest based on the Base Rate.

“Basel III” means, collectively, those certain agreements on capital requirements, leverage ratios and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and as implemented by a Lender’s primary U.S. federal banking regulatory authority or primary non-U.S. financial regulatory authority, as applicable.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the sole manager or the board of managers or managing member, of such Person, (iii) in the case of any partnership, the board of directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower” means ProFrac Services, LLC.

“Borrowing” means a borrowing hereunder consisting of Loans of one Type and Class made on the same day by Lenders to the Borrower.

“Business Day” means (a) any day that is not a Saturday, Sunday, or a day on which banks in New York, New York are required or permitted to be closed, and (b) with respect to all notices, determinations, fundings and payments in connection with the LIBOR Rate or LIBOR Loans, any day that is a Business Day pursuant to clause (AI above and that is also a day on which trading in Dollars is carried on by and between banks in the London interbank market.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other Law, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

“Capital Expenditures” means, with respect to Holdings and its Restricted Subsidiaries for any period, the aggregate of all expenditures incurred by Holdings and its Restricted Subsidiaries during such period for purchases of property, plant and equipment or similar items which, in accordance with GAAP (other than repairs in the ordinary course), are or should be included in the statement of cash flows of Holdings and its Restricted Subsidiaries during such period; provided that the term “Capital Expenditures” shall not include:

(i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed from insurance proceeds or awards of compensation arising from the taking by eminent domain or condemnation of the assets paid on account of a Casualty Event,

(ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time,

(iii) the purchase of property, plant or equipment to the extent financed with the proceeds of Disposition of assets outside the ordinary course of business,

(iv) expenditures that constitute any part of consolidated lease expense to the extent relating to operating leases,

(v) any expenditures made as payments of the consideration for a Permitted Acquisition (or Investments similar to those made for a Permitted Acquisition) and expenditures made in connection with the Transactions,

(vi) expenditures to the extent Holdings or any of its Restricted Subsidiaries has received reimbursement in cash from a Person that is not an Affiliate of any of the Obligors and for which neither Holdings nor any of its Restricted Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or obligation (other than rent) to such Person or any other Person (whether before, during or after such period); and

(vii) the book value of any asset owned by Holdings or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a capital expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in capital expenditures when such asset was originally acquired.

“Capital Lease” means, as applied to any Person, all leases of property that have been or should be, in accordance with GAAP, recorded as capitalized leases on the balance sheet of such Person.

“Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“Cash Equivalents” means:

(1) United States dollars or Canadian dollars;

(2) (a) euro, pounds sterling or any national currency of any participating member state of the EMU or (b) other currencies held by Holdings and its Restricted Subsidiaries from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. federal government or any country that is a member state of the EMU or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $100.0 million in the case of U.S. banks or other U.S. financial institutions and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks or other non-U.S. financial institutions;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 12 months after the date of creation thereof;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively and in each case maturing within 12 months after the date of creation thereof;

(8) investment funds investing 90% of their assets in securities of the types described in clauses (1) through (7) above and (9) through (12) below;

(9) securities issued or directly and fully and unconditionally guaranteed by any state, commonwealth or territory of the United States or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof having maturities of not more than 12 months from the date of acquisition thereof and, at the time of acquisition;

(10) readily marketable direct obligations issued or directly and fully and unconditionally guaranteed by any foreign government or any political subdivision or public instrumentality thereof, in each case (other than in the case of such securities issued or guaranteed by any participating member state of the EMU) having a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P with maturities of 12 months or less from the date of acquisition;

(11) Debt or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition; and

(12) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Bank” means any Person that was a Lender, the Agent, any Co-Manager, any Arranger or any Affiliate of the foregoing at the time it provided or incurred any Cash Management Obligations or any Person that shall have become a Lender, the Agent or an Affiliate of a Lender, the Agent at any time after it has provided or incurred any Cash Management Obligations.

“Cash Management Document” means any certificate, agreement or other document executed by any Obligor or any of its Restricted Subsidiaries in respect of the Cash Management Obligations of any such Person.

“Cash Management Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash management or related services (including treasury, depository, return item, overdraft, controlled disbursement, credit, merchant store value or debit card, purchase card, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the ACH processing of electronic funds transfers through the Federal Reserve Fedline system) and other cash management arrangements) provided by any Cash Management Bank, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.

“Casualty Event” means any event that gives rise to the receipt by Holdings, the Borrower or any Restricted Subsidiary of any insurance proceeds or any condemnation awards in respect of any Property (other than Stock).

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration or interpretation thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith (but solely to the extent the relevant increased costs would have been included if they had been imposed under applicable increased cost provisions) and (y) Basel III and all requests, rules, guidelines or directives thereunder or issued in connection therewith (but solely to the extent the relevant increased costs would have been included if they had been imposed under applicable increased cost provisions), shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means and will be deemed to have occurred if:

(a) any time prior to the consummation of a Qualified IPO, the Permitted Holders, taken as a whole, shall cease to beneficially own (or of record own) and Control, directly or indirectly, at least 51% on a fully diluted basis of the Stock of Holdings;

(b) at any time after the consummation of a Qualified IPO, any Person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), other than the Permitted Holders, shall at any time have acquired beneficially or of record, direct or indirect ownership (as defined in SEC Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of Stock representing 35% or more of the Stock of Holdings; and/or

(c) the failure of Holdings, directly or indirectly through wholly owned subsidiaries, to own beneficially and of record, all of the Stock of the Borrower and/or Manufacturing; and/or

(d) Continuing Directors shall not constitute at least a majority of the Board of Directors of Holdings; and/or

(e) a “change of control” or any comparable term under the ABL Credit Agreement or any other document governing any Material Indebtedness consisting of Debt for Borrowed Money.

“Charter Documents” means, with respect to any Person, the certificate or articles of incorporation or organization, memoranda of association, by-laws or operating agreement, and other organizational or governing documents of such Person.

“Chattel Paper” means all of the Obligors’ now owned or hereafter acquired chattel paper, as defined in the UCC, including electronic chattel paper.

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans, Extended Term Loans (of the same Extension Series), and, when used in reference to any Commitment, refers to whether such Commitment is a Term Loan Commitment, an Extended Term Loan Commitment (of the same Extension Series), a Refinancing Term Commitment (of the same Refinancing Series) and when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment of such Class.

“Closing Date” means the later of the Agreement Date and the first date on which all of the applicable conditions set forth in Section 9.1 have been fulfilled (or waived in writing by the Agent).

“Co-Managers” means Piper Jaffray & Co. and Seaport Global Securities LLC, each in its capacity as a co-manager of the Term Loan Facility.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Obligor or its Subsidiaries in or upon which a Lien is granted by such Person in favor of Collateral Agent under any of the Loan Documents; provided, however, that at no time shall the term “Collateral” include any Excluded Assets.

“Collateral Agent” means Barclays, in its capacity as the collateral agent for the Secured Parties, or any successor collateral agent appointed in accordance with this Agreement and the other Loan Documents.

“Collateral Agent’s Liens” means the Liens on the Collateral granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the Security Documents and securing the Obligations.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Collateral Agent shall have received each Security Document required to be delivered on the Closing Date pursuant to Section 9.1(a)(ii) or, after the Closing Date, pursuant to Sections 8.23 and 8.29 at such time required by such Security Documents or such section to be delivered in each case, duly executed by each Obligor thereto;

(b) all Obligations shall have been unconditionally guaranteed by Holdings and each Restricted Subsidiary (other than any Excluded Subsidiary) including as of the Closing Date those that are listed on Schedule 1.2;

(c) the Obligations and the Guarantees shall have been secured pursuant to the Security Agreement by a security interest in (i) all the Stock of the Borrower and (ii) all Stock (other than Excluded Stock) held directly by the Borrower or any Guarantor in any Subsidiary (and, in each case, the Collateral Agent shall have received all such certificates or other instruments representing all such Stock (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank, if applicable);

(d) except to the extent otherwise provided hereunder or under any Security Document, the Obligations and the Guarantees shall have been secured by a perfected security interest (to the extent such security interest may be perfected by (1) delivering certificated securities or instruments, (2) filing personal property financing statements (including, without limitation, UCC financing statements), (3) making any necessary filings with the United States Patent and Trademark Office or United States Copyright Office and (4) control or other perfection) in substantially all tangible and intangible personal property of the Borrower and each Guarantor (including, without limitation, all Current Asset Collateral, accounts receivable, inventory, equipment, investment property, Intellectual Property, intercompany notes, contracts, instruments, chattel paper and documents, letter of credit rights, Commercial Tort Claims, cash, deposit accounts, securities and commodity accounts, other General Intangibles, books and records related to the foregoing and, in each case, proceeds of the foregoing), in each case with the priority, required by the Security Documents, provided that, any such security interests in the Collateral shall be subject to the terms of the ABL Intercreditor Agreement;

(e) none of the Collateral shall be subject to any Liens other than Permitted Liens;

(f) the Collateral Agent shall have received (A) counterparts of a Mortgage with respect to any Real Estate (other than the Excluded Real Property) and required to be delivered pursuant to Section 8.23 (the “Mortgaged Properties”) duly executed and delivered by such Obligor, (B) a title insurance policy for such property or the equivalent or other form (if applicable) available in each applicable jurisdiction insuring the Lien of each such Mortgage as a valid first priority Lien on the property described therein, free of any other Liens except Permitted Liens, together with such endorsements available in the applicable jurisdiction, coinsurance and reinsurance as the Collateral Agents may reasonably request, (C) either an existing survey together with a survey affidavit sufficient for the title insurance company to remove the standard survey exception and issue the survey related endorsements available in the applicable jurisdiction or a new ALTA survey in form and substance reasonably acceptable to the Collateral Agent, (D) existing appraisals, (E) opinions addressed to the Collateral Agent and the Secured Parties from (1) local counsel in each jurisdiction where the Mortgaged Property is located with respect to the enforceability and perfection of the Mortgages and other matters customarily included in such opinions in the applicable jurisdiction and (2) counsel for the Borrower regarding due authorization, execution and delivery of the Mortgages, in each case, in form and substance reasonably satisfactory to the Collateral Agent, (F) a “Life-of Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and the applicable Obligor) and, if the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), copies of (1) the insurance policies required by Section 8.5, (2) declaration pages relating thereto, (3) flood insurance in an amount and form that would be considered sufficient under the Flood Insurance Laws and otherwise, in form and substance reasonably satisfactory to the Collateral Agent and (G) such other documents as the Collateral Agent may reasonably request with respect to execution and delivery of such Mortgages;

(g) the Borrower and each Guarantor shall have (i) caused all Titled Goods with a fair market value in excess of $100,000 individually to be properly titled in the name of such Person with the Collateral Agent’s Lien noted thereon and shall have delivered to the Collateral Agent (or its custodian) originals of all Certificates of Title (as defined in the UCC) or certificates of ownership for such Titled Goods with the Collateral Agent’s Lien noted thereon and (ii) upon the acquisition or manufacture by any such Person of any Titled Goods (other than Equipment that is subject to a purchase money security interest that constitutes a Permitted Lien) with a fair market value in excess of $100,000 individually, promptly notified the Collateral Agent of such acquisition, setting forth a description of such Titled Goods acquired or manufactured and a good faith estimate of the current value of such Titled Goods and promptly delivered to the Collateral Agent (or its custodian) originals of the Certificates of Title (as defined in the UCC) or certificates of ownership for such Titled Goods, together with the manufacturer’s statement of origin, and an application duly executed by the appropriate Person to evidence the Collateral Agent’s Lien thereon. The Borrower and each Guarantor hereby appoints the Collateral Agent as its attorney-in-fact, effective the date hereof and terminating upon the termination of this Agreement, for the purpose of (A) executing on behalf of such Person title or ownership applications for filing with the appropriate Governmental Authority to enable Titled Goods now owned or hereafter acquired by such Person to be amended to reflect the Collateral Agent listed as lienholder thereof, (B) filing such applications with such Governmental Authority, and (C) executing such other documents and instruments on behalf of, and taking such other action in the name of, such Person as the Collateral Agent may reasonably deem necessary to accomplish the purposes of this clause (g) (including, without limitation, for the purpose of creating in favor of the Collateral Agent a perfected Lien on such Titled Goods and exercising the rights and remedies of the Collateral Agent hereunder). This appointment as attorney-in-fact is coupled with an interest and is irrevocable until the Termination Date;

(h) the Borrower and each Guarantor shall have (i) delivered to the Collateral Agent with respect to each deposit account, securities account, and commodity account (other than any Excluded Account), a Control Agreement with respect to such deposit account, securities account, and commodity account and (ii) not maintained, and not permitted any of its Restricted Subsidiaries to have maintained, cash, Cash Equivalents or other amounts in any deposit account, securities account, or commodity account, unless the Collateral Agent shall have received a Control Agreement in respect of such deposit account, securities account, and commodity account (other than any Excluded Account);

(i) (i) with respect to intercompany Debt, if any, and Debt for Borrowed Money in a principal amount in excess of $2,500,000 (individually) that is owing to any Obligor and that is evidenced by a promissory note, the Collateral Agent shall have received such promissory note, together with undated instruments of transfer with respect thereto endorsed in blank and (ii) with respect to intercompany Debt, all Debt of Holdings, the Borrower and each of its Restricted Subsidiaries that is owing to any Obligor (or Person required to become an Obligor) shall be evidenced by the Subordinated Intercompany Note, and the Collateral Agent shall have received such Subordinated Intercompany Note duly executed by Holdings, the Borrower, each such Restricted Subsidiary and each such other Obligor, together with undated instruments of transfer with respect thereto endorsed in blank, subject, in each of clauses (i) and (ii), to the terms of the ABL Intercreditor Agreement;

(j) in the case of any of the foregoing executed and delivered after the Closing Date, the Agent shall have received documents, Organization Documents, certificates, resolutions and opinions of the type referred to in Section 9.1(a)(iii) with respect to each such Person and its Guarantee and/or provision and perfection of Collateral;

(k) in connection with any of the foregoing, the Collateral Agent shall have been provided (i) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Obligor and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Collateral Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens, (ii) tax lien, judgment and bankruptcy searches or other evidence reasonably satisfactory to it that all taxes, filing fees, recording fees related to the perfection of the Liens on the Collateral have been paid and (iii) searches of ownership of Intellectual Property in the appropriate governmental offices and such patent/trademark/copyright filings as requested by the Collateral Agent in order to perfect the Collateral Agent’s security interest in the Intellectual Property; and

(l) the Agent shall have received copies of insurance policies, declaration pages, certificates, and endorsements of insurance or insurance binders evidencing liability, casualty, property, terrorism and business interruption insurance meeting the requirements set forth herein or in the Security Documents.

The foregoing definition shall not require the creation or perfection of pledges of, or security interests in, or the obtaining of title insurance, opinions or surveys with respect to, particular assets if and for so long as the Required Lenders and the Borrower agree in writing that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such legal opinions or other deliverables in respect of such assets, or providing such guarantees, or obtaining title insurance or surveys in respect of such assets (in each case, taking into account any material adverse tax consequences to Holdings and its Subsidiaries) shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom.

The Required Lenders may grant extensions of time for the provision or perfection of security interests in, or the obtaining of title insurance and surveys with respect to, particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Obligors on such date) where they reasonably determine, in consultation with the Borrower, that provision or perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Security Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) with respect to leases of Real Estate entered into by any Obligor, such Obligor shall not be required to take any action with respect to creation or perfection of security interests with respect to such leases (including requirements to deliver landlord lien waivers, estoppel and collateral access letters), (b) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Security Documents, (c) the Collateral and Guarantee Requirement shall not apply to any of the following assets: (and the following assets shall not constitute Collateral for any purpose hereunder and the other Loan Documents) (i) any fee-owned Real Estate with a fair market value less than $2,500,000 individually, the Excluded Real Property, and any leasehold interests in Real Estate; provided that no Equipment attached or affixed to or located on such Real Estate or the Excluded Real Property to the extent such Equipment constitutes a fixture shall be excluded from Collateral, unless such Equipment otherwise constitutes an Excluded Asset under any other subclause of this clause (c), (ii) any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such licenses, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction) after giving effect to the applicable anti-assignment clauses of the UCC and applicable Laws, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the UCC or any similar applicable laws notwithstanding such prohibition, (iii) assets and personal property for which a pledge thereof or a security interest therein is prohibited by applicable Laws (including any legally effective requirement to obtain the consent of any Governmental Authority), rule, regulation or contractual obligation with an unaffiliated third party (in each case, (y) only so long as such contractual obligation was not entered into in contemplation of the acquisition thereof and (z) except to the extent such prohibition is unenforceable or ineffective after giving effect to the applicable provisions of the Uniform Commercial Code or other applicable law), (iv) Excluded Stock (other than Stock that is Excluded Stock solely as a result of having been issued by Immaterial Subsidiaries), (v) [reserved], (vi) any intent-to-use trademark application prior to the filing and acceptance of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal Law, it being agreed that for purposes of this Agreement and the Loan Documents, no Lien granted to Collateral Agent on any “intent-to-use” United States trademark applications is intended to be a present assignment thereof, (vii) any lease, license, contract or other agreements or any property (including personal property) subject to a purchase money security interest, Capital Lease Obligation or similar arrangements, in each case to the extent permitted under the Loan Documents, to the extent that a pledge thereof or a security interest therein would violate or invalidate such lease, license, contract or agreement, purchase money, Capital Lease or similar arrangement, or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) after giving effect to the applicable anti-assignment clauses of the UCC and applicable Laws, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the UCC or any similar applicable Laws notwithstanding such prohibition, (viii) any assets as to which the Required Lenders and the Borrower reasonably agree in writing that the cost or other consequence of obtaining a security interest or perfection thereof is excessive in relation to the benefit to the Lenders of the security to be afforded thereby and (ix) the assets of an Excluded Subsidiary (the assets excluded pursuant to this clause (c), collectively, the “Excluded Assets”; provided that notwithstanding anything herein to the contrary, Excluded Assets shall not include any proceeds, replacements or substitutions of Collateral (unless such proceeds, replacements or substitutions otherwise constitute Excluded Assets)), (d) [reserved], (e) share certificates of Immaterial Subsidiaries and Unrestricted Subsidiaries shall not be required to be delivered, (f) no perfection actions shall be required (i) with respect to letter of credit rights, except to the extent perfection is accomplished solely by the filing of a UCC financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a UCC financing statement) and (ii) in regards to any Commercial Tort Claim, unless such Commercial Tort Claim has an individual value of at least $2,500,000, and (g) other than with respect to Stock, no actions in any non-U.S. jurisdiction or required by the Laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the U.S. or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no Security Document (or other security agreements or pledge agreements) governed under the laws of any non U.S. jurisdiction).

“Commercial Tort Claims” has the meaning specified in the Security Agreement.

“Commitment” means, with respect to each Lender (to the extent applicable), such Lender’s Term Loan Commitment, Extended Term Loan Commitments or Incremental Term Loan Commitment or any combination thereof (as the context requires).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C or in such other form as may be reasonably satisfactory to the Agent and Borrower.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Depreciation and Amortization Expense” means, with respect to Holdings and its Restricted Subsidiaries for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, debt issuance costs, commissions, fees and expenses, capitalized expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs, of Holdings and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to Holdings and its Restricted Subsidiaries for any period, the Consolidated Net Income of Holdings and its Restricted Subsidiaries for such period; plus

(a) the following in each case to the extent deducted (and not added back) in computing Consolidated Net Income (other than clause (a)(10) and (a)(13) below), but without duplication:

(1) Distributions made by Holdings and its Restricted Subsidiaries pursuant to Section 8.10(f)(i) during such period and provision for taxes based on income or profits or capital gains, including, without limitation, foreign, federal, state, provincial, franchise, excise, value added and similar taxes and foreign withholding taxes of Holdings and its Restricted Subsidiaries paid or accrued during such period, including any penalties and interest relating to such taxes or arising from any tax examinations and any payments to any Parent Entity in respect of such taxes; plus

(2) total interest expense and other financing expense (including breakage costs, premiums or consent fees and including the amortization of original issue discount); plus

(3) Consolidated Depreciation and Amortization Expense of Holdings and its Restricted Subsidiaries for such period; plus

(4) any fees, expenses or charges incurred in connection with any issuance of debt or equity securities, any refinancing transaction or any amendment or other modification of any debt instrument to the extent consummated in accordance with the terms of the Loan Documents including (i) such fees, expenses or charges related to the Transactions, and (ii) any amendment, modification or waiver in connection with this Agreement or any instrument governing any other Debt; plus

(5) any fees (including legal and investment banking fees), transfer or mortgage recording Taxes and other out-of-pocket costs and expenses of Holdings and its Restricted Subsidiaries (including expenses of third parties paid or reimbursed Holdings and its Restricted Subsidiaries) incurred as a result of the transactions contemplated by the Loan Documents or any Disposition of Property permitted hereunder; plus

(6) any fees and expenses incurred by Holdings and any of its Restricted Subsidiaries solely in connection with any Permitted Acquisition (whether or not consummated), but, with respect to Permitted Acquisitions not consummated, in an aggregate amount not to exceed $2,000,000 for any Test Period; plus

(7) any impairment charge or asset write-off pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP; plus

(8) payments made or accrued in such period pursuant to Section 8.14(h); plus

(9) any losses from the early extinguishment of Debt (including Hedge Agreements or other derivative instruments); plus

(10) the amount of “run rate” cost savings, operating expense reductions and other synergies achieved in connection with a Permitted Acquisition projected by the Borrower in good faith to be realized as a result of specified actions taken, actions with respect to which substantial steps have been taken or actions that are expected to be taken (which cost savings, operating expense reductions or synergies shall be calculated on a Pro Forma Basis as though such cost savings, operating expense reductions or synergies had been realized on the first day of the applicable Test Period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings, operating expense reductions or synergies are reasonably identifiable and factually supportable, (B) such cost savings, operating expense reductions or synergies do not exceed, when combined with the amount of any adjustments made pursuant to clause (14) below and any Pro Forma Adjustment made pursuant to clause (d) below, 7.5% of Consolidated EBITDA for such Test Period (prior to giving effect to any increase in Consolidated EBITDA pursuant to this clause (10), clause (14) below or clause (d) below) and (C) such actions have been taken, such actions with respect to which substantial steps have been taken or such actions are expected to be taken within twelve (12) months after the date of determination to take such action; provided, further, that the adjustments pursuant to this clause (10) and clause (14) below may be incremental to (but not duplicative of) Pro Forma Adjustments made pursuant to clause (d) below; plus

(11) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees; plus

(12) any non-cash losses or charges, including any write offs, write downs, expenses, losses or items for such period decreasing Consolidated Net Income for such period; plus

(13) proceeds from property or business interruption insurance received or reasonably expected to be received (to the extent not reflected as revenue or income in Consolidated Net Income and to the extent that the related loss was deducted in the determination of Consolidated Net Income); plus

(14) all Restructuring Costs and any other extraordinary, unusual or non-recurring expenses, losses or charges incurred; provided that such adjustments do not exceed, when combined with the amount of any adjustments made pursuant to clause (10) above and any Pro Forma Adjustments made pursuant to clause (d) below, 7.5% of Consolidated EBITDA for such Test Period (prior to giving effect to any increase in Consolidated EBITDA pursuant to this clause (14), clause (10) above or clause (d) below); provided, further, that the adjustments pursuant to this clause (14) and clause (10) above may be incremental to (but not duplicative of) Pro Forma Adjustments made pursuant to clause (d) below; plus

(15) any non-cash loss attributable to the mark-to-market movement in the valuation of Hedge Agreements (to the extent the cash impact resulting from such loss has not been realized) or other derivative instruments pursuant to GAAP;

minus

(b) the sum of the amounts for such period, solely to the extent included in Consolidated Net Income, without duplication,

(1) any non-cash gain increasing Consolidated Net Income of such Person for such period, other than the accrual of revenues in the ordinary course of business;

(2) any non-cash gain attributable to the mark-to-market movement in the valuation of Hedge Agreements (to the extent the cash impact resulting from such gain has not been realized) or other derivate instruments pursuant to GAAP;

(3) any gains from the early extinguishment of Debt (including Hedge Agreements or other derivative instruments); and

(4) any extraordinary, unusual or non-recurring gains increasing Consolidated Net Income for such period;

provided that, to the extent non-cash gains are deducted pursuant to this clause (b) for any previous period and not otherwise added back to Consolidated EBITDA, Consolidated EBITDA shall be increased by the amount of any cash receipts (or any netting arrangements resulting in reduced cash expenses) in respect of such non-cash gains received in subsequent periods to the extent not already included therein;

plus or minus, as applicable, without duplication

(c) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Debt, intercompany balances and other balance sheet items, plus or minus, as the case may be; and

plus

(d) in accordance with the definition of “Pro Forma Basis,” an adjustment equal to the amount, without duplication of any amount otherwise included in any other clause of the definition of “Consolidated EBITDA,” of the Pro Forma Adjustment shall be added to (or subtracted from) Consolidated EBITDA (including the portion thereof occurring prior to the relevant Specified Transaction and/or Specified Restructuring) as specified in a certificate from a Responsible Officer of the Borrower delivered to the Agent (for further delivery to the Lenders), in each case, as determined on a consolidated basis for Holdings and its Restricted Subsidiaries in accordance with GAAP; provided that,

(i) there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by Holdings or any Restricted Subsidiary during such period (other than any Unrestricted Subsidiary) to the extent not subsequently sold, transferred or otherwise Disposed of during such period (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to the Transactions or pursuant to a transaction consummated prior to the Closing Date, and not subsequently so Disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Acquired Entity or Business or any Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis; and

(ii) there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise Disposed of, closed or classified as discontinued operations by Holdings, the Borrower or any Restricted Subsidiary to the extent not subsequently reacquired, reclassified or continued, in each case, during such period (each such Person (other than an Unrestricted Subsidiary), property, business or asset so sold, transferred or otherwise Disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis.

“Consolidated Net Income” means, with respect to any Person for any period, without duplication, the aggregate of (a) the Net Income, attributable to such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP (adjusted to exclude the equity interests in any Unrestricted Subsidiary owned by such Person or any of its Restricted Subsidiaries); plus (b) the amount of distributions received in cash by such Person or any of its Restricted Subsidiaries from any Subsidiary (including any Unrestricted Subsidiary) for such period, to the extent not already included in clause (a) above minus (c) (i) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period, (ii) the income (or loss) of any Person (other than a Restricted Subsidiary of such Person) in which any other Person (other than such Person or any of its Restricted Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to such Person or any of its Restricted Subsidiaries by such Person during such period, (iii) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of such Person or is merged into or consolidated with such Person or any of its Restricted Subsidiaries or that Person’s assets are acquired by such Person or any of its Restricted Subsidiaries (except as may be required in connection with the calculation of a covenant or test on a pro forma basis), (iv) the income of any Restricted Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary, (v) any after-Tax gains or losses attributable to Dispositions of Property permitted under this Agreement, in each case other than in the ordinary course of business (as determined in good faith by the Borrower) or returned surplus assets of any Pension Plan, (vi) any net after-Tax gains or losses from disposed, abandoned, transferred, closed or discontinued operations and any net after-Tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations, (vii) any losses and expenses with respect to liability or casualty events to the extent covered by insurance or indemnification and actually reimbursed or so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is (a) not denied by the applicable carrier or indemnifying party in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days) and (viii) (to the extent not included in sub-clauses (i) through (vii) above) any net extraordinary gains or net extraordinary losses.

In addition, to the extent not already accounted for in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include (without duplication) (i) the amount of proceeds received during such period from business interruption insurance in respect of insured claims for such period, (ii) the amount of proceeds as to which the Borrower has determined there is reasonable evidence it will be reimbursed by the insurer in respect of such period from business interruption insurance (with a deduction for any amounts so added back to the extent denied by the applicable carrier in writing within 180 days or not so reimbursed within 365 days) and (iii) reimbursements received of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder.

“Consolidated Parties” means Holdings and each of its Subsidiaries whose financial statements are consolidated with Holdings’ financial statements in accordance with GAAP.

“Consolidated Total Assets” means, as of any date of determination, the total amount of all assets of Holdings, the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP as of such date.

“Consolidated Total Debt” means, as of any date of determination, (a) the aggregate principal amount of indebtedness of Holdings and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of indebtedness resulting from the application of purchase accounting in connection with the Transactions, any Permitted Acquisition or Investments similar to those made for Permitted Acquisitions), consisting of Debt for Borrowed Money, Unpaid Drawings (as defined in the ABL Credit Agreement), Capital Lease Obligations and third party debt obligations evidenced by promissory notes or similar instruments, minus (b) the lesser of (x) the amount of Unrestricted Cash on the consolidated balance sheet of Holdings and (y) the Cumulative Retained Excess Cash Flow Amount not previously or otherwise utilized or expended (provided that, with respect to the Fiscal Year ending December 31, 2018, only retained Excess Cash Flow for the period commencing on the Closing Date and ending on December 31, 2018 shall be included in the calculation of the amount described in this clause (y)).

“Consolidated Working Capital” means, as of any date of determination, the excess of (a) the sum of all amounts (other than cash and Cash Equivalents and Long-Term Accounts Receivable) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date, other than amounts related to current or deferred income taxes, over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Consolidated Total Debt that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Borrower or any of its Restricted Subsidiaries, as applicable, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Debt in respect of the Loans, (ii) all Debt consisting of Term Loans, in each case to the extent otherwise included therein, (iii) the current portion of accrued interest and (iv) the current portion of current and deferred income taxes.

“Contaminant” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, friable asbestos, polychlorinated biphenyls, or any other substance, waste or material regulated or subject to rules of liability under Environmental Law.

“Continuation/Conversion Date” means the date on which a Loan is converted into or continued as a LIBOR Loan.

“Continuing Director” means, at any date, an individual (a) who is a member of the Board of Directors of Holdings on the Closing Date, (b) who, as at such date, has been a member of such Board of Directors for at least the 12 preceding months, (c) who has been nominated or designated to be a member of such Board of Directors, directly or indirectly, by the Permitted Holders or Persons nominated or designated by the Permitted Holders or (d) who has been nominated or designated to be, or designated as, a member of such Board of Directors by a majority of the other Continuing Directors then in office.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” means, with respect to any deposit account, any securities account, commodities account, securities entitlement or commodity contract, an agreement, in form and substance satisfactory to the Collateral Agent, among the Collateral Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Borrower or Guarantor maintaining such account, effective to grant “control” (as defined under the applicable UCC) over such account to the Collateral Agent.

“Converted Restricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA”.

“Converted Unrestricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA.”

“Corrective Extension Agreement” has the meaning specified in Section 2.6(e).

“Credit Agreement Refinanced Debt” or “Credit Agreement Refinancing Debt” has the meaning specified in the definition of the term “Credit Agreement Refinancing Indebtedness”.

“Credit Agreement Refinancing Indebtedness” means (a) Permitted First Priority Refinancing Debt, (b) Permitted Junior Priority Refinancing Debt or (c) Permitted Unsecured Refinancing Debt, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Debt) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, existing Term Loans, or any then-existing Credit Agreement Refinancing Indebtedness (“Credit Agreement Refinanced Debt” or “Credit Agreement Refinancing Debt”); provided that (i) such Debt has a maturity no earlier than 91 days after the Stated Termination Date at the time such Debt is incurred and such Debt shall not have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of the Credit Agreement Refinanced Debt at the time such Debt is incurred; (ii) such Debt shall not have a greater principal amount (or accreted value, if applicable) than the principal amount (or accreted value, if applicable) of the Credit Agreement Refinanced Debt plus accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees and expenses associated with the refinancing; (iii) the terms and conditions of such Debt (except as otherwise provided in clauses (i) and (ii) above and with respect to pricing, rate floors, discounts, premiums and optional prepayment or redemption terms) are substantially identical to, or (taken as a whole) are no more favorable to the lenders or holders providing such Debt than, those applicable to the Credit Agreement Refinanced Debt (except for covenants or other provisions applicable only to periods after the Stated Termination Date at the time of incurrence of such Debt) (provided that a certificate of a Responsible Officer delivered to the Agent and the Lenders at least ten (10) Business Days prior to the incurrence of such Debt, together with a reasonably detailed description of the material terms and conditions of such Debt and drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (iii) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Agent or any Lender notifies the Borrower within such ten (10) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees)); and (iv) such Credit Agreement Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, and all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Cumulative Retained Excess Cash Flow Amount” means, as of any date, an amount, not less than zero in the aggregate, determined on a cumulative basis, equal to the Retained Excess Cash Flow Amount for all Excess Cash Flow Periods beginning with the Excess Cash Flow Period that is the Fiscal Quarter ending December 31, 2018, and prior to such date.

“Cure Amount” has the meaning specified in Section 10.4(a).

“Cure Deadline” has the meaning specified in Section 10.4(a).

“Cure Right” has the meaning specified in Section 10.4(a).

“Current Asset Collateral” means the “ABL Priority Collateral” (as defined in the ABL Intercreditor Agreement).

“Debt” means, without duplication, all

(a) indebtedness for borrowed money (excluding any obligations arising from warranties as to inventory in the ordinary course of business) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the deferred purchase price of property or services (other than trade accounts payable, liabilities or accrued expenses in the ordinary course of business) to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP;

(c) all obligations and liabilities of any Person secured by any Lien on an Obligor’s or any of its Restricted Subsidiaries’ property, even if such Obligor or Restricted Subsidiary shall not have assumed or become liable for the payment thereof; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Debt only to the extent of the book value of such property as would be shown on a balance sheet of the Consolidated Parties prepared in accordance with GAAP or, if higher, the Fair Market Value of such property;

(d) all obligations or liabilities created or arising under any Capital Lease or conditional sale or other title retention agreement with respect to property used or acquired by Holdings or any of its Restricted Subsidiaries, even if the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Debt only to the extent of the book value of such property as would be shown on a balance sheet of the Consolidated Parties prepared in accordance with GAAP or, if higher, the Fair Market Value of such property;

(e) the present value (discounted at the Base Rate) of lease payments due under synthetic leases;

(f) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(g) all net obligations of any Person in respect of Hedge Agreements;

(h) all obligations of such Person in respect of Disqualified Stock;

(i) earn out obligations in connection with a Permitted Acquisition (or an Investment similar to a Permitted Acquisition or any other acquisition permitted hereunder); and

(j) all obligations and liabilities under Guaranties in respect of obligations of the type described in any of clauses (a) through (i) above;

provided that Debt shall not include (i) prepaid or deferred revenue arising in the ordinary course of business or in the ordinary course of business for similarly situated businesses in the Borrower’s industry, (ii) purchase price holdbacks in respect of Permitted Acquisitions (or Investments similar to Permitted Acquisitions or any other acquisition permitted hereunder) arising in the ordinary course of business or in the ordinary course of business for similarly situated businesses in the Borrower’s industry in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset, (iii) earn out obligations in connection with a Permitted Acquisition (or an Investment similar to a Permitted Acquisition or any other acquisition permitted hereunder) unless such obligations become a liability on the balance sheet of such Person in accordance with GAAP and are not paid after becoming due and payable and (iv) Guaranties incurred (other than with respect to Debt) in the ordinary course of business or in the ordinary course of business for similarly situated businesses in the Borrower’s industry.

For all purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Debt is otherwise limited and only to the extent such Debt would be included in the calculation of Consolidated Total Debt. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Debt for Borrowed Money” of any Person at any time means, on a consolidated basis, the sum of all debt for borrowed money of such Person at such time.

“Declined Proceeds” has the meaning specified in Section 4.3(e).

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured, waived, or otherwise remedied during such time) constitute an Event of Default.

“Default Rate” means two percent (2.00%) per annum.

“Defaulting Lender” means any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default.”

“Deposit Accounts” means all “deposit accounts” as such term is defined in the UCC and all accounts with a deposit function maintained at a financial institution, now or hereafter held in the name of the Borrower or any Guarantor.

“Designated Account” has the meaning specified in Section 2.3(b).

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by Holdings or its Restricted Subsidiaries in connection with a Disposition pursuant to clause (t) of the definition of “Permitted Dispositions” that is designated as “Designated Non-Cash Consideration” pursuant to a certificate of a Responsible Officer of the Borrower delivered to the Agent, setting forth the basis of such valuation (which amount will be reduced by (i) the Fair Market Value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition and (ii) the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration).

“Disposed EBITDA” means, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or such Converted Unrestricted Subsidiary (determined as if references to Holdings and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its Subsidiaries or to such Converted Unrestricted Subsidiary and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.

“Disposition” or “Dispose” means the sale, lease, assignment, transfer or other disposition (including any sale of Stock) of any property by any Person; provided that “Disposition” and “Dispose” shall not be deemed to include any Casualty Event or any issuance by Holdings (or any Parent Entity) of any of its Stock to another Person.

“Disqualified Lenders” means (a) such Persons that have been specified in writing to the Agent prior to the Closing Date, (b) those Persons who are competitors of Holdings, the Borrower and their respective Subsidiaries that are separately identified in writing by the Borrower from time to time to the Agent and (c) in the case of each of clauses (a) and (b), any of their Affiliates (which, for the avoidance of doubt, shall not include any bona fide debt investment funds that are affiliates of the Persons referenced in clause (b) above to the extent that such fund is not controlled by any Person referenced in clause (b) above) that are either (i) identified in writing to the Agent by the Borrower from time to time or (ii) readily identifiable solely on the basis of such Affiliate’s name; provided that no such updates to the list shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation interest in respect of Loans from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Disqualified Lenders.

“Disqualified Stock” means that portion of any Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control or as a result of a Disposition of assets or Casualty Event), matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control or as a result of a Disposition of assets or Casualty Event) on or prior to the six-month anniversary of the Stated Termination Date; provided that, if such Stock is issued pursuant to any plan for the benefit of employees of Holdings (or any Parent Entity thereof) or any of its Subsidiaries or by any such plan to such employees, such Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings (or any Parent Entity thereof) or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Distressed Person” has the meaning specified in the definition of “Lender-Related Distress Event.”

“Distribution” means (a) the payment or making of any dividend or other distribution of property in respect of Stock or other Stock (or any options or warrants for, or other rights with respect to, such stock or other Stock) of any Person, other than distributions in Stock or other Stock (or any options or warrants for such stock or other Stock) of any class other than Disqualified Stock, or (b) the direct or indirect redemption or other acquisition by any Person of any Stock or other Stock (or any options or warrants for such stock or other Stock) of such Person or any direct or indirect shareholder or other equity holder of such Person.

“Documents” means all “documents” as such term is defined in the UCC, including bills of lading, warehouse receipts or other documents of title, now owned or hereafter acquired by any Obligor.

“DOL” means the United States Department of Labor or any successor department or agency.

“Dollar” and “$” mean dollars in the lawful currency of the United States. Unless otherwise specified, all payments under this Agreement shall be made in Dollars.

“Domestic Subsidiary” means any Subsidiary of Holdings that is organized under the laws of the United States, any State of the United States or the District of Columbia.

“ECF True-up Amount” has the meaning specified in Section 4.3(a).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any degree) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” means, as to any Debt, the effective yield on Debt, as reasonably determined by the Agent, taking into account the applicable interest rate margins, any interest rate floors or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the original stated life of such Debt) payable generally to Lenders making or extending such Debt, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared ratably with all relevant Lenders and consent fees paid generally to consenting Lenders.

“Eligible Assignee” means (a) a commercial bank, commercial finance company or other lender having total assets in excess of $2,000,000,000 and that extends credit or buys commercial loans in the ordinary course of business; (b) any Lender; (c) any Affiliate of any Lender and (d) any Approved Fund; provided, that, in any event, “Eligible Assignee” shall not include (i) any natural Person, (ii) any Permitted Holder, Holdings, any Guarantor, or the Borrower or any Affiliate of any of the foregoing, or (iii) any Disqualified Lender (other than any Disqualified Lender otherwise agreed to by the Borrower in a writing delivered to the Agent) so long as (A) no Event of Default has occurred and is continuing under any of Sections 10.1(a), (c), (f) or (g) and (B) the list of Disqualified Lenders (including any updates thereto) has been made available to all Lenders.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Engagement Letter” means the Amended and Restated Engagement Letter, dated as of August 16, 2018, among Barclays, the Co-Manager and the Borrower, with respect to the payment of certain fees and other matters in connection with this Agreement.

“Environment” shall mean ambient air, indoor air, surface water, groundwater, drinking water, land surface, sediments, and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means all applicable Laws in connection with pollution, protection of the Environment, including Releases, threats of Releases, or to health and safety (to the extent such health and safety laws relate to exposure to Contaminants)

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control with Holdings or the Borrower within the meaning of Section 414(c) of the Code (or any member of an affiliated service group within the meaning of Sections 414(m) and (o) of the Code of which the Borrower is a member).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) any failure by a Pension Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, in each case whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to a Pension Plan; (d) a determination that a Pension Plan is in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) a withdrawal by Holdings, the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (f) a complete withdrawal, within the meaning of Section 4203 of ERISA, or a partial withdrawal, within the meaning of Section 4205 of ERISA, by Holdings, the Borrower or any ERISA Affiliate from a Multi-employer Plan or notification that a Multi-employer Plan is “insolvent” (within the meaning of Section 4245 of ERISA) or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (g) the filing with the PGBC of a notice of intent to terminate under Section 4041(c) or ERISA, the receipt by Holdings, Borrower, or ERISA Affiliate, as applicable, of any notice from any Multi-Employer Plan that it intends to terminate or has terminated under Section 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multi-employer Plan but only if the PBGC has notified Holdings, Borrower, or ERISA Affiliate, as applicable, the same; (h) the receipt by Holdings, Borrower, or ERISA Affiliate, as applicable, from the PBGC or a plan administer of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (i) Holdings, the Borrower or any of its Subsidiaries engages in a non-exempt “prohibited transaction” (i.e., a prohibited transaction for which a statutory, regulatory, or administrative exemption does not exist) with respect to which the Borrower or any of its Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code), or with respect to which the Borrower or any such Subsidiary could otherwise be liable; or (j) the imposition of any Lien under Section 430(k) of the Code or pursuant to Section 303(k) or Section 4068 of ERISA with respect to any Pension Plan, or any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Holdings, the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor Person) as in effect from time to time.

“Event of Default” has the meaning specified in Section 10.1.

“Excess Cash Flow” means, with respect to any Excess Cash Flow Period, an amount equal to the excess of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such Excess Cash Flow Period; plus

(ii) all non-cash charges (including depreciation and amortization expenses) for such period to the extent such non-cash charges were deducted in computing Consolidated Net Income for such period; plus

(iii) decreases in Consolidated Working Capital and Long-Term Accounts Receivable for such period (other than any such decreases arising from acquisitions by the Borrower or any of its Restricted Subsidiaries completed during such period), plus

(iv) an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; minus

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits and cash charges in each case included in arriving at Consolidated Net Income for such Excess Cash Flow Period; plus

(ii) without duplication of amounts deducted in arriving at such Consolidated Net Income, the amount of (x) growth Capital Expenditures (provided that (i) such growth Capital Expenditures are made solely in connection with the increase of the number of fleets of hydraulic fracturing equipment owned by the Borrower from 13 to 20, (ii) such growth Capital Expenditures shall be paid or otherwise expended prior to June 30, 2019 and (iii) the aggregate amount of all such growth Capital Expenditures deducted pursuant to this clause (x) shall not exceed $150,000,000) and (y) maintenance Capital Expenditures, in each case of foregoing clauses (x) and (y), made in cash during such period solely to the extent that any such Capital Expenditures were financed with Internally Generated Funds; plus

(iii) the aggregate amount of all principal payments of Debt of the Borrower and any of its Restricted Subsidiaries (including (A) the principal component of scheduled payments in respect of Capital Lease Obligations and (B) the amount of any repayment of Loans pursuant to Section 4.1(a) but excluding (x) all voluntary prepayments of the Loans made pursuant to Section 4.1(c) and (y) all mandatory prepayments of the Loans (other than those made pursuant to Section 4.3(b), to the extent such mandatory prepayments were made with the proceeds of a Disposition that resulted in an increase to Consolidated Net Income (with no amount in excess of the amount of such increase being included))) made during such period, except to the extent financed with the proceeds of other long-term Debt of the Borrower or any of its Restricted Subsidiaries (other than under any revolving credit facility); plus

(iv) increases in Consolidated Working Capital and Long-Term Accounts Receivable for such period (other than any such increases arising from acquisitions of a Person or business unit by the Borrower or any of its Restricted Subsidiaries during such period); plus

(v) [reserved]; plus

(vi) the amount of cash taxes paid in such period to the extent not deducted in determining Consolidated Net Income for such period; plus

(vii) [reserved]; plus

(viii) to the extent any non-cash charges were added back to Consolidated Net Income pursuant to the foregoing clause (a)(ii) for purposes of the Excess Cash Flow calculation for such period or a prior period and such non-cash charges were later paid in cash in such period (including expenditures for the payment of financing fees), the amount of such cash payments; plus

(ix) [reserved]; plus

(x) an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income.

“Excess Cash Flow Application Date” has the meaning specified in Section 4.3(a).

“Excess Cash Flow Period” means each Fiscal Quarter of the Borrower, commencing with the Fiscal Quarter ending December 31, 2018.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and regulations promulgated thereunder.

“Excluded Account” means (a) deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Person’s employees and (b) deposit accounts with deposits at any time in an aggregate amount not in excess of $1,000,000 for all such accounts.

“Excluded Assets” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”

“Excluded Real Property” means the real property located in Cisco, TX, commonly known as 602 E 16th Street, Cisco, Texas 76437 and 401 E 18th Street, Cisco, Texas, 76437, together with (i) all rights, privileges, interests, tenements, hereditaments, easements and appurtenances in any way now or hereafter pertaining to such Excluded Real Property; (ii) all buildings and other improvements of every kind and description now or hereafter placed on such Excluded Real Property, together with all fixtures, machinery and other articles of personal property now or hereafter attached to or regularly used in connection with the Excluded Real Property, and all replacements thereof, and (iii) all extensions, improvements, betterments, substitutes, replacements, renewals, additions and appurtenances of or to the easements or improvements; provided that the foregoing real property and related fixtures and personal property shall constitute Excluded Real Property only to the extent subject to the Liens securing the Excluded Real Property Financing (as in effect on the Closing Date).

“Excluded Real Property Financing” means, all indebtedness and obligations evidenced by that certain Promissory Note dated as of February 1, 2017 in the original principal amount of $1,350,000 made by ProFrac Manufacturing, LLC, as borrower, in favor of Wilks Brothers LLC, as lender, together with all mortgages, security agreements, guarantees, and other agreements, certificates or instruments executed in connection therewith.

“Excluded Stock” means:

(a) any Stock with respect to which the Required Lenders and the Borrower agree, in writing (each acting reasonably), that the cost of pledging such Stock shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom,

(b) solely in the case of any pledge of Stock of any CFC or FSHCO to secure the Obligations of a U.S. Person, any Stock that is Voting Stock of such CFC or FSHCO in excess of 65% of the outstanding Stock that is Voting Stock of such CFC or FSHCO,

(c) any Stock to the extent, and for so long as, the pledge thereof would be prohibited by any applicable Law (including any legally effective requirement to obtain the consent of any Governmental Authority unless such consent has been obtained),

(d) any Margin Stock and Stock of any Person (other than any Restricted Subsidiary) to the extent, and for so long as, the pledge of such Stock would be prohibited by, or create an enforceable right of termination in favor of any other party thereto (other than Holdings, the Borrower or any Subsidiary of the Borrower) under, the terms of any Organization Document, joint venture agreement or shareholders’ agreement applicable to such Person after giving effect to the applicable anti-assignment clauses of the UCC and applicable law,

(e) the Stock of any Immaterial Subsidiary or Unrestricted Subsidiary, and

(f) any Stock of a Foreign Subsidiary that is a Subsidiary of a Foreign Subsidiary.

“Excluded Subsidiary” means:

(a) [reserved],

(b) any Subsidiary that is restricted or prohibited by (x) subject to clause (g) below, applicable Law or (y) contractual obligation from guaranteeing the Obligations (and for so long as such restriction or prohibition is in effect); provided that in the case of clause (y), such contractual obligation existed on the Closing Date or, with respect to any Subsidiary acquired by the Borrower or a Restricted Subsidiary after the Closing Date (and so long as such contractual obligation was not incurred in contemplation of such acquisition), on the date such Subsidiary is so acquired,

(c) (i) any Foreign Subsidiary or (ii) any Domestic Subsidiary that is (A) a FSHCO or (B) a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC,

(d) any Immaterial Subsidiary (provided that the Borrower shall not be permitted to exclude Immaterial Subsidiaries from guaranteeing the Obligations to the extent that (i) the aggregate amount of gross revenue for all Immaterial Subsidiaries excluded by this clause (d) exceeds 5% of the consolidated gross revenues of Holdings and its Restricted Subsidiaries that are not otherwise Excluded Subsidiaries by virtue of any other clauses of this definition except for this clause (d) as of the last day of the Test Period most recently ended on or prior to the date of determination or (ii) the aggregate amount of total assets for all Immaterial Subsidiaries excluded by this clause (d) exceeds 5% of the aggregate amount of Consolidated Total Assets of Holdings and its Restricted Subsidiaries that are not otherwise Excluded Subsidiaries by virtue of any other clauses of this definition except for this clause (d) as of the last day of the Test Period most recently ended on or prior to the date of determination),

(e) any other Subsidiary with respect to which, in the reasonable judgment of the Required Lenders and the Borrower, the cost of providing a Guaranty shall be excessive in view of the benefits to be obtained by the Lenders therefrom,

(f) each Unrestricted Subsidiary, and

(g) any Subsidiary that would require any consent, approval, license or authorization from any Governmental Authority to provide a Guaranty unless such consent, approval, license or authorization has been received, or is received after commercially reasonable efforts (including if requested by the Agent to do so) by the Borrower and/or such Subsidiary to obtain the same.

As of the Closing Date, there are no Excluded Subsidiaries.

“Excluded Swap Obligation” means, with respect to any Obligor or Holdings, (a) any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of section la(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Obligor of, or the grant by such Obligor or Holdings of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Obligor’s or Holdings’ failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to any applicable keep well, support, or other agreement for the benefit of such Obligor or Holdings and any and all applicable guarantees of such Obligor’s Swap Obligations by other Obligors), at the time the guarantee of (or grant of such security interest by, as applicable) such Obligor or Holdings becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Obligor or Holdings is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Obligor or Holdings becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Obligor or Holdings as specified in any agreement between the relevant Obligors and Hedge Bank applicable to such Swap Obligations. If a Swap Obligation arises under a Master Agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to the swap for which such guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient under any Loan Document, (a) Taxes imposed on (or measured by) the Recipient’s net income (however denominated), franchise Taxes imposed in lieu of net income taxes, and branch profits Taxes, in each case (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which (i) such Lender acquired its interest in the applicable Commitment or, in the case of an applicable interest in a Loan not funded pursuant to a prior Commitment, such Lender acquires such interest in such Loan (provided that this clause (b)(i) shall not apply to an assignee pursuant to an assignment request by the Borrower under Section 5.8 or the acquisition of a participation pursuant to Section 13.11) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired its interest in the applicable Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.1(d), and (d) any Taxes imposed under FATCA.

“Existing Term Loan Class” has the meaning specified in Section 2.6(a).

“Existing Term Loan Commitments” has the meaning specified in Section 2.6(a).

“Existing Term Loans” has the meaning specified in Section 2.6(a).

“Extended Term Loan Commitments” has the meaning specified in Section 2.6(a).

“Extended Term Loan Facility” means each Class of Extended Term Loan Commitments established pursuant to Section 2.6.

“Extended Term Loans” has the meaning specified in Section 2.6(a).

“Extending Lender” has the meaning specified in Section 2.6(b).

“Extension Agreement” has the meaning specified in Section 2.6(c).

“Extension Date” has the meaning specified in Section 2.6(d).

“Extension Election” has the meaning specified in Section 2.6(b).

“Extension Request” has the meaning specified in Section 2.6(a).

“Extension Series” means all Extended Term Loan Commitments that are established pursuant to the same Extension Agreement (or any subsequent Extension Agreement to the extent such Extension Agreement expressly provides that the Extended Term Loan Commitments provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, if any, and amortization schedule.

“Fair Market Value” means, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as determined in good faith by the Borrower.

“Family Member” means, with respect to any individual, any other individual that is recognized as a family member (to the second degree of consanguinity) by the laws of the residence of such individual.

“Family Trust” mean, with respect to Dan Wilks, trusts, family limited partnerships or other estate planning vehicles established for the benefit of Dan Wilks or his Family Members and in respect of which Dan Wilks or his Family Members serves as trustee or in a similar capacity.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreements (or related legislation or official administrative rules or practices) implementing the foregoing.

“Federal Funds Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided, that if the Federal Funds Effective Rate for any day is less than zero, the Federal Funds Effective Rate for such day will be deemed to be zero.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Financial Covenant” means the covenant set forth in Section 8.20.

“Financial Statements” means, according to the context in which it is used, the financial statements referred to in Sections 6.2 and Section 7.5.

“First Financial Loan Documents” means, collectively, the Loan Agreement dated as of May 9, 2018 by and among First Financial Bank, N.A., as lender, ProFrac Manufacturing, LLC and ProFrac Services, LLC, as borrowers and ProFrac Holdings, LLC, as a guarantor, in connection with the cash-out financing in the original principal amount of $17,500,000.00 and the Loan Agreement dated as of May 9, 2018 by and among First Financial Bank, N.A., as Lender, ProFrac Manufacturing, LLC and ProFrac Services, LLC, as borrowers and ProFrac Holdings, LLC, as a guarantor, in connection with the purchase money financing in the original principal amount of $12,500,000.00, together with all security agreements, guarantees, pledge agreements and other agreements, certificates or instruments executed in connection therewith.

“Fiscal Quarter” means the period commencing on January 1 in any Fiscal Year and ending on the next succeeding March 31, the period commencing on April 1 in any Fiscal Year and ending on the next succeeding June 30, the period commencing on July 1 in any Fiscal Year and ending on the next succeeding September 30, or the period commencing on October 1 in any Fiscal Year and ending on the next succeeding December 31, as the context may require.

“Fiscal Year” means Holdings’, the Borrower’s, the Guarantors’ and/or their Subsidiaries’ fiscal year for financial accounting purposes. As of the Agreement Date, the current Fiscal Year of the Consolidated Parties will end on December 31, 2018.

“Fixed Asset Collateral” means the “Fixed Asset Priority Collateral” (as defined in the ABL Intercreditor Agreement).

“Fixed Assets Priority Proceeds Account” means the “Fixed Assets Priority Proceeds Account” (as defined in the ABL Intercreditor Agreement).

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Subsidiary” means any Subsidiary of Holdings (other than Borrower) that is formed under the laws of a jurisdiction other than the United States, a state of the United States or the District of Columbia.

“Fracturing Equipment Parts” has the meaning specified therefor in the ABL Intercreditor Agreement on the Closing Date.

“FSHCO” means any direct or indirect Subsidiary that has no material assets other than Stock of one or more direct or indirect Foreign Subsidiaries that are CFCs.

“Full Payment” or “Full Payment of the Obligations” means, with respect to any Obligations (other than contingent indemnification obligations or other contingent obligation for which no claim has been made or asserted, Hedge Obligations not then due and payable, if any, and Cash Management Obligations not then due and payable, if any), (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding) and (b) the termination or expiration of all Commitments.

“Funding Date” means the date on which a Borrowing occurs.

“GAAP” means generally accepted accounting principles and practices set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances from time to time.

“General Intangibles” means all of each Obligor’s now owned or hereafter acquired “general intangibles” as defined in the UCC, choses in action and causes of action and all other intangible personal property of each Obligor of every kind and nature (other than Accounts), including, without limitation, all contract rights, payment intangibles, Intellectual Property, corporate or other business records, blueprints, plans, specifications, registrations, licenses, franchises, Tax refund claims, any funds which may become due to any Obligor in connection with the termination of any Plan or other employee benefit plan or any rights thereto and any other amounts payable to any Obligor from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, property, casualty or any similar type of insurance and any proceeds thereof, proceeds of insurance covering the lives of key employees on which any Obligor is beneficiary, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock or Investment Property and any letter of credit, guarantee, claim, security interest or other security held by or granted to any Obligor.

“Governmental Authority” means any nation or government, any state, territorial or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof and any governmental entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Agreement” means the Guarantee Agreement, dated as of the Agreement Date, among the Guarantors for the benefit of the Secured Parties.

“Guarantors” means (a) the Borrower, other than with respect to its own Obligations, (b) each Restricted Subsidiary, whether now existing or hereafter created or acquired (other than any Excluded Subsidiary) that is a party to the Guarantee Agreement, (c) Holdings, and (d) each other Person, who, in a writing accepted by the Agent, guarantees payment or performance in whole or in part of the Obligations. As of the Agreement Date, the Guarantors, in addition to the Borrower to the extent set forth in clause (a), are Holdings and Manufacturing.

“Guaranty” or “Guarantees” means, with respect to any Person, all obligations of such Person which in any manner directly or indirectly guarantee or assure, or in effect guarantee or assure, the payment or performance of any indebtedness, dividend or other monetary obligations of any other Person (the “guaranteed monetary obligations”), or assure or in effect assure the holder of the guaranteed monetary obligations against loss in respect thereof, including any such obligations incurred through an agreement, contingent or otherwise: (a) to purchase the guaranteed monetary obligations or any property constituting security therefor; (b) to advance or supply funds for the purchase or payment of the guaranteed monetary obligations or to maintain a working capital or other balance sheet condition; or (c) to lease property or to purchase any debt or equity securities or other property or services; provided that the term “Guaranty” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Debt). The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person acting reasonably and in good faith.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Bank” means any Person that that is a counterparty to a Secured Hedge Agreement with an Obligor or one of its Restricted Subsidiaries, in its capacity as such, and that either (i) is a Lender, the Agent, a Co-Manager, an Arranger or an Affiliate of the foregoing at the time it enters into such a Secured Hedge Agreement, or on the Closing Date is party to a Hedge Agreement with an Obligor or any Restricted Subsidiary permitted under Section 8.12 on the Closing Date, in its capacity as a party thereto or (ii) becomes a Lender, the Agent or an Affiliate of a Lender or the Agent after it has entered into a Hedge Agreement permitted by Section 8.12 with any Obligor or any Restricted Subsidiary.

“Hedge Obligations” means, with respect to any Person, the obligations of such Person under Hedge Agreements.

“Historical Financial Statements” means (i) audited consolidated balance sheets of Holdings and its consolidated subsidiaries as at the end of, and related statements of income and cash flows of Holdings and its consolidated subsidiaries for, the three most recently completed Fiscal Years ended December 31, 2017, and (ii) unaudited consolidated balance sheets of Holdings and its consolidated subsidiaries as at the end of, and related statements of income and cash flows of Holdings and its consolidated subsidiaries, (a) for the fiscal quarter ended March 31, 2018 and (b) thereafter for each fiscal month ended at least 30 days prior to the Closing Date.

“Holdings” means Holdings (as defined in the preamble to this Agreement) or any Successor Holdings, to the extent the requirements set forth in Section 8.27 are satisfied.

“Holdings LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of Holdings, dated as of March 14, 2018.

“Immaterial Subsidiary” means, at any date of determination, any Restricted Subsidiary of the Borrower (a) that does not own any Intellectual Property related to the electrification of the Borrower’s fleets of hydraulic fracturing equipment and (b)(i) whose total assets (when combined with the assets of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) at the last day of the Test Period most recently ended on or prior to such determination date were an amount equal to or less than 2.5% of Consolidated Total Assets at such date and (ii) whose gross revenues (when combined with the revenues of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) for such Test Period were an amount equal to or less than 2.5% of the consolidated gross revenues of Holdings and its Restricted Subsidiaries for such Test Period, in each case determined in accordance with GAAP. As of the Closing Date, there are no Immaterial Subsidiaries.

“Incremental Amendment” means an Incremental Amendment among the Borrower, the Agent and one or more Incremental Term Lenders entered into pursuant to Section 2.5.

“Incremental Term Lender” means a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Commitment” has the meaning specified in Section 2.5.

“Incremental Term Loans” means Terms Loans made by one or more Lenders to the Borrower pursuant to Section 2.5. Incremental Term Loans may be made in the form of an increase to the Initial Term Loans or any existing Class of Incremental Term Loans hereunder.

“Indemnified Person” has the meaning specified in Section 14.10(a).

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligor under any Loan Document and (b) to the extent not otherwise described in clause (a) above, all Other Taxes.

“Initial Loan Commitment” means, in the case of each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1 as such Lender’s Initial Loan Commitment. The aggregate amount of the Initial Loan Commitments as of the Closing Date is $180,000,000.

“Initial Term Loan” has the meaning specified in Section 2.1.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state, federal or foreign bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with all or substantially all creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Instruments” means all instruments as such term is defined in Article 9 of the UCC, now owned or hereafter acquired by any Obligor.

“Intellectual Property” has the meaning specified in the Security Agreement.

“Interest Period” means, as to any LIBOR Loan, the period commencing on the Funding Date of such Loan or on the Continuation/Conversion Date on which the Loan is converted into or continued as a LIBOR Loan, and ending on the date one, two, three or six months thereafter or, with the consent of all applicable Lenders, twelve months, or a period shorter than one month thereafter with the consent of all applicable Lenders, as selected by the Borrower in its Notice of Borrowing or Notice of Continuation/Conversion, provided that:

(a) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b) any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Stated Termination Date.

“Interest Rate” means each or any of the interest rates, including the Default Rate, set forth in Section 3.1.

“Internally Generated Funds” means any amount generated by the Borrower and its Restricted Subsidiaries and not representing (a) the issuance by such Persons of Stock or capital contributions made in respect of the Stock of such Persons, (b) a reinvestment by the Borrower or any of its Restricted Subsidiaries of any proceeds of a Permitted Disposition or Casualty Event, (c) the proceeds of any issuance of Debt of the Borrower or any Restricted Subsidiary (other than Debt under any revolving credit facility) and (d) any credit received by the Borrower or any Restricted Subsidiary with respect to any trade in of property for substantially similar property or any “like kind exchange” of assets.

“Interpolated Rate” means, in relation to the LIBOR Rate, the rate which results from interpolating on a linear basis between:

(a) the applicable LIBOR Rate for the longest period (for which that LIBO Rate is available) which is less than the Interest Period of that Loan; and

(b) the applicable LIBOR Rate for the shortest period (for which that LIBO Rate is available) which exceeds the Interest Period of that Loan,

each as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period of that Loan.

“Inventory” means all of each Obligor’s now owned or hereafter acquired “Inventory” as defined in the UCC, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, (iv) consist of raw materials, work in process, or materials used or consumed in a business, or (v) constitute Fracturing Equipment Parts; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising and shipping materials related to any of the foregoing.

“Investment” in any Person means (a) the acquisition (whether for cash, property, services, assumption of Debt, securities or otherwise, but exclusive of the acquisition of inventory, supplies, equipment and other assets used or consumed in the ordinary course of business of Holdings or its applicable Subsidiary and Capital Expenditures) of assets, shares of Stock, bonds, notes, debentures, partnerships, joint ventures or other ownership interests or other securities of such Person, (b) any advance, loan or other extension of credit (other than in connection with leases of Equipment or leases or sales of Inventory on credit in the ordinary course of business and excluding, in the case of Holdings and its Restricted Subsidiaries, intercompany accounts receivable and loans, advances, or Debt having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) to such Person, or (c) any other capital contribution to, or investment in, such Person, including, without limitation, any obligation incurred for the benefit of such Person, but excluding (i) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (ii) bona fide Accounts arising in the ordinary course of business. It is further understood and agreed that for purposes of determining the value of any Investment outstanding for purposes hereof, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired less all dividends, returns, interests, profits, distributions, income and similar amounts received in respect of such Investment (not to exceed the original amount invested). For purposes of this definition, capitalized terms used in this definition but not defined elsewhere in this Agreement shall have the meanings set forth in Articles 8 or 9 of the UCC.

“Investment Property” means all of each Obligor’s now owned or hereafter acquired “investment property” as defined in the UCC, and includes all right, title and interest of each Obligor in and to any and all: (a) securities whether certificated or uncertificated; (b) securities entitlements; (c) securities accounts; (d) commodity contracts; or (e) commodity accounts.

“IRS” means the Internal Revenue Service and any Governmental Authority succeeding to any of its principal functions under the Code.

“Junior Debt” means any Debt for Borrowed Money secured by a junior Lien (other than, for the avoidance of doubt, (a) the ABL Facility Indebtedness and (b) any Subordinated Debt), which Junior Debt (i) is not owed to any Affiliate of Holdings or any of its Subsidiaries, (ii) does not provide for any amortization of the principal thereof unless the Total Net Leverage Ratio at the time of payment thereof is less than 0.75 to 1.00 and (iii) does not provide for cash interest payments in excess of $1,000,000 in any calendar year.

“Junior Debt Payment” has the meaning specified in Section 8.13.

“Laws” means, collectively, all international, foreign, federal, state, territorial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of laws.

“LCA Election” has the meaning specified in Section 1.5.

“LCA Test Date” has the meaning specified in Section 1.5.

“Lender” means (a) the Persons listed on Schedule 1.1, (b) any other Person that shall become a party hereto as a “lender” pursuant to Section 12.2 and (c) each Person that becomes a party hereto as a “lender” pursuant to the terms of Section 2.5, in each case other than a Person who ceases to hold any outstanding Loans or any Commitment.

“Lender Default” means (a) the refusal (in writing) or failure of any Lender to make available its portion of any incurrence of Loans, which refusal or failure is not cured within one Business Day after the date of such refusal or failure, (b) the failure of any Lender to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, (c) a Lender has notified the Borrower or the Agent that it does not intend or expect to comply with one or more of its funding obligations or has made a public statement to that effect with respect to its funding obligations under this Agreement, (d) the failure by a Lender to confirm in a manner reasonably satisfactory to the Agent that it will comply with its obligations under this Agreement, (e) any Lender or a direct or indirect parent company of each Lender becoming subject to a Bail-In Action or (f) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event.

“Lender-Related Distress Event” means, with respect to any Lender, that such Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, is or becomes subject to a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation or winding up, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any governmental authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Stock in any Lender or any Person that directly or indirectly controls such Lender by a governmental authority or an instrumentality thereof; provided, further, that such ownership interest does not result in or provide such person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such person (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contract or agreements made by such person or its parent entity.

“LIBOR” has the meaning specified in the definition of “LIBOR Rate.”

“LIBOR Interest Payment Date” means, with respect to a LIBOR Loan, the Termination Date and the last day of each Interest Period applicable to such Loan and, with respect to each Interest Period of more than three months, each three-month anniversary of the commencement of such Interest Period for such LIBOR Loan.

“LIBOR Loan” means a Loan during any period in which it bears interest based on the LIBOR Rate.

“LIBOR Rate” means:

(a) for any Interest Period with respect to a LIBOR Loan, the rate per annum equal to (i) the rate per annum determined by the Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) (the “LIBOR”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time), two Business Days prior to the commencement of such Interest Period, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Agent to be the offered rate on such other page or other service which displays the LIBOR for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period; provided that if the LIBOR is quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for the Interest Period elected, the LIBOR shall be equal to the Interpolated Rate; and provided, further, that if any such rate determined pursuant to the preceding clauses (i) or (ii) is below 1.25%, the LIBOR Rate will be deemed to be 1.25%; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) LIBOR, at approximately 11:00 a.m., London time determined on such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Agent to be the offered rate on such other page or other service which displays LIBOR for deposits (for delivery on the date of determination) with a term equal to one month, determined at the date and time of determination.

“Lien” means: (a) any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute, or contract, and including a security interest, charge, claim, priority or lien arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, deemed trust, assignment, deposit arrangement, security agreement, conditional sale or trust receipt or the interest of a vendor or lessor under a capital lease, consignment or title retention agreement; and (b) to the extent not included under clause (a), any reservation, exception, encroachment, easement, servitude right-of-way, restriction, lease or other title exception or encumbrance affecting property (and for clarity, including exclusive licenses (but not non-exclusive licenses) granted in Intellectual Property).

“Limited Condition Acquisition” means any Permitted Acquisition whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan Documents” means this Agreement, the Guarantee Agreement, the Security Documents, the Notes, the Engagement Letter, the Agency Fee Letter, the ABL Intercreditor Agreement and any other agreements, instruments, and documents heretofore, now or hereafter evidencing, securing or guaranteeing any of the Obligations or any of the Collateral, in each case to which one or more Obligors is a party.

“Loans” means, collectively, all loans and advances provided for in Article II, including any Additional Loans.

“Long-Term Accounts Receivable” means any Accounts that have been outstanding for more than 90 days.

“Losses” has the meaning specified in Section 14.10(a).

“Manufacturing” means ProFrac Manufacturing, LLC, a Texas limited liability company.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Master Agreement” has the meaning specified in the definition of “Hedge Agreement.”

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business or financial condition of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole; (b) a material impairment of the ability of the Borrower and the other Obligors (taken as a whole) to perform their payment obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Obligor of any Loan Document to which it is a party.

“Material Indebtedness” means Debt (other than the Obligations) of any one or more of Holdings, the Borrower and the Restricted Subsidiaries in an aggregate principal amount exceeding $15,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Hedge Agreement at any time shall be the Swap Termination Value thereof.

“Maximum Rate” has the meaning specified in Section 3.3.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Mortgage” means, collectively, the deeds of trust, trust deeds, debentures, deeds of hypothec and mortgages creating and evidencing a Lien on a Mortgaged Property made by any Obligor in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties in the form and substance reasonably acceptable to the Collateral Agent and the Borrower that are executed and delivered pursuant to the Collateral and Guarantee Requirement definition set forth herein or Section 9.1(a)(ii) (if applicable) or Sections 8.23, 8.25 or 8.29.

“Mortgaged Properties” has the meaning specified in paragraph (f) of the definition of “Collateral and Guarantee Requirement.”

“Multi-employer Plan” means a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by Holdings, the Borrower or any ERISA Affiliate or with respect to which Holdings, the Borrower or any ERISA Affiliate has any ongoing obligation with respect to withdrawal liability (within the meaning of Title IV of ERISA).

“Net Cash Proceeds” means:

(a) with respect to any Permitted Disposition or Casualty Event, (A) the gross amount of all proceeds thereof in the form of cash and Cash Equivalents (including, without limitation, any cash proceeds received as proceeds of any disposition of non-cash proceeds as and when received and any proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) actually paid to or received by the Borrower or any of its Restricted Subsidiaries, less (B) the sum of (1) the amount, if any, of all customary fees, legal fees, accounting fees, brokerage fees, commissions, costs and other expenses that are required to be paid by the Borrower or any of its Restricted Subsidiaries in connection with such Permitted Disposition or Casualty Event and are actually paid by the Borrower or any of its Restricted Subsidiaries, but only to the extent not already deducted in arriving at the amount referred to in clause (A) above; (2) Taxes paid or reasonably estimated to be payable in connection therewith (including Taxes imposed on the distribution or repatriation of any such Net Cash Proceeds) (after taking into effect any available tax credits or deductions and tax sharing arrangements); (3) in the case of any Permitted Disposition by or Casualty Event affecting, a non-Wholly-Owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (3)) attributable to minority interests and not available for distribution to or for the account of the Borrower or any Restricted Subsidiary as a result thereof; (4) appropriate amounts that must be set aside as a reserve in accordance with GAAP against any indemnities, liabilities (contingent or otherwise) associated with such Permitted Disposition or Casualty Event (other than any Taxes deduced pursuant to clause (2) above) (I) associated with the assets that are the subject of such event and (II) retained by any Obligor, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such event occurring on the date of such reduction; (5) if applicable, the principal amount of any Debt secured by a Permitted Lien that has been repaid or refinanced in accordance with its terms with the proceeds of such Permitted Disposition or Casualty Event; (6) any payments to be made by the Borrower or any of its Restricted Subsidiaries as agreed between the Borrower or such Restricted Subsidiary and the purchaser of any assets subject to a Permitted Disposition or Casualty Event in connection therewith; and (7) any portion of such proceeds deposited in an escrow account or other appropriate amounts that must be set aside as a reserve in accordance with GAAP against any indemnities, liabilities (contingent or otherwise) associated with such Permitted Disposition or Casualty Event; and

(b) with respect to any incurrence, issuance or assumption by the Borrower or any of its Restricted Subsidiaries of any Debt or any issuance of Stock, the gross amount of cash proceeds paid to or received by the Borrower or any of its Restricted Subsidiaries in respect thereto, less the sum of underwriting discounts and commissions or placement fees, investment banking fees, legal fees, consulting fees, accounting fees and other customary fees and expenses incurred, and actually paid by, the Borrower or any of its Restricted Subsidiaries in connection therewith.

“Net Income” means the net income (loss) attributable to Holdings and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Non-Consenting Lender” has the meaning specified in Section 12.1(b).

“Not Otherwise Applied” means, with reference to any amount otherwise eligible for inclusion in the Available Amount, that such amount (a) was not previously applied to prepay the Obligations, (b) was not previously utilized (meaning such funds remain available for application as Available Amount) for some other purpose, and (c) that such amount was not committed to be applied, provided that such commitment remains outstanding or has not otherwise terminated or expired, for some other purpose.

“Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit J hereto, evidencing the aggregate Debt of the Borrower to such Lender resulting from the Loans made by such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.3(a).

“Notice of Continuation/Conversion” has the meaning specified in Section 3.2(b).

“Obligations” means all present and future loans, advances, liabilities, obligations, covenants, duties, and debts owing by the Obligors or Restricted Subsidiaries, or any of them, to the Agent, the Collateral Agent, any Lender, any Secured Party and/or any Indemnified Person, arising under or pursuant to this Agreement, any of the other Loan Documents, Secured Cash Management Agreements and Secured Hedge Agreements, whether or not evidenced by any note, or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, as principal or guarantor, and including all principal, interest, charges, expenses, fees, attorneys’ fees, Attorney Costs, filing fees and any other sums chargeable to any of the Borrower or any other Obligor hereunder or under any of the other Loan Documents. “Obligations” include, without limitation, (a) all Secured Hedge Obligations (other than with respect to any Obligor’s Hedge Obligations that constitute Excluded Swap Obligations) and Cash Management Obligations and (b) all interest, fees and other amounts that accrue or would accrue after commencement of any Insolvency Proceeding against any Obligor, whether or not allowed in such proceeding.

“Obligors” means, collectively, the Borrower, each Guarantor, and any other Person that now or hereafter is primarily or secondarily liable for any of the Obligations and/or grants the Collateral Agent a Lien in any Collateral as security for any of the Obligations.

“OFAC” has the meaning specified in Section 7.24(a).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Currency” has the meaning specified in Section 14.19.

“Originating Lender” has the meaning specified in Section 12.2(g).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under or otherwise with respect to, this Agreement or any other Loan Documents, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.8(c)).

“Parent Entity” means any Person that is a direct or indirect parent company (which may be organized as, among other things, a partnership) of Holdings and/or the Borrower, as applicable. For the avoidance of doubt, any Person that is formed to effect a public offering of common Stock that directly or indirectly owns a majority of the voting Stock of Holdings will be deemed a Parent Entity of Holdings.

“Participant” has the meaning specified in Section 12.2(g).

“Participant Register” has the meaning specified in Section 13.18(b).

“PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to the functions thereof.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code, other than a Multi-employer Plan, which Holdings, the Borrower or any ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or has made contributions at any time during the immediately preceding six (6) plan years.

“Perfection Certificate” means the Perfection Certificate substantially in the form of Exhibit E.

“Permitted Acquisition” means any acquisition, by merger, consolidation, amalgamation or otherwise, by Holdings or any of its Restricted Subsidiaries of (a) all or substantially all of the property and assets or business of any Person or of assets constituting a business unit, a line of business or division of such Person, or (b) a majority of the Stock in a Person that, upon the consummation thereof, will be a Subsidiary that is owned directly by Holdings or one or more of Holdings’ Wholly-Owned Restricted Subsidiaries (including, without limitation, as a result of a merger, amalgamation or consolidation), so long as (i) such acquisition and all transactions related thereto shall be consummated in all material respects in accordance with all applicable Laws, (ii) if such acquisition involves the acquisition of Stock of a Person that upon such acquisition would become a Subsidiary, such acquisition shall result in the issuer of such Stock becoming a Restricted Subsidiary (unless otherwise designated as an Unrestricted Subsidiary pursuant to Section 8.26) and, to the extent required by the Collateral and Guarantee Requirement, a Guarantor, (iii) to the extent required by the Collateral and Guarantee Requirement, such acquisition shall result in the Collateral Agent, for the benefit of the Secured Parties, being granted a security interest in any Stock or any assets so acquired, (iv) both immediately prior to and after giving effect to such acquisition, no Event of Default under Sections 10.1(a), (e), (f) or (g) shall have occurred and be continuing, unless such acquisition is a Limited Condition Acquisition with respect to which a LCA Election has been made and is financed in whole or in part with Incremental Term Loans, in which case such Event of Default condition shall be tested as specified in Section 1.5), and (v) immediately after giving effect to such acquisition, Holdings and its Restricted Subsidiaries shall be in compliance with Section 8.15.

“Permitted Acquisition Consideration” means, in connection with any Permitted Acquisition, the aggregate amount (as valued at the Fair Market Value of such Permitted Acquisition at the time such Permitted Acquisition is made) of, without duplication: (a) the purchase consideration for such Permitted Acquisition, whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and including any and all payments representing the purchase price and any assumptions of Debt and/or Guaranties, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business and (b) the aggregate amount of Debt incurred in connection with such Permitted Acquisition; provided in each case, that any such future payment that is subject to a contingency shall be considered Permitted Acquisition Consideration only to the extent of the reserve, if any, required under GAAP (as determined at the time of the consummation of such Permitted Acquisition) to be established in respect thereof by Holdings or its Restricted Subsidiaries.

“Permitted Debt” has the meaning specified in Section 8.12.

“Permitted Disposition” means:

(a) [reserved];

(b) Dispositions of obsolete, surplus, damaged or worn-out property or property that is no longer necessary, used or useful in the business of Holdings and its Restricted Subsidiaries;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);

(d) the use, transfer or Disposition of cash and Cash Equivalents pursuant to any transaction not prohibited by the terms of the Loan Documents;

(e) sales (other than sales of Eligible Accounts (as defined in the ABL Credit Agreement)), discounting or forgiveness of Accounts in connection with the collection, settlement or compromise thereof;

(f) any Disposition, license, sublicense, abandonment or lapse of Intellectual Property which does not materially interfere with the business of Holdings or any of its Restricted Subsidiaries, taken as a whole;

(g) Dispositions constituting Permitted Distributions, Permitted Investments (other than pursuant to clause (p) of the definition of “Permitted Investments”), transactions permitted by Section 8.9 or Permitted Liens;

(h) any sale or issuance of Stock by (i) a direct Restricted Subsidiary of Holdings to Holdings, (ii) the Borrower to Holdings, or (iii) any Restricted Subsidiary of Borrower to Borrower, Holdings or another Restricted Subsidiary of Borrower or Holdings;

(i) Dispositions of property for aggregate consideration of less than $500,000 with respect to any individual transaction; provided that the aggregate amount of such Dispositions permitted by this clause (i) shall not exceed $2,500,000 during any Fiscal Year;

(j) the leasing or subleasing of assets of Holdings or any of its Restricted Subsidiaries not materially interfering with the business of Holdings and its Restricted Subsidiaries, taken as a whole;

(k) [reserved];

(l) Dispositions of non-core assets acquired in connection with Permitted Acquisitions, any other acquisitions permitted hereunder or similar Investments that are not used in the business of Holdings and its Restricted Subsidiaries;

(m) leases, subleases, licenses or sublicenses, in each case in the ordinary course of business or in the ordinary course of business for similarly situated businesses in the Borrower’s industry and which do not materially interfere with the business of Holdings and its Restricted Subsidiaries, taken as a whole;

(n) transfers of property subject to Casualty Events upon receipt of the net proceeds of such Casualty Event;

(o) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(p) the unwinding of any Hedge Agreement pursuant to its terms;

(q) the Disposition of the Stock in, Debt of, or other securities issued by, an Unrestricted Subsidiary;

(r) Dispositions of property or assets to Holdings, the Borrower or to any other Restricted Subsidiary; provided that, if the transferor of such property is an Obligor (i) the transferee thereof must either be an Obligor or (ii) such transaction must constitute a Permitted Investment;

(s) the settlement, release or surrender of litigation claims in the ordinary course of business or to the extent that the Borrower determines, in the good faith business judgment, that such settlement, release or surrender of litigation claims is beneficial to Holdings and its Restricted Subsidiaries, taken as a whole;

(t) any Disposition for Fair Market Value; provided that with respect to any Disposition (or series of related Dispositions) pursuant to this clause (t) for a purchase price in excess of $2,500,000, Holdings, the Borrower or any other Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, further, that, with respect to Dispositions of Fixed Asset Collateral, for purposes of determining what constitutes cash and Cash Equivalents under this clause (t), any Designated Non-Cash Consideration received by Holdings, the Borrower or such other Restricted Subsidiary in respect of the applicable Disposition of such Fixed Asset Collateral having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (t) that is outstanding at the time such Designated Non-Cash Consideration is received, not in excess of the greater of (x) $7,500,000, and (y) 1.5% of Consolidated Total Assets (measured as of the date such Disposition is made based upon the Section 6.2 Financials most recently delivered on or prior to such date) at the time of the receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash; and

(u) Dispositions to any Restricted Subsidiary that is not an Obligor; provided that the aggregate amount of Dispositions pursuant to this clause (u) shall not exceed $3,750,000;

For purposes of this definition, capitalized terms used in this definition but not defined elsewhere in this Agreement shall have the meanings set forth in Articles 8 or 9 of the UCC, as the case may be.

“Permitted Distributions” has the meaning specified in Section 8.10.

“Permitted First Priority Refinancing Debt” means any secured Debt incurred by Holdings or any other Obligor in the form of one or more series of senior secured notes or loans; provided that (i) such Debt is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets other than the Collateral; (ii) such Debt is not at any time incurred or guaranteed by any Persons other than the Obligors; (iii) such Debt does not mature or have scheduled amortization or payments of principal (other than customary offers to repurchase upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default) prior to the date that is ninety-one (91) days after the Stated Termination Date of any Term Loan outstanding at the time such Debt is incurred or issued; (iv) the security agreements relating to such Debt are substantially the same as or more favorable to the Obligors than the Loan Documents (with such differences as are reasonably satisfactory to the Agent); (v) a Senior Representative acting on behalf of the holders of such Debt shall have become party to or otherwise subject to the provisions of the ABL Intercreditor Agreement; and (vi) such Debt otherwise constitutes Credit Agreement Refinancing Indebtedness.

“Permitted Holders” means each of Farris Wilks and THRC Holdings, LP (provided that THRC Holdings, LP shall only constitute a Permitted Holder so long as Dan Wilks, his Family Members, and/or Family Trusts Control THRC Holdings, LP and own and control, directly or indirectly, at least 51% on a fully diluted basis of the economic and voting interest in the Stock of THRC Holdings, LP).

“Permitted Investments” means:

(a) Investments by Holdings, the Borrower or any other Restricted Subsidiary in assets constituting cash or Cash Equivalents at the time such Investment was made;

(b) (i) (A) Investments by Holdings and its Restricted Subsidiaries in Holdings and its Restricted Subsidiaries existing on the Agreement Date and (B) Investments existing on the Agreement Date and identified in Schedule 8.11 to this Agreement; and (ii) Investments consisting of any modification, replacement, renewal, reinvestment or extension of any Investment permitted by clause (b)(i) existing on the Agreement Date; provided that the aggregate amount of the Investments permitted pursuant to this clause (b) is not increased from the aggregate amount of such Investments on the Agreement Date except pursuant to the terms of such Investment as of the Agreement Date or as otherwise permitted by Section 8.11;

(c) Investments by any Obligor in any other Obligor;

(d) Investments by any Restricted Subsidiary which is not an Obligor in the Borrower or any other Restricted Subsidiary;

(e) Investments by any Obligor in any Restricted Subsidiary which is not an Obligor; provided that the aggregate amount of Investments made and then-outstanding pursuant to this clause (e), shall not exceed, at the time of the making of such Investment and after giving Pro Forma Effect thereto, the greater of (x) $5,000,000 and (y) 1.0% of Consolidated Total Assets as of the last day of the Test Period most recently ended on or prior to the date such Investments was made;

(f) Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(g) Deposit Accounts maintained in the ordinary course of business;

(h) Investments constituting Hedge Agreements entered into in the ordinary course of business and for non-speculative purposes;

(i) Investments (including debt obligations and Stock) received in connection with the bankruptcy or reorganization of Account Debtors, suppliers and customers or in settlement of delinquent obligations of, or other disputes with, Account Debtors, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(j) loans or advances to officers, directors, partners, members and employees of Holdings (or any Parent Entity) or its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Stock of Holdings (or any Parent Entity or the Borrower) (provided that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity (or any other form of equity reasonably satisfactory to the Agent or used to satisfy Tax obligations relating to proceeds received by such Person in connection with the Transactions, which proceeds are used for the purchase of such Stock)), (iii) relating to indemnification of any officers, directors or employees in respect of liabilities relating to their serving in any such capacity, and any reimbursement of any such officer, director or employee of expenses relating to the claims giving rise to such indemnification and (iv) for purposes not described in the foregoing clauses (i), (ii) and (iii), in an aggregate principal amount, when taken together with the aggregate amount of (A) Investments made under clause (t) below and (B) Distributions made under Section 8.10(e) below, not to exceed (x) $10,000,000 in any Fiscal Year and (y) $25,000,000 during the term of the Agreement;

(k) Permitted Acquisitions made using the Available Amount at such time, so long as (x) no Default or Event of Default shall have occurred prior to and be continuing or would result therefrom and (y) the Total Net Leverage Ratio as of the last day of the most recently completed Test Period, after giving Pro Forma Effect to such Investment, does not exceed 1.00:1.00; provided that, the aggregate amount of Permitted Acquisition Consideration relating to all such Permitted Acquisitions made by the Borrower or any Guarantor to acquire any Restricted Subsidiary that does not become a Guarantor or merge, consolidate or amalgamate into the Borrower or a Guarantor or any assets that shall not, immediately after giving effect to such Permitted Acquisition, be owned by the Borrower or a Guarantor, shall not exceed, after giving Pro Forma Effect thereto, the greater of (x) $5,000,000 and (y) 1.0% of Consolidated Total Assets as of the last day of the Test Period most recently ended on or prior to the date such Investment was made;

(l) any Investment to the extent that the consideration therefor is Stock (other than Disqualified Stock) of Holdings (or any Parent Entity);

(m) Guaranties of Holdings, the Borrower or any other Restricted Subsidiary in respect of leases (other than Capital Leases) or of other obligations that do not constitute Debt, in each case entered into in the ordinary course of business;

(n) Investments in the ordinary course of business or in the ordinary course of business for similarly situated businesses in the Borrower’s industry consisting of endorsements for collection or deposit;

(o) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors and other credits to suppliers in the ordinary course of business or in the ordinary course of business for similarly situated businesses in the Borrower’s industry;

(p) Investments consisting of Liens, Debt, fundamental changes, Dispositions (other than pursuant to clause (g) of the definition of “Permitted Dispositions”) and Distributions, in each case, permitted under this Agreement;

(q) Investments in cash, and in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(r) promissory notes and other non-cash consideration received in connection with Permitted Dispositions;

(s) advances of payroll payments to employees, directors, consultants, independent contractors or other service providers or other advances of salaries or compensation to employees, directors, partners, members, consultants, independent contractors or other service providers, in each case in the ordinary course of business;

(t) Investments made to acquire, purchase, repurchase or retire Stock of Holdings (or any Parent Entity) or the Borrower owned by any employee stock ownership plan or similar plan of Holdings (or any Parent Entity), the Borrower, or any Subsidiary, in an aggregate amount, when taken together with the aggregate amount of (i) loans and advances made under clause (j) above and (ii) Distributions made under Section 8.10(e) below, not to exceed (A) $10,000,000 in any Fiscal Year and (B) $25,000,000 during the term of the Agreement;

(u) contributions to a “rabbi” trust for the benefit of employees, directors, partners, members, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower (or any Parent Entity thereof);

(v) Investments held by any Person acquired by Holdings, the Borrower or a Restricted Subsidiary after the Closing Date or of any Person merged into the Borrower or merged, amalgamated or consolidated with a Restricted Subsidiary in accordance with Section 8.9 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamate or consolidation and were in existence on the date of such acquisition, amalgamation, merger or consolidation;

(w) Restricted Subsidiaries of Holdings may be established or created if Holdings, the Borrower and such Restricted Subsidiary comply with the requirements of Section 8.23, if applicable; provided that in each case, to the extent such new Restricted Subsidiary is created solely for the purpose of consummating a transaction pursuant to an acquisition permitted by this Agreement, and such new Restricted Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such transactions, such new Restricted Subsidiary shall not be required to take the actions set forth in Section 8.23 until the respective acquisition is consummated (at which time the surviving entity of the respective transaction shall be required to so comply in accordance with the provisions thereof);

(x) to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, Intellectual Property, or other rights, in each case in the ordinary course of business or in the ordinary course of business for similarly situated businesses in the Borrower’s industry;

(y) Investments by Restricted Subsidiaries that are not Obligors in Restricted Subsidiaries that are not Obligors;

(z) intercompany Investments, reorganizations and related activities in connection with tax planning and reorganization activities so long as after giving effect to any such activities, the Collateral Agent’s Liens, taken as a whole, would not be impaired;

(aa) asset purchases (including purchases of Inventory, supplies, materials and other assets), in each case in the ordinary course of business or in the ordinary course of business for similarly situated businesses in the Borrower’s industry;

(bb) any Investment in a non-Obligor to the extent such Investment is substantially contemporaneously repaid in full with a dividend or other distribution in like kind as such Investment from such Person that is not an Obligor;

(cc) any Investments (including Investments in minority investments, Investments in Unrestricted Subsidiaries and Investments in joint ventures or similar entities that do not constitute Restricted Subsidiaries); provided that the aggregate amount of such Investments made and then-outstanding pursuant to this clause (cc) measured at the time of the making of such Investment and after giving Pro Forma Effect thereto shall not exceed the greater of (x) $5,000,000 and (y) 1.0% of Consolidated Total Assets as of the last day of the Test Period most recently ended on or prior to the date such Investment was made;

(dd) [reserved]; and

(ee) Investments made with the Available Amount so long as (x) no Default or Event of Default shall have occurred prior to and be continuing or would result therefrom and (y) the Total Net Leverage Ratio as of the last day of the most recently completed Test Period, after giving Pro Forma Effect to such Investment, does not exceed 1.00:1.00.

For purposes of determining compliance with this definition, in the event that any Investment meets the criteria of more than one of the types of Permitted Investments described in the above clauses, the Borrower, in its sole discretion, may classify (but not reclassify) such Investment and only be required to include the amount and type of such Investment in one of such clauses provided that Investments may be allocated among more than one clause to the extent that such Investment meets the criteria of such clauses.

“Permitted Junior Priority Refinancing Debt” means secured Debt incurred by the Borrower or any other Obligor in the form of one or more series of junior priority secured notes or junior priority secured loans; provided that (a) such Debt is secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets other than the Collateral; (b) such Debt may be secured by a Lien on the Collateral that is junior to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness”; (c) a Senior Representative acting on behalf of the holders of such Debt shall have become party to or otherwise subject to the provisions of the ABL Intercreditor Agreement or another customary intercreditor agreement or arrangements reasonably satisfactory to the Agent, the Required Lenders and the Borrower; (d) such Debt does not mature or have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (except customary asset sale or change of control provisions that provide for the prior repayment in full of the Term Loans and all other Obligations), in each case prior to ninety-one (91) days after the Stated Termination Date at the time such Debt is incurred; (e) such Debt is not at any time incurred or guaranteed by any Persons other than the Obligors; (f) the security agreements relating to such Debt are substantially the same as or more favorable to the Obligors than the Loan Documents (with such differences as are reasonably satisfactory to the Agent); and (g) such Debt otherwise constitutes Credit Agreement Refinancing Indebtedness.

“Permitted Liens” means, with respect to Holdings, the Borrower and the Restricted Subsidiaries, the Liens listed below:

(a) Liens for Taxes that (i) are not delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a Material Adverse Effect, or (ii) are being contested in good faith and by the appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (or other applicable accounting principles);

(b) the Collateral Agent’s Liens;

(c) (i) Liens consisting of deposits or pledges of cash (or letters of credit issued) made in the ordinary course of business in connection with, or to secure payment of, obligations under worker’s compensation, unemployment insurance, social security and other similar laws, (ii) Liens consisting of pledges and deposits of cash in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower, Holdings or any Restricted Subsidiary, (iii) Liens consisting of deposits of cash made to secure the performance of bids, tenders, trade contracts, governmental contracts, leases or purchase, supply or other contracts (other than for the repayment of Debt for Borrowed Money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of Debt for Borrowed Money) or to secure statutory or regulatory obligations (other than Liens arising under ERISA or Code Section 430), surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(d) statutory or common law Liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days or if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being Properly Contested, in each case, if adequate reserves in accordance with GAAP (or other applicable accounting principles) with respect thereto are maintained on the books of the applicable Person, provided that if any such Lien arises from the nonpayment of any such claims or demands when due, such claims or demands are being Properly Contested or such nonpayment would not reasonably be expected to cause a Material Adverse Effect;

(e) Liens securing Capital Leases and purchase money Debt to the extent such Capital Leases or purchase money Debt are permitted in Section 8.12; provided that (i) such Liens attach concurrently with or within two hundred and seventy (270) days after the acquisition, construction, repair, replacement, lease or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Debt, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits, and (iii) with respect to Capital Leases, such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capital Leases; provided that individual financings of equipment provided by one creditor may be cross-collateralized to other financings of equipment provided by such creditor;

(f) (i) Liens constituting encumbrances in the nature of reservations, exceptions, encroachments, easements, zoning, rights of way, covenants running with the land, and other similar title ordinary course exceptions or encumbrances affecting any Real Estate; provided that they do not, in the aggregate, materially interfere with its use in the ordinary conduct of the Borrower’s and its Restricted Subsidiaries’ business taken as a whole, (ii) mortgages, Liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on Real Estate over which the Borrower or any Restricted Subsidiary has easement rights (but does not own) or on any leased Real Estate and subordination or similar agreements relating thereto, and (iii) any condemnation or eminent domain proceedings affecting any Real Estate;

(g) Liens arising from any judgment, decree or order of any court or other Governmental Authority or any attachments in connection with court proceedings; provided that the attachment or enforcement of such Liens do not constitute an Event of Default hereunder;

(h) licenses, sublicenses, leases or subleases on the property covered thereby (including Intellectual Property) granted to other Persons and not materially interfering with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole;

(i) any interest or title of a lessor, sublessor, licensee or licensor under any lease, sublease, sublicense or license agreement not prohibited by this Agreement;

(j) Liens (i) that are contractual rights of set-off, (ii) relating to purchase orders and other agreements entered into with customers or suppliers of the Borrower or any Restricted Subsidiary in the ordinary course of business, or (iii) in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods in the ordinary course of business;

(k) Liens (i) of a collection bank (including those arising under Section 4-210 of the UCC) on the items in the course of collection, (ii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and which are within the general parameters customary in the banking industry and (iii) in favor of the commodities broker or intermediary attaching to commodity trading accounts, or other commodity brokerage accounts, incurred in the ordinary course of business and not for speculative purposes;

(l) Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition or other Permitted Investment;

(m) Liens arising from precautionary UCC filings;

(n) Liens on insurance proceeds or unearned premiums incurred in the ordinary course of business in connection with the financing of insurance premiums;

(o) Liens identified on Schedule 8.16; provided that (i) such Lien does not extend to any other property or asset of the Borrower or any Restricted Subsidiary other than (A) after acquired property that is affixed or incorporated into the property covered by such Lien or financed by Permitted Debt and (B) the proceeds and products thereof and (ii) such Lien shall secure only those obligations or Permitted Debt that it secures on the Agreement Date and any Refinancing Debt incurred to Refinance such Permitted Debt;

(p) Liens securing Refinancing Debt to the extent such Liens are permitted in the definition of “Refinancing Debt”;

(q) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 8.26), in each case after the Closing Date; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Debt and other obligations incurred prior to such time and which Debt and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the Debt is Permitted Debt and is not incurred in contemplation of such acquisition or in connection with such Person becoming a Restricted Subsidiary; provided, further, that if such Liens are consensual and are on the Collateral, the holders of the Debt or other obligations secured thereby (or a representative or trustee on their behalf) shall have entered into the ABL Intercreditor Agreement or another customary intercreditor agreement or arrangements reasonably satisfactory to the Agent, the Required Lenders and the Borrower providing, among other things, that the Liens on the Collateral securing such Debt or other obligations shall rank junior to the Liens on the assets of the Obligors in favor of the Secured Parties;

(r) Liens securing ABL Facility Indebtedness permitted under Section 8.12(q) so long as the holder of any such ABL Facility Indebtedness (or an agent or representative in respect thereof) shall have entered into the ABL Intercreditor Agreement providing, among other things, that the Liens on the Fixed Asset Collateral securing such Debt or other obligations shall rank junior to the Collateral Agent’s Liens on the Fixed Asset Collateral, the liens on the Current Assets Collateral securing such Debt may rank senior to the Collateral Agent’s Liens on the Current Assets Collateral and shall otherwise be in compliance with the parameters of Section 8.12(q);

(s) Liens on property of a Subsidiary of Holdings that is not an Obligor securing Debt of such Subsidiary that is not an Obligor pursuant to Section 8.12(p);

(t) deposits in the ordinary course of business to secure liabilities to insurance carriers, lessors, utilities and other service providers or any seller of goods;

(u) restrictions on transfers under applicable securities laws;

(v) any encumbrance or restriction (including pursuant to put and call agreements or buy/sell arrangements) with respect to the Stock of any joint venture or similar arrangements pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement;

(w) Liens (i) on cash advances in favor of the seller of any property to be acquired in a Permitted Investment to be applied against the purchase price for such Investment and (ii) consisting of an agreement to Dispose of any property in a Permitted Disposition, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(x) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods, entered into by the Borrower or any of the other Restricted Subsidiaries in the ordinary course of business;

(y) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Debt, or (ii) related to pooled deposit or sweep accounts of Holdings or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business, or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any other Restricted Subsidiary in the ordinary course of business;

(z) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower or any other Restricted Subsidiary;

(aa) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit issued for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(bb) ground leases in respect of real property on which facilities owned or leased by any of Holdings’ Subsidiaries are located;

(cc) (i) Liens securing Debt or other obligations of the Borrower or a Restricted Subsidiary in favor of the Borrower or any Guarantor provided that (x) such Liens are on the Collateral and junior to the Collateral Agent’s Lien and (y) such Debt is subject to a subordination agreement in form and substance reasonably satisfactory to the Agent and (ii) Liens securing Debt or other obligations of any Restricted Subsidiary that is not an Obligor in favor of any Restricted Subsidiary that is not an Obligor;

(dd) Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents that are permitted as Permitted Investments;

(ee) Liens on Stock in joint ventures (other than Restricted Subsidiaries); provided that any such Lien is in favor of a creditor or partner of such joint venture;

(ff) Liens on cash and Cash Equivalents used to satisfy or discharge Debt; provided such satisfaction or discharge is permitted hereunder;

(gg) Liens given to a public utility or any municipality or governmental or other public authority when required by such utility or other authority; provided that such Liens do not materially interfere with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary, taken as whole;

(hh) servicing agreements, development agreements, site plan agreements, subdivision agreements and other agreements with Governmental Authorities pertaining to the use or development of any of the real property of the Borrower or any Restricted Subsidiary; provided same do not materially interfere with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary, taken as whole, including, without limitation, any obligations to deliver letters of credit and other security as required;

(ii) the right reserved to or vested in any Governmental Authority by any statutory provision or by the terms of any lease, license, franchise, grant or permit of Holdings, Borrower or any Restricted Subsidiary, to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(jj) Liens securing Hedge Agreements entered into to hedge interest rate risk associated with Debt permitted by Section 8.12(q); so long as such Liens are subject to the ABL Intercreditor Agreement providing, among other things, that the Liens on the Fixed Asset Collateral securing such Debt or other obligations shall rank junior to the Collateral Agent’s Liens on the Fixed Asset Collateral and the liens on the Current Assets Collateral securing such Debt may rank senior to the Collateral Agent’s Liens on the Current Assets Collateral;

(kk) [reserved];

(ll) other Liens; provided that at the time of the incurrence thereof and after giving Pro Forma Effect thereto and the use of proceeds thereof, the aggregate outstanding amount of Debt and other obligations secured by Liens incurred under this clause (ll) and then-outstanding shall not exceed the greater of (x) $15,000,000 and (y) 3.0% of Consolidated Total Assets (measured as of the date such Lien was incurred based upon the Section 6.2 Financials most recently delivered on or prior to such date); provided, further, that if such Liens are consensual and are on the Collateral, the holders of the Debt or other obligations secured thereby (or a representative or trustee on their behalf) shall have entered into the ABL Intercreditor Agreement or another customary intercreditor agreement or arrangements reasonably satisfactory to the Agent, the Required Lenders and the Borrower, providing, among other things, the Liens on the Collateral securing such Debt or other obligations shall rank junior to the Liens on the Collateral of the Obligors in favor of the Secured Parties;

(mm) on the Closing Date only, Liens securing the Secured Equify Loans and the other obligations outstanding under the Secured Equify Loan Documents (as in effect on the Closing Date); and

(nn) Liens on the Excluded Real Property securing the Excluded Real Property Financing.

For purposes of determining compliance with this definition, in the event that any Lien meets the criteria of more than one of the types of Permitted Liens described in the above clauses, the Borrower, in its sole discretion, may classify (but not reclassify) such Lien and only be required to include the amount and type of such Lien in one of such clauses provided that the Permitted Lien(s) may be allocated among more than one clause to the extent that such Permitted Lien(s) meets the criteria of such clauses.

“Permitted Unsecured Refinancing Debt” means unsecured Debt incurred by the Borrower or any other Obligor in the form of one or more series of senior unsecured notes or loans; provided that (a) such Debt constitutes Credit Agreement Refinancing Indebtedness; (b) such Debt does not mature or have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (except customary asset sale or change of control provisions that provide for the prior repayment in full of the Term Loans and all other Obligations), in each case prior to ninety-one (91) days after the Stated Termination Date at the time such Debt is incurred; and (c) such Debt is not at any time incurred or guaranteed by any Person other than the Obligors.

“Person” means any individual, sole proprietorship, partnership, limited liability company, unlimited liability company, joint venture, trust, unincorporated organization, association, corporation, Governmental Authority, or any other entity.

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) which Holdings, the Borrower sponsors or maintains or to which Holdings, the Borrower or a Subsidiary of the Borrower makes, is making, or is obligated to make contributions.

“Post-Transaction Period” means, with respect to any Specified Transaction, the period beginning on the date on which such Specified Transaction is consummated and ending on the last day of the twelfth month immediately following the date on which such Specified Transaction is consummated.

“Preferred Equity Documents” means, collectively, (i) that certain Assignment, Assumption and Conversion Agreement dated as of March 14, 2018, by and among the Borrower, Manufacturing, Holdings, Farris Wilks and THRC Holdings and (ii) the Holdings LLC Agreement.

“Preferred Stock” means, as applied to the Stock of any Person, the Stock of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Stock of any other class of such Person.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a Fiscal Quarter included in any Post-Transaction Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDA of Holdings and its Subsidiaries, (a) the pro forma increase or decrease (for the avoidance of doubt net of any such increase or decrease actually realized) in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of (a) actions taken, actions with respect to which substantial steps have been taken or actions that are expected to be taken prior to or during such Post-Transaction Period, for the purposes of realizing reasonably identifiable cost savings, operating expense reductions or costs or other synergies or (b) any additional costs, expenses or charges, accruals or reserves incurred prior to or during such Post-Transaction Period with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of Holdings and its Restricted Subsidiaries or otherwise in connection with, as a result of or related to such Specified Transaction or Specified Restructuring; provided that (i) so long as such actions are taken or expected to be taken prior to or during such Post-Transaction Period or such costs are incurred prior to or during such Post-Transaction Period, as applicable, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, it may be assumed that such cost savings, operating expense reductions or costs or other synergies will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period and (ii) such Pro Forma Adjustments, when aggregated with any addbacks made pursuant to clause (a)(10) and clause (a)(14) of the definition of “Consolidated EBITDA,” shall not be in excess of 7.5% of Consolidated EBITDA (prior to giving effect to any increase in Consolidated EBITDA pursuant to this definition or clause (a)(10) or clause (a)(14) of the definition of “Consolidated EBITDA”) in any Test Period.

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test, financial ratio or covenant hereunder for an applicable period of measurement, for any Specified Transactions or Specified Restructurings that have been made during any applicable Test Period or, if applicable, subsequent to such Test Period and prior to or simultaneously with the events for which any such calculation is made, shall be calculated on a pro forma basis assuming that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement (as of the last date in the case of a balance sheet item) in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Stock in any Subsidiary of Holdings or any division, product line, or facility used for operations of Holdings or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (b) Refinancing of Debt, and (c) any Debt incurred by Holdings or any of its Restricted Subsidiaries in connection therewith and if such Debt has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Debt as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above, the foregoing pro forma adjustments may be applied to any such test, ratio or covenant solely to the extent that such adjustments are consistent with the definition of “Consolidated EBITDA” and give effect to events (including operating expense reductions) that are (as reasonably determined by the Borrower in good faith) (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on Holdings and its Restricted Subsidiaries and (z) reasonably identifiable or (ii) otherwise consistent with the definition of “Pro Forma Adjustment”.

“Pro Rata Share” means, with respect to a Lender, a fraction (expressed as a percentage), the numerator of which is the aggregate amount of such Lender’s Term Loan Commitments and the denominator of which is the sum of the amounts of all of the Lenders’ Term Loan Commitments, or if no Term Loan Commitments are outstanding, a fraction (expressed as a percentage), (x) the numerator of which is the sum (without duplication) of the aggregate amount of the Term Loans owed to such Lender and (y) the denominator of which is the sum (without duplication) of the aggregate amount of the Term Loans owed to the Lenders.

“Properly Contested” means, in the case of any Debt or other obligation of Holdings, the Borrower, or any Restricted Subsidiary that is not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay the same or concerning the amount thereof, (a) such Debt or other obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (b) such Person has established appropriate reserves for the contested Debt or other obligation in conformity with GAAP; and (c) will not result in any impairment of the enforceability, validity or priority of the Collateral Agent’s Liens.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Stock and Real Estate.

“Proposed Change” has the meaning specified in Section 12.1(b).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified IPO” means the issuance by Holdings of its common Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act resulting in net cash proceeds of at least $100,000,000.

“Qualified Stock” means any Stock that is not Disqualified Stock.

“Real Estate” means all of each Obligor’s and each of its Restricted Subsidiaries’ now or hereafter owned or leased estates in real property, including, without limitation, all fees, leaseholds and future interests, together with all of each Obligor’s and each of its Restricted Subsidiaries’ now or hereafter owned or leased interests in the improvements thereon, the fixtures attached thereto and the easements appurtenant thereto.

“Recipient” means (a) the Agent, (b) the Collateral Agent, (c) any Lender and (d) any other recipient of any payment made by or on behalf of the Obligors under this Agreement or any of the Loan Documents, as applicable.

“Refinance,” “Refinanced” and “Refinancing” each has the meaning specified in the definition of the term “Refinancing Debt.”

“Refinanced Debt” has the meaning specified in the definition of the term “Refinancing Debt.”

“Refinancing Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Agent and the Borrower, and executed by each of (a) the Obligors; (b) the Agent; (c) each Additional Refinancing Lender; and (d) each Lender that agrees to provide all or any portion of the Refinancing Term Loans, in all cases, in accordance with Section 2.4.

“Refinancing Debt” means with respect to any Debt (the “Refinanced Debt”), any Debt incurred in exchange for or as a replacement of (including by entering into alternative financing arrangements in respect of such exchange or replacement (in whole or in part), by adding or replacing lenders, creditors, agents, the Borrower and/or guarantors, or, after the original instrument giving rise to such Debt has been terminated, by entering into any credit agreement, loan agreement, note purchase agreement, indenture or other agreement), or the net proceeds of which are to be used for the purpose of modifying, extending, refinancing, renewing, replacing, redeeming, repurchasing, defeasing, amending, supplementing, restructuring, repaying or refunding (collectively to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Debt (or previous refinancing thereof constituting Refinancing Debt); provided that (a) the principal amount (or accreted value, if applicable) of such Refinancing Debt does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Debt except by an amount equal to unpaid accrued interest and premium (including applicable prepayment penalties) thereof plus fees and expenses reasonably incurred in connection therewith plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder, (b) any Liens securing such Refinancing Debt shall have the same collateral priority as the Liens securing the Refinanced Debt, (c) no Obligor that was not previously liable for the repayment of such Refinanced Debt is or is required to become liable for the Refinancing Debt (except that any Obligor may be added as an additional direct or contingent obligor in respect of such Refinancing Debt), (d) such extension, refinancing, refunding, replacement or renewal does not result in the Refinancing Debt having a shorter Weighted Average Life to Maturity than the Refinanced Debt, and (e) if the Refinanced Debt was subordinated in right of payment to any of the Obligations, then the terms and conditions of the Refinancing Debt shall include subordination terms and conditions that are no less favorable to the Lenders in all material respects as those that were applicable to the Refinanced Debt.

“Refinancing Series” means all Refinancing Term Loans or Refinancing Term Commitments that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Term Loans or Refinancing Term Commitments provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same Effective Yield and amortization schedule.

“Refinancing Term Commitments” means one or more term loan commitments hereunder that fund Refinancing Term Loans of the applicable Refinancing Series hereunder pursuant to a Refinancing Amendment.

“Refinancing Term Loans” means one or more term loans hereunder that are effected pursuant to a Refinancing Amendment.

“Register” has the meaning specified in Section 13.18(a).

“Release” means a release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into or through the Environment or within, from or into any building, structure, facility or fixture.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in accordance with regulations issued by the PBGC or by the Lender.

“Required Lenders” means, at any time, Lenders having Commitments representing at least 50.1% of the aggregate Commitments at such time; provided, however, that if any Lender shall remain a Defaulting Lender, the term “Required Lenders” means Lenders having Commitments representing at least 50.1% of the aggregate Commitments at such time (excluding the Commitment of any such Lender that is a Defaulting Lender); provided further, however, that if the Commitments have been terminated, the term “Required Lenders” means Lenders holding Loans representing at least 50.1% of the aggregate principal amount of Loans outstanding at such time (excluding Loans of any such Lender that is a Defaulting Lender).

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Responsible Officer” means the President, any Vice President, Chief Executive Officer, Chief Financial Officer, Secretary, Assistant Secretary, Treasurer, Assistant Treasurer, legal counsel, or, with respect to compliance with financial covenants and the preparation of the Compliance Certificate, the president, chief financial officer or the treasurer or assistant treasurer of the Borrower.

“Restricted Subsidiary” means each Subsidiary of Holdings other than an Unrestricted Subsidiary.

“Restructuring Costs” means any non-recurring, unusual and other one-time costs (including but not limited to legal and consulting fees) incurred by Holdings or any of its Restricted Subsidiaries in connection with its business, operations and structure in respect of plant closures, facility shutdowns, plant “moth-balling” or consolidation of assets located at any leased or fee-owned facilities, relocation or elimination of facilities, offices or operations, information technology integration, headcount reductions, salary continuation, termination, relocation and training of employees, severance costs, retention payments, bonuses, benefits and payroll taxes and other costs incurred in connection with the foregoing.

“Retained Excess Cash Flow Amount” means, with respect to any Excess Cash Flow Period, an amount equal to (a) 100% of Excess Cash Flow minus (b) the Applicable ECF Percentage with respect to such Excess Cash Flow Period.

“S&P” means Standard & Poor’s Ratings Service, a Standard & Poor’s Financial Services LLC business, or any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Currency” has the meaning specified in Section 14.19.

“Section 6.2 Financials” means the Financial Statements delivered, or required to be delivered, pursuant to Section 6.2(a), 6.2(b) or 6.2(c).

“Secured Cash Management Agreement” means any Cash Management Document that is entered into by and between Holdings, the Borrower or any Restricted Subsidiary and a Cash Management Bank and designated in writing by the Cash Management Bank and such Person to the Agent as a “Secured Cash Management Agreement”; provided that Obligations under such Secured Cash Management Agreement shall not exceed the amount permitted under the ABL Intercreditor Agreement.

“Secured Equify Loan” means the loan evidenced by the Secured Equify Loan Documents.

“Secured Equify Loan Documents” means that certain Promissory Note dated as of November 29, 2017, by and between Equify Financial, LLC, as holder, and ProFrac Manufacturing, LLC, as maker, and the other loan documents evidencing the Secured Equify Loan.

“Secured Hedge Agreement” means any Hedge Agreement permitted under Section 8.12 that is entered into by and between any Obligor or any Restricted Subsidiary and any Hedge Bank and designated in writing by the Hedge Bank and such Obligor to the Agent as a “Secured Hedge Agreement.”

“Secured Hedge Obligations” means as to any Person, all obligations, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), of an Obligor arising under any Secured Hedge Agreement; provided, that to the extent the Hedge Bank is not a Lender, such Hedge Bank (a) shall be deemed to have appointed the Agent and the Collateral Agent as its Agent and Collateral Agent, respectively, under the Loan Documents, (b) shall agree to be bound to Article XIII, Section 14.7 and Section 14.10 hereof and (c) shall be subject to the ABL Intercreditor Agreement; provided, further that Secured Hedge Obligations shall not exceed the amount permitted under the ABL Intercreditor Agreement.

“Secured Parties” means, collectively, the Agent, the Collateral Agent, the Lenders, the Indemnified Persons, the Cash Management Banks and the Hedge Banks.

“Securities Accounts” means all “securities accounts” as such term is defined in the UCC.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means the Security Agreement, dated as of the Agreement Date, among Holdings, the Borrower, each of the Guarantors from time to time party thereto, and the Collateral Agent, for the benefit of the Secured Parties, as may be amended or modified from time to time.

“Security Documents” means the Security Agreement, any Mortgage and any other agreements, instruments, and documents heretofore, now or hereafter securing any of the Obligations.

“Senior Representative” means, with respect to any series of Permitted First Priority Refinancing Debt or Permitted Junior Priority Refinancing Debt, the trustee, agent, collateral agent, security agent, any successor of the foregoing or similar agent or its successor under the indenture or agreement pursuant to which such Debt is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Significant Subsidiary” means, at any date of determination, (a) any Restricted Subsidiary whose total assets (when combined with the assets of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) at the last day of the Test Period most recently ended on or prior to such date of determination were equal to or greater than ten percent (10%) of the Consolidated Total Assets at such date, (b) any Restricted Subsidiary whose gross revenues (when combined with the gross revenues of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) for such Test Period were equal to or greater than ten percent (10%) of the consolidated gross revenues of Holdings and its Restricted Subsidiaries for such Test Period, in each case determined in accordance with GAAP or (c) each other Restricted Subsidiary that, when such Restricted Subsidiary’s total assets or gross revenues (when combined with the total assets or gross revenues of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) are aggregated with each other Restricted Subsidiary (when combined with the total assets or gross revenues of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) that would constitute a “Significant Subsidiary” under clause (a) or (b) above.

“Sold Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA”.

“Solvent” or “Solvency” means, at the time of determination:

(a) each of the Fair Value and the Present Fair Saleable Value of the assets of a Person and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; and

(b) such Person and its Subsidiaries taken as whole do not have Unreasonably Small Capital; and

(c) such Person and its Subsidiaries taken as whole can pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

Defined terms used in the foregoing definition shall have the meanings set forth in the solvency certificate delivered on the Closing Date pursuant to Section 9.1(a)(v).

“Specified Representations” means the representations and warranties relating to the Obligors set forth in Sections 7.1, 7.2, 7.3(a), 7.6, 7.16, 7.18, 7.22, 7.23 and 7.24.

“Specified Restructuring” means any restructuring or other strategic initiative (including cost saving initiative) of Holdings or any of its Restricted Subsidiaries after the Closing Date and not in the ordinary course and described in reasonable detail in a certificate of a Responsible Officer delivered by Holdings or the Borrower to the Agent.

“Specified Transaction” means, with respect to any period, any Investment, Disposition, incurrence of Debt, Refinancing of Debt, Distribution, Subsidiary designation, Incremental Term Loan Commitment, creation of Extended Term Loan Commitments or other event that by the terms of the Loan Documents requires compliance on a “Pro Forma Basis” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect” thereto.

“Stated Termination Date” means September 15, 2023 and, with respect to any Extended Term Loan Facility, the maturity date set forth in the Extension Agreement related thereto.

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company, unlimited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subordinated Debt” means any Debt subordinated in right of payment to, or required under the Loan Documents to be subordinated in right of payment to, any Debt under the Loan Documents, except any Debt that is subject to Lien subordination but not payment subordination.

“Subordinated Intercompany Note” means the Intercompany Subordinated Note, dated as of the Agreement Date, by and among Holdings, the Borrower and each Restricted Subsidiary of Holdings from time to time party thereto.

“Subsidiary” of a Person means any corporation, association, partnership, limited liability company, unlimited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting stock or other Stock (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of Holdings.

“Swap Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Tax Group” has the meaning specified in Section 8.10(f)(i).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, assessments, fees, charges or withholdings (including interest, penalties and additions to tax with respect thereto) imposed by any Governmental Authority.

“Term Loan Commitment” means, at any date for any Lender, the obligation of such Lender to make Term Loans pursuant to the terms and conditions of this Agreement, which shall not exceed the aggregate principal amount set forth on Schedule 1.1 under the heading “Term Loan Commitment” or on the signature page of the Assignment and Acceptance, Incremental Amendment, Extension Agreement or Refinancing Amendment, as applicable, by which it became a Lender, as modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Acceptance, Incremental Amendment or Extension Agreement; and “Term Loan Commitments” means the aggregate principal amount of the Term Loan Commitments of all Lenders.

“Term Loan Facility” has the meaning specified in the recitals to this Agreement.

“Term Loan Lender” means a Lender with a Term Loan Commitment.

“Term Loans” means the Term Loans made pursuant to Section 2.2.

“Termination Date” means the earliest to occur of (a) the Stated Termination Date, (b) Full Payment of the Obligations, and (c) the date this Agreement is otherwise terminated for any reason whatsoever pursuant to the terms of this Agreement.

“Test Period” means, at any date of determination, the most recently completed four consecutive Fiscal Quarters of Holdings ending on or prior to such date for which financial statements have been (or were required to have been) delivered pursuant to Section 6.2(a) or 6.2(b); provided that, prior to the first date financial statements have been delivered pursuant to Section 6.2(a) or 6.2(b), the Test Period in effect shall be the period of four consecutive Fiscal Quarters of Holdings ended December 31, 2017.

“Titled Goods” means vehicles and similar items that are (a) subject to certificate-of-title statutes or regulations under which a security interest in such items are perfected by an indication on the certificates of title of such items (in lieu of filing of financing statements under the UCC) or (b) evidenced by certificates of ownership or other registration certificates issued or required to be issued under the laws of any jurisdiction.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the Test Period most recently ended on or prior to the date of determination to (b) Consolidated EBITDA of Holdings and its Restricted Subsidiaries for such Test Period.

“Transactions” means, collectively, (a) the entering into of the Loan Documents and funding of the Loans on the Closing Date and the consummation of the other transactions contemplated by this Agreement and the other Loan Documents, (b) the entering into an amendment with respect to, or an amendment and restatement of, the security agreement governing the ABL Facility and (c) the payment of fees and expenses in connection therewith.

“Type” means any type of a Loan determined with respect to the interest option applicable thereto, which shall be a LIBOR Loan or a Base Rate Loan.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 5.1(d)(ii)(C).

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the issue of perfection of security interests.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Cash” shall mean, at any time, the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and the other Obligors that is both (a) is free and clear of all Liens other than (i) any nonconsensual Lien that is permitted under the Loan Documents, (ii) Liens of the Collateral Agent and (iii) the Liens permitted under clauses (k), (r), (y)(i) and (y)(ii) of the definition of Permitted Liens herein and (b) held in a Deposit Account in the United States that is not subject to the Control (as defined in the UCC) of any secured creditor (to secure borrowed money) other than the Collateral Agent (to the extent Collateral Agent is permitted to have Control over such Deposit Account pursuant to the provisions of this Agreement and the Security Documents) unless, in the case of the secured creditors who have Control of certain Deposit Accounts of Holdings and its Restricted Subsidiaries pursuant to clause (r) of the definition of Permitted Liens, the Collateral Agent also has Control (as defined in the UCC) of such Deposit Account. For the avoidance of doubt, this definition of “Unrestricted Cash” shall not include any cash or Cash Equivalents used to cash collateralize undrawn face amounts of outstanding Letters of Credit (as defined in the ABL Credit Agreement) and any Unpaid Drawings (as defined in the ABL Credit Agreement) in respect of Letters of Credit (as defined in the ABL Credit Agreement).

“Unrestricted Subsidiary” means (i) each Subsidiary of Holdings listed on Schedule 1.4, (ii) any Subsidiary of Holdings designated by the Board of Directors of Holdings as an Unrestricted Subsidiary pursuant to Section 8.26 subsequent to the Closing Date and (iii) any Subsidiary of an Unrestricted Subsidiary.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Voting Stock” means, with respect to any Person, shares of such Person’s Stock having the right to vote for the election of members of the Board of Directors of such Person under ordinary circumstances.

“Weighted Average Life to Maturity” means, when applied to any Debt at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then-outstanding principal amount of such Debt.

“Wholly-Owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Stock of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withholding Agent” means any Obligor, the Agent, the Collateral Agent and, in the case of any U.S. federal withholding tax, any other withholding agent.

“Write-down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Historical Financial Statements, except as otherwise specifically prescribed herein; provided, however, that if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction or Specified Restructuring occurs, the Total Net Leverage Ratio shall be calculated with respect to such period and such Specified Transaction or Specified Restructuring on a Pro Forma Basis.

(c) Where reference is made to “Holdings and its Restricted Subsidiaries, on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of Holdings other than Restricted Subsidiaries.

(d) Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under the Financial Accounting Standards Board’s Accounting Standards Codification No. 825—Financial Instruments, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Debt of Holdings, the Borrower or any Subsidiary at “fair value” as defined therein and (ii) all leases and obligations under any leases of any Person that are or would be characterized as operating leases and/or operating lease obligations in accordance with GAAP as of December 31, 2017 (whether or not such operating leases and/or operating lease obligations were in effect on such date) shall continue to be accounted for as operating leases and/or operating lease obligations (and not as Capital Leases and/or Capital Lease Obligations) for purposes of this Agreement regardless of any change in GAAP following the date that would otherwise require such obligations to be characterized as Capital Leases and/or Capital Lease Obligations.

(e) For the avoidance of doubt, notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the Disposition thereof has been entered into as discontinued operations, the Net Income of such Person or business shall not be excluded from the calculation of Consolidated Net Income until such Disposition shall have been consummated.

1.3 Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and Subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(i) The term “including” is not limiting and means “including without limitation.”

(ii) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(iii) The word “or” is not exclusive.

(iv) Any reference to any Person shall be constructed to include such Person’s successors or assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

(v) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(vi) The word “will” shall be construed to have the same meaning as the word “shall.”

(vii) The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(d) Unless otherwise expressly provided herein, (a) references to Organization Documents, Charter Documents, agreements (including the Loan Documents) and other contractual obligations shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by this Agreement; and (b) references to any applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such applicable Law.

(e) The captions and headings of this Agreement and other Loan Documents are for convenience of reference only and shall not affect the interpretation of this Agreement.

(f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

1.4 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “LIBOR Loan”) or by Class and Type (e.g., a “Revolving LIBOR Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “LIBOR Borrowing”) or by Class and Type (e.g., a “Revolving LIBOR Borrowing”).

1.5 Limited Condition Acquisition. For purposes of (i) determining compliance with any ratio or test (including, without limitation, the Total Net Leverage Ratio and the amount available under the Available Amount), (ii) determining compliance with representations, warranties, defaults or events of default or (iii) testing availability under the baskets (including, without limitation, baskets measured as a percentage of total assets), in each case, in connection with a Limited Condition Acquisition permitted under this Agreement, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, a “LCA Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and, compliance with such ratio, test or basket shall be determined after giving Pro Forma Effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Debt and the use of proceeds thereof) as if they occurred at the beginning of the most recent Test Period ending prior to the LCA Test Date. If the Borrower has made a LCA Election, then in connection with any subsequent calculation of any ratio, test or basket on or following the relevant LCA Test Date and prior to the earlier of (i) the date on which such Limited Condition Acquisition is consummated or (ii) the date that the definitive agreement for such Limited Condition Acquisition expires or is terminated without the consummation of such Limited Condition Acquisition, any such ratio, test or basket shall be required to be calculated on a Pro Forma Basis both (1) assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Debt and the use of proceeds thereof) have been consummated until such time as the applicable Limited Condition Acquisition has actually closed or the definitive agreement with respect thereto has expired or been terminated and (2) assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Debt and the use of proceeds thereof) have not been consummated.

1.6 Rounding. Any financial ratios required to be maintained or complied with by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.7 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City (daylight or standard, as applicable).

1.8 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day.

1.9 Currency Equivalents Generally.

(a) For purposes of any determination under any provision of this Agreement requiring the use of a current exchange rate, all amounts incurred or proposed to be incurred in currencies other than Dollars shall be translated into Dollars at currency exchange rates then in effect on the date of such determination; provided, however, that (x) for purposes of determining compliance with respect to the amount of any Debt, Investment, Disposition, Distribution or payment of Junior Debt in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Debt or Investment is incurred or Disposition, Distribution of payment of Junior Debt is made, (y) for purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Debt, if such Debt is incurred to Refinance other Debt denominated in a foreign currency, and such Refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinanced Debt does not exceed the principal amount of such Debt being Refinanced, except by an amount equal to the accrued interest and premium thereon plus other amounts paid and fees and expenses incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder and (z) for the avoidance of doubt, the foregoing provisions of this Section 1.9 shall otherwise apply to such Sections, including with respect to determining whether any Debt or Investment may be incurred or Disposition, Distribution or payment of Junior Debt may be made at any time under such Sections. For purposes of the Financial Covenant and testing the Total Net Leverage Ratio, amounts in currencies other than Dollars shall be translated into Dollars at the applicable exchange rates used in preparing the most recently delivered Section 6.2 Financials.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Agent may from time to time specify with the Borrower’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

(c) If at any time the Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 5.5 have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 5.5 have not arisen but the supervisor for the administrator of the LIBOR Rate or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying a specific date after which the LIBOR Rate shall no longer be used for determining interest rates for loans (or, after which, the LIBOR Rate is no longer required to be published), then the Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBOR Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 12.1, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment;

provided that, if such alternate rate of interest shall be less than 1.25%, such rate shall be deemed to be 1.25% for the purposes of this Agreement.

ARTICLE II

LOANS

2.1 Commitment to Lend. Subject solely to the terms and conditions set forth herein, each Term Loan Lender severally, but not jointly or jointly and severally, agrees to advance Term Loans to the Borrower in Dollars on the Closing Date in a principal amount equal to its Term Loan Commitment (the “Initial Term Loans”). The Borrowing of Initial Term Loans on the Closing Date shall be made from the several Term Loan Lenders ratably in proportion to their respective Term Loan Commitments. The Term Loan Commitments are not revolving in nature, and amounts repaid or prepaid prior to the Termination Date may not be reborrowed. The Term Loan Commitments shall terminate automatically immediately after the making of the Initial Term Loans on the Closing Date (and for the avoidance of doubt, any Term Loan Commitments not funded on the Closing Date will be terminated).

2.2 Term Loans. The Term Loans (i) may at the option of the Borrower be incurred and maintained as, and/or converted into, Base Rate Loans or LIBOR Loans; provided, that all Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type, (ii) may be repaid or prepaid (without premium or penalty, other than as set forth in Sections 4.2 and 5.4), but once repaid or prepaid, may not be re-borrowed, (iii) shall not exceed for any Lender the Commitment of such Lender, and (iv) shall not exceed in the aggregate the sum of the Commitments of all Lenders. On the Termination Date, all then outstanding Term Loans shall be repaid in full in Dollars. Each Loan made pursuant to this Agreement shall be made in Dollars.

2.3 Loan Administration.

(a) Procedure for Borrowing.

(i) The Closing Date Borrowing shall be made upon the Borrower’s written notice delivered to the Agent in the form of a notice of borrowing substantially in the form of Exhibit A hereto (“Notice of Borrowing”) delivered to the Agent. Such Notice of Borrowing must be received by the Agent no later than 1:00 p.m. (New York City Time) one (1) Business Day prior to the Closing Date, specifying: (A) the amount of such Borrowing; (B) whether such Borrowing is to be a LIBOR Borrowing or a Base Rate Borrowing (and if not specified, it shall be deemed a request for a Base Rate Borrowing); and (C) in the case of a request for LIBOR Loans, the duration of the initial Interest Period to be applicable thereto (and if not specified, it shall be deemed a request for an Interest Period of one month).

(ii) Each subsequent Borrowing by the Borrower shall be made upon the Borrower’s delivery of the Notice of Borrowing, which must be received by the Agent prior to (x) 12:00 noon (New York City time) three (3) Business Days prior to the requested Funding Date, in the case of LIBOR Loans and (y) 1:00 p.m. (New York City time) one (1) Business Day prior to the requested Funding Date, in the case of Base Rate Loans on any Funding Date, specifying:

(A) whether such Borrowing is to be a LIBOR Borrowing or a Base Rate Borrowing (and if not specified, it shall be deemed a request for a Base Rate Borrowing);

(B) the amount of the Borrowing, which (x) in the case of a LIBOR Loan, must equal or exceed $1,000,000 (and increments of $1,000,000 in excess of such amount) and (y) in the case of a Base Rate Loan, must equal or exceed $1,000,000 (and increments of $1,000,000 in excess of such amount);

(C) the requested Funding Date, which must be a Business Day; and

(D) in the case of a request for LIBOR Loans, the duration of the initial Interest Period to be applicable thereto (and if not specified, it shall be deemed a request for an Interest Period of one month).

(b) Reliance upon Authority. On or prior to the Closing Date, the Borrower shall deliver to the Agent a notice setting forth the account of the Borrower (such account, together with any replacement account, the “Designated Account”) to which the Agent is authorized to transfer the proceeds of the Loans requested hereunder unless otherwise directed in writing by the Borrower. The Agent is entitled to rely conclusively on any Person’s request for Term Loans on behalf of the Borrower, so long as the proceeds thereof are to be transferred to the Designated Account or to another account designated by the Borrower in writing. The Agent has no duty to verify the identity of any individual representing himself or herself as a person authorized by the Borrower to make such requests on its behalf.

(c) No Liability. The Agent shall not incur any liability to the Borrower as a result of acting upon any notice referred to in Section 2.3(a) or (b), which the Agent believes in good faith to have been given by an officer or other person duly authorized by the Borrower to request Loans on its behalf. The crediting of Loans to the Designated Account conclusively establishes the obligation of the Borrower to repay such Loans as provided herein.

(d) Notice Irrevocable. Any Notice of Borrowing made pursuant to Section 2.3(a) shall be irrevocable; provided that a Notice of Borrowing made in connection with any Permitted Acquisition or other acquisition, Investment or permitted Junior Debt Payment, or a Borrowing under any Incremental Amendment, Refinancing Amendment or Extension Agreement may be rescinded or revised, to change the requested date for the making of the Loans contemplated thereby, by the Borrower giving written notice to the Agent prior to 12:00 noon (New York City Time) (or, such later time as the Agent may approve in its sole discretion) on the date of the proposed Borrowing. The Borrower shall be bound to borrow the funds requested therein in accordance therewith.

2.4 Refinancing Amendments.

(a) On one or more occasions after the Closing Date, the Borrower may obtain, from any Lender or any Additional Refinancing Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of any Class of Term Loans then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Refinancing Term Loans or Incremental Term Loans) in the form of Refinancing Term Loans or Refinancing Term Commitments pursuant to a Refinancing Amendment; provided that notwithstanding anything to the contrary in this Section 2.4(a) or otherwise, Refinancing Term Commitments (and the Refinancing Term Loans made pursuant thereto) effected pursuant to a Refinancing Amendment shall be Obligations hereunder and shall rank paid passu in right of payment and security with the existing Term Loans being Refinanced.

(b) The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 9.2 and, to the extent reasonably requested by the Agent, receipt by the Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Agent and (ii) reaffirmation agreements and/or such amendments to the Loan Documents as may be reasonably requested by the Agent in order to ensure that such Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents.

(c) Each issuance of Credit Agreement Refinancing Indebtedness under Section 2.4(a) shall be in an aggregate principal amount that is (x) not less than $5,000,000 and (y) an integral multiple of $5,000,000 in excess thereof.

(d) Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and (ii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of Section 12.1 (without the consent of the Required Lenders called for therein) and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent and the Borrower, to effect the provisions of this Section 2.4, and the Required Lenders hereby expressly authorize the Agent to enter into any such Refinancing Amendment.

(e) If the Effective Yield in respect of any such Refinancing Term Loans exceeds the Effective Yield of any then outstanding Initial Term Loans (measured as of the date of incurrence of such Refinancing Term Loans), then the Applicable Margin for such then outstanding Initial Term Loans (measured as of the date of incurrence of such Refinancing Term Loans) shall be increased so that the Effective Yield in respect of such Refinancing Term Loans is no more than the Effective Yield for such then outstanding Initial Term Loans (measured as of the date of incurrence of such Refinancing Term Loans) and if the interest rate floor for loans under the applicable Refinancing Term Commitments is greater than the interest rate floor applicable to existing loans under the Term Loan Facility, such differential shall be taken into account in comparing “yields” only if an increase in the interest rate floor applicable to the existing loans would result in an increase in the interest rate then in effect thereunder.

2.5 Incremental Credit Extension.

(a) The Borrower may at any time or from time to time after the Closing Date, by written notice (each, an “Incremental Facility Request”) delivered to the Agent (whereupon the Agent shall promptly deliver a copy to each of the Lenders) from time to time, request one or more increases in the amount under any Class of Term Loans (the commitments in respect of each such increase, “Incremental Term Loan Commitments”), in an aggregate principal amount not to exceed (such amount, the “Incremental Amount”):

(i) $37,500,000, provided that the ratio of (x) Consolidated Total Debt (without giving effect to clause (b) of the definition thereof) to (y) Consolidated EBITDA (as of the last day of the most recently completed Test Period, after giving Pro Forma Effect to the incurrence of such additional amount) shall not exceed 1.50:1.00; plus

(ii) an additional $37,500,000, provided that the ratio of (x) Consolidated Total Debt (without giving effect to clause (b) of the definition thereof) to (y) Consolidated EBITDA (as of the last day of the most recently completed Test Period, after giving Pro Forma Effect to the incurrence of such additional amount) shall not exceed 1.25:1.00.

provided, that; this clause (a) shall be subject to the provisions of Section 1.5 to the extent such Incremental Term Loans are incurred to finance a Limited Condition Acquisition.

(b) Each Incremental Term Loan may be advanced from one or more Incremental Term Lenders (which, in each case, may include any existing Lender) willing to provide such Incremental Term Loans, as the case may be, in their own discretion. Each Incremental Facility Request shall set forth (i) the date on which such Incremental Term Loan Commitments are requested to become effective (which shall be no less than ten (10) Business Days from the date of such notice) and (ii) the amount of the Incremental Term Loan Commitments being requested (which shall be in minimum increments of $5,000,000 and a minimum amount of $5,000,000 or equal to the remaining Incremental Amount) and (iii) the proposed terms, including whether such Incremental Term Loan Commitments are to be commitments to make term loans on the same terms as the Initial Term Loans or with interest rates and/or amortization and/or maturity and/or other terms different from the Initial Term Loans. Each existing Lender shall be offered the opportunity to participate in the relevant Incremental Term Loans on a pro rata basis based on such Lender’s Term Loan Commitment; provided, further, that any Lender approached to provide all or any portion of the Incremental Term Loans may elect or decline, in its sole discretion, to provide all or any portion of such Incremental Term Loan Commitment and the Agent shall have consented (in each case, not to be unreasonably withheld or delayed) to such Lender’s or Incremental Term Lender’s providing such Incremental Term Loan Commitment if such consent would be required under Section 12.2 for an assignment of Loans and/or Commitments to such Lender or Incremental Term Lender.

(c) The Borrower and each Incremental Term Lender shall execute and deliver to the Agent an Incremental Amendment and such other documentation as the Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender. Each Incremental Amendment shall specify the terms of the applicable Incremental Term Loans; provided that:

(i) the Incremental Term Loans shall have the same terms as the Initial Term Loans, including, without limitation, maturity and/or Weighted Average Life to Maturity, security and guarantees, and pricing; and

(ii) if the Effective Yield in respect of any such Incremental Term Loans exceeds the Effective Yield of any then outstanding Initial Term Loans (measured as of the date of incurrence of such Incremental Term Loans) by more than 50 basis points, then the Applicable Margin for such then outstanding Initial Term Loans (measured as of the date of incurrence of such Incremental Term Loans) shall be increased so that the Effective Yield in respect of such Incremental Term Loans is no more than 50 basis points higher than the Effective Yield for such then outstanding Initial Term Loans (measured as of the date of incurrence of such Incremental Term Loans) and if the interest rate floor for loans under the applicable Incremental Term Loan Commitments is greater than the interest rate floor applicable to existing loans under the Term Loan Facility, such differential shall be taken into account in comparing “yields” only if an increase in the interest rate floor applicable to the existing loans would result in an increase in the interest rate then in effect thereunder.

(d) Notwithstanding the foregoing, no Incremental Term Loan Commitment shall become effective under this Section 2.5 unless (i) both at the time of any such request and upon the effectiveness of any Incremental Amendment, no Event of Default shall exist and at the time that any such Incremental Term Loan is made (and after giving effect thereto) no Event of Default shall exist (except, if the proceeds of the Incremental Term Loans are to be used to finance a Limited Condition Acquisition and an LCA Election has been made, in lieu of such condition, such condition will be tested in accordance with Section 1.5); (ii) after giving effect to such Incremental Term Loan Commitments, the conditions of Sections 9.2(a) and (b)(i) shall be satisfied (it being understood that all references to “the date of the making of each such Term Loan” or similar language in such Section 9.2(a) or (b)(i) shall be deemed to refer to the effective date of such Incremental Amendment (except, to the extent the proceeds of the Incremental Term Loans are to be used to finance a Limited Condition Acquisition, the representations in Section 9.2(b)(i) shall be limited to the Specified Representations)) and (iii) the Agent shall have received (x) customary legal opinions, board resolutions and officer’s certificates consistent with those delivered on the Closing Date (conformed as appropriate) and in any event reasonably satisfactory to the Agent and (y) reaffirmation agreements and/or such amendments to the Loan Documents as may be reasonably requested by the Agent in order to ensure that such Incremental Term Loans are provided with the benefit of the applicable Loan Documents. The Agent shall promptly notify each Lender as to the effectiveness of each Incremental Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Amendment, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitments evidenced thereby. Any such deemed amendment may be memorialized in writing by the Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(e) The Incremental Amendment may, without the consent of any Obligor or the Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent and the Borrower, to effect the provisions of this Section 2.5 (including, but not limited to, any changes necessary or advisable to achieve tax or trading fungibility with the Initial Term Loans or any existing Class of Term Loans). The Borrower will use the proceeds of the Incremental Term Loans for any purpose not prohibited by this Agreement. Incremental Term Loans may be made by any existing Lender (but no existing Lender will have any obligation to make a portion of any Incremental Term Loan) or by any other bank or other financial institution; provided that any such bank or financial institution shall be reasonably satisfactory to the Agent and the Borrower.

This Section 2.5 shall supersede any provisions in Sections 13.11 or 12.1 to the contrary.

2.6 Extensions of Term Loans and Term Loan Commitments.

(a) The Borrower may at any time and from time to time request that all or a portion of the Term Loan Commitments of any Class and/or the Extended Term Loan Commitments of any Class (and, in each case, including any previously extended Term Loan Commitments), existing at the time of such request (each, an “Existing Term Loan Commitment” and any related term loans under any such facility, “Existing Term Loans”; each Existing Term Loan Commitment and related Existing Term Loans together being referred to as an “Existing Term Loan Class”) be converted or exchanged to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Existing Term Loans related to such Existing Term Loan Commitments (any such Existing Term Loan Commitments which have been so extended, “Extended Term Loan Commitments” and any related term loans, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.6. Prior to entering into any Extension Agreement with respect to any Extended Term Loan Commitments, the Borrower shall provide written notice to the Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Term Loan Commitments, with such request offered equally to all Lenders of such Class) (an “Extension Request”) setting forth the proposed terms of the Extended Term Loan Commitments to be established thereunder, which terms shall be similar to those applicable to the Existing Term Loan Commitments from which they are to be extended (the “Specified Existing Term Loan Commitment Class”) except that (1) all or any of the final maturity dates of such Extended Term Loan Commitments may be delayed to later dates than the final maturity dates of the Existing Term Loan Commitments of the Specified Existing Term Loan Commitment Class, (2) (A) subject to the proviso below, the interest rates, interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment premiums with respect to the Extended Term Loan Commitments may be different than those for the Existing Term Loan Commitments of the Specified Existing Term Loan Commitment Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Term Loan Commitments in addition to or in lieu of any of the items contemplated by the preceding clause (2)(A) and (3) the Extension Agreement may provide for other covenants and terms that apply to any period after the Termination Date; provided that notwithstanding anything to the contrary in this Section 2.6, or otherwise, (I) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of the Extended Term Loans under any Extended Term Loan Commitments shall be made on a pro rata basis with any borrowings and repayments of the Existing Term Loans of the Specified Existing Term Loan Commitment Class (the mechanics for which may be implemented through the applicable Extension Agreement and may include technical changes related to the borrowing and repayment procedures of the Specified Existing Term Loan Commitment Class), (II) assignments and participations of Extended Term Loan Commitments and Extended Term Loans shall be governed by the assignment and participation provisions set forth in Section 12.2 and (III) if the Effective Yield in respect of any such Extended Term Loans exceeds the Effective Yield of any then outstanding Existing Term Loans (measured as of the date of incurrence of such Extended Term Loans), then the Applicable Margin for such then outstanding Existing Term Loans (measured as of the date of incurrence of such Extended Term Loans) shall be increased so that the Effective Yield in respect of such Extended Term Loans is no more than the Effective Yield for such then outstanding Existing Term Loans (measured as of the date of incurrence of such Extended Term Loans) and if the interest rate floor for loans under the applicable Extended Term Loan Commitments is greater than the interest rate floor applicable to existing loans under the Existing Term Loan Class, such differential shall be taken into account in comparing “yields” only if an increase in the interest rate floor applicable to the existing loans would result in an increase in the interest rate then in effect thereunder. No Lender shall have any obligation to agree to have any of its Loans or Term Loan Commitments of any Existing Term Loan Class converted or exchanged into Extended Term Loans or Extended Term Loan Commitments pursuant to any Extension Request. Any Extended Term Loan Commitments of any Extension Series shall constitute a separate Class of Term Loan Commitments from Existing Term Loan Commitments of the Specified Existing Term Loan Commitment Class and from any other Existing Term Loan Commitments (together with any other Extended Term Loan Commitments so established on such date).

(b) The Borrower shall provide the applicable Extension Request to the Agent at least ten (10) Business Days (or such shorter period as the Agent may determine in its sole discretion) prior to the date on which Lenders under the Existing Term Loan Class are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Agent, in each case acting reasonably, to accomplish the purpose of this Section 2.6. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loan Commitments (or any earlier Extended Term Loan Commitments) of an Existing Term Loan Class subject to such Extension Request converted or exchanged into Extended Term Loan Commitments shall notify the Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loan Commitments (and/or any earlier-extended Extended Term Loan Commitments) which it has elected to convert or exchange into Extended Term Loan Commitments (subject to any minimum denomination requirements imposed by the Agent). In the event that the aggregate amount of Term Loan Commitments (and any earlier-extended Extended Term Loan Commitments) subject to Extension Elections exceeds the amount of Extended Term Loan Commitments requested pursuant to the Extension Request, Term Loan Commitments, or earlier-extended Extended Term Loan Commitments, as applicable, subject to Extension Elections shall be converted to or exchanged to Extended Term Loan Commitments on a pro rata basis (subject to such rounding requirements as may be established by the Agent) based on the amount of Term Loan Commitments and earlier-extended Extended Term Loan Commitments included in each such Extension Election or as may be otherwise agreed to in the applicable Extension Agreement.

(c) Extended Term Loan Commitments shall be established pursuant to an amendment (an “Extension Agreement”) to this Agreement (which, except to the extent expressly contemplated by the second sentence of this Section 2.6(c) and notwithstanding anything to the contrary set forth in Section 12.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Loan Commitments established thereby) executed by Holdings, the Obligors, the Agent and the Extending Lenders. In connection with any Extension Agreement, the Borrower shall deliver an opinion of counsel reasonably acceptable to the Agent (i) as to the enforceability of such Extension Agreement, this Agreement as amended thereby, and such of the other Loan Documents (if any) as may be amended thereby (in the case of such other Loan Documents as contemplated by the immediately preceding sentence) and covering customary matters and (ii) to the effect that such Extension Agreement, including the Extended Term Loan Commitments provided for therein, does not breach or result in a default under the provisions of Section 12.1 of this Agreement, as modified by this Section 2.6(c).

(d) Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Class of Existing Term Loan Commitments is converted or exchanged to extend the related scheduled maturity date(s) in accordance with Section 2.6(a) above (an “Extension Date”), in the case of the Existing Term Loan Commitments of each Extending Lender under any Specified Existing Term Loan Commitment Class, the aggregate principal amount of such Existing Term Loan Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loan Commitments so converted or exchanged by such Lender on such date, and such Extended Term Loan Commitments shall be established as a separate Class of Term Loan Commitments from the Specified Existing Term Loan Commitment Class and from any other Existing Term Loan Commitments (together with any other Extended Term Loan Commitments so established on such date) and if, on any Extension Date, any Existing Term Loans of any Extending Lender are outstanding under the Specified Existing Term Loan Commitment Class, such Existing Term Loans (and any related participations) shall be deemed to be converted or exchanged to Extended Term Loans (and related participations) of the applicable Class in the same proportion as such Extending Lender’s Specified Existing Term Loan Commitments Class to Extended Term Loan Commitments of such Class.

(e) In the event that the Agent determines in its sole discretion that the allocation of the Extended Term Loan Commitments of a given Extension Series, in each case to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension Election timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Agreement, then the Agent, the Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Extension Agreement”) within 30 days following the effective date of such Extension Agreement, as the case may be, which Corrective Extension Agreement shall (i) provide for the conversion or exchange and extension of Existing Term Loan Commitments (and related exposure) in such amount as is required to cause such Lender to hold Extended Term Loan Commitments (and related exposure) of the applicable Extension Series into which such other Loans or commitments were initially converted or exchanged, as the case may be, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension Agreement, in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Agent, the Borrower and such Lender may agree (including conditions of the type required to be satisfied for the effectiveness of an Extension Agreement described in Section 2.6(c)), and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in the second sentence of Section 2.6(c).

(f) No conversion or exchange of Loans or Commitments pursuant to any Extension Agreement in accordance with this Section 2.6 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(g) This Section 2.6 shall supersede any provisions in Section 12.1 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.6 may be amended with the consent of the Required Lenders; provided that no such amendment shall require any Lender to provide any Extended Term Loan Commitments without such Lender’s consent.

2.7 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then for so long as such Lender is a Defaulting Lender:

(a) the Commitments and Loans of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 12.1); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender disproportionately when compared to the other affected Lenders, or increases or extends the Commitment of such Defaulting Lender, shall require the consent of such Defaulting Lender;

(b) any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 10.2 or Section 10.3 or otherwise), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Obligor as a result of any judgment of a court of competent jurisdiction obtained by any Obligor against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if such payment is a payment of the principal amount of any Loans, such payment shall be applied solely to pay the relevant Loans of the relevant non-Defaulting Lenders on a pro rata basis prior to being applied in the manner set forth in this clause (b); and

(c) in the event that the Agent and the Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the obligations and participations of the Term Loan Lenders shall be readjusted to reflect the inclusion of such Lender’s Term Loan Commitment and on such date such Lender shall purchase at par such of the Loans of the other Term Loan Lenders as the Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties and subject to Section 14.21, no change hereunder from Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE III

INTEREST AND FEES

3.1 Interest.

(a) Interest Rates. All outstanding Loans to the Borrower shall bear interest on the unpaid principal amount thereof (including, to the extent permitted by law, on interest thereon not paid when due) from the date made until paid in full in cash at a rate determined by reference to the Base Rate or the LIBOR Rate plus the Applicable Margin, but not to exceed the Maximum Rate. If at any time Loans are outstanding with respect to which the Borrower has not delivered to the Agent a notice specifying the basis for determining the interest rate applicable thereto in accordance herewith, those Loans shall be treated as Base Rate Loans until notice to the contrary has been given to the Agent in accordance with this Agreement and such notice has become effective. Except as otherwise provided herein, the Loans shall bear interest as follows:

(i) For all Base Rate Loans, at a fluctuating per annum rate equal to the Base Rate plus the Applicable Margin; and

(ii) For all LIBOR Loans, at a fluctuating per annum rate equal to the LIBOR Rate plus the Applicable Margin.

Each change in the Base Rate (or any component thereof) shall be reflected in the interest rate applicable to Base Rate Loans as of the effective date of such change. All computations of interest for Base Rate Loans when the Base Rate is determined by the “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-

day year). On the first Business Day of each calendar quarter hereafter and on the Termination Date, the Borrower shall pay to the Agent, for the ratable benefit of the Lenders, interest accrued to the first day of such calendar quarter (or accrued to the Termination Date in the case of a payment on the Termination Date) on all Base Rate Loans in arrears. The Borrower shall pay to the Agent, for the ratable benefit of the Lenders, interest on all LIBOR Loans in arrears on each LIBOR Interest Payment Date.

(b) Default Rate. To the extent permitted by law and notwithstanding anything to the contrary in this Section, upon the occurrence and during the continuance of an Event of Default, at the election of the Required Lenders, the principal of, and all accrued and unpaid interest on, all Loans, fees, indemnities or any other Obligations of the Borrower under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Default Rate.

3.2 Continuation and Conversion Elections.

(a) The Borrower may (provided that the Borrowing of LIBOR Loans is then permitted under Section 2.3(a)):

(i) elect, as of any Business Day, to convert any Base Rate Loans (or any part thereof) into LIBOR Loans; and

(ii) elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loans (or any part thereof) having Interest Periods expiring on such day;

provided that if the Notice of Continuation/Conversion shall fail to specify the duration of the Interest Period, such Interest Period shall be one month.

(b) The Borrower shall deliver a notice of continuation/conversion substantially in the form of Exhibit B (a “Notice of Continuation/Conversion”) to the Agent not later than, (x) 1:00 p.m. (New York City time) at least three (3) Business Days in advance of the Continuation/Conversion Date if the Loans are to be converted into or continued as LIBOR Loans and specifying:

(i) the proposed Continuation/Conversion Date;

(ii) the aggregate principal amount of Loans to be converted or continued;

(iii) the Type of Loans resulting from the proposed conversion or continuation; and

(iv) the duration of the requested Interest Period, provided, however, the Borrower may not select an Interest Period that ends after the Stated Termination Date.

(c) If, upon the expiration of any Interest Period applicable to any LIBOR Loans, the Borrower fails to select timely a new Interest Period to be applicable to such LIBOR Loans, the Borrower shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective as of the expiration date of such Interest Period. If any Event of Default exists, at the election of the Agent or the Required Lenders, all LIBOR Loans shall be converted into Base Rate Loans as of the expiration date of each applicable Interest Period.

(d) The Agent will promptly notify each Lender of its receipt of a Notice of Continuation/Conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Lender.

(e) There may not be more than ten different LIBOR Loans in effect hereunder at any time (which number may be increased or adjusted by agreement between the Borrower and the Agent in connection with any Incremental Term Loan Commitment or the creation of any Extended Term Loan Facility).

3.3 Maximum Interest Rate. In no event shall any interest rate provided for hereunder exceed the maximum rate legally chargeable under applicable law with respect to loans of the Type provided for hereunder (the “Maximum Rate”). If, in any month, any interest rate, absent such limitation, would have exceeded the Maximum Rate, then the interest rate for that month shall be the Maximum Rate, and, if in future months, that interest rate would otherwise be less than the Maximum Rate, then that interest rate shall remain at the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate. In the event that, upon payment in full of the Obligations, the total amount of interest paid or accrued under the terms of this Agreement is less than the total amount of interest which would, but for this Section 3.3, have been paid or accrued if the interest rate otherwise set forth in this Agreement had at all times been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the Agent, for the account of the applicable Lenders, an amount equal to the excess of (a) the lesser of (i) the amount of interest which would have been charged if the Maximum Rate had, at all times, been in effect or (ii) the amount of interest which would have accrued had the interest rate otherwise set forth in this Agreement, at all times, been in effect over (b) the amount of interest actually paid or accrued under this Agreement. If a court of competent jurisdiction determines that the Agent and/or any Lender has received interest and other charges hereunder in excess of the Maximum Rate, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the Obligations other than interest, and if there are no Obligations outstanding, the Agent and/or such Lender shall refund to the Borrower such excess.

3.4 Closing Fees and Other Fees. The Borrower agrees to pay the Agent, the Collateral Agent, each of the Co-Managers and each of the Arrangers, as applicable, all fees due and payable on any date required for payment of a fee (including, without limitation, as provided under the Engagement Letter, the Agency Fee Letter and Sections 3.1, 4.2, 4.3 and 5.4).

ARTICLE IV

PAYMENTS AND PREPAYMENTS

4.1 Payments and Prepayments.

(a) The Borrower hereby unconditionally promises to repay the outstanding principal amount of the Initial Term Loans to the Agent for the account of each Lender (i) commencing at the end of the first full calendar quarter ending after the calendar quarter that includes the Closing Date, and payable on the last Business Day of each March, June, September and December thereafter (prior to the Stated Termination Date) in an amount equal to (A) 0.25% per calendar quarter during the period ending on the second anniversary of the Closing Date and (B) 0.625% per calendar quarter, during the period commencing after the second anniversary of the Closing Date and ending on the last Business Day of the calendar quarter ending immediately prior to the Stated Termination Date, in each case of foregoing sub-clauses (A) and (B), of the original principal amount of the Initial Term Loans, as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 4.1(c), and (ii) on the Stated Termination Date, in an amount equal to the remainder of the principal amount of the Term Loans outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b) The Borrower shall repay the Lenders of Incremental Term Loans and the Extending Lenders of any Class in such scheduled amortization installments and on such date or dates as shall be specified therefor in the applicable Incremental Amendment or Extension Agreement (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.5).

(c) The Borrower may, upon notice to the Agent, at any time or from time to time voluntarily prepay the Loans in whole or in part without premium or penalty (other than as set forth in Sections 4.2 and 5.4); provided that (i) such notice must be received by the Agent not later than 1:00 p.m. (New York City time) (A) three (3) Business Days prior to any date of prepayment of LIBOR Loans and (B) one (1) Business Day prior to any date of prepayment of Base Rate Loans; provided, further, that, each prepayment shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if LIBOR Loans are to be prepaid, the Interest Period(s) of such Loans. The Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Pro Rata Share). All amounts required to be paid pursuant to this Section 4.1 shall be accompanied by any accrued interest and other amounts as required by Sections 3.1, 4.2 and 5.4.

(d) Application of Voluntary Prepayments. Any prepayment of any Class of Loan pursuant to this Section 4.1 shall be applied as specified by the Borrower in the applicable notice of prepayment, ratably among the Lenders; provided, in the event the Borrower fails to specify the Class of Loans to which any such prepayment shall be applied ratably to succeeding scheduled principal installments under the Term Loan Facility.

4.2 Prepayment Premium.

(a) In the event that (i) the Borrower makes any prepayment or repayment of the Term Loans (excluding any prepayments or repayments (A) made pursuant to Section 4.3(a) or Section 4.3(c)(ii) and (B) required amortization payments under Section 4.1) or (ii) the Term Loans are accelerated for any reason (including in connection with the commencement of any Insolvency Proceeding), the Borrower shall pay to the Agent, for the ratable account of each of the applicable Lenders, a prepayment premium of (1) 3.00% of the principal amount of Term Loans (x) being prepaid or repaid or (y) outstanding on the date of such acceleration, as the case may be, in the case of such prepayments or repayments, or such acceleration, occurring on or prior to September 7, 2019, (2) 1.00% of the principal amount of Term Loans (x) being prepaid or repaid or (y) outstanding on the date of such acceleration, as the case may be, in the case of such prepayments or repayments, or such acceleration, occurring after September 7, 2019 but on or prior to September 7, 2020, and (3) 0.50% of the principal amount of Term Loans (x) being prepaid or repaid or (y) outstanding on the date of such acceleration, as the case may be, in the case of such prepayments or repayments, or such acceleration, occurring after September 7, 2020 but on or prior to September 7, 2021.

(b) Any prepayment premium payable in accordance with this Section 4.2 shall be presumed to be equal to the liquidated damages sustained by the Lenders as the result of the occurrence of the applicable prepayment event and the Borrower agrees that it is reasonable under the circumstances currently existing. THE BORROWER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM IN CONNECTION WITH ANY ACCELERATION.

(c) The Borrower expressly agrees that: (i) such prepayment premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (ii) such prepayment premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (iii) there has been a course of conduct between the Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay such prepayment premium; (iv) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph; (v) the Borrower’s agreement to such prepayment premium is a material inducement to the Lenders to provide the Commitments and make the Loans, and (vi) such prepayment premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such prepayment or event.

4.3 Mandatory Prepayments.

(a) Excess Cash Flow. Commencing with the calendar quarter ending December 31, 2018, not later than ten (10) Business Days after the date on which financial statements are required to be delivered pursuant to Section 6.2(a) or (b), as the case may be (the “Excess Cash Flow Application Date”), for each Excess Cash Flow Period, the Borrower shall prepay (or cause to be prepaid), in accordance with Section 4.3(e), Term Loans with a principal amount equal to the Applicable ECF Percentage; provided that, notwithstanding the foregoing, for each of the Excess Cash Flow Periods ending December 31, 2018 and March 31, 2019, (i) the Excess Cash Flow Application Date shall be not later than February 15, 2019 and May 15, 2019, respectively, and (ii) the amount prepaid or caused to be prepaid by the Borrower pursuant to this Section 4.3(a) shall not be less than $5,000,000. If following delivery of the audited financial statements of Holdings for any Fiscal Year pursuant to Section 6.2(a), such audited financial statements show that the Applicable ECF Percentage for such Fiscal Year was greater than the Applicable ECF Percentage calculated for such Fiscal Year based upon the unaudited quarterly financial statements delivered to the Agent and the Lenders pursuant to Section 6.2(b) (the amount of such discrepancy, the “ECF True-up Amount”), then the Borrower shall prepay the outstanding principal amount of the Term Loans in accordance with Section 4.3(e) in an amount equal to the ECF True-up Amount within 3 Business Days after delivery of such audited financial statements to the Agent and the Lenders pursuant to Section 6.2(a).

(b) Permitted Dispositions and Casualty Events. No later than ten (10) days after receipt by the Borrower or any of its Restricted Subsidiaries of Net Cash Proceeds from any Permitted Disposition (other than Disposition permitted under clauses (b), (c), (d) (to the extent constituting a Disposition in the ordinary course of business), (f), (h) (to the extent constituting a Disposition to an Obligor), (m), (o), (p) or (u) of the definition of “Permitted Disposition”) or Casualty Event (to the extent that (x) the Net Cash Proceeds of such Permitted Disposition or Casualty Event, individually, exceeds $2,500,000 and (y) the Net Cash Proceeds of all Permitted Dispositions and Casualty Events in any Fiscal Year exceeds $5,000,000), the Borrower shall pay or cause to be paid the Term Loans in an aggregate amount equal to such Net Cash Proceeds in excess of the applicable amount set forth in the immediately preceding clauses (x) and (y) in accordance with Section 4.3(e); provided, that the Borrower and its Restricted Subsidiaries shall have the option (other than with respect to any Disposition permitted under clause (1) of the definition of “Permitted Disposition”) to (i) invest such Net Cash Proceeds within 360 days of receipt thereof in assets used or useful in the business of the Borrower and its Restricted Subsidiaries or (ii) enter into a legally binding commitment to invest such Net Cash Proceeds within 360 days of receipt thereof in assets used or useful in the business of the Borrower and its Restricted Subsidiaries, provided that such Net Cash Proceeds are so reinvested within the later to occur of (A) 360 days of receipt of such Net Cash proceeds or (B) 180 days following the expiration of such initial 360 day period; provided, further, that in the event that such Net Cash Proceeds are not reinvested by the Borrower or its Restricted Subsidiaries prior to the earlier of the last day of such 360 day period or 540 day period, as the case may be, the Borrower shall prepay the Term Loans in an amount equal Net Cash Proceeds in excess of the applicable amount set forth in the immediately preceding clauses (x) and (y) and in accordance with Section 4.3(e).

(c) Debt Issuances; Cure Amount. In the event that (i) the Borrower or any of its Restricted Subsidiaries receives Net Cash Proceeds from the issuance or incurrence of Debt by the Borrower or any of its Restricted Subsidiaries (other than Permitted Debt (except to the extent the relevant Debt constitutes Refinancing Debt incurred to refinance all or a portion of the Loans pursuant to clauses (b), (c), (j), (o) or (q) of Section 8.12, Credit Agreement Refinancing Indebtedness pursuant to Section 2.4 or Additional Loans pursuant to Sections 2.5 and 2.6)) or (ii) the Borrower receives any Cure Amount in connection with the exercise of its Cure Right, the Borrower shall, substantially simultaneously with (and in any event not later than the next succeeding Business Day) the receipt of such Net Cash Proceeds by the Borrower or its Restricted Subsidiary or Cure Amount by the Borrower, apply an amount equal to 100% of such Net Cash Proceeds or such Cure Amount to pay the outstanding principal amount of the Loans in accordance with Section 4.3(e).

(d) Payment Certificate. Concurrently with any payment of the Term Loans pursuant to Sections 4.3(a) through (c), the Borrower shall deliver to the Agent a certificate of a Responsible Officer demonstrating the calculation of the amount of the applicable Net Cash Proceeds or Excess Cash Flow, as the case may be. In the event that the Borrower subsequently determines that the actual amount received exceeded the amount set forth in such certificate, the Borrower shall promptly make an additional payment of the Term Loans in an amount equal to such excess, and the Borrower shall concurrently therewith deliver to the Agent a certificate of a Responsible Officer demonstrating the derivation of such excess.

(e) Application of Mandatory Prepayments. Except as set forth in Section 10.3, all amounts required to be paid pursuant to this Section 4.3 shall be applied by the Agent to the succeeding scheduled principal installments under the Term Loan Facility in order of maturity. All amounts required to be paid pursuant to this Section 4.3 shall be accompanied by any accrued interest and other amounts as required by Sections 3.1, 4.2 and 5.4. Any Lender may elect, by notice to the Agent at or prior to the time and in the manner specified by the Agent, prior to any prepayment of Loans required to be made by the Borrower pursuant to this Section 4.3, to decline all (or any portion) of its Pro Rata Share of such prepayment (such declined amounts, the “Declined Proceeds”), in which case such Declined Proceeds shall be offered to other Lenders in the manner specified by the Agent, with any further Declined Proceeds to then be retained by the Borrower; provided that for the avoidance of doubt, no Lender may reject any prepayment made under Section 4.3 above to the extent that such prepayment is made with the Net Cash Proceeds of Refinancing Debt or Credit Agreement Refinancing Indebtedness incurred to refinance all or a portion of the Loans pursuant to Section 4.3(c). If any Lender fails to deliver a notice to the Agent of its election to decline receipt of its Pro Rata Share of any mandatory prepayment within the time frame specified by the Agent, such failure will be deemed to constitute an acceptance of such Lender’s Pro Rata Share of the total amount of such mandatory prepayment of Loans.

4.4 LIBOR Loan Prepayments. In connection with any prepayment, if any LIBOR Loans are prepaid prior to the expiration date of the Interest Period applicable thereto, the Borrower shall comply with Section 5.4.

4.5 Payments by the Borrower.

(a) All payments to be made by the Borrower under this Agreement or the other Loan Documents shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrower shall be made to the Agent for the account of the Lenders entitled thereto, at the account designated by the Agent and shall be made in Dollars and in immediately available funds, no later than 2:00 p.m. (New York City time) on the date specified herein. Any payment received by the Agent after such time shall be deemed (for purposes of calculating interest only) to have been received on the following Business Day and any applicable interest shall continue to accrue.

(b) Subject to the provisions set forth in the definition of “Interest Period,” whenever any payment is due on a day other than a Business Day, such payment shall be due on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

4.6 Apportionment, Application and Reversal of Payments. Except as otherwise expressly provided herein, principal and interest payments shall be apportioned ratably among the Lenders to which such payment is owed (according to the unpaid principal balance of the Loans to which such payments owed are held by each such Lender) and payments of the fees shall, as applicable, be apportioned ratably (or other applicable share as provided herein) among the Lenders to which such payment is owed, except for fees payable solely to the Agent, any Co-Manager or any Arranger. Whenever any payment received by the Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Agent and applied by the Agent and the Lenders in the order of priority set forth in Section 10.3. If the Agent receives funds for application to the Obligations of the Obligors under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the outstanding Term Loans at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless an Event of Default has occurred and is continuing, neither the Agent nor any Lender shall apply any payments which it receives to any LIBOR Loan, except (a) on the expiration date of the Interest Period applicable to any such LIBOR Loan or (b) in the event, and only to the extent, that there are no outstanding Base Rate Loans and, in such event, the Borrower shall pay LIBOR breakage losses in accordance with Section 5.4.

4.7 Indemnity for Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations under this Agreement or the other Loan Documents, the Agent, any Lender, or any other Secured Party is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then such Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Agent, such Lender, or such other Secured Party, and the Borrower shall be liable to pay to the Agent, the Lenders, or such other Secured Party and hereby do indemnify the Agent, the Lenders, or such other Secured Party and hold the Agent, the Lenders, or such other Secured Party harmless for the amount of such payment or proceeds surrendered. The provisions of this Section 4.7 shall be and remain effective notwithstanding any release of Collateral or guarantors, cancellation or return of Loan Documents, or other contrary action which may have been taken by the Agent, any Lender, or such other Secured Party in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Agent’s, the Lenders’, or such other Secured Party’s rights under this Agreement and the other Loan Documents and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable. The provisions of this Section 4.7 shall survive the repayment of the Obligations and termination of this Agreement.

4.8 Agent’s and Lenders’ Books and Records. The Agent shall record the principal amount of the Loans owing to each Lender on its books. In addition, each Lender may note the date and amount of each payment or prepayment of principal of such Lender’s Loans in its books and records. Failure by the Agent or any Lender to make such notation shall not affect the obligations of the Borrower with respect to the Loans. The Borrower agrees that the Agent’s and each Lender’s books and records showing the Obligations and the transactions pursuant to this Agreement and the other Loan Documents shall be admissible in any action or proceeding arising therefrom, and shall constitute rebuttable presumptive proof thereof (absent manifest error), irrespective of whether any Obligation is also evidenced by a promissory note or other instrument. Such statement shall be deemed correct, accurate, and binding on the Borrower and an account stated (absent manifest error and except for reversals and reapplications of payments made as provided in Section 4.6 and corrections of errors discovered by the Agent), unless the Borrower notifies the Agent in writing to the contrary within 30 days after such statement is rendered. In the event a timely written notice of objections is given by the Borrower, only the items to which exception is expressly made will be considered to be disputed by the Borrower.

ARTICLE V

TAXES, YIELD PROTECTION AND ILLEGALITY

5.1 Taxes.

(a) Payments Free of Taxes. Unless otherwise required by applicable Law, all payments by or on behalf of an Obligor to a Lender or the Agent under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. If any applicable Withholding Agent shall be required by any applicable Law (as determined in the good faith discretion of such Withholding Agent) to deduct or withhold any Tax from any payment to a Recipient under this Agreement or any Loan Document, then (i) such Withholding Agent shall make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and (ii) if such Tax is an Indemnified Tax, then the sum payable by the applicable Obligor shall be increased as necessary so that after all such required deductions and withholdings are made (including deductions and withholdings applicable to additional sums payable under this Section 5.1) the applicable Lender (or, in the case of a payment made to the Agent for its own account, the Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made. In addition, the Borrower shall pay all Other Taxes when due.

(b) Indemnification by Obligors. The Obligors agree jointly and severally to indemnify and hold harmless each Lender and the Agent for the full amount of Indemnified Taxes (including any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section 5.1) paid or payable by any Lender or the Agent and any reasonable and documented or invoiced out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date such Lender or the Agent makes written demand therefor in accordance with Section 5.6.

(c) Evidence of Payments. As soon as practicable after the date of any payment by an Obligor of Taxes to a Governmental Authority pursuant to this Section 5.1, the relevant Obligor shall furnish the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment reasonably satisfactory to the Agent.

(d) Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrower and Agent, at the time or times reasonably requested by the Borrower or Agent, such properly completed and executed documentation reasonably requested by the Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (d)(i), (ii) and (iv) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Borrower and the Agent in writing of its legal ineligibility to do so. Without limiting the generality of the foregoing,

(i) any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), two duly executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(ii) any Lender that is not a U.S. Person shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Agent on or prior to the date on which such non-U.S. Person becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(A) In the case of a Lender claiming the benefits of an income Tax treaty to which the United States in a party (x) with respect to payments of interest under any Loan Document, two duly executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) two duly executed copies of IRS Form W-8ECI;

(C) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) two duly executed copies of a certificate substantially in the form of Exhibit I-1 to the effect that such non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) two duly executed copies of IRS Form W-8BEN or W-8BEN-E; or

(D) to the extent a Lender is not the beneficial owner, two duly executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(iii) any Lender that is not a U.S. Person shall deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the applicable Withholding Agent to determine the withholding or deduction required to be made; and

(iv) if any payment made to a Lender under any Loan Document would be subject to Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Notwithstanding anything to the contrary in this Section 5.1(d), a Lender shall not be required to deliver any documentation pursuant to this Section 5.1(d) that it is not legally eligible to deliver. Each Lender hereby authorizes the Agent to deliver to the Obligors and to any successor Agent any documentation provided by such Lender to the Agent pursuant to this Section 5.1(d).

(e) Treatment of Certain Refunds. If any party determines, in its reasonable discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.1 (including by the payment of additional amounts pursuant to this Section 5.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.1 with respect to the Taxes giving rise to such refund), net of all reasonable and documented or invoiced out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 5.1(e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.1(e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.1(e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 5.1(e) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f) The Agent shall provide the Borrower with two duly completed original copies of, if it is a U.S. Person, IRS Form W-9 certifying that it is exempt from U.S. federal backup withholding, and, if it is not a U.S. Person, (1) IRS Form W-8ECI with respect to payments to be received by it as a beneficial owner and (2) IRS Form W-8IMY (together with required accompanying documentation) with respect to payments to be received by it on behalf of the Lenders, certifying that, for such purpose, it is a U.S. branch that has agreed to be treated as a U.S. person for U.S. federal tax purposes. Notwithstanding any other provision of this clause (f), the Agent shall not be required to deliver any documentation that the Agent is not legally eligible to deliver as a result of a Change in Law after the Agreement Date.

5.2 Illegality.

(a) If as a result of any Change in Law occurring after the later of the Agreement Date or the date that a Lender became a party to this Agreement, has made it unlawful, or any central bank or other Governmental Authority has asserted after such date that it is unlawful, for such Lender or its applicable lending office to make LIBOR Loans, then, on notice thereof by that Lender to the Borrower through the Agent, any obligation of that Lender to make LIBOR Loans shall be suspended until that Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist.

(b) If a Lender determines that, as a result of a Change in Law occurring after the later of the Agreement Date and the date such Lender became a party hereto, it is unlawful to maintain any LIBOR Loan, the Borrower shall, upon its receipt of notice of such fact and demand from such Lender (with a copy to the Agent), prepay in full such LIBOR Loans of that Lender then outstanding, together with interest accrued thereon and amounts required under Section 5.4, either on the last day of the Interest Period, if that Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if that Lender may not lawfully continue to maintain such LIBOR Loans. If the Borrower is required to so prepay any LIBOR Loans, then concurrently with such prepayment, the Borrower shall borrow from the affected Lender, in the amount of such repayment, a Base Rate Loan.

5.3 Increased Costs and Reduction of Return.

(a) If any Lender determines that due to any Change in Law occurring after the later of the Agreement Date or the date such Lender became a party to this Agreement, there shall be any increase in the cost (including Taxes) to such Lender of agreeing to make or making, funding, continuing, converting to or maintaining any LIBOR Loans (other than any increase in cost resulting from (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes”, or (iii) Connection Income Taxes), then, subject to clause (c) of this Section 5.3, the Borrower shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs.

(b) If any Lender shall have determined that due to any Change in Law in respect of any Capital Adequacy Regulation occurring after the later of the Agreement Date or the date such Lender became a party to this Agreement that affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation or other entity controlling such Lender and such Lender (taking into consideration such Lender’s or such corporation’s or other entity’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital or liquidity is required to be increased as a consequence of its Commitments, loans, credits or obligations under this Agreement, then, upon demand of such Lender to the Borrower through the Agent, subject to clause (c) of this Section 5.3, the Borrower shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such increase.

(c) Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 5.3 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 5.3 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the event giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the event giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof). Notwithstanding any other provision herein, no Lender shall demand compensation pursuant to this Section 5.3 if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances for similarly situated borrowers under comparable provisions of other credit agreements, if any.

5.4 Funding Losses. The Borrower shall reimburse each Lender and hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

(a) the failure of the Borrower to borrow a LIBOR Loan after the Borrower has given (or is deemed to have given) a Notice of Borrowing;

(b) the failure of the Borrower to continue a LIBOR Loan or convert a Loan into a LIBOR Loan after the Borrower has given (or is deemed to have given) a Notice of Continuation/Conversion; or

(c) the prepayment or other payment (including after acceleration thereof) of any LIBOR Loans on a day that is not the last day of the relevant Interest Period (including, without limitation, any payment in respect thereof pursuant to Section 5.8), including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Loans (but not in respect of lost profits) or from fees payable to terminate the deposits from which such funds were obtained.

5.5 Inability to Determine Rates. If the Agent determines that for any reason adequate and reasonable means do not exist for determining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan or that the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to the Lenders of funding such LIBOR Loan, the Agent will promptly so notify the Borrower and each Lender thereof. Thereafter, the obligation of the Lenders to make or maintain LIBOR Loans hereunder shall be suspended until the Agent revokes such notice in writing. Upon receipt of such notice, the Borrower may revoke any Notice of Borrowing or Notice of Continuation/Conversion then submitted by any of them. If the Borrower does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, converted or continued as Base Rate Loans instead of LIBOR Loans.

5.6 Certificates of Agent. If the Agent or any Lender claims reimbursement or compensation under this Article V the Agent or the affected Lender shall determine the amount thereof and shall deliver to the Borrower (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to the Agent or the affected Lender, and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error; provided that, except for compensation under Section 5.1, the Borrower shall not be obligated to pay the Agent or such Lender any compensation attributable to any period prior to the date that is ninety (90) days prior to the date on which the Agent or such Lender first gave notice to the Borrower of the circumstances entitling such Lender to compensation. The Borrower shall pay the Agent or such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

5.7 Survival. The agreements and obligations of the Borrower and each Recipient in this Article V shall survive the payment of all other Obligations and termination of this Agreement.

5.8 Assignment of Commitments Under Certain Circumstances. In the event (a) any Lender requests compensation pursuant to Section 5.3, (b) any Lender delivers a notice described in Section 5.2, (c) Holdings or any Obligor is required to pay additional amounts to any Lender or any Governmental Authority on account of any Lender pursuant to Section 5.1, (d) any Lender is, or becomes an Affiliate of a Person that is, engaged in the business in which the Borrower is engaged or (e) any Lender is a Defaulting Lender, the Borrower may, at its sole expense and effort (including with respect to the processing fee referred to in Section 12.2(a)), upon notice to such Lender and the Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 12.2), all of its interests, rights and obligations under the Loan Documents to an Eligible Assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such assignment shall not conflict with any Law or order of any court or other Governmental Authority having jurisdiction, (ii) except in the case of clause (d) or (e) above, no Event of Default shall have occurred and be continuing, (iii) the Borrower or such assignee shall have paid to such Lender in immediately available funds an amount equal to the sum of 100% of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender, plus all fees and other amounts accrued for the account of such Lender hereunder (including any amounts under Sections 3.4, 4.2, 5.1, 5.2, 5.3 and 5.4), (iv) such assignment is consummated within 180 days after the date on which the Borrower’s right under this Section 5.8 arises, and (v) if the consent of the Agent is required pursuant to Section 12.2, such consents are obtained; provided, further, that if prior to any such assignment the circumstances or event that resulted in such Lender’s request or notice under Section 5.2 or 5.3 or demand for additional amounts under Section 5.1, as the case may be, shall cease to exist or become inapplicable for any reason, or if such Lender shall waive its rights in respect of such circumstances or event under Section 5.1, 5.2 or 5.3, as the case may be, then such Lender shall not thereafter be required to make such assignment hereunder. In the event that a replaced Lender does not execute an Assignment and Acceptance pursuant to Section 12.2 within two Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 5.8 and presentation to such replaced Lender of an Assignment and Acceptance evidencing an assignment pursuant to this Section 5.8, the Borrower shall be entitled (but not obligated), upon receipt by the replaced Lender of all amounts required to be paid under this Section 5.8, to execute such an Assignment and Acceptance on behalf of such replaced Lender, and any such Assignment and Acceptance so executed by the Borrower, the replacement Lender and, to the extent required pursuant to Section 12.2, the Agent, shall be effective for purposes of this Section 5.8 and Section 12.2.

ARTICLE VI

BOOKS AND RECORDS; FINANCIAL INFORMATION; NOTICES

6.1 Books and Records. Holdings shall maintain, and shall cause the Borrower and each of the Restricted Subsidiaries to maintain, at all times, proper books and records and accounts prepared in conformity with GAAP consistently applied in respect of all material financial transactions and matters involving all material assets, business and activities of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole. Holdings shall maintain, and shall cause each of the Restricted Subsidiaries to maintain, at all times books and records pertaining to the Collateral in such detail, form and scope as is consistent in all material respects with good business practice or consistent with past practice.

6.2 Financial Information. Holdings shall promptly furnish to the Agent (for further distribution to each Lender):

(a) As soon as available, but in any event not later than one hundred and twenty (120) days after the close of such Fiscal Year (for the avoidance of doubt, commencing with the Fiscal Year ending December 31, 2018), consolidated audited balance sheets, income statements and cash flow statements of the Consolidated Parties and, if different, Holdings and its Restricted Subsidiaries, for such Fiscal Year, and the accompanying notes thereto, setting forth in each case in comparative form figures for and as of the end of the previous Fiscal Year (or, in lieu of such audited financial statements of Holdings and its Restricted Subsidiaries, a detailed reconciliation, reflecting such financial information for Holdings and its Restricted Subsidiaries, on the one hand, and the Consolidated Parties, on the other hand), all in reasonable detail, fairly presenting in all material respects the financial position and the results of operations of the Consolidated Parties (and, if applicable, Holdings and its Restricted Subsidiaries) as at the date thereof and for the Fiscal Year then ended, and prepared in accordance with GAAP in all material respects. Such consolidated statements shall be certified, reported on without a “going concern” or like qualification (other than (x) with respect to, or resulting from, the upcoming maturity of the Loans hereunder or (y) a prospective default under the Financial Covenant or ABL Financial Covenant), or qualification arising out of the scope of the audit, by a firm of independent registered public accountants of recognized national standing selected by the Borrower. Notwithstanding the foregoing, the obligations in this Section 6.2(a) may be satisfied with respect to financial information of the Consolidated Parties by furnishing (A) the applicable financial statements of Holdings (or any Parent Entity of Holdings) or (B) Borrower’s or Holdings’ (or any Parent Entity thereof), as applicable, Form 10-K filed with the SEC; provided that, with respect to each of clauses (A) and (B) above, (i) to the extent such information relates to Holdings (or such Parent Entity), such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such Parent Entity), on the one hand, and the information relating to the Consolidated Parties on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under the first sentence of this Section 6.2(a), such statements shall be certified, reported on without a “going concern” or like qualification (other than (x) with respect to, or resulting from, the upcoming maturity of the Loans hereunder or (y) a prospective default under the Financial Covenant or ABL Financial Covenant), or qualification arising out of the scope of the audit, by a firm of independent registered public accountants of recognized national standing selected by Holdings (or such Parent Entity). In addition, together with the Financial Statements required to be delivered pursuant to this Section 6.2(a), Holdings shall deliver a customary “management’s discussion and analysis of financial condition and results of operations” with respect to the periods covered by such Financial Statements.

(b) As soon as available, but in any event not later than forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year, consolidated unaudited balance sheets of the Consolidated Parties and, if different, Holdings and its Restricted Subsidiaries, as at the end of such Fiscal Quarter, and consolidated unaudited income statements and cash flow statements for the Consolidated Parties, and, if different from Holdings and its Restricted Subsidiaries for such Fiscal Quarter and for the period from the beginning of the Fiscal Year to the end of such Fiscal Quarter, setting forth, in each case, in reasonable detail, in comparative form, the figures for and as of the corresponding period in (i) the prior Fiscal Year and (ii) the annual forecast for such Fiscal Year delivered pursuant to clause (d) below (or, in lieu of such Financial Statements of Holdings and its Restricted Subsidiaries, a detailed reconciliation, reflecting such financial information for Holdings and its Restricted Subsidiaries, on the one hand, and the Consolidated Parties on the other hand), and prepared in all material respects in conformity with GAAP consistently applied, subject to changes resulting from normal year-end audit adjustments and to the absence of footnotes and certified by a Responsible Officer of Holdings as being complete and correct in all material respects in conformity with GAAP, prepared in reasonable detail in accordance with GAAP in all material respects consistently applied and fairly presenting in all material respects the Consolidated Parties’ (and, if applicable, Holdings and its Restricted Subsidiaries’) financial position as at the dates thereof and their results of operations for the periods then ended, subject to changes resulting from normal year-end audit adjustments and to the absence of footnotes. Notwithstanding the foregoing, the obligations in this Section 6.2(b) may be satisfied with respect to financial information of the Consolidated Parties by furnishing (A) the applicable Financial Statements of Holdings (or any Parent Entity thereof) or (B) the Borrower’s or Holdings’ (or any Parent Entity thereof), as applicable, Form 10-Q filed with the SEC; provided that, with respect to each of clauses (A) and (B), to the extent such information relates to Holdings (or any such Parent Entity), such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such Parent Entity), on the one hand, and the information relating to the Consolidated Parties on a standalone basis, on the other hand. In addition, together with the Financial Statements required to be delivered pursuant to this Section 6.2(b), Holdings shall deliver a customary “management’s discussion and analysis of financial condition and results of operations” with respect to the periods covered by such Financial Statements.

(c) Concurrently with the delivery of the annual audited Financial Statements pursuant to Section 6.2(a) and the quarterly Financial Statements pursuant to Section 6.2(b), a duly completed Compliance Certificate signed by a Responsible Officer of Holdings and including setting forth a reasonably detailed calculation of Excess Cash Flow.

(d) As soon as available, but in any event not later than forty-five (45) days after the end of each Fiscal Year (commencing with the date of delivery of such Financial Statements for the Fiscal Year ending December 31, 2018), annual forecasts (to include forecasted consolidated balance sheets, income statements and cash flow statements) for Holdings and its Restricted Subsidiaries as at the end of and for each Fiscal Quarter of such Fiscal Year.

(e) Subject to applicable Laws and confidentiality restrictions, promptly upon the filing thereof, copies of all reports, if any, to or other documents filed by Holdings or any of its Restricted Subsidiaries with the SEC under the Exchange Act or any other similar regulatory or Governmental Authority of any jurisdiction, and all material reports, notices, or statements sent or received by Holdings or any of its Restricted Subsidiaries to or from the holders of any Material Indebtedness of Holdings or any of its Restricted Subsidiaries registered under the Securities Act of 1933 or any other similar Laws in any jurisdiction (other than, in each such case, amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Agent for further delivery to the Lenders), exhibits to any registration statement and, if applicable, any registration statements on Form S-8 and other than any filing filed confidentially with the SEC or any analogous Governmental Authority in any relevant jurisdiction).

(f) Within thirty (30) days after the end of each month, a monthly report in the form attached hereto as Exhibit L.

(g) Concurrently with the execution, receipt or delivery thereof (but without duplication of any notices provided to Agent and Lenders under this Agreement), (i) copies of all material notice (including, without limitation, default notices), reports (including, without limitation, borrowing base reports), statements or other material information that Holdings or any of its Restricted Subsidiaries executes, receives or delivers in connection with any ABL Facility Indebtedness, Subordinated Debt, Junior Debt or Material Indebtedness and (ii) copies of any amendments, restatements, supplements or other modifications, waivers, consents or forbearances that Holdings or any of its Restricted Subsidiaries executes, receives or delivers with respect to the definitive legal documentation for any ABL Facility Indebtedness, Subordinated Debt, Junior Debt or Material Indebtedness; provided that the First Financial Loan Documents shall not be subject to the notice requirements of this clause (g).

(h) Subject to applicable Laws and confidentiality restrictions set forth in this Agreement, (i) such additional information as the Agent may from time to time reasonably request regarding the business, legal, or financial condition of Holdings and its Restricted Subsidiaries, taken as a whole and (ii) such additional information and documentation reasonable requested by the Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws.

Upon the request of the Agent or the Required Lenders, the Borrower shall make its Chief Financial Officer available for a management call with the Agent and the Lenders at such time (but, so long as no Event of Default shall have occurred and be continuing, not more frequently than once during each Fiscal Quarter) as may be agreed to by the Borrower and the Agent or the Required Lenders.

Documents required to be delivered pursuant to Section 6.2(a), (b) and (e) (to the extent any such documents are included in materials otherwise filed with the SEC or any similar regulator or Governmental Authority of any jurisdiction) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s or Holdings’ behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that the Borrower or Holdings shall notify the Agent (by facsimile or electronic mail) of the posting of any such documents and shall deliver paper copies of such documents to the Agent or any Lender that so requests.

6.3 Notices to the Agent. The Borrower shall notify the Agent (for further distribution to the Lenders) in writing of the following matters at the following times:

(a) Promptly, and in any event within five (5) Business Days, after a Responsible Officer becoming aware of any Default or Event of Default.

(b) Promptly, and in any event within five (5) Business Days, after a Responsible Officer becoming aware of any claim, action, suit, or proceeding, by any Person, or any investigation by a Governmental Authority, in each case affecting Holdings or any of its Restricted Subsidiaries and which would reasonably be expected to have a Material Adverse Effect.

(c) Promptly, and in any event within five (5) Business Days, after a Responsible Officer becoming aware of any violation of any Law (including any Environmental Law), statute, regulation, or ordinance of a Governmental Authority affecting Holdings or any of its Restricted Subsidiaries, which, in any case, would reasonably be expected to have a Material Adverse Effect.

(d) Any change in Holdings’ or any Obligor’s state of incorporation or organization, name as it appears in the state of its incorporation or other organization, type of entity, organizational identification number, or form of organization, each as applicable, in each case no later than ten (10) Business Days (or such longer period to which the Required Lenders may agree in their discretion) after the occurrence of any such change.

(e) Promptly, and in any event within fifteen (15) Business Days, after a Responsible Officer of Holdings, the Borrower or any ERISA Affiliate knows that an ERISA Event has occurred or is reasonably expected to occur, that, alone or with another ERISA Event that has occurred or is reasonably expected to occur, could reasonably be expected to have a Material Adverse Effect, and any action taken (or threatened in writing) by the IRS, the DOL, the PBGC or the Multi-employer Plan sponsor with respect thereto; provided, however, in the event of a Reportable Event, the Borrower shall notify the Agent by the later of fifteen (15) Business Days and the date on which notification is required to be provided to the PBGC pursuant to Section 4043(a) of ERISA.

(f) Upon reasonable request, with respect to any Multi-employer Plan, (A) any documents described in Section 101(k) of ERISA that Holdings, the Borrower or any ERISA Affiliate may request and (B) any notices described in Section 101(1) of ERISA that Holdings, the Borrower or any ERISA Affiliate may request; provided that if Holdings, Borrower or ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multi-employer Plan, Holdings, the Borrower or ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

(g) Within fifteen (15) Business Days after the occurrence of the assumption or establishment of any new Pension Plan or Multi-employer Plan, or the commencement of contributions to any Pension Plan or Multi-employer Plan, to which Holdings, the Borrower or any ERISA Affiliate was not previously contributing, which in any event could reasonably be expected to have a Material Adverse Effect.

(h) Promptly, and in any event within five (5) Business Days, after a Responsible Officer becoming aware of any event or circumstance which would reasonably be expected to have a Material Adverse Effect.

(i) Unless otherwise publicly disclosed in an annual or quarterly report filed by the Borrower or any Parent Entity with the SEC under the Exchange Act, promptly after any material change in accounting policies or financial reporting practices (including as a result of a change in GAAP or the application thereof) by Holdings or any Restricted Subsidiary thereof.

(j) Promptly, and in any event within five (5) Business Days, after a Responsible Officer becoming aware of any action, suit or proceeding pursuant to which a holder of any Lien on any Collateral makes a claim with respect to any such Collateral but only if the Collateral subject to such claim has a Fair Market Value in excess of $1,000,000.

(k) Within five (5) Business Days after any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) and (d) of such certification.

(l) Promptly after the completion thereof, notice of the completion of any fleet of hydraulic fracturing equipment, including, without limitation, the identity of such fleet and the initial location to which such fleet will be deployed.

(m) Each notice given under this Section 6.3 shall be accompanied by a statement of a Responsible Officer describing the subject matter thereof in reasonable detail and setting forth the action that Holdings, its applicable Subsidiary, or ERISA Affiliate has taken or proposes to take with respect thereto.

ARTICLE VII

GENERAL WARRANTIES AND REPRESENTATIONS

Holdings and the Borrower each warrants and represents to the Agent and the Lenders on the Closing Date and on the date of each Borrowing that:

7.1 Authorization, Validity, and Enforceability of this Agreement and the Loan Documents. Holdings and each Obligor party to this Agreement and the other Loan Documents has the power and authority to execute, deliver and perform this Agreement and the other Loan Documents to which it is a party, to incur the Obligations, and to grant the Collateral Agent’s Liens. Holdings and each Obligor party to this Agreement and the other Loan Documents has taken all necessary corporate, limited liability company or partnership, as applicable, action (including obtaining approval of its shareholders, if necessary) to authorize its execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party. This Agreement and the other Loan Documents to which it is a party have been duly executed and delivered by Holdings and each Obligor party thereto, and constitute the legal, valid and binding obligations of Holdings and each such Obligor, enforceable against it in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, winding up, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law) and an implied covenant of good faith and fair dealing. Holdings’ and each Obligor’s execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, do not (x) conflict with, or constitute a violation or breach of, the terms of (a) any contract, mortgage, lease, agreement, indenture, or instrument to which Holdings, such Obligor or any of its Restricted Subsidiaries is a party or which is binding upon it, (b) any Requirement of Law applicable to Holdings, such Obligor or any of its Restricted Subsidiaries, or (c) any Charter Documents of Holdings, such Obligor or any of its Restricted Subsidiaries, in each case, in any respect that would reasonably be expected to have a Material Adverse Effect or (y) result in the imposition of any Lien (other than the Liens created by the Security Documents) upon the property of Holdings, such Obligor or any of its Restricted Subsidiaries by reason of any of the foregoing.

7.2 Validity and Priority of Security Interest. Upon execution and delivery thereof by the parties thereto, the applicable Security Documents will be effective to create legal and valid first priority Liens on all the Collateral (other than with respect to the Current Asset Collateral, in which the applicable Security Documents will be effective to create legal and valid second priority Liens in favor of the Collateral Agent for the benefit of the Secured Parties) in favor of the Collateral Agent for the benefit of the Secured Parties, subject to the terms of the ABL Intercreditor Agreement and other Permitted Liens permitted to be senior to the Liens securing the Obligations and to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, winding up, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and an implied covenant of good faith and fair dealing and, upon the taking of such actions when and to the extent required under the Security Documents or this Agreement, but subject to any exceptions in regards to taking any actions and limitations in regards to the scope and priority of Collateral Agent’s Lien in the assets of Holdings and its Restricted Subsidiaries as set forth therein or in the definition of “Collateral and Guarantee Requirement”, such Liens (a) constitute perfected Liens on all of the applicable Collateral, (b) have priority over all other Liens on the Collateral, subject to Permitted Liens and the provisions of the ABL Intercreditor Agreement or another customary intercreditor agreement or arrangements reasonably satisfactory to the Agent, the Required Lenders and the Borrower, in each case, then in existence, and (c) are enforceable against each Obligor, as applicable, granting such Liens. Schedule 7.2 attached hereto contains a complete and accurate list in all material respects as of the Closing Date of all Real Estate (other than the Excluded Real Property), if any, as of such date.

7.3 Organization and Qualification. Holdings and each Restricted Subsidiary (a) is duly organized and validly existing in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified as a foreign corporation, partnership or limited liability company, as applicable, and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would reasonably be expected to have a Material Adverse Effect, and (c) has all requisite power and authority to conduct its business and to own its property, except where the failure to have such power and authority would not reasonably be expected to have a Material Adverse Effect.

7.4 Subsidiaries; Stock. As of the Agreement Date, Schedule 7.4 contains a correct and complete list of Holdings and its Subsidiaries, including (a) jurisdiction of organization, (b) the form of organization, (c) identification number of such Person in its jurisdiction of organization, if any, (d) the address of each Person’s chief executive office and (e) each jurisdiction where such Person is qualified to do business. The Stock of Holdings and its Subsidiaries is free and clear of all Liens and has been duly authorized and validly issued in compliance with all applicable federal, state and other Laws and is fully paid and non-assessable (except to the extent such concepts are not applicable under the applicable Law of such Subsidiary’s jurisdiction of formation). Except as set forth on Schedule 7.4, in each case as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement (including, without limitation, preemptive rights) to which Holdings or any of its Subsidiaries is a party requiring, and there is no membership interest or other Stock of Holdings or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Holdings or any of its Subsidiaries of any additional membership interests or other Stock of Holdings or any of its Subsidiaries or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Stock of Holdings or any of its Subsidiaries. Schedule 7.4 correctly sets forth the ownership interest of Holdings, the Borrower and each of their respective Subsidiaries as of the Agreement Date. As of the Closing Date, the Obligors have no equity investments in any other Person other than those specifically disclosed in Schedule 8.11. The copies of the Organization Documents of each Obligor and each amendment thereto provided pursuant to Section 9.1 are true and correct copies of each such document as of the Closing Date, each of which is valid and in full force and effect as of the Closing Date.

7.5 Financial Statements.

(a) Holdings has delivered to the Agent (for further distribution to the Lenders) the Historical Financial Statements. The Historical Financial Statements, including the schedules and notes thereto, if any, have been prepared in reasonable detail in accordance with GAAP consistently applied throughout the periods covered thereby (except as approved by a Responsible Officer of Holdings, and disclosed in any such schedules and notes or otherwise disclosed to the Agent prior to the Agreement Date) and present fairly, in all material respects, the Consolidated Parties’ financial position as at the dates thereof and their results of operations for the periods then ended, subject, in the case of such unaudited Financial Statements, to changes resulting from normal year-end audit adjustments and to the absence of footnotes.

Each Lender and the Agent hereby acknowledges and agrees that Holdings and its Subsidiaries may be required to restate the Historical Financial Statements as the result of the implementation of changes in GAAP or the interpretation thereof, and that such restatements will not result in a Default under the Loan Documents (including any effect on any conditions required to be satisfied on the Closing Date) to the extent that the restatements do not reveal any material omission, misstatement or other material inaccuracy in the reported information from actual results for any relevant prior period.

7.6 Solvency. On the Closing Date and after giving effect to the Transactions, Holdings and its Subsidiaries, on a consolidated basis, are Solvent.

7.7 Property. Each Obligor and each of its Restricted Subsidiaries has good and defensible title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Permitted Liens and except where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

7.8 Intellectual Property. The conduct of the businesses of Holdings and each of its Restricted Subsidiaries (including their use of Intellectual Property) does not infringe upon, misappropriate or violate the Intellectual Property of any other Person, and, to the knowledge of Holdings and the Borrower, no other Person is infringing or violating their own Intellectual Property, in each case except as would not reasonably be expected to have a Material Adverse Effect. Holdings and each of its Restricted Subsidiaries owns or is licensed or otherwise has the right to use all Intellectual Property that is used or held for use in or is otherwise reasonably necessary for the operation of its businesses as presently conducted, except as would not reasonably be expected to have a Material Adverse Effect.

7.9 Litigation. There is no pending, or to Holdings’ or the Borrower’s knowledge, threatened, action, suit, proceeding, or counterclaim by any Person, or to Holdings’ or the Borrower’s knowledge, investigation by any Governmental Authority, which, in any case, has a reasonable likelihood of being adversely determined and if so adversely determined, either (a) would reasonably be expected to have a Material Adverse Effect or (b) relates directly to any of the Loan Documents.

7.10 Labor Disputes. There is no strike, work stoppage, unfair labor practice claim, or other labor dispute pending or, to Holdings’ or the Borrower’s knowledge, reasonably expected to be commenced against Holdings or any of its Restricted Subsidiaries, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

7.11 Environmental Laws. Except for any matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a) Holdings and its Restricted Subsidiaries and each of their respective facilities, locations and operations are and, to the Borrower’s knowledge, within the past three (3) years have been in compliance with all Environmental Laws.

(b) Each of Holdings and its Restricted Subsidiaries have obtained all permits under Environmental Laws necessary for their current facilities and operations, all such permits are valid and in full force and effect, each of Holdings and its Restricted Subsidiaries are in compliance with all terms and conditions of such permits and none of such permits are, as of the Closing Date, subject to any pending proceedings or other actions (or to Borrower’s knowledge, any threatened proceedings or other actions) for modification or revocation of such permits.

(c) (i) Neither Holdings nor any of its Restricted Subsidiaries, nor to Holdings’ or the Borrower’s knowledge any of its predecessors in interest with respect to the Real Estate, has stored, treated or released any Contaminant except in compliance with Environmental Laws at any location, (ii) neither Holdings nor any Restricted Subsidiary nor any of the presently owned or leased Real Estate or presently conducted operations, nor, to any of Holdings’ or the Borrower’s knowledge, its previously owned or leased Real Estate or prior operations, is subject to any pending proceeding or other action under any Environmental Law, and (iii) neither Borrower nor Holdings has any knowledge of any threatened proceeding or reasonable basis for, any alleged non-compliance, claim or liability arising out of or in connection with any Environmental Law (including from any Release or threatened Release of a Contaminant).

(d) None of the present or, to Holdings or the Borrower’s knowledge, former operations, and none of the real estate interests of Holdings or any of its Restricted Subsidiaries, is subject to any investigation by any Governmental Authority against or involving Holdings or any of its Restricted Subsidiaries evaluating whether any remedial action is needed to respond to a Release or threatened Release of a Contaminant.

7.12 No Violation of Law. Neither Holdings, nor any of its Restricted Subsidiaries is in violation of any Law, judgment, order or decree applicable to it, where such violation would reasonably be expected to have a Material Adverse Effect.

7.13 No Default. No Default or Event of Default has occurred and is continuing.

7.14 ERISA Compliance. Except as would not reasonably be expected to result in a Material Adverse Effect:

(a) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state law. The Borrower, each Guarantor and each ERISA Affiliate, as applicable, has made all required contributions to any Pension Plan subject to Section 412 or 430 of the Code or Section 302 or 303 of ERISA or other applicable laws when due, and no application for a funding waiver or an extension of any amortization period (pursuant to Section 412 of the Code, or otherwise) has been made with respect to any Pension Plan.

(b) There are no pending or, to the best knowledge of Holdings and the other Obligors, threatened, claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur, (ii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in liability) under Section 4201 or 4243 of ERISA with respect to a Multi-employer Plan and (iii) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

7.15 Taxes. Holdings and each of its Restricted Subsidiaries have filed all Tax returns required to be filed by them, and have paid all Taxes and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable by them (including in their capacity as a withholding agent), other than Taxes (i) the failure of which to pay, in the aggregate, would not have a Material Adverse Effect or (ii) that are being contested in good faith and by the appropriate proceedings and for which adequate reserves have been established in accordance with GAAP. There are no current, pending or proposed Tax deficiencies, assessments or other claims against Holdings or any Restricted Subsidiary that would reasonably be expected to, in the aggregate, have a Material Adverse Effect.

7.16 Investment Company Act. None of Holdings, or any Restricted Subsidiary of Holdings, is an “Investment Company,” or a company “controlled” by an “Investment Company” within the meaning of the Investment Company Act of 1940, as amended.

7.17 Use of Proceeds. The proceeds of the Initial Term Loans are to be used on the Closing Date solely (i) to pay fees, costs and expenses in connection with the Term Loan Facility, (ii) to fund general corporate purposes and (iii) to repay the outstanding Revolving Loans (as defined in the ABL Credit Agreement), including any interest and other amounts then due and payable with respect thereto.

7.18 Margin Regulations. As of the Closing Date, none of the Collateral is comprised of any Margin Stock. None of Holdings or any Obligor is engaged, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock (within the meaning of Regulation U issued by the Federal Reserve Board), or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation U or Regulation X of Federal Reserve Board.

7.19 No Material Adverse Change. No Material Adverse Effect has occurred since December 31, 2016.

7.20 Full Disclosure. (a) None of the information or data (taken as a whole) heretofore or contemporaneously furnished by Holdings, the Borrower, any of their respective Restricted Subsidiaries or any of their respective authorized representatives in writing to the Agent, the Collateral Agent, any Co-Manager, any Arranger or any Lender on or before the Closing Date for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time (after giving effect to all supplements so furnished prior to such time) in light of the circumstances under which such information or data was furnished; it being understood and agreed that for purposes of this Section 7.20, such information and data shall not include projections (including financial estimates, forecasts and other forward-looking information), pro forma financial information or information of a general economic or general industry nature. The projections contained in the information and data referred to in this Section 7.20 were prepared in good faith based upon assumptions believed by Holdings and the Borrower to be reasonable at the time made and at the time delivered; it being recognized by the Agent, the Collateral Agent and the Lenders that such projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Holdings, the Borrower and the Restricted Subsidiaries, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

(b) As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all material respects.

7.21 Government Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, Holdings or any of its Restricted Subsidiaries of this Agreement or any other Loan Document, other than (i) those that have been obtained or made and are in full force and effect, (ii) those required to perfect the Liens created pursuant to the Security Documents, and (iii) where failure to obtain, effect or make any such approval, consent, exemption, authorization, or other action, notice or filing would not reasonably be expected to have a Material Adverse Effect.

7.22 Anti-Terrorism Laws.

(a) None of Holdings, nor any of its Restricted Subsidiaries nor, to the knowledge of Holdings or any of its Restricted Subsidiaries, any of their respective officers, directors, or employees is in violation of any applicable Anti-Terrorism Law, or engages in any transaction that attempts to violate, or otherwise evades or avoids (or has the purpose of evading or avoiding) any prohibitions set forth in any applicable Anti-Terrorism Law.

(b) The use of proceeds of the Loans will not violate any applicable Anti-Terrorism Laws.

7.23 FCPA. No part of the proceeds of the Loans will be used, directly, or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or other applicable anti-corruption laws.

7.24 Sanctioned Persons.

(a) None of Holdings, nor any Restricted Subsidiary nor, to the knowledge of Holdings, or any of its Restricted Subsidiaries, any officer, director or employee thereof is currently the target of any U.S. sanctions administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Treasury Department or the U.S. Department of State.

(b) The Borrower will not to its knowledge, directly or indirectly, use the proceeds of the Loans in any manner that will result in a violation by any Lender of any U.S. sanctions administered by OFAC or the U.S. Department of State.

7.25 Designation of Senior Debt. The Obligations are “Designated Senior Debt” (or any similar term) under the terms of the documentation governing any Subordinated Debt.

7.26 Insurance. The properties of Holdings and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Holdings or the applicable Subsidiary operates.

7.27 Fleets. (a) As of the Closing Date, (i) the Borrower has not less than 13 fleets of hydraulic fracturing equipment in service, (ii) the Permitted Holders have invested not less than $199,000,000 in Holdings and its Restricted Subsidiaries and (iii) the Borrower’s manufacturing costs with respect to each fleet of hydraulic fracturing equipment has not exceeded $600 per HHP.

ARTICLE VIII

AFFIRMATIVE AND NEGATIVE COVENANTS

Holdings, the Borrower and each Guarantor covenant to the Agent and each Lender that, from and after the Agreement Date, so long as any of the Commitments are outstanding and until Full Payment of the Obligations:

8.1 Taxes. Holdings and the Borrower shall, and shall cause each of Holdings’ Restricted Subsidiaries to, (a) file when due all Tax returns that it is required to file and (b) pay, or provide for the payment of, when due, all Taxes imposed upon it or upon its property, income and franchises (including in its capacity as a withholding agent); provided, however, neither Holdings nor any of its Restricted Subsidiaries need pay any Tax described in this Section 8.1 as long as (i) such Tax is being contested in good faith and by the appropriate proceedings and adequate reserves have been established for such Tax in accordance with GAAP or (ii) the failure to pay, or provide for payment of such Tax would not reasonably be expected to have a Material Adverse Effect.

8.2 Legal Existence and Good Standing. Holdings and the Borrower shall, and shall cause each of Holdings’ Restricted Subsidiaries to, maintain (a) its legal existence and good standing in its jurisdiction of organization, and (b) its qualification and good standing in all other jurisdictions necessary or desirable in the ordinary course of business of Holdings or such Restricted Subsidiary except, in the case of clause (a) (other than with respect to the Borrower) or clause (b) of this Section 8.2, in such cases where the failure to maintain its existence, qualification or good standing would not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and the Restricted Subsidiaries may consummate any transaction permitted under any of Section 8.8, 8.9 or 8.11.

8.3 Compliance with Law; Maintenance of Licenses. Holdings and the Borrower shall comply, and shall take all reasonable action to cause each of Holding’s Restricted Subsidiaries to comply, with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act, all Anti-Terrorism Laws, all Environmental Laws, Laws administered by OFAC and the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder), except where noncompliance would not reasonably be expected to have a Material Adverse Effect. Holdings and the Borrower shall, and shall cause each of Holdings’ Restricted Subsidiaries to take all reasonable action to, obtain and maintain all licenses, permits, franchises, and governmental authorizations necessary to own its property and to conduct its business, except where the failure to so obtain and maintain such licenses, permits, franchises, and governmental authorizations would not reasonably be expected to have a Material Adverse Effect.

8.4 Maintenance of Property, Inspection.

(a) Holdings and the Borrower shall, and shall cause the Restricted Subsidiaries to, maintain all of its material property necessary and useful in the conduct of its business, taken as a whole, in good operating condition and repair (or, in the case of Inventory, in saleable, useable or rentable condition), ordinary wear and tear and Casualty Events excepted, except, in each case, to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b) (b) Holdings and the Borrower shall, and shall cause the Restricted Subsidiaries to, permit representatives and independent contractors of the Agent (with the consent or at the direction of the Required Lenders) and/or the Collateral Agent (with the consent or at the direction of the Required Lenders) (and, in each case, at the expense of the Borrower) to visit and inspect any of Holdings’, the Borrower’s or any Restricted Subsidiaries’ properties (to the extent it is within such Person’s control to permit such inspection), to examine Holdings’ and its Restricted Subsidiaries’ corporate, financial and operating records, and make copies thereof or abstracts therefrom, to examine and audit the Collateral (to the extent it is within such Person’s control to permit such examination and audit and subject to the limitations otherwise set forth in this Section 8.4), and to discuss Holdings’ and its Restricted Subsidiaries’ affairs, finances and accounts with their respective directors, officers and independent public accountants, at such reasonable times during normal business hours, upon reasonable advance notice to the Borrower (and subject, in the case of any such meetings or advice from such independent public accountants, to such accountants’ customary policies and procedures); provided, however, excluding any such visits and inspections during the continuation of an Event of Default and without in any way limiting the rights of the Agent and/or the Collateral Agent set forth herein, neither the Agent nor the Collateral Agent shall exercise such rights more often than once during any calendar year absent the existence of an Event of Default at the Borrower’s expense; and provided, further, that when an Event of Default exists, the Agent and the Collateral Agent (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Agent and the Collateral Agent shall give the Borrower the opportunity to participate in any discussions with Holdings’ or any of its Restricted Subsidiaries’ independent public accountants. Notwithstanding anything to the contrary in Article VI, none of Holdings, the Borrower or any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Agent, the Collateral Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable Law or any binding agreement with a non-affiliate, or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

8.5 Insurance.

(a) Holdings and the Borrower shall, and shall cause the Restricted Subsidiaries to, shall maintain with financially sound and reputable insurance companies, insurance on (or self-insure in such amounts and against such risks) all property material to the business of Holdings and its Restricted Subsidiaries, taken as a whole, in at least such amounts and against at least such risks (but including, in any event, public liability, casualty, hazard, theft, product liability and business interruption) as are customarily insured against by companies of established reputation engaged in the same or similar business and in the same general area as Holdings, the Borrower and the Restricted Subsidiaries, all as determined in good faith by Holdings, the Borrower or such Restricted Subsidiaries.

(b) For any Mortgaged Property of the Obligors which is, at any time, located within an area that has been identified by a Governmental Authority (including, by the Federal Emergency Management Agency) as a special flood hazard area, Holdings and its Restricted Subsidiaries shall also (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount reasonably satisfactory to the Agent and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws, and (ii) deliver to the Agent evidence of such compliance in form and substance reasonably acceptable to the Collateral Agent, including, without limitation, evidence of annual renewals of such insurance. Each such insurance policy shall (i) indicate which Mortgaged Properties are located in a special flood hazard area and state the corresponding flood zone designation and, for each Mortgaged Property, the number of buildings located at such Mortgaged Property, (ii) indicate the flood insurance coverage and the deductible relating thereto, (iii) include a statement of values relating to all properties insured by the insurance policy, and (iv) be otherwise in form and substance reasonably satisfactory to the Collateral Agent. Each flood insurance policy shall provide that the insurer will give the Agent 45 day’s written notice of cancellation or non-renewal.

(c) Holdings and the Borrower shall cause the Collateral Agent, for the ratable benefit of the Collateral Agent and the other Secured Parties, to be named as secured parties or mortgagees and lender loss payees or additional insureds, as applicable, in a manner reasonably acceptable to the Collateral Agent, under all insurance policies required to be maintained by the Obligors under clauses (a) and (b) above. Each such policy of insurance shall contain a clause or endorsement requiring the insurer to give not less than thirty days prior written notice to the Collateral Agent in the event of cancellation of the policy for any reason whatsoever (other than cancellation for non-payment in which case no notice shall be required if unobtainable after use of commercially reasonable efforts), and, if obtainable (using commercially reasonable efforts), a clause or endorsement stating that the interest of the Collateral Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of any Real Estate for purposes more hazardous than are permitted by such policy.

8.6 Environmental Laws. Holdings and the Borrower shall, and shall cause the Restricted Subsidiaries to, conduct its business in compliance with all Environmental Laws, except where such noncompliance would not reasonably be expected to have a Material Adverse Effect. Holdings and the Borrower shall, and shall cause the Restricted Subsidiaries to, (i) correct any material non-compliance with Environmental Laws and (ii) take any remedial action needed to respond to a Release of Contaminants on the Real Estate as required by Environmental Laws other than to the extent that the failure to take such corrective or remedial action would not reasonably be expected to cause a Material Adverse Effect.

8.7 Compliance with ERISA. Holdings and the Borrower shall, and shall cause each of its ERISA Affiliates and Subsidiaries to: (a) maintain each Plan in compliance with the applicable provisions of ERISA and the Code; and (b) not cause an ERISA Event to occur with respect to a Pension Plan or Multi-employer Plan which the Borrower or any ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, except in the case of each of clauses (a) and (b), to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect.

8.8 Dispositions. Holdings and the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, Dispose of any of its property, business or assets, except for Permitted Dispositions.

8.9 Mergers, Consolidations, Etc. Other than to the extent permitted as a Permitted Investment or Permitted Disposition, Holdings and the Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, merge, amalgamate or consolidate, or Dispose of all or substantially all of its business units, assets and properties, or wind up, liquidate or dissolve, except:

(a) any Subsidiary of the Borrower or any other Person (other than Holdings) may be merged, amalgamated or consolidated with or into the Borrower; provided that the Borrower shall be the continuing or surviving Person;

(b) any Subsidiary of the Borrower or any other Person (other than Holdings) may be merged, amalgamated or consolidated with or into any one or more Wholly-Owned Restricted Subsidiaries of the Borrower or any Restricted Subsidiary may Dispose of all or substantially all of its business units, assets and other properties; provided that, (i) in the case of any merger, amalgamation, consolidation or Disposition involving one or more Restricted Subsidiaries, (A) a Wholly-Owned Restricted Subsidiary shall be the continuing or surviving corporation or the transferee of such assets or (B) the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation, consolidation or Disposition (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation, consolidation or Disposition involving one or more Guarantors, a Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation, consolidation or the transferee of such assets (in each case, if other than such Guarantor) shall execute a “Guaranty Supplement” referred to in the Guarantee Agreement and a “Security Agreement Supplement” referred to in the Security Agreement, in order for the surviving or continuing Person or such transferee to become a Guarantor and (iii) if such merger, amalgamation, consolidation or Disposition involves a Restricted Subsidiary and a Person that, prior to the consummation of such merger, amalgamation, consolidation or Disposition, is not a Restricted Subsidiary of the Borrower, (A) no Event of Default under any of Section 10.1(a), (e), (f) or (g) has occurred and is continuing on the date of such merger, amalgamation, consolidation or Disposition or would result from the consummation of such merger, amalgamation, consolidation or Disposition, (B) the Borrower shall have delivered to the Agent a certificate of a Responsible Officer stating that such merger, amalgamation, consolidation or Disposition and any supplements to any Loan Document (or new Loan Documents delivered concurrently therewith) create and preserve, as applicable, the enforceability of the Guarantee Agreement and the perfection and priority of the Collateral Agent’s Liens, and (C) such merger, amalgamation, consolidation or Disposition shall comply with all the conditions set forth in the definition of the term “Permitted Acquisition” or otherwise constitutes a Permitted Investment;

(c) any Restricted Subsidiary that is not a Guarantor may (i) merge, amalgamate or consolidate with or into any Wholly-Owned Restricted Subsidiary and (ii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower, a Guarantor or any Wholly-Owned Restricted Subsidiary of Holdings;

(d) any Guarantor may (i) merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is a Guarantor, (ii) merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Guarantor or transfer all or any of its assets to a Restricted Subsidiary that is not a Guarantor; provided that, if such Guarantor is not the surviving Person or the transferee is not a Guarantor, (x) before and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing and (y) such merger, amalgamation, consolidation, or transfer shall be deemed to be an “Investment” and shall be only permitted if it constitutes a Permitted Investment, and (iii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Restricted Subsidiary that is a Guarantor; and

(e) any Restricted Subsidiary may liquidate or dissolve if (x) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (y) to the extent such Restricted Subsidiary is a Guarantor, any assets or business not otherwise Disposed of or transferred in accordance with Section 8.8 or Section 8.11, or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, the Borrower or another Restricted Subsidiary that is a Guarantor after giving effect to such liquidation or dissolution;

8.10 Distributions. Holdings and the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, make any Distribution, other than the following (collectively, “Permitted Distributions”):

(a) each Restricted Subsidiary may make Distributions to Holdings, the Borrower and to other Restricted Subsidiaries (and, in the case of a Distribution by a non-Wholly-Owned Restricted Subsidiary, to Holdings, the Borrower and any other Restricted Subsidiary and to each other owner of Stock of such Restricted Subsidiary on a pro rata basis based on their relative ownership interests of the relevant class of Stock);

(b) (i) Holdings and the Borrower may (or may make Distributions to permit any Parent Entity to) redeem in whole or in part any of its Stock for another class of its (or such Parent Entity’s) Stock or rights to acquire its Stock or with proceeds from substantially concurrent equity contributions or issuances of new Stock; provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Stock are at least as advantageous to the Lenders as those contained in the Stock redeemed thereby and (ii) Holdings may declare and make any Distribution payable solely in the Stock (other than Disqualified Stock not otherwise permitted by Section 8.12) of Holdings;

(c) to the extent constituting Distributions, Holdings and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 8.11 (other than pursuant to clause (p) of the definition of “Permitted Investments”) or Section 8.14(f);

(d) repurchases of Stock of the Borrower (or any Parent Entity) or any Restricted Subsidiary deemed to occur upon exercise, vesting and/or settlement of Stock if such Stock represents a portion of the exercise price thereof or any portion of required withholding or similar taxes due upon the exercise, vesting and/or settlement thereof;

(e) so long as no Default or Event of Default shall be continuing, the Borrower or any Restricted Subsidiary may pay (or make Distributions to allow any Parent Entity to pay) for the repurchase, retirement or other acquisition or retirement for value of Stock of it or any Parent Entity (or any options or warrants or stock appreciation or similar rights issued with respect to any of such Stock) held by any future, present or former employee, director, officer or other individual service provider (or any Affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributes of any of the foregoing) of the Borrower (or any Parent Entity) or any of the other Restricted Subsidiaries pursuant to any employee, management or director equity plan, employee, management or director stock option plan or any other employee, management or director benefit plan or any agreement (including any stock option or stock appreciation or similar rights plan, any management, director and/or employee stock ownership or equity-based incentive plan, stock subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement) with any employee, director, officer or other individual service provider of the Borrower (or any Parent Entity) or any Restricted

Subsidiary; provided that any such payments, when taken together with (i) the aggregate principal amount of loans and advances made under clause (j) of the definition of “Permitted Investments” and (ii) the aggregate amount of Investments made under clause (t) of the definition of “Permitted Investments”, do not exceed (A) $10,000,000 in any Fiscal Year and (B) $25,000,000 during the term of the Agreement; provided that any unused portion of the preceding basket calculated pursuant to clause (i) above for any Fiscal Year may be carried forward to the next succeeding Fiscal Year up to a maximum of $2,500,000 in the aggregate in any Fiscal Year; provided, further, that cancellation of Debt owing to Holdings (or any Parent Entity of Borrower) or any of its Restricted Subsidiaries from employees, directors, officers or other individual service providers of the Borrower, any of the Borrower’s Parent Entity or any of Holdings’ Restricted Subsidiaries in connection with a repurchase of Stock of any of the Borrower’s Parent Entity will not be deemed to constitute a Distribution for purposes of this covenant or any other provision of this Agreement;

(f) Holdings and its Restricted Subsidiaries may make Distributions to any direct or indirect owner thereof (including but not limited to any Parent Entity of Borrower):

(i) the proceeds of which will be used to pay: (A) for any taxable period for which Manufacturing, the Borrower or any of its Subsidiaries is a member of a combined, consolidated or similar tax group for U.S. federal, state or local Tax purposes of which a direct or indirect parent of the Borrower is the common parent (a “Tax Group”), the portion of any consolidated, combined or similar Tax liability of such Tax Group for such taxable period attributable to the income or operations of Manufacturing, the Borrower and its Subsidiaries; provided that (x) no such payments shall exceed the Tax liability that would have been imposed on Manufacturing, the Borrower and/or the applicable Subsidiaries had such entity(ies) paid such Taxes on a stand-alone basis (or as a stand-alone group) and (y) any such payments attributable to an Unrestricted Subsidiary shall be limited to the amount of any cash paid by such Unrestricted Subsidiary to the Borrower or any Restricted Subsidiary for such purpose; or (B) with respect to any taxable period for which Holdings or any of its Subsidiaries is classified as a disregarded entity or partnership for U.S. federal, state or local Tax purposes, an aggregate amount necessary to provide its direct and indirect equity holders (including the holders of the Stock of Holdings) with funds sufficient to pay their Tax liabilities, including estimated tax liabilities, attributable to their direct or indirect allocable shares of income, gain, losses, deductions and credits of Holdings and its Subsidiaries classified as partnerships or disregarded entities for U.S. federal income tax purposes during their period of direct or indirect ownership through partnerships or disregarded entities in such entity with respect to such taxable year taking into account any applicable deductions pursuant to Section 199A (as reasonably determined by Holdings or its Subsidiaries after consultation with the applicable equity holder);

(ii) the proceeds of which shall be used to pay such Parent Entity’s operating costs and expenses incurred in the ordinary course of business, other overhead costs and expenses and fees (including administrative, legal, accounting and similar expenses provided by third parties as well as trustee, directors and general partner fees) which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of Manufacturing, the Borrower and its Subsidiaries (including any reasonable and customary indemnification claims made by directors or officers of Parent Entity attributable to the direct or indirect ownership or operations of Manufacturing, the Borrower and its Subsidiaries) and fees and expenses otherwise due and payable by the Borrower or any other Restricted Subsidiary of Holdings and permitted to be paid by the Borrower or such Restricted Subsidiary under this Agreement not to exceed, for all such amounts under this clause (ii), when taken together with any Distributions made pursuant to clause (vi) below, $2,500,000 in any Fiscal Year;

(iii) the proceeds of which shall be used to pay franchise and excise taxes, and other fees and expenses, required to maintain its (or any of its direct or indirect parents’) existence;

(iv) to finance any Permitted Acquisition or similar Investment; provided that (A) such Distribution shall be made substantially concurrently with the closing of such Investment and (B) the Borrower or such Parent Entity shall, immediately following the closing thereof, cause all property acquired (whether assets or Stock) to be held by or contributed to the Borrower or a Restricted Subsidiary of Holdings;

(v) the proceeds of which shall be used to pay customary costs, fees and expenses (other than to Affiliates) related to any unsuccessful Stock or Debt offering, Refinancing, issuance or incurrence transaction or any Disposition, acquisition or Investment permitted by this Agreement in an aggregate amount for all such Distributions made pursuant to this clause (v) not to exceed $2,500,000 in any Fiscal Year and $5,000,000 during the term of this Agreement; and

(vi) the proceeds of which shall be used to pay customary salary, compensation, bonus and other benefits payable to officers, employees, consultants and other service providers of any Parent Entity or partner of the Borrower to the extent (A) such salaries, compensation, bonuses and other benefits are attributable to the ownership or operation of Holdings and its Restricted Subsidiaries and (B) the aggregate amount of all such Distributions made pursuant to this clause (vi), when taken together with the aggregate amount of all Distributions made pursuant to clause (ii) above, does not exceed $2,500,000 in any Fiscal Year;

(g) the Borrower or any Restricted Subsidiary of Holdings may (a) pay cash in lieu of fractional Stock in connection with any dividend, split or combination thereof or any Permitted Acquisition (or other similar Investment) and (b) honor any conversion request by a holder of convertible Debt and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Debt in accordance with its terms;

(h) in addition to the foregoing Distributions, the Borrower or any Restricted Subsidiary of Holdings may make additional Distributions, measured at the time made, (i) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, in an aggregate amount not to exceed $2,500,000 and (ii) Distributions using the Available Amount so long as (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) the Total Net Leverage Ratio as of the last day of the most recently completed Test Period, after giving Pro Forma Effect to such Distribution, does not exceed 0.75:1.00; and

(i) the Borrower may pay (or may make Distributions to allow any Parent Entity to) Distributions in an amount equal to withholding or similar taxes payable or expected to be payable by any present or former employee, director, manager, consultant or other service provider (or its Affiliates, or any of their respective estates or immediate family members) and any repurchases of Stock in consideration of such payments including deemed repurchases in connection with the exercise of Stock options.

8.11 Investments. Holdings and the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, make any Investment, except Permitted Investments.

8.12 Debt. Holdings and the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, incur or maintain any Debt, other than the following Debt (collectively, “Permitted Debt”):

(a) Debt of Borrower, Holdings and any of its Restricted Subsidiaries under the Loan Documents (including pursuant to Sections 2.5 and 2.6);

(b) (i) Debt described on Schedule 8.12 and any Refinancing Debt thereof and (ii) any intercompany Debt outstanding on the Closing Date;

(c) (i) Capital Leases and purchase money Debt incurred to finance the acquisition, construction, repair, replacement, lease or improvement of any Equipment (as defined in Article 9 of the UCC) held for sale or lease or any fixed or capital assets (whether pursuant to a loan, a Capital Lease or otherwise) and (ii) any Refinancing Debt incurred to Refinance such Debt; provided that, at the time of incurrence and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of Debt incurred under this clause (c) and then-outstanding of Borrower, Holdings and its Restricted Subsidiaries as at the last day of the Test Period ended on or prior to the date that such Debt was incurred shall not exceed the greater of (x) $20,000,000 and (y) 3.2% of Consolidated Total Assets;

(d) Debt of (A) any Restricted Subsidiary that is not an Obligor owing to Holdings or any Restricted Subsidiary that is not an Obligor, (B) any Restricted Subsidiary that is not an Obligor owing to another Obligor; provided that the aggregate amount of Debt incurred under this clause (d)(B) is permitted to be incurred as an Investment pursuant to Section 8.11 or (C) any Obligor that is owing to Holdings or any Restricted Subsidiary that is not an Obligor; provided that the Debt incurred under this clause (d)(C) shall be subject to the Subordinated Intercompany Note;

(e) Debt incurred under Hedge Agreements, provided that such Hedge Agreements are entered into by a Borrower or Restricted Subsidiary of Holdings in the ordinary course of business and not for speculative purposes;

(f) Guaranties by Holdings and its Restricted Subsidiaries in respect of Debt of the Borrower or any Restricted Subsidiary otherwise permitted under this Agreement; provided that (i) if the Debt being guaranteed is Subordinated Debt, such Guaranties shall be subordinated in right of payment to the Guaranty of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Subordinated Debt, (ii) if the Debt being guaranteed by any Obligor is Debt of a Restricted Subsidiary that is not an Obligor, such Guaranty must be permitted to be incurred as an Investment pursuant to Section 8.11 and (iii) no Guaranty by any Restricted Subsidiary of any Debt of an Obligor shall be permitted unless such Restricted Subsidiary shall have also provided a Guaranty of the Obligations;

(g) (i) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds; provided that such Debt is extinguished within five Business Days of its incurrence and (ii) customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased or rented in the ordinary course of business;

(h) Debt of any Obligor owing to any other Obligor;

(i) Debt of any Obligor or Restricted Subsidiary in respect of (i) performance bonds, completion guarantees, surety bonds, appeal bonds, bid bonds, other similar bonds, instruments or obligations, in each case provided in the ordinary course of business (including to secure workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Debt with respect to reimbursement-type obligations), but excluding any of the foregoing issued in respect of or to secure Debt for Borrowed Money; (ii) Debt owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty, liability, or other insurance to any Obligor or any of its Restricted Subsidiaries, so long as the amount of such Debt is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Debt is incurred and such Debt is outstanding only during such year, (iii) Cash Management Obligations and other Debt in respect of netting services, ACH arrangements, overdraft protection and other arrangements arising under standard business terms of any bank at which any Obligor or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or in connection with Deposit Accounts incurred in the ordinary course or (iv) Debt consisting of accommodation Guaranties for the benefit of trade creditors of any Obligor or any Subsidiary issued by such Obligor or Subsidiary in the ordinary course of business;

(j) Debt incurred under this clause (j) and then outstanding in an aggregate principal amount, measured at the time of incurrence and after giving Pro Forma Effect thereto and the use of the proceeds thereof, not to exceed the greater of (x) $15,000,000 and (y) 1.5% of Consolidated Total Assets as of the last day of the Test Period most recently ended on or prior to the date such Debt was incurred and any Refinancing Debt in respect thereof;

(k) Debt (x) representing deferred compensation, severance and health and welfare retirement benefits to current and former employees, directors, consultants, partners, members, contract providers, independent contractors or other service providers of Holdings (or any Parent Entity thereof), the Borrower and the Restricted Subsidiaries incurred in the ordinary course of business, (y) consisting of indemnities or similar obligations created, incurred or assumed in connection with Permitted Acquisitions, other Investments and the Disposition of any business, assets or Stock permitted hereunder, other than Guaranties incurred by any Person acquiring all or any portion of such business, assets or Stock for the purpose of financing such acquisition and (z) consisting of earnout obligations incurred in connection with any Permitted Acquisition permitted hereunder not exceeding $10,000,000 in the aggregate outstanding at any time; provided that the holder of such earnout obligations shall have agreed to restrictions to be determined by the Agent and the Required Lenders and such earnout obligations are subordinated to the Obligations on terms and pursuant to documentation reasonably acceptable to the Agent and the Required Lenders;

(l) Debt consisting of (x) obligations of Holdings (or any Parent Entity thereof), the Borrower or the Restricted Subsidiaries under deferred compensation arrangements to their employees, directors, partners, members, consultants, independent contractors or other service providers, (y) other similar arrangements incurred by such Persons in connection with Permitted Acquisitions or (z) any other Investment permitted under Section 8.11;

(m) Debt consisting of promissory notes issued by the Restricted Subsidiaries to their current or former officers, directors, partners, members, and employees and their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributes to finance the retirement, acquisition, repurchase, purchase or redemption of Stock of Holdings (or any Parent Entity or the Borrower) in each case permitted by Section 8.10;

(n) Debt consisting of (i) the financing of insurance premiums or (ii) take or pay obligations entered into in the ordinary course of business;

(o) [reserved];

(p) Debt of any Restricted Subsidiary that is not an Obligor incurred under this clause (p); provided that (i) such Debt is not guaranteed by any Obligor, (ii) the holder of such Debt does not have, directly or indirectly, any recourse to any Obligor, whether by reason of representations or warranties, agreement of the parties, operation of law or otherwise, (iii) such Debt is not secured by any assets other than assets of such Restricted Subsidiary and its Subsidiaries and (iv) the aggregate amount of Debt incurred under this clause (p) shall not exceed the greater of (x) $5,000,000 and (y) 2.0% of Consolidated Total Assets (measured as of the date such Debt was incurred based upon the Section 6.2 Financials most recently delivered on or prior to such date of incurrence);

(q) ABL Facility Indebtedness in an aggregate principal amount not to exceed the amount permitted under the ABL Intercreditor Agreement;

(r) Guaranties incurred in the ordinary course of business (and not in respect of Debt for borrowed money) in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners;

(s) (i) unsecured Debt in respect of obligations of Holdings or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money and (ii) unsecured Debt in respect of intercompany obligations of Holdings or any Restricted Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(t) on the Closing Date only, Debt arising under the Secured Equify Loan Documents (as in effect on the Closing Date);

(u) Debt incurred pursuant to the Excluded Real Property Financing in an aggregate principal amount not to exceed $1,350,000; and

(v) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (u) above.

For purposes of determining compliance with this Section 8.12, in the event that an item of Debt meets the criteria of more than one of the types of Debt described in the above clauses, the Borrower, in its sole discretion, may classify (but not reclassify) such item of Debt (or any portion thereof) and will only be required to include the amount and type of such Debt in one or, if it satisfies the criteria for more than one clause above, can be allocated among one or more of the above clauses.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Debt shall not be deemed to be an incurrence of Debt for purposes of this Section 8.12.

8.13 Prepayments of Debt. The Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any principal outstanding in respect of (a) any Subordinated Debt or (b) any Junior Debt (any such payment in respect of Junior Debt, a “Junior Debt Payment”), except, in the case of this clause (b), (i) regularly scheduled repayments, purchases or redemptions of Junior Debt and regularly scheduled payments of interest, fees, expenses and premiums on any such Junior Debt, provided that such prepayment is expressly permitted under the terms of the ABL Intercreditor Agreement, or another customary intercreditor agreement or arrangements reasonably satisfactory to the Agent, the Required Lenders and the Borrower, or other applicable subordination agreement reasonably satisfactory to the Agent, the Required Lenders and the Borrower; (ii) any prepayments, redemptions, purchases, defeasances or other satisfactions of any Junior Debt in connection with any Refinancing thereof with any Refinancing Debt expressly permitted under this Agreement to be incurred for purposes of refinancing such Junior Debt; (iii) any prepayments, redemptions, purchases, defeasances or other satisfactions of any Junior Debt required as a result of any Permitted Disposition of any property securing such Junior Debt to the extent that such security is expressly permitted under this Agreement and such prepayment is permitted under the terms of the ABL Intercreditor Agreement, or another customary intercreditor agreement or arrangements reasonably satisfactory to the Agent, the Required Lenders and the Borrower, or other applicable subordination agreement reasonably acceptable to the Agent, the Required Lenders and the Borrower, as the case may be; (iv) the conversion of any Junior Debt to Stock (other than Disqualified Stock) of Holdings, the Borrower or any Parent Entity; (v) so long as (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) the Total Net Leverage Ratio as of the last day of the most recently completed Test Period, after giving Pro Forma Effect to such Junior Debt Payment, does not exceed 0.75:1.00, then prepayments, redemptions, purchases, defeasances and other satisfactions of any Junior Debt in an aggregate amount not to exceed the Available Amount at such time; and (vi) prepayments, redemptions, purchases, defeasances and other satisfactions of Junior Debt in an aggregate amount not to exceed $1,000,000.

8.14 Transactions with Affiliates. Except as set forth below, the Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, sell, transfer, distribute, or pay any money or property, including, but not limited to, any fees or expenses of any nature (including, but not limited to, any fees or expenses for management services), to any Affiliate, or lend or advance money or property to any Affiliate, or invest in (by capital contribution or otherwise) or purchase or repurchase any Stock or Debt, or any property, of any Affiliate, or become liable on any Guaranty of the Debt, dividends, or other obligations of any Affiliate, in each case, involving aggregate payments or consideration in excess of $1,000,000 for any single transaction or series of related transactions. Notwithstanding the foregoing, the following shall be permitted:

(a) transactions between or among Holdings, the Borrower or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction, in each case, that is otherwise permitted under this Agreement;

(b) transactions on terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(c) Permitted Distributions;

(d) loans and other transactions by and among Holdings and/or one or more Subsidiaries to the extent permitted under this Article VIII;

(e) employment, compensation, severance or termination arrangements between any Parent Entity, the Borrower or any of the Restricted Subsidiaries and their respective officers, employees and consultants (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the issuance or repurchase of equity interests held by officers, employees and consultants pursuant to put/call rights or similar rights with current or former employees, officers, directors consultants and stock option or incentive plans (including equity-based incentive plans) and other compensation arrangements) in the ordinary course of business and transactions pursuant to management equity plans, stock option plans and other employee benefit plans, agreements and arrangements;

(f) the payment of (x) customary fees to directors, officers, managers, employees, consultants and other service providers of Holdings and its Restricted Subsidiaries or any Parent Entity in the ordinary course of business to the extent attributable to the ownership or operation of Holdings and its Restricted Subsidiaries and (y) reasonable out of pocket costs to, and indemnities provided on behalf of, directors, officers, managers, employees, consultants, partners, members and other service providers of Holdings and its Restricted Subsidiaries or any Parent Entity in the ordinary course of business to the extent attributable to the ownership or operation of Holdings and its Restricted Subsidiaries, including, without limitation, by reason of the fact that such Person is or was serving at the request of the Parent Entity, Holdings, or any Restricted Subsidiary as a director, officer, manager, employee, consultant or other service provider of another person;

(g) transactions pursuant to permitted agreements (and such permitted agreements) in existence on the Closing Date and set forth on Schedule 8.14 or any amendment thereto to the extent such an amendment, taken as a whole, is not adverse to the Lenders in any material respect;

(h) the consummation of the Qualified IPO of Holdings (including the issuance of Stock to any officer, director, employee, consultant or other service provider of Manufacturing, the Borrower or any of its Subsidiaries or any Parent Entity in connection therewith) and the payment of fees and expenses in connection therewith;

(i) [reserved];

(j) the issuance or transfer of Stock (other than Disqualified Stock) of Holdings (or any Parent Entity) to any Permitted Holder or to any former, current or future director, manager, officer, partner, member, employee, consultant or other service provider (or any Affiliate of any of the foregoing) of Holdings (or any Parent Entity), the Borrower, any of the Restricted Subsidiaries or any direct or indirect parent thereof, to the extent not prohibited under this Agreement;

(k) any issuance of Stock, or other payments, awards or grants in cash, securities, Stock or otherwise pursuant to, or the funding of, employment arrangements, compensation arrangements, stock options and stock ownership plans, and other employee benefit plans approved by the Board of Directors of any Parent Entity of the Borrower or the Borrower, as the case may be;

(l) [reserved];

(m) [reserved];

(n) to the extent permitted by Section 8.10(f)(i), payments by any Parent Entity of Holdings, Holdings and the Restricted Subsidiaries pursuant to Tax sharing agreements among any such Parent Entity, Holdings and the Restricted Subsidiaries on customary terms; provided that payments by Holdings and the Restricted Subsidiaries under any such Tax sharing agreements shall not exceed the excess (if any) of the amount they would pay on a standalone basis over the amount they actually pay to Governmental Authorities; and

(o) on the Closing Date only, the Secured Equify Loan Documents (as in effect on the Closing Date) and the Debt evidenced thereby.

For purposes of this Section 8.14, (x) any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in clause (b) if such transaction is approved by the Board of Directors of the Borrower or such Restricted Subsidiary, as applicable, and (y) with respect to any transaction with an Affiliate (i) in excess of $500,000 for any single transaction or series of related transactions, or (ii) in excess of $5,000,000 for transactions with all Affiliates during any twelve (12) month period, the Borrower will (a) memorialize in writing such affiliate transaction, and (b) obtain a written opinion of an appraiser or auditor, stating that the transaction or series of transactions is (A) fair to the Borrower or such Restricted Subsidiary from a financial point of view taking into account all relevant circumstances or (B) on terms, taken as a whole, not materially less favorable than might have been obtained in a comparable transaction at such time on an arm’s length basis from a Person who is not an Affiliate.

8.15 Business Conducted. Holdings and its Restricted Subsidiaries (taken as a whole) shall not engage at any time in any line of business other than the lines of business of the same general type currently conducted by it and any businesses incidental to, reasonably related or ancillary thereto, and the lines of business of the general type described on Schedule 8.15 attached hereto and any businesses incidental to, reasonably related or ancillary thereto.

8.16 Liens. The Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, create, incur, assume, or permit to exist any Lien on any property now owned or hereafter acquired by any of them, except Permitted Liens.

8.17 Restrictive Agreements. Holdings and the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of Holdings, the Borrower or any Guarantor to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Obligations or under the Loan Documents or (ii) the ability of any Restricted Subsidiary of the Borrower that is not a Guarantor to pay dividends or other Distributions with respect to any of its Stock; provided that the foregoing shall not apply to:

(a) restrictions and conditions imposed by (A) Law, (B) any Loan Document, (C) with respect to clause (ii) above, any documentation related to any Permitted Debt, and (D) with respect to clause (ii) above, any documentation governing any Refinancing Debt incurred to Refinance any such Debt referenced in clauses (B) through (C) above;

(b) customary restrictions and conditions existing on the Closing Date or to any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition in a manner adverse to Lenders;

(c) restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such Disposition; provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be Disposed and such Disposition is permitted hereunder;

(d) customary restrictions in leases, subleases, licenses, sublicenses and other contracts so long as such restrictions relate solely to the assets subject thereto;

(e) restrictions imposed by any agreement relating to secured Debt permitted by this Agreement to the extent such restriction applies only to specific property securing such Debt and not all assets;

(f) any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Restricted Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition in a manner adverse to Lenders); provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to the Borrower or any other Restricted Subsidiary;

(g) restrictions or conditions in any Permitted Debt that is incurred or assumed by a Subsidiary that is not a Guarantor to the extent such restrictions or conditions are no more restrictive than the restrictions and conditions in the Loan Documents or, in the case of Subordinated Debt, are market terms at the time of issuance or, in the case of any such Debt of any Subsidiary that is not a Guarantor, are imposed solely on such non-Guarantor and its Subsidiaries;

(h) restrictions on cash, Cash Equivalents or other deposits imposed by agreements entered into in the ordinary course of business or in the ordinary course of business for similarly situated businesses in the Borrower’s industry (or other restrictions on such cash, Cash Equivalents or deposits constituting Liens permitted hereunder);

(i) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures constituting Permitted Investments and applicable solely to such joint venture and entered into (1) in the ordinary course of business or (2) to the extent that the Borrower determines, in its good faith business judgment, that entering into such joint venture is beneficial to Holdings and its Subsidiaries, taken as a whole, and is otherwise permitted under this Agreement;

(j) negative pledges and restrictions on Liens in favor of any holder of Debt permitted under clauses (b), (c), (f), (p) and (q) of Section 8.12, but solely to the extent any negative pledge relates to the property financed by, the subject of or securing such Debt;

(k) customary provisions restricting assignment, transfer or sub-letting of any agreement entered into in the ordinary course of business or in the ordinary course of business for similarly situated businesses in the Borrower’s industry;

(l) customary net worth provisions contained in Real Estate leases entered into by Manufacturing, Borrower or Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of Manufacturing, the Borrower and its Subsidiaries to meet their ongoing obligation;

(m) provisions restricting the granting of a security interest in Intellectual Property contained in licenses or sublicenses by Holdings and its Restricted Subsidiaries of such Intellectual Property, which licenses and sublicenses were entered into in the ordinary course of business or to the extent that the Borrower determines, in its good faith business judgment, that entering into such licenses and sublicenses is beneficial to Holdings and its Subsidiaries, taken as a whole (in which case such restriction shall relate only to such Intellectual Property);

(n) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which Holdings, Borrower or any Restricted Subsidiary is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of Holdings, the Borrower or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of Holdings, Borrower or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(o) on the Closing Date only, restrictions or conditions contained in the Secured Equify Loan Documents (as in effect on the Closing Date);

(p) restrictions and conditions imposed by any extension, renewal, amendment, restatement, modification, increase, supplement, refunding, refinancing or replacement of the contracts, instruments or obligations referred to in clauses (a) through (o) above; provided that such extension, renewal, amendment, restatement, modification, increase, supplement, refunding, refinancing or replacement is, in the good faith judgment of the Borrower, not materially more restrictive with respect to such restriction or condition taken as a whole than those prior to such extension, renewal, amendment, restatement, modification, increase, supplement, refunding, refinancing or replacement; and

(q) other restrictions described on Schedule 8.17.

8.18 [Reserved].

8.19 Fiscal Year; Accounting. Holdings shall not, and shall cause its Restricted Subsidiaries not to, (i) change their Fiscal Year end date from December 31 or method for determining Fiscal Quarters of any Obligor or of any Subsidiary of any Obligor or (ii) make any significant change in accounting treatment or reporting practices, except as required by GAAP; provided, however, that Holdings may, and may cause any of its Restricted Subsidiaries to, upon written notice to, and consent by, the Agent, change the Fiscal Year end date convention specified above to any other Fiscal Year end date reporting convention reasonably acceptable to the Agent, in which case the Borrower and the Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change. Holdings shall not, and shall cause its Restricted Subsidiaries not to, make any significant change in accounting treatment or reporting practices, except as required by GAAP.

8.20 Financial Covenant. Holdings and its Restricted Subsidiaries, on a consolidated basis, shall not permit the Total Net Leverage Ratio on the last day of any Test Period to exceed the ratio set forth below opposite the last day of such Test Period:

Test Period End Date	Maximum Total Net Leverage Ratio
Fiscal Quarters ended September 30, 2018 through and including December 31, 2018	2.00:1.00
Fiscal Quarters ended March 31, 2019 through and including June 30, 2019	1.75:1.00
Fiscal Quarters September 30, 2019 and thereafter	1.50:1.00

8.21 Information Regarding Collateral. Holdings shall not, and shall cause its Restricted Subsidiaries not to, without at least ten (10) days (or such shorter period as the Agent may agree in its sole discretion) prior written notice to Agent, make any change in: (i) any Obligor’s legal name; (ii) the location of any Obligor’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility, but excluding in-transit Collateral, Collateral out for repair, and Collateral temporarily stored at a customer’s location in connection with the providing of services to such customer); (iii) any Obligor’s organizational structure or jurisdiction of incorporation or formation; or (iv) any Obligor’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization.

8.22 Ratings. Until the Term Loans are paid in full and terminated in accordance with this Agreement, the Borrower shall use commercially reasonable efforts to cause (x) S&P and Moody’s to continue to issue ratings for the Term Loans, (y) Moody’s to continue to issue a corporate family rating (or the equivalent thereof) of the Borrower and (z) S&P to continue to issue a corporate credit rating (or the equivalent thereof) of the Borrower (it being understood, in each case, that such obligation shall not require the Borrower to maintain a specific rating).

8.23 Additional Obligors; Covenant to Give Security. At the Borrower’s expense, Holdings and the Borrower shall, and shall cause each of its Restricted Subsidiaries to, take all action necessary or reasonably requested by the Collateral Agent to ensure that the Collateral and Guarantee Requirement (subject to the limitations set forth therein and in the Security Documents) continues to be satisfied, including:

(i) upon the formation or acquisition of any new direct or indirect Domestic Subsidiary (in each case, other than an Excluded Subsidiary) by any Obligor, the designation in accordance with Section 8.26 of any existing direct or indirect Subsidiary as a Restricted Subsidiary (in each case, other than an Excluded Subsidiary), or any Restricted Subsidiary ceasing to be an Excluded Subsidiary, within thirty (30) days (or, in the case of Mortgages, ninety (90) days) after such formation, acquisition, designation or occurrence (or such longer period as the Required Lenders may agree in their reasonable discretion):

(A) causing each such Restricted Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement to furnish to the Collateral Agent a description of any Real Estate owned by such Restricted Subsidiary (in detail reasonably satisfactory to the Collateral Agent) solely to the extent such Real Estate is required to become subject to a Mortgage hereunder;

(B) causing each such Restricted Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Agent and the Collateral Agent (x) a “Guaranty Agreement Supplement” referred to in the Guarantee Agreement guaranteeing the Obligations under the Loan Documents and (y) Mortgages on any Real Estate required to be mortgaged pursuant to the Collateral and Guarantee Requirement, a “Security Agreement Supplement” referred to in the Security Agreement and any required Intellectual Property security agreements and other security agreements and documents or joinders or supplements thereto (consistent with the Security Agreement and other Security Documents in effect on the Closing Date), as reasonably requested by and in form and substance reasonably satisfactory to the Collateral Agent, in each case of this clause (y), granting the Collateral Agent’s Liens solely to the extent required pursuant to the Collateral and Guarantee Requirement;

(C) delivering, and causing each such Restricted Subsidiary that is, or is required to become, a Guarantor pursuant to the Collateral and Guarantee Requirement to deliver instruments evidencing the intercompany Debt held by such Restricted Subsidiary and required to be pledged pursuant to the Collateral and Guarantee Requirement (including the execution of the Subordinated Intercompany Note), indorsed in blank to the Collateral Agent (or such other Person specified pursuant to the ABL Intercreditor Agreement, if applicable);

(D) taking and causing such Restricted Subsidiary and each direct or indirect parent of such Restricted Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to take whatever action, to the extent required pursuant to the Collateral and Guarantee Requirement (including, if applicable, the recording of Mortgages and of any Intellectual Property security agreements, the filing of financing statements) as may be necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms; and

(E) causing each such Restricted Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Agent and the Collateral Agent opinions, certificates and other documents, as reasonably requested by and in form and substance reasonably satisfactory to the Agent (it being understood and agreed that any opinions, certificates and other documents that are consistent with those delivered by the Obligors on the Closing Date shall be deemed to be in form and substance reasonably satisfactory to the Agent);

(ii) not later than ninety (90) days after the acquisition by any Obligor of any Real Estate (other than the Excluded Real Property) (or such longer period as the Required Lenders may agree to in writing in their reasonable discretion) that is required to be provided as Collateral pursuant to the Collateral and Guarantee Requirement, causing such property to be subject to a Lien and Mortgage in favor of the Collateral Agent for the benefit of the Secured Parties and taking, or causing the relevant Obligor to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect or record such Lien, in each case to the extent required by, and subject to the limitations and exceptions of, the Collateral and Guarantee Requirement and otherwise complying with the requirements of the Collateral and Guarantee Requirement; and, upon recordation in the proper recording offices of the Mortgages, if and when applicable, the Mortgages shall each constitute a perfected first priority Lien (subject to the terms of the ABL Intercreditor Agreement and other Permitted Liens permitted to be senior to the Liens securing the Obligations) on, and security interest in, all right, title and interest of Holdings and its Restricted Subsidiaries in the Collateral described therein, subject only to Permitted Liens; and

(iii) immediately prior to or simultaneously with the incurrence of Debt pursuant to Sections 2.5, 2.6 or 8.12(q), or any amendments to the documents related thereto, entering into to Security Documents or amendments or supplements to existing Security Documents to (x) if any other Person is a borrower or guarantor in respect of such Debt, to enter into or join such Persons to the applicable Security Documents and to cause such other Person to become a Guarantor hereunder and under the other Loan Documents pursuant to Section 8.23, (y) to grant Collateral Agent a Lien (to secure the Obligations) on the Collateral that will also be collateral for such Debt and (z) to provide Collateral Agent with corollary rights (including representations, covenants and remedies) relative to such Collateral as are provided for the benefit of such Debt.

8.24 Use of Proceeds. The Borrower shall use the proceeds of the Loans in the manner set forth in Section 7.17.

8.25 Further Assurances. Subject to any limitations and exceptions set forth in the Security Documents and in the definition of “Collateral and Guarantee Requirement”, Holdings and the Borrower shall, and shall cause each of the other Obligors to, promptly execute and deliver, or cause to be promptly executed and delivered, to the Collateral Agent, such documents and agreements, and shall promptly take or cause to be taken such actions, as the Collateral Agent may, from time to time, reasonably request to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien.

8.26 Designation of Subsidiaries. The Board of Directors of Holdings may at any time designate any Restricted Subsidiary (other than the Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary by notice to the Agent; provided that, in each case, (i) no Default or Event of Default is then continuing or would result therefrom; (ii) if after giving effect to such designation, the Total Net Leverage Ratio on a Pro Forma Basis as of the last day of the most recently completed Test Period shall be less than or equal to 1.00:1:00; (iii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated as an Unrestricted Subsidiary and then re-designated as a Restricted Subsidiary; and (iv) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if after such designation it would be a “restricted subsidiary” for the purpose of the ABL Credit Agreement or any other Material Indebtedness. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower or Holdings, as applicable, therein at the date of designation in an amount equal to the Fair Market Value of the Borrower’s or Holdings’, as applicable, investment therein and the Investment resulting from such designation must otherwise be in compliance with Section 8.11 (as determined at the time of such designation). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Debt or Liens of such Subsidiary existing at such time and the Debt or Liens of such Subsidiary must otherwise be in compliance with Section 8.12 and 8.16 (as determined at the time of such designation).

8.27 Passive Holding Company; Etc.

(a) Holdings will not conduct, transact or otherwise engage in any business or operations other than (i) the ownership and/or acquisition of the Stock (other than Disqualified Stock) of the Borrower or Manufacturing and the direct or indirect ownership and/or acquisition of the Stock (other than Disqualified Stock) of any other Subsidiaries that are permitted to exist and/or be acquired or formed hereunder, (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance and to open and maintain bank accounts, (iii) to the extent applicable, participating in tax, accounting and other administrative matters as a member of the consolidated group that includes Holdings and the Borrower and their respective Subsidiaries, (iv) the performance of its obligations under and in connection with the Loan Documents and any documents relating to other Permitted Debt, (v) any public offering of its common Stock or any other issuance or registration of its Stock for sale or resale not prohibited by this Agreement, including the costs, fees and expenses related thereto, (vi) any transaction that Holdings is permitted to enter into or consummate under this Agreement and any transaction between Holdings and the Borrower or any Restricted Subsidiary permitted under this Agreement, including (A) making any dividend or distribution or other transaction similar to a Distribution not prohibited by Section 8.10 (or the making of a loan to its Parent Entities in lieu of any such permitted Distribution or other distribution or other transaction similar to a Distribution) or holding any cash received in connection with Distributions made by the Borrower in accordance with Section 8.10 pending application thereof by Holdings in the manner contemplated by Section 8.10 (including the redemption in whole or in part of any of its Stock (other than Disqualified Stock) in exchange for another class of Stock (other than Disqualified Stock) or rights to acquire its Stock (other than Disqualified Stock) or with proceeds from substantially concurrent equity contributions or issuances of new shares of its Stock (other than Disqualified Stock)), (B) making any Investment to the extent (1) payment therefor is made solely with the Stock of Holdings (other than Disqualified Stock), the proceeds of Distributions received from the Borrower and/or proceeds of the issuance of, or contribution in respect of, the Stock (other than Disqualified Stock) of Holdings and (2) any property (including Stock) acquired in connection therewith is maintained by Holdings or contributed to the Borrower or a Guarantor (or, if otherwise constituting Permitted Investments, a Restricted Subsidiary) or the Person formed or acquired in connection therewith is merged or consolidated with the Borrower or a Restricted Subsidiary and (C) the (w) provision of Guaranties in the ordinary course of business in respect of obligations of Holdings or any of its Subsidiaries to suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners; provided, for the avoidance of doubt, that such Guaranty shall not be in respect of Debt for Borrowed Money, (x) incurrence of Debt of Holdings contemplated by Section 8.12, (y) incurrence of Guaranties and the performance of its other obligations in respect of Debt incurred pursuant to Section 8.12 and (z) granting of Liens to the extent permitted under Section 8.16 or Liens imposed by operation of law, (vii) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes, (viii) providing indemnification to officers and directors and as otherwise permitted in this Agreement, (ix) activities incidental to the consummation of the Transactions, (x) organizational activities incidental to Permitted Acquisitions or similar Investments consummated by Holdings, the Borrower, Manufacturing or a Subsidiary of Holdings, including the formation of acquisition vehicle entities and intercompany loans and/or investments incidental to such Permitted Acquisitions or similar Investments in each case consummated substantially contemporaneously with the consummation of the applicable Permitted Acquisitions or similar Investments, (xi) the making of any loan to any officers or directors not prohibited by Section 8.11, the making of any Investment in the Borrower or any Guarantor or, to the extent otherwise allowed under Section 8.11, a Restricted Subsidiary, (xii) the entry into customary shareholder agreements, (xiii) as specified on Schedule 8.27 and (xiv) activities incidental to the businesses or activities described in clauses (i) to (xiii) of this Section 8.27.

(b) (b) Holdings will not consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose all or substantially all of its assets and properties, except that Holdings may merge, amalgamate or consolidate with or into any other Person (other than the Borrower) or otherwise Dispose of all or substantially all of its assets and property; provided that (i) Holdings shall be the continuing or surviving Person of such merger, amalgamation or consolidation or, in the case of a merger, amalgamation or consolidation where Holdings is not the continuing or surviving Person or where Holdings has been liquidated or in connection with a Disposition of all or substantially all of its assets, in any such case, the Person formed by or surviving any such merger, amalgamation or consolidation or the Person into which Holdings has been liquidated or to which Holdings has transferred such assets shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (Holdings or such Person, as the case may be, being herein referred to as the “Successor Holdings”), (ii) the Successor Holdings (if other than Holdings) shall (y) expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Agent (including a “Guaranty Supplement” referred to in the Guarantee Agreement and a “Security Agreement Supplement” referred to in the Security Agreement, in order for the surviving or continuing Person or such transferee to become a Guarantor) and (z) as a condition to becoming Successor Holdings shall take all action necessary or reasonably requested by the Collateral Agent to ensure that the Collateral and Guarantee Requirement (subject to the limitations set forth therein and in the Security Documents) is satisfied with respect to Successor Holdings’ assets and properties and shall otherwise comply with Section 8.23 (as though Successor Holdings were a Restricted Subsidiary), (iii) each Guarantor, unless it is the other party to such merger, amalgamation, consolidation, liquidation or Disposition or unless the Successor Holdings is Holdings, shall have by a supplement to the Guarantee Agreement confirmed that its Guaranty shall apply to the Successor Holdings’ obligations under this Agreement, (iv) each Guarantor, unless it is the other party to such merger, amalgamation, consolidation, liquidation or Disposition or unless the Successor Holdings is Holdings, shall have by a supplement to the Security Agreement confirmed that its obligations thereunder shall apply to the Successor Holdings’ obligations under this Agreement, (v) Holdings shall have delivered to the Agent an officer’s certificate stating that such merger, amalgamation, consolidation, liquidation or Disposition and any supplements to the Loan Documents preserve the enforceability of the Guarantee Agreement and the perfection of the Collateral Agent’s Liens, (vi) the Successor Holdings shall, immediately following such merger, amalgamation, consolidation, liquidation or Disposition, directly or indirectly, own all Subsidiaries owned by Holdings immediately prior to such merger, amalgamation, consolidation, liquidation or Disposition, (vii) if reasonably requested by the Agent, an opinion of counsel shall be required to be provided to the effect that such merger, amalgamation, consolidation, liquidation, or Disposition does not breach or result in a default under this Agreement or any other Loan Document, (viii) no Event of Default has occurred and is continuing or would result from the consummation of such event, and (ix) the Borrower shall have delivered to the Agent a certificate of a Responsible Officer stating that such merger, amalgamation, consolidation or Disposition or other event and any supplements to any Loan Document (or new Loan Documents delivered concurrently therewith) create and preserve, as applicable, the enforceability of the Guarantee Agreement in regards to Successor Holdings and the perfection and priority of the Collateral Agent’s Lien in Successor Holdings’ assets and property subject to the limitations of and exceptions set forth in the Collateral and Guarantee Requirement, the other provisions set forth herein and the Security Documents; provided, further, that if the foregoing are satisfied, the Successor Holdings (if other than Holdings) will succeed to, and be substituted for, Holdings under this Agreement.

8.28 Amendments to Certain Documents. Holdings and the Borrower shall not, and shall not permit any of its Restricted Subsidiaries (i) to amend, modify or change in any manner that is materially adverse to the interests of the Obligors or the Lenders any term or condition of the documentation governing Junior Debt or any Charter Document of Holdings, the Borrower or any Subsidiary that is a Guarantor or (ii) to amend, modify or change in any manner that is materially adverse to the interests of the Lenders or any Obligor any term or condition of the Preferred Equity Documents (it being understood and agreed that any (x) increase to the amount, rate or frequency of any payment, repurchase, dividend or distribution (including, for the avoidance of doubt, any Distribution set forth therein), (y) change to any right of redemption, retirement or put option set forth therein and (z) any change to Section 3.6(iv) of the Holdings LLC Agreement, shall, in each case, be deemed to be materially adverse to the interests of the Lenders unless, solely for purposes of clauses (x) and (y), such revisions provide that Holdings shall not take action, or otherwise be required to make any such payment, repurchase, dividend or distribution or exercise any redemption, retirement or put option, based on such increase(s) and/or change(s) to the extent prohibited under this Agreement).

8.29 Certain Post-Closing Obligations. As promptly as practicable, and in any event within the time periods after the Closing Date specified in Schedule 8.29 or such later date as the Required Lenders reasonably agree to in writing, including to reasonably accommodate circumstances unforeseen on the Closing Date, the Borrower and each other Obligor shall deliver the documents or take the actions specified in Schedule 8.29, in each case except to the extent otherwise agreed by the Required Lenders pursuant to their authority as set forth in the definition of the term “Collateral and Guarantee Requirement.”

8.30 Excluded Real Property Purchase Right. Upon the occurrence and during the continuance of an Event of Default under any of Sections 10.1(a), (e), (f) or (g), the Borrower shall cause the lender under the Excluded Real Property Financing to offer to the Lenders the right to purchase the outstanding obligations under the Excluded Real Property Financing at a purchase price equal to the aggregate amount of such outstanding obligations plus accrued and unpaid interest, if any. Each Lender’s purchase right described in the preceding sentence shall be allocated on a pro rata basis based on such Lender’s Pro Rata Share of the Term Loans then outstanding.

ARTICLE IX

CONDITIONS OF LENDING

9.1 Conditions Precedent to Effectiveness of Agreement and Making of Loans on the Closing Date. The effectiveness of this Agreement, the obligation of the Lenders to make any Loans on the Closing Date is subject to the satisfaction (or waiver in writing by the Agent) of the following conditions precedent:

(a) The Agent’s receipt of the following, each of which shall be originals, facsimiles or electronic copies (followed promptly by originals if requested by Agent) unless otherwise specified, each properly executed by a Responsible Officer of the signing Obligor:

(i) executed counterparts of this Agreement, the Guarantee Agreement, the Security Agreement, the ABL Intercreditor Agreement, the Agency Fee Letter and Notes (to the extent requested by any Lender);

(ii) each Security Document set forth on Schedule 1.5 (including the delivery of documents and instruments necessary to satisfy the Collateral and Guarantee Requirement) required to be executed on the Closing Date as indicated on such schedule, duly executed by Holdings (to the extent a party thereto) and/or each Obligor thereto, together with (except as provided in such Security Documents):

(A) executed Intellectual Property Security Agreement(s) in substantially the form of Exhibit B to the Security Agreement;

(B) evidence that all financing statements under the Uniform Commercial Code have been filed or are otherwise in a form appropriate for filing;

(C) an executed Perfection Certificate; and

(D) lien searches reasonably satisfactory to the Agent;

(iii) certificates substantially in the form of Exhibit G for Holdings and the Borrower which attach (A) resolutions or other equivalent action documentation, (B) incumbency certificates, (C) Organization Documents and (D) good standing certificates;

(iv) an opinion from Brown Rudnick LLP and an opinion from The Whitten Law Firm, PC, each counsel to the Obligors, addressed to the Agent and the Lenders as of the Closing Date;

(v) a certificate, in the form of Exhibit F, attesting to the Solvency of Holdings and its Subsidiaries (on a consolidated basis) on the Closing Date after giving effect to the Transactions, from the Chief Financial Officer of Holdings;

(vi) a Notice of Borrowing relating to the initial Borrowing of the Term Loans; and

(vii) a copy of, or a certificate as to coverage under, the insurance policies required by Section 8.5 and the applicable provisions of the Security Documents.

(b) All fees and expenses required to be paid hereunder or pursuant to the Engagement Letter or the Agency Fee Letter, in the case of expenses, to the extent invoiced at least three (3) Business Days prior to the Closing Date (except as otherwise agreed by the Borrower) shall, substantially concurrently with the initial Borrowing, have been paid (which amounts may, at the Borrower’s option, be offset against the proceeds of the Loans borrowed on the Closing Date).

(c) The Agent and Arrangers shall have received a true, correct and complete copy of the ABL Credit Agreement and each other material Loan Document (as defined in the ABL Credit Agreement), in each case, including all exhibits and schedules related thereto (including, for the avoidance of doubt, a true, correct and complete copy of that certain Amended and Restated Security Agreement, dated as of the date hereof, among Holdings, Borrower, certain of their respective Subsidiaries, as Grantors and ABL Collateral Agent).

(d) The Agent and Arrangers shall have received the Historical Financial Statements.

(e) (1) The Agent shall have received an executed payoff letter with respect to the Secured Equify Loan and the Secured Equify Loan Documents, along with all associated UCC termination statements or other termination statements with respect to any related filings, in each case in form and substance satisfactory to the Agent, and, (2) simultaneously or substantially concurrently with the funding of the Initial Term Loans under this Agreement (i) all principal, accrued and unpaid interest, fees, premium, if any, and other amounts outstanding under the Secured Equify Loan Documents (other than contingent indemnification obligations not then due and payable and that by their terms expressly survive the termination of the Secured Equify Loan Documents) shall be paid or repaid in full, (ii) all commitments to extend credit thereunder will be terminated, (iii) any security interest and guarantees in connection therewith shall be terminated and released and (iv) all of the Secured Equify Loan Documents shall be terminated and of no further force or effect.

(f) Simultaneously or substantially concurrently with the funding of the Initial Term Loans under this Agreement, the outstanding Revolving Loans (as defined in the ABL Credit Agreement), including any interest and other amounts then due and payable with respect thereto, shall be paid in full.

(g) The Agent and Arrangers shall have received at least three (3) Business Days prior to the Closing Date all documentation and other information about the Borrower and the Guarantors as has been reasonably requested in writing at least ten (10) Business Days prior to the Closing Date by the Agent and the Arrangers that they reasonably determine is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

(h) Since December 31, 2016, there has not been any fact, change, event, circumstance, effect, development or occurrence which, individually or in the aggregate with any other facts, changes, events, circumstances, effects, developments or occurrences, has had, or would reasonably be expected to have, a Material Adverse Effect.

(i) No Default or Event of Default shall have occurred and be continuing before or immediately after giving effect to this Agreement and the borrowing of the Term Loans hereunder.

(j) No Default or Event of Default (in each case, as defined under the ABL Credit Agreement) shall have occurred and be continuing before or immediately after giving effect to this Agreement and the borrowing of the Term Loans hereunder.

(k) The Collateral Agent shall have received the original stock certificates representing the pledged Stock (to the extent such Stock is certificated) of the Borrower and its Restricted Subsidiaries, together with customary blank stock or unit transfer powers and irrevocable powers duly executed in blank.

(l) The Agent and the Arrangers shall have received at least three (3) Business Days prior to the Closing Date a Beneficial Ownership Certification from any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

9.2 Conditions Precedent to Each Loan. The obligation of the Lenders to make each Loan (including on the Closing Date) shall be subject to the conditions precedent that on and as of the date of any such extension of credit:

(a) The Borrower shall have delivered to the Agent a Notice of Borrowing, duly executed and completed, by the time specified in, and otherwise permitted by Section 2.3(a). The delivery of each Notice of Borrowing shall constitute a representation and warranty by the Obligors of the correctness of the matters specified in clause (b) below.

(b) The following statements shall be true, and the acceptance by the Borrower of any extension of credit shall be deemed to be a statement to the effect set forth in clauses (i) and (ii) with the same effect as the delivery to the Agent and the Lenders of a certificate signed by a Responsible Officer, dated the date of such extension of credit, stating that:

(i) the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects (and any representation and warranty that is qualified as to materiality or Material Adverse Effect is true and correct in all respects) on and as of the date of such extension of credit as though made on and as of such date, other than any such representation or warranty which relates to a specified prior date, in which case such representations and warranties were true and correct in all material respects as of such prior date, and except to the extent the Agent and the Lenders have been notified in writing by the Borrower that any representation or warranty is not correct in all material respects (or that any representation and warranty that is qualified as to materiality or Material Adverse Effect is not correct in all respects) and the Required Lenders have explicitly waived in writing compliance with such representation or warranty; provided that, if such Borrowing is being incurred to fund a Limited Condition Acquisition for which a LCA Election has been made, the Specified Representations shall be true and correct in all material respects (and any representation and warranty that is qualified as to materiality or Material Adverse Effect is true and correct in all respects) on and as of the date of such extension of credit as though made on and as of such LCA Test Date, other than any such representation or warranty which relates to a specified prior date, in which case such representations and warranties were true and correct in all material respects as of such prior date, and except to the extent the Agent and the Lenders have been notified in writing by the Borrower that any representation or warranty is not correct in all material respects (or that any representation and warranty that is qualified as to materiality or Material Adverse Effect is not correct in all respects) and the Required Lenders have explicitly waived in writing compliance with such representation or warranty; and

(ii) no Default or Event of Default has occurred and is continuing, or would result from such extension of credit; provided that, if such Borrowing is being incurred to fund a Limited Condition Acquisition for which a LCA Election has been made, no Default or Event of Default shall have occurred as of the LCA Test Date.

ARTICLE X

DEFAULT; REMEDIES

10.1 Events of Default. It shall constitute an event of default (“Event of Default”) if any one or more of the following shall occur for any reason:

(a) any failure by the Borrower to pay: (i) the principal of any of the Loans when due, whether upon demand or otherwise; or (ii) any interest, fee or other amount owing hereunder or under any of the other Loan Documents within five (5) Business Days after the due date therefor, whether upon demand or otherwise;

(b) any representation or warranty made or deemed made by Holdings or the Borrower in this Agreement or by any Obligor in any of the other Loan Documents or any certificate furnished by any Obligor at any time to the Agent, the Collateral Agent or any Lender pursuant to the Loan Documents shall prove to be untrue in any material respect as of the date on which made, deemed made, or furnished;

(c) any default shall occur in the observance or performance of any of the covenants and agreements contained in:

(i) Section 6.3(a), Section 8.2(a) (with respect to the maintenance of the Borrower’s existence only), Section 8.8, Section 8.9, Section 8.10, Section 8.11, Section 8.12, Section 8.13, Section 8.14, Section 8.16, Section 8.17, Section 8.22, Section 8.24, Section 8.27, or Section 8.28;

(ii) Section 8.20; provided that an Event of Default shall not occur under this clause (ii) until the expiration of the Cure Deadline for the applicable Test Period for which the Borrower was not in compliance with such Financial Covenant;

(iii) Section 8.20 of the ABL Credit Agreement; provided that an Event of Default shall not occur under this clause (iii) until the expiration of the Cure Deadline (as defined in the ABL Credit Agreement) for the applicable Test Period for which the Borrower was not in compliance with the ABL Financial Covenant; or

(iv) any other provision of this Agreement or any other Loan Document and such default shall continue for thirty (30) days after receipt by the Borrower of written notice thereof by the Agent or the Required Lenders;

(d) any default shall occur with respect to any Debt (other than the Obligations) of any Obligor or any of its Restricted Subsidiaries in an outstanding principal amount which constitutes Material Indebtedness, or under any agreement or instrument under or pursuant to which any such Debt may have been issued, created, assumed, or guaranteed by any Obligor or any of its Restricted Subsidiaries, and such default shall continue for more than the period of grace, if any, therein specified, in each case if the effect thereof (with or without the giving of notice) is to accelerate, or to permit the holders of any such Debt to accelerate, the maturity of any such Debt; or any such Debt shall be declared due and payable or be required to be prepaid (other than by a regularly scheduled or required prepayment) prior to the stated maturity thereof; or any such Debt shall not be paid in full upon the scheduled maturity thereof; provided that this clause (d) shall not apply to (x) termination events or equivalent events not constituting events of default pursuant to the terms of any Hedge Agreement and (y) Debt that becomes due or as to which an offer to prepay is required to be made as a result of the voluntary Disposition of the property or assets securing such Debt, if such Disposition is permitted hereunder and under the documents providing for such Debt;

(e) Holdings, the Borrower or any Significant Subsidiary shall (i) file a voluntary petition in bankruptcy or file a voluntary petition, proposal, notice of intent to file a proposal or an answer or otherwise commence any action or proceeding seeking reorganization, arrangement or readjustment of its debts or for any other relief under the federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or Law, state, or federal, now or hereafter existing, or consent to, approve of, or acquiesce in, any such petition, action or proceeding; (ii) apply for or acquiesce in the appointment of a receiver, assignee, liquidator, sequestrator, custodian, monitor, trustee or similar officer for it or for all or any part of its property; or (iii) make an assignment for the benefit of creditors;

(f) an involuntary petition shall be filed or an action or proceeding otherwise commenced seeking reorganization, arrangement, consolidation or readjustment of the debts of Holdings, the Borrower or any Significant Subsidiary for any other relief under the federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or Law, state or federal, now or hereafter existing, and such petition or proceeding shall not be dismissed within sixty (60) days after the filing or commencement thereof or an order of relief shall be entered with respect thereto;

(g) (i) a receiver, interim receiver, assignee, liquidator, sequestrator, custodian, monitor, trustee or similar officer for Holdings, the Borrower or any Significant Subsidiary or for all or any material part of such Person’s property shall be appointed or (ii) a warrant of attachment, execution or similar process shall be issued against any material part of the property of Holdings, the Borrower or any Significant Subsidiary and such warrant or similar process shall not be vacated, discharged, stayed or bonded pending appeal within sixty (60) days after the entry thereof;

(h) this Agreement, the Guarantee Agreement, any Security Document or the ABL Intercreditor Agreement, or any other intercreditor agreement entered into in connection with the Obligations hereunder shall be terminated (other than in accordance with its terms or the terms hereof or thereof), revoked or declared void or invalid or unenforceable or challenged by Holdings or any Obligor;

(i) one or more monetary judgments, orders, decrees or arbitration awards is entered against any Holdings, the Borrower or any Restricted Subsidiary involving in the aggregate for all Obligors and Restricted Subsidiaries liability as to any single or related or unrelated series of transactions, incidents or conditions, in excess of $20,000,000 (except to the extent covered by insurance through an insurer who does not deny or dispute coverage), and the same shall remain unsatisfied, unbonded, unvacated and unstayed pending appeal for a period of sixty (60) days after the entry thereof;

(j) for any reason, any Lien on any Collateral having a Fair Market Value in excess of $10,000,000 ceases to be, or is not, valid, perfected and prior to all other Liens in accordance with the provisions hereof (subject to (A) the terms of the Collateral and Guarantee Requirement and the Security Documents and (B) Permitted Liens) or is terminated, revoked or declared void other than (i) as a result of a release of Collateral permitted by Section 13.10 or in accordance with the terms of the relevant Security Document, (ii) in connection with the Full Payment of the Obligations or (iii) any loss of perfection (x) that results from the failure of the Collateral Agent to (A) maintain possession of certificates, promissory notes or other instruments delivered to it representing securities or other assets pledged under the Security Documents or (B) file and maintain proper UCC financing statements or similar filings (including continuation statements) or (y) as to Collateral consisting of real property subject to a Mortgage pursuant to the provisions hereof, to the extent such real property is covered by a title insurance policy and such insurer has not denied coverage;

(k) (i) an ERISA Event shall occur which has resulted or could reasonably be expected to result in a Material Adverse Effect or (ii) an Obligor or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multi-employer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect; or

(l) there occurs a Change of Control.

10.2 Remedies.

(a) If an Event of Default has occurred and is continuing, the Agent may, with the consent of the Required Lenders, and shall, at the direction of the Required Lenders, do one or more of the following at any time or times and in any order, without notice to or demand on the Borrower:

(i) declare the Loans to be immediately due and payable; provided, however, that upon the occurrence of any Event of Default described in Section 10.1(e), 10.1(f), or 10.1(g) with respect to any Obligor, all Loans shall automatically become immediately due and payable without notice or demand of any kind; and

(ii) pursue its other rights and remedies under the Loan Documents and applicable Law.

(b) If an Event of Default has occurred and is continuing and subject to the ABL Intercreditor Agreement or any intercreditor or subordination agreement or arrangements then in effect: (i) the Agent shall have, for the benefit of the respective Secured Parties, in addition to all other rights of the Agent and the Lenders, the rights and remedies of a secured party under the Loan Documents or the UCC; (ii) the Agent may (with the consent or at the direction of the Required Lenders), at any time, take possession of the respective Collateral and keep it on the Obligors’ premises, at no cost to the Agent or any Lender, or remove any part of it to such other place or places as the Agent may desire, or the Borrower shall, and shall cause their Restricted Subsidiaries to, upon the Agent’s demand (with the consent or at the direction of the Required Lenders), at the Borrower’s cost, assemble the Collateral and make it available to the Agent at a place reasonably convenient to the Agent; and (iii) the Agent may (with the consent or at the direction of the Required Lenders) sell and deliver any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as the Agent and the Required Lenders deem advisable, in their sole discretion, and may, if the Agent and the Required Lenders deem it reasonable, postpone or adjourn any sale of any Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale without giving a new notice of sale. Without in any way requiring notice to be given in the following manner, each Obligor agrees that any notice by the Agent of sale, disposition or other intended action hereunder or in connection herewith, whether required by the UCC or otherwise, shall constitute reasonable notice to the Borrower if such notice is mailed by registered or certified mail, return receipt requested, postage prepaid, or is delivered personally against receipt, at least ten (10) days prior to such action to the Borrower at the address specified in or pursuant to Section 14.8. If any Collateral is sold on terms other than payment in full at the time of sale, no credit shall be given against the Obligations until the Agent or the Lenders receive payment, and if the buyer defaults in payment, the Agent may (with the consent or at the direction of the Required Lenders) resell the Collateral without further notice to the Borrower or any other Obligor. In the event the Agent seeks to take possession of all or any portion of the Collateral by judicial process, the Borrower and each other Obligor irrevocably waives: (A) the posting of any bond, surety or security with respect thereto which might otherwise be required; (B) any demand for possession prior to the commencement of any suit or action to recover the Collateral; and (C) any requirement that the Agent retain possession and not dispose of any Collateral until after trial or final judgment. The Borrower and the other Obligors agree that the Agent has no obligation to preserve rights to the Collateral or marshal any Collateral for the benefit of any Person.

10.3 Application of Funds. Subject to Section 2.8 and any Intercreditor Agreement in effect, if the circumstances described in Section 4.6 have occurred, or after the exercise of remedies provided for in Section 10.2 or under any other Loan Document (or after the Commitments have automatically been terminated, the Loans have automatically become immediately due and payable as set forth in Section 10.2), including in any bankruptcy or insolvency proceeding, any amounts received on account of the Obligations shall be applied (notwithstanding the provisions of Sections 4.1(c) and 4.3(e)) by the Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 14.7) payable to the Agent and/or the Collateral Agent in its capacity as such (other than in connection with Cash Management Obligations or Obligations in respect of Secured Hedge Agreements);

Second, to all fees, costs, indemnities, liabilities, obligations and expenses owing to any Lender with respect to this Agreement, the other Loan Documents or the Collateral (but excluding the principal amount of and interest on the Obligations);

Third, to the payment of accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts);

Fourth, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 14.7), ratably among them in proportion to the amounts described in this clause Fourth payable to them (other than in connection with Cash Management Obligations or Obligations in respect of Secured Hedge Agreements);

Fifth, to any other Debt or obligations of any Obligor owing to the Agent, the Collateral Agent, any Lender or any other Secured Party under the Loan Documents for which the Agent has received written notice of such Obligations as being outstanding;

Sixth, ratably to pay (i) any amounts owing with respect to any Obligations in respect of Secured Hedge Agreements, until paid in full and (ii) any amounts owing with respect to any Cash Management Obligations, until paid in full;

Seventh, to the payment of all other Obligations of the Obligors that are due and payable to the Agent and the other Secured Parties (other than any Defaulting Lenders) on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Agent and the other Secured Parties (other than any Defaulting Lenders) on such date, until paid in full;

Eighth, ratably to pay any Obligations owed to Defaulting Lenders, until paid in full; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.

10.4 Permitted Holders’ Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 10.1(c), in the event that the Borrower fails to comply with the requirements of the Financial Covenant, any of the Permitted Holders shall have the right, during the period beginning at the end of the last Fiscal Quarter of the applicable Test Period and until the tenth (10th) Business Day after the date on which Financial Statements with respect to the Test Period in which such covenant is being measured are required to be delivered pursuant to Section 6.2 (such date, the “Cure Deadline”), to make a direct or indirect equity investment in the Borrower in cash in the form of common Stock (or other Stock reasonably acceptable to the Agent) (the “Cure Right”), and upon the receipt by the Borrower of net proceeds pursuant to the exercise of the Cure Right (the “Cure Amount”) and the application by the Borrower of the Cure Amount to the outstanding principal amount of the Loans in accordance with Section 4.3(c) and Section 4.3(e), the Financial Covenant shall be recalculated, giving effect to a pro forma increase to Consolidated EBITDA for such Test Period in an amount equal to such Cure Amount; provided that such pro forma adjustment to Consolidated EBITDA shall be given solely for the purpose of determining the existence of a Default or an Event of Default under the Financial Covenant with respect to any Test Period that includes the Fiscal Quarter for which such Cure Right was exercised and not for any other purpose under any Loan Document.

(b) If, after the receipt of the Cure Amount and the recalculations pursuant to clause (a) above, the Borrower shall then be in compliance with the requirements of the Financial Covenant during such Test Period, the Borrower shall be deemed to have satisfied the requirements of the Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Event of Default that had occurred shall be deemed cured; provided that (i) the Cure Right may be exercised on no more than five (5) occasions, (ii) in each four Fiscal Quarter period, there shall be at least two Fiscal Quarters in respect of which no Cure Right is exercised, (iii) with respect to any exercise of the Cure Right, the Cure Amount shall be no greater than the amount required to cause the Borrower to be in compliance with the Financial Covenant, (iv) all Cure Amounts shall be disregarded for purposes of determining any baskets or ratios with respect to the covenants contained in the Loan Documents and (v) there shall be no pro forma reduction in Debt (by netting or otherwise) with the proceeds of any Cure Amount for determining compliance with the Financial Covenant for any Test Period for which such Cure Amount is deemed applied.

(c) Prior to the Cure Deadline, neither the Agent, the Collateral Agent nor any Lender shall exercise any rights or remedies under Article X (or under any other Loan Document available during the continuance of any Default or Event of Default) solely on the basis of any actual or purported failure to comply with the Financial Covenant unless such failure is not cured by the Cure Deadline (it being understood that this sentence shall not have any effect on the rights and remedies of the Lenders with respect to any other Default or Event of Default pursuant to any other provision of any Loan Document other than breach of the Financial Covenant); provided, however, that the Lenders shall have no obligation to make any Loans prior to receipt of the Cure Amount.

ARTICLE XI

TERM AND TERMINATION

11.1 Term and Termination. The term of this Agreement shall end on the Stated Termination Date unless sooner terminated in accordance with the terms hereof. The Agent upon direction from the Required Lenders may terminate this Agreement without notice upon the occurrence and during the continuance of an Event of Default. Upon the effective date of termination of this Agreement for any reason whatsoever, all Obligations (other than contingent obligations not then due and payable, Obligations under Secured Hedge Agreements and Cash Management Obligations) (including all unpaid principal, accrued and unpaid interest and any amounts due under Sections 3.1, 4.2 and 5.4) shall become immediately due and payable. Notwithstanding the termination of this Agreement, until Full Payment of all Obligations, the Borrower shall remain bound by the terms of this Agreement and shall not be relieved of any of its Obligations hereunder or under any other Loan Document, and the Agent, the Collateral Agent and the Lenders shall retain all their rights and remedies hereunder (including the Collateral Agent’s Liens in and all rights and remedies with respect to all then-existing and after-arising Collateral).

ARTICLE XII

AMENDMENTS; WAIVERS; PARTICIPATIONS; ASSIGNMENTS; SUCCESSORS

12.1 Amendments and Waivers.

(a) (i) Except as otherwise specifically set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Borrower or other Obligor therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Agent with the consent of the Required Lenders) and the Obligors party thereto and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given;

(ii) Notwithstanding the foregoing, no such waiver, amendment, or consent shall be effective with respect to the following, unless consented to in writing by all Lenders (or the Agent with the consent of all Lenders) and the Borrower:

(A) amend this Section 12.1 (or any provision of this Agreement providing for consent or other action by all Lenders) or Section 12.2 (or the definition of Eligible Assignee);

(B) release all or substantially all of the value of the Guarantors with respect to their Obligations owing under the Guarantee Agreement other than as permitted by Section 13.10;

(C) subject to any Intercreditor Agreement then in effect, release or subordinate the Collateral Agent’s Liens on all or substantially all of the Collateral other than as permitted by Section 13.10; or

(D) change the definition of “Required Lenders”.

(iii) Notwithstanding the foregoing, no such waiver, amendment, or consent shall be effective with respect to the following, unless consented to in writing by all affected Lenders (or the Agent with the consent of all affected Lenders) and the Borrower:

(A) increase or extend any Commitment or any Loan of any Lender (other than as contemplated in Section 2.5 or 2.6);

(B) postpone or delay any date fixed by this Agreement or any other Loan Document for any (i) scheduled payment of principal, interest or fees or (ii) payment of other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

(C) reduce or forgive the principal of, or the rate of interest specified herein (other than waivers of the Default Rate) on any Loan, or any fees or other amounts payable hereunder or under any other Loan Document;

(D) amend the “default waterfall” set forth in Section 10.3;

(E) impose any greater restrictions on the ability of the Lenders of any Class to assign any of their respective rights or obligations hereunder; or

(F) other than to the extent required to make the Lenders under Incremental Term Loans, share, or, at their option, not share, in pro rata payments, amend the definition of “Pro Rata Share” or Sections 4.1, 4.2, 4.6 or 10.3 in a manner that would alter the pro rata sharing of payments or the order of payment required thereby.

It is understood that a waiver of any condition precedent or the waiver of any Default, Event of Default or mandatory prepayment or commitment reduction under this Agreement and the other Loan Documents shall not give rise to an all affected Lender vote pursuant to this clause (iv).

(iv) Notwithstanding the foregoing, no such waiver, amendment, or consent shall be effective to increase the obligations or adversely affect the rights of the Agent, the Collateral Agent, any Co-Manager or any Arranger without the consent of the party adversely affected thereby;

provided, however, that (A) Schedule 1.1 hereto (Lenders’ Commitments) may be amended from time to time by the Agent alone to reflect assignments of Commitments in accordance herewith and changes in Commitments in accordance with Section 2.5 or 2.6; (B) no amendment or waiver shall be made to Section 13.17 or to any other provision of any Loan Document as such provisions relate to the rights and obligations of any Co-Manager or any Arranger without the written consent of such Co-Manager or such Arranger, as applicable, (C) the Engagement Letter may be amended or waived in a writing signed by the Borrower, the Co-Managers and Barclays and (D) the Agency Fee Letter may be amended or waived in a writing signed by the Borrower and Barclays. Further, notwithstanding anything to the contrary contained in Section 12.1, if the Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (i) the Commitment of such Lender may not be increased or extended and (ii) the accrued and unpaid amount of any principal, interest or fees payable to such Lender shall not be reduced, in either case, without the consent of such Lender.

Notwithstanding anything to the contrary herein, no consent of any Lender or any other Person will be required to effectuate any transaction permitted under Section 2.5 or 2.6 except to the extent provided therein.

(b) If, in connection with any proposed amendment, waiver or consent (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, the consent of Required Lenders is obtained, but the consent of other Lenders is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then, at the Borrower’s request (and if applicable, payment by the Borrower of the processing fee referred to in Section 12.2(a)), the Agent (so long as the Agent is not a Non-Consenting Lender) or an Eligible Assignee shall have the right (but not the obligation), to purchase from the Non-Consenting Lenders, and the Non-Consenting Lenders agree that they shall sell, all of the Non-Consenting Lenders’ interests, rights and obligations under the Loan Documents, in accordance with the procedures set forth in clauses (i) through (v) in the proviso to Section 5.8 and the last sentence in Section 5.8, as if each such Non-Consenting Lender is an assignor Lender thereunder.

12.2 Assignments; Participations.

(a) Any Lender may, with the written consent (in each case, which consents shall not be unreasonably withheld or delayed) of (x) the Agent and (y) so long as no Event of Default has occurred and is continuing, the Borrower, assign and delegate to one or more Eligible Assignees (each an “Assignee”) all, or any ratable part of all, of the Loans, the Commitments and the other rights and obligations of such Lender hereunder, in a minimum amount of $5,000,000, or an integral multiple of $1,000,000 in excess thereof; provided, that (i) an amount less than the minimum amount of $5,000,000 may be assigned if agreed to by the Borrower and the Agent, or if such amount represents all of the Loans, the Commitments and the other rights and obligations of the Lender hereunder, (ii) no such minimum amount shall apply to any assignment to an Approved Fund or to a Lender or to an Affiliate of a Lender, and (iii) in the case of a prospective assignment to a Disqualified Lender following the occurrence and during the continuance of an Event of Default under any of Sections 10.1(a), (c), (f) or (g), any Affiliate of the Borrower (other than Holdings or any of its Subsidiaries) (such Affiliate, in such capacity, an “Affiliated Lender”) shall have the right, but not an obligation (the “Right of First Refusal”) to purchase the Loans, the Commitments and the other rights and obligations of such Lender hereunder, that such Lender intends to sell to such Disqualified Lender, at the same price and on the same terms and conditions as those offered to such Disqualified Lender, all in accordance with this Section 12.2(a) and Section 12.2(b); provided, further, that notwithstanding anything to the contrary herein, (i) no consent shall be required for the assignment of Loans to a Lender, an Affiliate of a Lender or an Approved Fund and (ii) to the extent required pursuant to the foregoing subclause (y), consent of the Borrower and/or a waiver of the Borrower’s Right of First Refusal shall be deemed to have been given if the Borrower has not responded within ten (10) Business Days of receipt of a written request for consent; provided, further, that (A) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall be given to the Borrower and the Agent by such Lender and the Assignee; (B) such Lender and its Assignee shall deliver to the Borrower and the Agent an Assignment and Acceptance; and (C) the assignor Lender or Assignee shall pay to the Agent a processing fee in the amount of $3,500 unless the Agent elects to waive such processing fee in its sole discretion. Upon the request of any Lender, the Agent shall, and the Borrower hereby expressly authorizes the Agent, to make available the list of Disqualified Lenders to any Lender, any potential assignee or participant for the purpose of verifying whether such Person is a Disqualified Lender.

(b) By its acquisition of Loans pursuant to the Right of First Refusal in clause (a) above, an Affiliated Lender shall be deemed to have acknowledged and agreed that:

(i) the Loans held by such Affiliated Lender shall be deemed to have voted in the same pro-portion as the allocation of voting with respect to such matter by Lenders who are not Affiliated Lenders in the calculation of any Lender vote;

(ii) the Agent shall vote on behalf of such Affiliated Lender in the event that any proceeding under Sections 1126 or 1129 of the Bankruptcy Code shall be instituted by or against the Borrower or any Guarantor (and each Affiliated Lender hereby grants to the Agent a power of attorney, irrevocable and coupled with an interest, to so vote such Affiliated Lender’s claims associated with the Loans and Commitments in accordance with this 12.2(b)), or, alternatively, to the extent that the foregoing is deemed unenforceable for any reason, such Affiliated Lender shall vote in such proceedings in the same proportion as the allocation of voting with respect to such matter by Lenders of the same class who are not Affiliated Lenders;

(iii) such Affiliated Lender, solely in its capacity as an Affiliated Lender (and not in any other capacity), will not be entitled to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among the Agent, the Collateral Agent or any Lender or among Lenders to which the Borrower or its representatives are not invited, or (B) receive any information or material prepared by the Agent, the Collateral Agent or any Lender or any communication by or among the Agent, the Collateral Agent and one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives (and in any case, other than the right to receive Notices of Borrowing, pre-payments and other administrative notices in respect of its Loans and Commitments required to be delivered to Lenders pursuant to the terms of the Loan Documents) or (C) make or bring (or participate in) any claim, in its capacity as a Lender, against the Agent or the Collateral Agent hereunder with respect to any duties or obligations or alleged duties or obligations of the Agent or the Collateral Agent under the Loan Documents;

(iv) it shall not have any right to receive advice of counsel to the Agent, the Collateral Agent or to the Lenders (other than Affiliated Lenders) or to challenge the Lenders’ attorney-client privilege; and

(c) Each Affiliated Lender hereby irrevocably appoints the Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender, from time to time in the discretion of the Agent and the Required Lenders, to take any action and to execute any instrument that the Agent or the Required Lenders may deem reason-ably necessary to carry out the provisions of this Section 12.2(b). In furtherance of the foregoing, each Affiliated Lender agrees to execute and deliver to the Agent any instrument reasonably requested by the Agent or the Required Lenders to evidence the voting of its interest as a Lender in accordance with the provisions of this Section 12.2(b) (it being understood and agreed that if such Affiliated Lender fails to promptly execute such instrument such failure shall in no way prejudice any of the rights of the Agent and the Required Lenders under this Section 12.2(b)).

(d) From and after the date that the Agent has received an executed Assignment and Acceptance, the Agent has received payment of the above-referenced processing fee and the Agent has recorded such assignment in the Register as provided in Section 13.18 herein, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assignor Lender’s rights and obligations under this Agreement, such assignor Lender shall cease to be a party hereto).

(e) By executing and delivering an Assignment and Acceptance, the assignor Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assignor Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto or the attachment, perfection, or priority of any Lien granted by any Obligor to the Agent or any Lender in the applicable Collateral; (ii) such assignor Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Obligor or the performance or observance by any Obligor of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such Assignee will, independently and without reliance upon the Agent, such assignor Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such Assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers, including the discretionary rights and incidental powers, as are reasonably incidental thereto; and (vi) such Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(f) Immediately upon satisfaction of the requirements of Section 12.2(a), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. Each Commitment allocated to each Assignee shall reduce the applicable Commitment of the assignor Lender pro tanto.

(g) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of the Borrower (a “Participant”), in each case that is not a Disqualified Lender so long as the list of Disqualified Lenders shall have been made available to all Lenders, participating interests in any Loans, any Commitment of that Lender and the other interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Borrower and the Agent shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, and (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document except the matters set forth in Sections 12.1(a)(ii)(B) and (C) and Section 12.1(a)(iii)(B) and (C), and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent and subject to the same limitation as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. Subject to paragraph (g) of this Section 12.2, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.1, 5.2 and 5.3, subject to the requirements and limitations of such Sections (including Sections 5.1(d)) and Sections 5.6 and 5.8, to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section 12.2 (provided that any documentation required to be provided pursuant to Section 5.1(d) shall be provided solely to the Originating Lender and provided further, for the avoidance of doubt, that if the Originating Lender is not a U.S. Person, such Lender shall include a copy of such documentation as an exhibit to its IRS Form W-8IMY in accordance with Section 5.1(d)(ii)(D)).

(h) Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement (including its Note, if any) in favor of any Federal Reserve Bank or any other central bank having jurisdiction over such Lender in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR §203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

(i) A Participant shall not be entitled to receive any greater payment under Section 5.1 or 5.3 than the Originating Lender would have been entitled to receive with respect to the participating interest sold to such Participant, unless the sale of the participating interest to such Participant is made with the Borrower’s prior written consent and such Participant agrees to be subject to the provisions of Section 5.8 as though it were a Lender, or to the extent that such entitlement to a greater payment results from a Change in Law after the Participant became a Participant.

ARTICLE XIII

THE APPOINTED AGENTS

13.1 Appointment and Authorization. Each Lender hereby designates and appoints the Agent and the Collateral Agent (collectively, the “Appointed Agents”) as its agents under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes each Appointed Agent, in its respective capacity, to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Each Appointed Agent agrees to act as such on the express conditions contained in this Article XIII. The provisions of this Article XIII (other than Sections 13.9, 13.10(a) and 13.10(b)) are solely for the benefit of the Appointed Agents and the Lenders, and the Borrower shall have no rights as third party beneficiaries of any of the provisions contained herein. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, each Appointed Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall any Appointed Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Appointed Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to any Appointed Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Except as expressly otherwise provided in this Agreement, each Appointed Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which such Appointed Agent is expressly entitled to take or assert under this Agreement and the other Loan Documents, including the exercise of remedies pursuant to Section 10.2, and any action so taken or not taken shall be deemed consented to by the Lenders.

13.2 Delegation of Duties. Each Appointed Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Each Appointed Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence, bad faith or willful misconduct.

13.3 Liability of Appointed Agents. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision)), (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Obligor or any Subsidiary or Affiliate of any Obligor, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by any Appointed Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Obligor or any other party to any Loan Document to perform its obligations hereunder or thereunder or (c) be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders; further, without limiting the generality of the foregoing clause (c), no Agent-Related Person shall (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information (subject in all respects to Section 14.16), to any Disqualified Lender. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Obligor or any of their Subsidiaries or Affiliates.

13.4 Reliance by Appointed Agent. Each Appointed Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Obligor), independent accountants and other experts selected by such Appointed Agent. Each Appointed Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Appointed Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

13.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Agent will notify the Lenders of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Article X.

13.6 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by any Appointed Agent hereinafter taken, including any review of the affairs of the Borrower and its Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to each Appointed Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Obligors and their Affiliates, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Obligors and their Affiliates. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Obligors or any of their Affiliates which may come into the possession of any of the Agent-Related Persons.

13.7 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), ratably in accordance with their respective Pro Rata Shares, from and against any and all Losses as such term is defined in Section 14.10; provided, however, that no Lender shall be liable for the payment to such Agent-Related Persons of any portion of such Losses to the extent resulting from such Person’s gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision); provided, further, that any action taken by any Agent-Related Person at the request of the Required Lenders shall not constitute gross negligence, bad faith or willful misconduct. Without limitation of the foregoing, each Lender shall ratably reimburse the Agent upon demand for its share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 13.7 shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

13.8 Appointed Agents in Individual Capacity. Each Appointed Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Stock in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Obligors and their Subsidiaries and Affiliates as though such Appointed Agent was not an Appointed Agent hereunder and without notice to or consent of the Lenders. Each Appointed Agent and its Affiliates may receive information regarding the Obligors, their Affiliates and Account Debtors (including information that may be subject to confidentiality obligations in favor of the Obligors or such Affiliates) and the Lenders hereby acknowledge that each Appointed Agent shall be under no obligation to provide such information to them. With respect to its Loans, each Appointed Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not an Appointed Agent, and the terms “Lender” and “Lenders” include each Appointed Agent in its individual capacity.

13.9 Successor Agents. Each Appointed Agent may resign as an Appointed Agent upon at least 30 days’ prior notice to the Lenders and the Borrower. In the event any Appointed Agent sells all of its Loans and/or Commitments as part of a sale, transfer or other disposition by such Appointed Agent of substantially all of its loan portfolio, such Appointed Agent shall resign as an Appointed Agent and such purchaser or transferee shall become the successor Appointed Agent hereunder. In the event that an Appointed Agent becomes a Defaulting Lender, such Appointed Agent may be removed at the reasonable request of the Borrower and the Required Lenders. Subject to the foregoing, if an Appointed Agent resigns or is removed under this Agreement, the Required Lenders (with the prior consent of the Borrower, such consent not to be unreasonably withheld and such consent not to be required if an Event of Default under any of Section 10.1(a), (e), (f) or (g) has occurred and is continuing) shall appoint from among the Lenders a successor agent, which successor agent shall be a Lender or a commercial bank, commercial finance company or other similar lender having total assets in excess of $5,000,000,000. If no successor agent is appointed prior to the effective date of the resignation of any Appointed Agent, such Appointed Agent may appoint (but without the need for the consent of the Borrower) a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Appointed Agent and the term “Appointed Agent” shall mean such successor agent and the retiring Appointed Agent’s appointment, powers and duties as an Appointed Agent shall be terminated. After any retiring Appointed Agent’s resignation hereunder as an Appointed Agent, the provisions of this Article XIII and Section 14.10 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was an Appointed Agent under this Agreement.

13.10 Collateral Matters.

(a) The Lenders (and each other Secured Party by their acceptance of the benefits of the Loan Documents shall be deemed to) hereby irrevocably authorize the Collateral Agent (and if applicable, any subagent appointed by the Collateral Agent under Section 13.2 or otherwise) to release its Liens on the Collateral, and the Collateral Agent’s Liens upon any Collateral shall be automatically released (i) upon Full Payment of the Obligations; (ii) upon a disposition of Collateral permitted by Section 8.8 to a Person that is not an Obligor; (iii) if any such Collateral constitutes property in which the Obligors owned no interest at the time the Lien was granted or at any time thereafter; (iv) if any such Collateral constitutes property leased to an Obligor under a lease which has expired or been terminated in a transaction permitted under this Agreement; (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee Agreement (in accordance with the second succeeding sentence and the Guarantee Agreement); (vi) as required by the Collateral Agent to effect any sale, transfer or other Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents, and (vii) to the extent such Collateral otherwise becomes an Excluded Stock or an Excluded Asset. Except as provided above, the Collateral Agent will not release any of the Collateral Agent’s Liens without the prior written authorization of the Required Lenders (or such other percentage of Lenders whose consent is required in accordance with Section 12.1); provided that, in addition to the foregoing, the Collateral Agent may, in its discretion, release such Collateral Agent’s Liens on Collateral valued in the aggregate not in excess of $500,000 during each Fiscal Year without the prior written authorization of any Lender, so long as all proceeds received in connection with such release are applied to the Obligations in accordance with Section 4.6. Upon request by the Collateral Agent or the Borrower at any time, subject to the Borrower having certified to the Collateral Agent that the disposition is made in compliance with Section 8.8 (which the Collateral Agent may rely conclusively on any such certificate, without further inquiry), the Lenders will confirm in writing the Collateral Agent’s authority to release any applicable Collateral Agent’s Liens upon particular types or items of Collateral pursuant to this Section 13.10. In addition, the Lenders (and each other Secured Party by their acceptance of the benefits of the Loan Documents shall be deemed to) hereby irrevocably authorize (w) the Collateral Agent to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.12(c) or (q) (as to Current Asset Collateral only), (x) the Agent to release automatically any Guarantor from its obligations under the Guarantee Agreement if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under this Agreement or such Person otherwise becomes an Excluded Subsidiary, in each case, solely to the extent such Subsidiary ceasing to constitute a Restricted Subsidiary or otherwise becoming an Excluded Subsidiary is not prohibited by this Agreement and (y) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, then, to the extent that the Collateral Agent obtains possession of any Collateral by operation of Section 13.12 of this Agreement that constitutes Collateral that Obligors are not required to deliver to Collateral Agent at such time pursuant to the terms hereof, the Security Documents or any other contractual arrangement with any Obligor, following the written request by Borrower, Collateral Agent shall (to the extent not prohibited by applicable law or legal process) deliver such Collateral in accordance with the terms of the ABL Intercreditor Agreement or, if the ABL Intercreditor Agreement is not then in effect, to the applicable Obligor. Upon request by any Appointed Agent at any time, the Required Lenders will confirm in writing such Appointed Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations pursuant to this Section 13.10(a).

(b) Upon receipt by any Appointed Agent of any authorization required pursuant to Section 13.10(a) from the Lenders of such Appointed Agent’s authority to release or subordinate the applicable Collateral Agent’s Liens upon particular types or items of Collateral, or to release any Guarantor from its obligations under the Guarantee Agreement, and upon at least three (3) Business Days’ prior written request by the Borrower, such Appointed Agent shall (and is hereby irrevocably authorized by the Lenders and the other Secured Parties to) execute such documents as may be necessary to evidence the release of such Collateral Agent’s Liens upon such Collateral or to subordinate its interest therein, or to release such Guarantor from its obligations under the Guarantee Agreement; provided, however, that (i) such Appointed Agent shall not be required to execute any such document on terms which, in such Appointed Agent’s opinion, would expose such Appointed Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Obligors in respect of) all interests retained by the Obligors, including the proceeds of any sale, all of which shall continue to constitute part of such Collateral.

(c) The Collateral Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by the Obligors or is cared for, protected or insured or has been encumbered, or that the applicable Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral in its capacity as one of the Lenders and that the Collateral Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing.

13.11 Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express consent of the Required Lenders, and that it shall, to the extent it is lawfully and contractually entitled to do so, upon the request of the Required Lenders, set off against the Obligations, any amounts owing by such Lender to any Obligor or any accounts of any Obligor now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so by any Appointed Agent, take or cause to be taken any action to enforce its rights under this Agreement or against any Obligor, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the applicable Collateral.

(b) Except as may be expressly permitted by this Agreement, if at any time or times any Lender shall receive (i) by payment, foreclosure, setoff or otherwise, any proceeds of Collateral or any payments with respect to the Obligations of any Obligor to such Lender arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from the Agent pursuant to the terms of this Agreement or to which such Lender is otherwise entitled to receive directly pursuant to the terms of this Agreement, or (ii) payments from the Agent in excess of such Lender’s ratable portion of all such distributions by the Agent, such Lender shall promptly (A) turn the same over to the Agent, in kind, and with such endorsements as may be required to negotiate the same to the Agent, or in same day funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Commitments; provided, however, that (A) if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment and (B) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower or any other Obligor pursuant to and in accordance with the express terms of this Agreement and the other Loan Documents, (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Commitments to any Assignee or Participant or (z) any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Commitments of that Class or any increase in the Applicable Margin (or other pricing term, including any fee, discount or premium) in respect of Loans or Commitments of Lenders that have consented to any such extension to the extent such transaction is permitted hereunder.

13.12 Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting the Lenders’ security interest in assets which, in accordance with the UCC or under other applicable law, as applicable may be perfected by possession. Should any Lender (other than the Collateral Agent) obtain possession of any such Collateral, such Lender shall notify the Collateral Agent thereof and, promptly upon the Collateral Agent’s request therefor, shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent’s instructions.

13.13 Payments by Agent to Lenders. All payments to be made by the Agent to the applicable Lenders shall be made by bank wire transfer or internal transfer of immediately available funds to each such Lender pursuant to wire transfer instructions delivered in writing to the Agent on or prior to the Agreement Date (or if such Lender is an Assignee, on the applicable Assignment and Acceptance), or pursuant to such other wire transfer instructions as each party may designate for itself by written notice to the Agent. Concurrently with each such payment, the Agent shall identify whether such payment (or any portion thereof) represents principal, interest or fees on the Loans or otherwise. Unless the Agent receives notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower will not make such payment in full as and when required, the Agent may assume that the Borrower have made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower has not made such payment in full to the Agent, each applicable Lender shall repay to the Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

13.14 Intercreditor Agreements. The Agents are hereby authorized to enter into the ABL Intercreditor Agreement and any other usual and customary intercreditor or subordination agreements or arrangements approved in writing by the Required Lenders (for purposes of this paragraph, the “Intercreditor Agreements”) to the extent contemplated by the terms hereof, and the parties hereto acknowledge that each such Intercreditor Agreement is binding upon them. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of each Intercreditor Agreement at any time existing and (b) hereby authorizes and instructs the Agents to enter into the Intercreditor Agreements and to subject the Liens on the Collateral securing the Obligations to the provisions thereof, as the case may be. In addition, but in conformance with the terms hereof, each Lender hereby authorizes the Agents to enter into (i) any amendments to the Intercreditor Agreements and (ii) any other intercreditor arrangements, in the case of clauses (i) and (ii) to the extent approved in writing by the Required Lenders and required to give effect to the establishment of intercreditor rights and privileges as contemplated and required by Section 8.16 of this Agreement. Each Lender waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against the Agent or any of its Affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.

13.15 Concerning the Collateral and the Related Loan Documents. Each Lender authorizes and directs each Appointed Agent to enter into the other Loan Documents, including any Intercreditor Agreement, for the ratable benefit and obligation of the Appointed Agents and the Lenders. Each Lender agrees that any action taken by any Appointed Agent or the Required Lenders, as applicable, in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by any Appointed Agent or the Required Lenders, as applicable, of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders. The Lenders acknowledge that the Loans, applicable Secured Hedge Agreements, Secured Cash Management Agreements, and all interest, fees and expenses hereunder constitute one Debt, secured equally by all of the applicable Collateral, subject to the order of distribution set forth in Section 10.3.

13.16 Relation Among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in the case of the Appointed Agents) authorized to act for, any other Lender.

13.17 Co-Managers; Arrangers. Each of the parties to this Agreement acknowledges that, other than any rights and duties explicitly assigned to the Co-Managers or the Arrangers under this Agreement, no Co-Manager or Arranger has any obligations hereunder and shall not be responsible or accountable to any other party hereto for any action or failure to act hereunder. Without limiting the foregoing, no Co-Manager or Arranger shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on the Co-Managers or Arrangers in deciding to enter into this Agreement or in taking or not taking action hereunder.

13.18 The Register.

(a) The Agent shall maintain a register (each, a “Register”), which shall include a master account and a subsidiary account for each applicable Lender and in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of each Loan comprising such Borrowing and any Interest Period applicable thereto, (ii) the effective date and amount of each Assignment and Acceptance delivered to and accepted by it and the parties thereto, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder or under the notes payable by the Borrower to such Lender, and (iv) the amount of any sum received by the Agent from the Borrower or any other Obligor and each Lender’s ratable share thereof. Each Register shall be available for inspection by the Borrower or any applicable Lender (with respect to its own Loans and Commitments only) at the office of the Agent referred to in Section 14.8 at any reasonable time and from time to time upon reasonable prior notice. Any failure of the Agent to record in the applicable Register, or any error in doing so, shall not limit or otherwise affect the obligation of the Borrower hereunder (or under any Loan Document) to pay any amount owing with respect to the Loans or provide the basis for any claim against the Agent. The Loans are registered obligations and the right, title and interest of any Lender and their assignees in and to such Loans as the case may be, shall be transferable only upon notation of such transfer in the applicable Register. Upon the request of any Lender made through the Agent, the Borrower shall execute and deliver to such Lender (through the Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto. Solely for purposes of this Section 13.18, the Agent shall be the Borrower’s agent for purposes of maintaining the applicable Register (but the Agent shall have no liability whatsoever to the Borrower or any other Person on account of any inaccuracies contained in the applicable Register). The Obligors and the Agent intend that the Loans will be treated as at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and any related regulations (and any other relevant or successor provisions of the Internal Revenue Code or such regulations).

(b) In the event that any Lender sells participations in any Loan, Commitment or other interest of such Lender hereunder or under any other Loan Document, such Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name of all Participants in the Loans held by it and the principal amount (and related interest thereon) of the portion of the Loans or Commitments which are the subject of the participation (the “Participant Register”). A Loan or Commitment may be participated in whole or in part only by registration of such participation on the Participant Register (and each note shall expressly so provide). Any participation of such Loans or Commitments may be effected only by the registration of such participation on the Participant Register. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 45.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error.

(c) Each Register shall be maintained by the Agent as a non-fiduciary agent of the Borrower. Each Register shall be conclusive absent manifest error.

13.19 Secured Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in the Guarantee Agreement or any Security Document, no Cash Management Bank or Hedge Bank that obtains the benefits of any Guaranty or any Collateral by virtue of the provisions hereof or of the Guarantee Agreement or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article XIII to the contrary, the Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Agent has received written notice of such Obligations, together with such supporting documentation as the Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case maybe.

13.20 Withholding Taxes. To the extent required by any applicable Law, the Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify and hold harmless the Agent fully for all amounts paid, directly or indirectly, by the Agent as Tax or otherwise, including any penalties, additions to Tax or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set-off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Agent under this Section 13.20. The agreements in this Section 13.20 shall survive the resignation and/or replacement of the Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations. For the avoidance of doubt, this Section 13.20 shall not limit or expand the obligations of the Borrower or any Guarantor under Section 5.1 or any other provision of this Agreement.

13.21 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent, each Co-Manager and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Obligor, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent, each Co-Manager, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Obligor, that:

(i) none of the Agent, any Co-Manager, any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Agent or any Co-Manager or any Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

(c) The Agent, each Co-Manager and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE XIV

MISCELLANEOUS

14.1 No Waivers; Cumulative Remedies. No failure by any Appointed Agent or any Lender to exercise any right, remedy, or option under this Agreement or any present or future supplement hereto, or in any other Loan Documents, or delay by any Appointed Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by any Appointed Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by any Appointed Agent or the Lenders on any occasion shall affect or diminish any Appointed Agent’s and each Lender’s rights thereafter to require strict performance by the Obligors of any provision of this Agreement and the other Loan Documents. Each Appointed Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy which the Appointed Agent or any Lender may have.

14.2 Severability. The illegality or unenforceability of any provision of this Agreement or any Loan Document or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

14.3 Governing Law; Choice of Forum; Service of Process.

(a) THIS AGREEMENT SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA LOCATED IN NEW YORK COUNTY, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY LOAN DOCUMENT. NOTWITHSTANDING THE FOREGOING: (i) THE AGENT SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER, ANY GUARANTOR OR ANY COLLATERAL IN THE COURTS OF ANY OTHER JURISDICTION THE AGENT DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR OTHER SECURITY FOR THE OBLIGATIONS AND (ii) EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THE COURTS DESCRIBED IN THE IMMEDIATELY PRECEDING SENTENCE MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE THOSE JURISDICTIONS.

(c) EACH OF THE PARTIES HERETO HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO THE APPLICABLE ADDRESS SET FORTH IN SECTION 14.8 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE MAILS POSTAGE PREPAID.

14.4 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

14.5 Survival of Representations and Warranties. All of the Borrower’s and other Obligors’ representations and warranties contained in this Agreement and the other Loan Documents shall survive the execution, delivery, and acceptance thereof by the parties, notwithstanding any investigation by the Agent or the Lenders or their respective agents.

14.6 Other Security and Guarantees. The Agent may, without notice or demand and without affecting the Borrower’s or any Obligor’s obligations hereunder, from time to time: (a) take from any Person (to the extent permitted by such Person) and hold collateral (other than the Collateral) for the payment of all or any part of the Obligations and exchange, enforce or release such collateral or any part thereof; and (b) accept and hold any endorsement or guaranty of payment of all or any part of the Obligations and release or substitute any such endorser or guarantor, or any Person who has given any Lien in any other collateral as security for the payment of all or any part of the Obligations, or any other Person in any way obligated to pay all or any part of the Obligations.

14.7 Fees and Expenses. The Borrower agrees (a) to pay or reimburse the Agent, the Collateral Agent, the Co-Managers, the Arrangers (without duplication) and, in the case of clause (ii) following the Closing Date, the Required Lenders for all reasonable and documented or invoiced out-of-pocket costs and expenses associated with (i) the syndication of the Term Loan Facility and (ii) the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), such costs and expenses to be limited in the case of legal costs and expenses to the Attorney Costs and (b) to pay or reimburse the Agent, the Collateral Agent and the Required Lenders for all reasonable and documented or invoiced out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (such costs and expenses to be limited in the case of legal costs and expenses to the Attorney Costs). Subject to the limitations above, the foregoing costs and expenses shall include all reasonable and documented or invoiced search, filing, recording and title insurance charges and fees related thereto. The agreements in this Section 14.7 shall survive the Termination Date and repayment of all other Obligations. All amounts due under this Section 14.7 shall be paid within twenty (20) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail.

14.8 Notices. Except as otherwise provided herein, all notices, demands and requests that any party is required or elects to give to any other shall be in writing, or by a telecommunications device capable of creating a written record, and any such notice shall become effective (a) upon personal delivery thereof, including, but not limited to, delivery by overnight mail and courier service, (b) four (4) days after it shall have been mailed by United States mail, first class, certified or registered, with postage prepaid, or (c) in the case of notice by such a telecommunications device, when properly transmitted, in each case addressed to the party to be notified as follows:

If to the Agent:	BARCLAYS BANK PLC
745 Seventh Avenue
New York, NY 10019|
Attention: Peter Oberrender
Email: peter.oberrender@barclays.com
Telephone: (212) 526-6687
Telecopy No.: (212) 526-5115

Secondary Contact:
Attention: LTM NY / Bank Debt Management
Email: ltmny@Barclays.com
With a copy
(which shall not constitute notice) to:	PAUL HASTINGS LLP
200 Park Avenue
New York, NY 10166
Attention: Marisa A. Sotomayor
Email: marisasotomayor@paulhastings.com
Telecopy No.: (212) 319-4090

If to the Borrower:	PROFRAC SERVICES, LLC
333 Shops Boulevard, Suite 301
Willow Park, Texas 76087
Attention: Matt Wilks
Email: matt.wilks@profrac.com
Facsimile No.: 254-442-8042

If to a Lender:	To the address of such Lender set forth on the signature page hereto or on the Assignment and Acceptance for such Lender, as applicable or to such other address as each party may designate for itself by like notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall not adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

14.9 Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective representatives, successors, and assigns of the parties hereto. The rights and benefits of the Agent and the Lenders hereunder shall, if such Persons so agree, inure to any party acquiring any interest in the Obligations or any part thereof to the extent permitted hereunder.

14.10 Indemnity of the Agent, the Collateral Agent, the Arrangers, the Co-Managers and the Lenders.

(a) Subject to the provisions of Sections 14.10(b) and (c), the Borrower agrees to defend, indemnify and hold all Agent-Related Persons, each Arranger, each Co-Manager, and each Lender (without duplication) and each of their respective Affiliates, officers, directors, employees, agents, controlling persons, advisors and other representatives, successors and permitted assigns of the foregoing (each, an “Indemnified Person”) harmless from and against any and all losses, claims, costs, damages and liabilities (collectively, “Losses”) of any kind or nature that arises out of or relates to (i) the Transactions, including the financing contemplated hereby and the use of proceeds hereof; (ii) breach or non-compliance with the covenants in Article VIII of this Agreement; (iii) any actual or alleged Release or threat of Release of any Contaminant at any facility or location currently or formerly owned or operated by Holdings or the Borrower; or (iv) any liability under Environmental Laws relating in any way to Holdings or the Borrower (including any inquiry or investigation of the foregoing) (regardless of whether such Indemnified Person is a party thereto or whether or not such action, claim, litigation or proceeding was brought by the Borrower, its equity holders, affiliates or creditors or any other third Person).

(b) Under this Section 14.10, Indemnified Persons shall be entitled to the reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating, responding to or defending any of the Losses foregoing (such expenses, in the case of legal expenses, to be limited to the reasonable fees, disbursements and other charges of a single firm of counsel for all Indemnified Persons, taken as a whole, and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all Indemnified Persons taken as a whole (and, in the case of an actual or perceived conflict of interest, where the Indemnified Person(s) affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, by such other firm of counsel for such affected Indemnified Person)) of any such Indemnified Person.

(c) No Indemnified Person will be indemnified for any Loss or related expense under this Section 14.10 to the extent it has resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Person or any of its Affiliates or any of the officers, directors, employees, agents, controlling persons, advisors or other representatives, successors or permitted assigns of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations under this Agreement or the other Loan Documents of such Indemnified Person or any of such Indemnified Person’s Affiliates or any of the officers, directors, employees, agents, controlling persons, advisors or other representatives, successors or permitted assigns of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any claim, litigation, investigation or other proceeding that does not arise from any act or omission by the Borrower or any of its Affiliates and that is brought by any Indemnified Person against any other Indemnified Person; provided that the Agent, the Collateral Agent, the Co-Managers and the Arrangers to the extent fulfilling their respective roles as an agent, co-manager or arranger under this Agreement and the other Loan Documents and in their capacities as such, shall remain indemnified in respect of such proceedings to the extent that none of the exceptions set forth in any of clauses (i) and (ii) of the immediately preceding proviso applies to such person at such time.

(d) The agreements in this Section 14.10 shall survive payment of all other Obligations. For the avoidance of doubt, this Section 14.10 shall not apply to Taxes other than Taxes that represent liabilities, obligations, losses or damages, with respect to a non-Tax claim.

14.11 Limitation of Liability. Notwithstanding any other provision of this Agreement to the contrary, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, advisors or other representatives, successors or permitted assigns (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of the Borrower, the other Obligors or any of their respective Subsidiaries or Affiliates, or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Agreement, the other Loan Documents, the Transactions (including the use of proceeds hereof), or with respect to any activities related to this Agreement and the other Loan Documents, including the preparation of this Agreement and the other Loan Documents; provided that nothing in this Section 14.11 shall limit the Borrower’s indemnity and reimbursement obligations set forth in Section 14.10 to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party unaffiliated with the applicable Indemnified Person with respect to which the applicable Indemnified Person is entitled to indemnification as set forth in Section 14.10.

14.12 Final Agreement. This Agreement and the other Loan Documents are intended by the parties hereto to be the final, complete, and exclusive expression of the agreement between them. This Agreement supersedes any and all prior oral or written agreements relating to the subject matter hereof, except for the fee provisions in Section 4 of the Engagement Letter.

14.13 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, and by the Agent, the Collateral Agent, each Lender and the Borrower in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement and the other Loan Documents may be executed by facsimile or other electronic communication and the effectiveness of this Agreement and the other Loan Documents and signatures thereon shall have the same force and effect as manually signed originals and shall be binding on all parties thereto. The Agent may require that any such documents and signatures be confirmed by a manually-signed original thereof, provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile signature.

14.14 Captions. The captions contained in this Agreement are for convenience of reference only, are without substantive meaning and should not be construed to modify, enlarge, or restrict any provision.

14.15 Right of Setoff. In addition to any rights and remedies of the Lenders provided by Law, if an Event of Default is then continuing or the Loans have been accelerated prior to the Stated Termination Date, each Lender is authorized at any time and from time to time, without prior notice to the Borrower or any Guarantor, any such notice being waived by each Obligor to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or any Affiliate of such Lender to or for the credit or the account of the Borrower or any Guarantor against any and all Obligations then due and owing by an Obligor under this Agreement or any other Loan Document to such Lender, now or hereafter existing, irrespective of whether or not the Agent or such Lender shall have made demand under this Agreement or any Loan Document. Each Lender agrees promptly to notify the Borrower and the Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. NOTWITHSTANDING THE FOREGOING, NO LENDER SHALL EXERCISE ANY RIGHT OF SET-OFF, BANKER’S LIEN, OR THE LIKE AGAINST ANY DEPOSIT ACCOUNT OR PROPERTY OF THE BORROWER OR ANY GUARANTOR HELD OR MAINTAINED BY SUCH LENDER WITHOUT THE PRIOR WRITTEN CONSENT OF THE REQUIRED LENDERS.

14.16 Confidentiality. Each Lender and the Agent severally agrees to treat confidentially and not publish, disclose or otherwise divulge any non-public information provided to any of them or any of their Affiliates by or on behalf of Holdings, the Borrower or any of their respective Subsidiaries or in connection with this Agreement, the other Loan Documents or the Transactions; provided that nothing herein shall prevent such Person from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation, or compulsory legal process based on the reasonable advice of counsel (in which case such Person agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or Governmental Authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable Law, rule or regulation, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction or purporting to have jurisdiction over such Person or any of its Affiliates (in which case such Person agrees (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable Law, rule or regulation, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Person or any of its Affiliates or any related parties thereto (including any of the persons referred to in clause (f) below) in violation of any confidentiality obligations owing to the Borrower or any of its Subsidiaries or Affiliates, (d) to the extent that such information is or was received by such Person from a third party that is not, to such Person’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to the Borrower, any of its Subsidiaries or Affiliates, (e) to the extent that such information is independently developed by such Person or its Affiliates without the use of any confidential information and without violating the terms of this Agreement, (f) to such Person’s Affiliates and to its and their respective directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with this Agreement and who are informed of the confidential nature of such information or who are subject to customary confidentiality obligations of professional practice (with such Person, to the extent within its control, responsible for such person’s compliance with this Section 14.16), (g) for purposes of establishing a “due diligence” defense and (h) to potential or prospective Lenders, Participants or Assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to Manufacturing, the Borrower or any of its Subsidiaries, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that, for purposes of this clause (h), (i) the disclosure of any such information to any Lenders, hedge providers, Participants or Assignees, or prospective Lenders, hedge providers, Participants or Assignees referred to above shall be made subject to the acknowledgment and acceptance by such Lender, hedge provider, Participant or Assignee, or prospective Lender, hedge provider, Participant or Assignee that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to the Borrower and such Person) in accordance with the standard syndication processes of the Agent or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such information and (ii) no such disclosure shall be made by such Person to any person that is at such time a Disqualified Lender. Notwithstanding anything herein or in any other Loan Document to the contrary, the Agent shall not (i) be responsible for, have any liability with respect to, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Lenders or have any liability with respect to or arising out of any assignment or participation of Loans or Commitments to any Disqualified Lender and (ii) have any liability with respect to any disclosure of confidential information to any Disqualified Lenders, except in each case of foregoing clauses (i) and (ii), to the extent any such liability results directly from the Agent’s gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

14.17 Conflicts with Other Loan Documents. Unless otherwise expressly provided in this Agreement (or in another Loan Document by specific reference to the applicable provision contained in this Agreement), if any provision contained in this Agreement conflicts with any provision of any other Loan Document (other than any Intercreditor Agreement), the provision contained in this Agreement shall govern and control.

14.18 No Fiduciary Relationship. Each Obligor acknowledges and agrees that, (i) in connection with all aspects of each transaction contemplated by this Agreement, the Obligors, on the one hand, and the Appointed Agents, the Arrangers, the Co-Managers, the Lenders and each of their Affiliates through which they may be acting (collectively, the “Applicable Entities”), on the other hand, have an arm’s-length business relationship that creates no fiduciary duty on the part of any Applicable Entity, and each Obligor expressly disclaims any fiduciary relationship, (ii) the Applicable Entities may be engaged in a broad range of transactions that involve interests that differ from those of such Obligor, and no Applicable Entity has any obligation to disclose any of such interests to such Obligor and (iii) such Obligor has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each Obligor further acknowledges and agrees that such Obligor is responsible for making its own independent judgment with respect to the transactions contemplated by this Agreement and the process leading thereto, and agrees that it will not claim that the Applicable Entities have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to such Obligor or its affiliates, in connection with such transactions or the process leading thereto.

14.19 Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Agent could purchase in the New York foreign exchange market, the Original Currency with the Second Currency on the date two (2) Business Days preceding that on which judgment is given. Each Obligor agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Agent receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Agent may, in accordance with normal banking procedures, purchase, in the New York foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, each Obligor agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Agent against such loss. The term “rate of exchange” in this Section 14.19 means the spot rate at which the Agent, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.

14.20 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies each Obligor that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Obligor, which information includes the name and address of each Obligor and other information that will allow such Lender or the Agent, as applicable, to identify each Obligor in accordance with the Act. Each Obligor shall, promptly following a request by the Agent or any Lender, provide all documentation and other information that the Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act.

14.21 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

(a) Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(ii) the effects of any Bail-In Action on any such liability, including, if applicable:

(A) a reduction in full or in part or cancellation of any such liability;

(B) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(C) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Remainder of Page Left Blank]

IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written

PROFRAC HOLDINGS, LLC, as Holdings

By:	/s/ Matt Wilks
Name: Matt Wilks
Title: Chief Financial Officer

[Signature Page to Term Loan Credit Agreement]

PROFRAC SERVICES, LLC, as the Borrower

By:	/s/ Matt Wilks
Name: Matt Wilks
Title: Chief Financial Officer

[Signature Page to Term Loan Credit Agreement]

PROFRAC MANUFACTURING, LLC

By:	/s/ Matt Wilks
Name: Matt Wilks
Title: Chief Financial Officer

[Signature Page to Term Loan Credit Agreement]

BARCLAYS BANK PLC, as the Agent, the Collateral Agent and a Lender

By:	/s/ Authorized Signatory
Name:
Title: Authorized Signatory

[Signature Page to Term Loan Credit Agreement]

EXHIBIT A

FORM OF NOTICE OF BORROWING

Date: ____________, _____

To: Barclays Bank PLC, as Agent

Ladies and Gentlemen:

Reference is made to that certain Term Loan Credit Agreement, dated as of September 7, 2018 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among ProFrac Holdings, LLC, a Texas limited liability company, ProFrac Services, LLC, a Texas limited liability company (the “Borrower”), the guarantors from time to time party thereto, the Lenders from time to time party thereto, and Barclays Bank PLC, as the Agent and the Collateral Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned hereby requests (select one) a Borrowing:

1.	On __________ (a Business Day).[1]

2.	In the amount of $__________.[2]

3.	Comprised of [Base Rate Loans] [LIBOR Loans].

[4.	For LIBOR Loans, with an Interest Period of [ ] months.][3]

5.	The proceeds of the Borrowing shall be sent to:

[Name and Address of Bank/Beneficiary]

Account No.:

ABA No.:

Attn:

The undersigned, on behalf of the Borrower, hereby represents and warrants that the conditions specified in Section [9.1]4 [9.2] shall be satisfied on and as of the date of, before and after giving effect to, the credit extension requested hereby.

[Signature Page Follows]

[1]

Solely with respect to the initial Borrowing on the Closing Date, the Borrower must deliver written notice, which must be received by the Agent by 1:00 p.m. (New York City time) at least one (1) Business Day prior to the Closing Date. With respect to each subsequent Borrowing, the Borrower must deliver written notice, which must be received by the Agent prior to (w) 12:00 noon (New York City time) three (3) Business Days prior to the requested Funding Date in the case of LIBOR Loans, (x) 1:00 p.m. (New York City time) one (1) Business Day prior to the requested Funding Date in the case of Base Rate Loans.

[2]	Shall be in a minimum amount of at least $1,000,000 (and increments of $1,000,000 in excess of such amount) for both LIBOR Loans and Base Rate Loans.
[3]	One, two, three or six months or, with the consent of all applicable Lenders, 12 months, or with the consent of all applicable Lenders a period shorter than one month.
[4]	Only for Borrowings on the Closing Date.

Form of Notice of Borrowing

A-1

PROFRAC SERVICES, LLC,
as Borrower

By:
Name:
Title:

Form of Notice of Borrowing

A-2

EXHIBIT B

FORM OF NOTICE OF CONTINUATION/CONVERSION

Date: ___________, _____

To: Barclays Bank PLC, as Agent

Ladies and Gentlemen:

Reference is made to that certain Term Loan Credit Agreement, dated as of September 7, 2018 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among ProFrac Holdings, LLC, a Texas limited liability company (“Holdings”), ProFrac Services, LLC, a Texas limited liability company (the “Borrower”), the guarantors from time to time party thereto, the Lenders from time to time party thereto, and Barclays Bank PLC, as the Agent and the Collateral Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned hereby gives irrevocable notice pursuant to Section 3.2 of the Credit Agreement that

1.	The proposed Continuation/Conversion Date is _____.[1]

2.	The aggregate principal amount of Loans to be continued or converted is $ _____.

3.	The type of Loans resulting from the proposed conversion or continuation is _____.

4.	The duration of the requested Interest Period is _____.[2]

PROFRAC SERVICES, LLC,
as Borrower

By:
Name:
Title:

[1]

The Borrower shall deliver a written Notice to the Agent not later than 1:00 p.m. (New York City time) at least (3) Business Days in advance of the Continuation/Conversion Date if the Loans are to be converted into or continued as LIBOR Loans.

[2]	One, two, three or six months or, with the consent of all applicable Lenders, 12 months or, with the consent of all applicable Lenders, a period shorter than one month.

Form of Notice of Continuation/Conversion of Revolving Loans

B-1

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: __________, _____

To: Barclays Bank PLC, as Agent and Collateral Agent

Ladies and Gentlemen:

Reference is made to that certain Term Loan Credit Agreement, dated as of September 7, 2018 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Term Loan Credit Agreement”), among ProFrac Holdings, LLC, a Texas limited liability company (“Holdings”), ProFrac Services, LLC, a Texas limited liability company (the “Borrower”), the guarantors from time to time party thereto, the Lenders from time to time party thereto, and Barclays Bank PLC, as the Agent and the Collateral Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Term Loan Credit Agreement.

The undersigned Responsible Officer of Holdings hereby certifies as of the date hereof that he/she is a Responsible Officer of Holdings, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate, in his or her capacity as a Responsible Officer and not in his or her individual capacity, to the Agent on the behalf of Holdings, and that:

[Use following paragraph 1 for fiscal year-end financial statements to be delivered pursuant to Section 6.2(a)]

1. Holdings has delivered the year-end audited financial statements required by Section 6.2(a) of the Term Loan Credit Agreement for the Fiscal Year ended as of the above date, together with all certificates, opinions and documents required by such section. All such audited financial statements have been prepared in reasonable detail, fairly present in all material respects the financial position and the results of operations of the Consolidated Parties (and, if applicable, Holdings and its Restricted Subsidiaries) as at the date thereof and for the Fiscal Year then ended, and have been prepared in accordance with GAAP in all material respects.

[Use following paragraph 1 for fiscal quarter-end financial statements to be delivered pursuant to Section 6.2(b)]

1. Holdings has delivered the unaudited financial statements required by Section 6.2(b) of the Term Loan Credit Agreement for the Fiscal Quarter ended as of the above date. Such consolidated financial statements are complete and correct in all material respects in conformity with GAAP, have been prepared in reasonable detail in accordance with GAAP in all material respects consistently applied, and fairly present, in all material respects, the Consolidated Parties’ (and, if applicable, Holdings and its Restricted Subsidiaries) financial position as at such date and their results of operation for such period then ended, subject only to changes resulting from normal year-end audit adjustments and to the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Term Loan Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Consolidated Parties and, if different, Holdings and its Restricted Subsidiaries, during the accounting period covered by such financial statements.

[select one:]

[to the knowledge of the undersigned, during such fiscal period, no Default or Event of Default has occurred and is continuing.]

—or—

[to the knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

Form of Compliance Certificate

3. The analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Compliance Certificate and set forth reasonably detailed calculations of the Total Net Leverage Ratio as of the last day of the applicable Test Period.

4. Except as set forth on Schedule 2 hereto, subsequent to the date of the most recent Compliance Certificate submitted by the Borrower pursuant to Section 6.2(a) or (b) of the Term Loan Credit Agreement, no Obligor has (i) changed its name as it appears in official filings in the jurisdiction of its organization, (ii) changed its chief executive office, principal place of business, or any office which maintains books and records concerning Collateral, (iii) changed the type of entity that it is, (iv) changed (or has had changed) its organization identification number, if any, issued by its jurisdiction of organization or its federal taxpayer identification number, (v) changed its organizational structure or jurisdiction of organization, (vi) changed the end of its Fiscal Year, (vii) formed or acquired any new Subsidiary without giving the Agent any notice required by the Loan Documents or (viii) acquired any Vehicles.

5. The analyses and information set forth on Schedule 3 attached hereto are true and accurate on and as of the date of this Compliance Certificate and set forth reasonably detailed calculations of the Excess Cash Flow for the applicable Excess Cash Flow Period.

[Signature Page Follows]

Form of Compliance Certificate

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of __________, _____.

PROFRAC HOLDINGS, LLC

By:
Name:
Title:

Form of Compliance Certificate

For the Quarter/Year ended __________, _____ (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

Total Net Leverage Ratio

A. Consolidated Total Debt

1.  aggregate principal amount of indebtedness of Holdings and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of indebtedness resulting from the application of purchase accounting in connection with the Transactions, any Permitted Acquisition or Investments similar to those made for Permitted Acquisitions), consisting of Debt for Borrowed Money, Unpaid Drawings (as defined in the ABL Credit Agreement), Capital Lease Obligations and third party debt obligations evidenced by promissory notes or similar instruments, minus

$_________

2.  the lesser of (x) the amount of Unrestricted Cash on the consolidated balance sheet of Holdings and (y) the Cumulative Retained Excess Cash Flow Amount not previously or otherwise utilized or expended (provided that, with respect to the Fiscal Year ending December 31, 2018, only retained Excess Cash Flow for the period commencing on the Closing Date and ending on December 31, 2018 shall be included in the calculation of the amount described in this clause (y))

$_________

Consolidated Total Debt (Lines A.1 minus A.2)	$_________

B. Consolidated EBITDA[1] 1. Consolidated Net Income

(a)   the Net Income,[2] attributable to such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP (adjusted to exclude the equity interests in any Unrestricted Subsidiary owned by such Person or any of its Restricted Subsidiaries)

$_________

Plus

(b)   the amount of distributions received in cash by such Person or any of its Restricted Subsidiaries from any Subsidiary (including any Unrestricted Subsidiary) for such period, to the extent not already included in paragraph B.1(a) above

$_________

minus

(c) (i) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period	$_________

(ii)  the income (or loss) of any Person (other than a Restricted Subsidiary of such Person) in which any other Person (other than such Person or any of its Restricted Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to such Person or any of its Restricted Subsidiaries by such Person during such period

$_________

[1]	Consolidated EBITDA shall be determined on a consolidated basis for Holdings and its Restricted Subsidiaries in accordance with GAAP and the terms and conditions of the Term Loan Credit Agreement.
[2]

As used herein, “Net Income” means the net income (loss) attributable to Holdings and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

Form of Compliance Certificate

(iii)   the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of such Person or is merged into or consolidated with such Person or any of its Restricted Subsidiaries or that Person’s assets are acquired by such Person or any of its Restricted Subsidiaries (except as may be required in connection with the calculation of a covenant or test on a pro forma basis)

$_________

(iv)  the income of any Restricted Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary

$_________

(v)    any after-Tax gains or losses attributable to Dispositions of Property permitted under the Term Loan Credit Agreement, in each case other than in the ordinary course of business (as determined in good faith by the Borrower) or returned surplus assets of any Pension Plan

$_________

(vi)  any net after-Tax gains or losses from disposed, abandoned, transferred, closed or discontinued operations and any net after-Tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations

$_________

(vii)  any losses and expenses with respect to liability or casualty events to the extent covered by insurance or indemnification and actually reimbursed or so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is (a) not denied by the applicable carrier or indemnifying party in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days)

$_________

(viii) (to the extent not included in sub-clauses (i) through (vii) above) any net extraordinary gains or net extraordinary losses	$_________

(ix) Sum of Lines B.1(c)(i) through B.1(c)(viii)	$_________

Consolidated Net Income (Lines B.1(a) plus B.1(b) minus B.1(c)(ix))	$_________

plus

2. the following amount, in each case to the extent deducted (and not added back) in computing Consolidated Net Income (other than clause (a)(x) and (a)(xiii) below), but without duplication:

(a) (i)  Distributions made by Holdings and its Restricted Subsidiaries pursuant to Section 8.10(f)(i) of the Term Loan Credit Agreement during such period and provision for taxes based on income or profits or capital gains, including, without limitation, foreign, federal, state, provincial, franchise, excise, value added and similar taxes and foreign withholding taxes of Holdings and its Restricted Subsidiaries paid or accrued during such period, including any penalties and interest relating to such taxes or arising from any tax examinations and any payments to any Parent Entity in respect of such taxes

$_________

(ii) total interest expense and other financing expense (including breakage costs, premiums or consent fees and including the amortization of original issue discount)	$_________

(iii) Consolidated Depreciation and Amortization Expense of Holdings and its Restricted Subsidiaries for such period	$_________

Form of Compliance Certificate

(iv) any fees, expenses or charges incurred in connection with any issuance of debt or equity securities, any refinancing transaction or any amendment or other modification of any debt instrument to the extent consummated in accordance with the terms of the Loan Documents including (i) such fees, expenses or charges related to the Transactions, and (ii) any amendment, modification or waiver in connection with the Term Loan Credit Agreement or any instrument governing any other Debt

$_________

(v)   any fees (including legal and investment banking fees), transfer or mortgage recording Taxes and other out-of-pocket costs and expenses of Holdings and its Restricted Subsidiaries (including expenses of third parties paid or reimbursed Holdings and its Restricted Subsidiaries) incurred as a result of the transactions contemplated by the Loan Documents or any Disposition of Property permitted under the Term Loan Credit Agreement

$_________

(vi) any fees and expenses incurred by Holdings and any of its Restricted Subsidiaries solely in connection with any Permitted Acquisition (whether or not consummated), but, with respect to Permitted Acquisitions not consummated, in an aggregate amount not to exceed $2,000,000 for any Test Period

$_________
(vii) any impairment charge or asset write-off pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP	$_________
(viii) payments made or accrued in such period pursuant to Section 8.14(h) of the Term Loan Credit Agreement	$_________
(ix) any losses from the early extinguishment of Debt (including Hedge Agreements or other derivative instruments)	$_________

(x)   the amount of “run rate” cost savings, operating expense reductions and other synergies achieved in connection with a Permitted Acquisition projected by the Borrower in good faith to be realized as a result of specified actions taken, actions with respect to which substantial steps have been taken or actions that are expected to be taken (which cost savings, operating expense reductions or synergies shall be calculated on a Pro Forma Basis as though such cost savings, operating expense reductions or synergies had been realized on the first day of the applicable Test Period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings, operating expense reductions or synergies are reasonably identifiable and factually supportable, (B) such cost savings, operating expense reductions or synergies do not exceed, when combined with the amount of any adjustments made pursuant to clause (xiv) below and any Pro Forma Adjustment made pursuant to clause (d) below, 7.5% of Consolidated EBITDA for such Test Period (prior to giving effect to any increase in Consolidated EBITDA pursuant to this clause (x), clause (xiv) below or clause (d) below) and (C) such actions have been taken, such actions with respect to which substantial steps have been taken or such actions are expected to be taken within twelve (12) months after the date of determination to take such action; provided, further, that the adjustments pursuant to this clause (x) and clause (xiv) below may be incremental to (but not duplicative of) Pro Forma Adjustments made pursuant to clause (d) below

$_________
(xi) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees	$_________
(xii) any non-cash losses or charges, including any write offs, write downs, expenses, losses or items for such period decreasing Consolidated Net Income for such period	$_________

Form of Compliance Certificate

(xiii)proceeds from property or business interruption insurance received or reasonably expected to be received (to the extent not reflected as revenue or income in Consolidated Net Income and to the extent that the related loss was deducted in the determination of Consolidated Net Income)

$_________

(xiv)all Restructuring Costs and any other extraordinary, unusual or non-recurring expenses, losses or charges incurred; provided that such adjustments do not exceed, when combined with the amount of any adjustments made pursuant to clause (x) above and any Pro Forma Adjustments made pursuant to clause (d) below, 7.5% of Consolidated EBITDA for such Test Period (prior to giving effect to any increase in Consolidated EBITDA pursuant to this clause (xiv), clause (x) above or clause (d) below); provided further, that the adjustments pursuant to this clause (xiv) and clause (x) above may be incremental to (but not duplicative of) Pro Forma Adjustments made pursuant to clause (d) below

$_________

(xv)  any non-cash loss attributable to the mark-to-market movement in the valuation of Hedge Agreements (to the extent the cash impact resulting from such loss has not been realized) or other derivative instruments pursuant to GAAP

$_________

(xvi)Sum of Lines B.2(a)(i) through B.2(a)(xv)	$_________

minus

(b) the sum of the amounts for such period, solely to the extent included in Consolidated Net Income, without duplication:[3]	$_________

(i) any non-cash gain increasing Consolidated Net Income of such Person for such period, other than the accrual of revenues in the ordinary course of business	$_________

(ii)  any non-cash gain attributable to the mark-to-market movement in the valuation of Hedge Agreements (to the extent the cash impact resulting from such gain has not been realized) or other derivate instruments pursuant to GAAP

$_________

(iii) any gains from the early extinguishment of Debt (including Hedge Agreements or other derivative instruments)	$_________

(iv) any extraordinary, unusual or non-recurring gains increasing Consolidated Net Income for such period	$_________

(v) Sum of Lines B.2(b)(i) through B.2(b)(iv)	$_________

plus or minus, as applicable, without duplication

(c)   any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Debt, intercompany balances and other balance sheet items, plus or minus, as the case may be

$_________
plus

[3]

Provided that, to the extent non-cash gains are deducted pursuant to this clause (b) for any previous period and not otherwise added back to Consolidated EBITDA, Consolidated EBITDA shall be increased by the amount of any cash receipts (or any netting arrangements resulting in reduced cash expenses) in respect of such non-cash gains received in subsequent periods to the extent not already included therein.

Form of Compliance Certificate

(d)   in accordance with the definition of “Pro Forma Basis,” an adjustment equal to the amount, without duplication of any amount otherwise included in any other clause of the definition of “Consolidated EBITDA,” of the Pro Forma Adjustment shall be added to (or subtracted from) Consolidated EBITDA (including the portion thereof occurring prior to the relevant Specified Transaction and/or Specified Restructuring) as specified in a certificate from a Responsible Officer of the Borrower delivered to the Agent (for further delivery to the Lenders)

$_________
Consolidated EBITDA (Lines B.2(a)(xvi) minus B.2(b)(v) plus/minus B.2(c) plus B.2(d))	$_________
C. Total Net Leverage Ratio
Consolidated Total Debt	$_________
divided by
Consolidated EBITDA	$_________
Equals	_______: 1
Maximum Total Net Leverage Ratio	[2.00][1.75][1.50][4]: 1

[4]

For the first Fiscal Quarter ended after the Closing Date through and including December 31, 2018, the Total Net Leverage Ratio shall not exceed 2.00:1.00. For the Fiscal Quarters ended March 31, 2019 through and including June 30, 2019, the Total Net Leverage Ratio shall not exceed 1.75:1.00. For the Fiscal Quarters ended September 30, 2019 and thereafter, the Total Net Leverage Ratio shall not exceed 1.50:1.00.

Form of Compliance Certificate

SCHEDULE 2

to the Compliance Certificate

[Obligor Changes]

Form of Compliance Certificate

SCHEDULE 3

to the Compliance Certificate

Excess Cash Flow

1. The sum, without duplication, of:

(a) Consolidated Net Income for such Excess Cash Flow Period;	$______

(b) all non-cash charges (including depreciation and amortization expenses) for such period to the extent such non-cash charges were deducted in computing Consolidated Net Income for such period	$______

(c)   decreases in Consolidated Working Capital and Long-Term Accounts Receivable for such period (other than any such decreases arising from acquisitions by the Borrower or any of its Restricted Subsidiaries completed during such period)

$______

(d)   an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income

$______

(e) sum of 1(a) through 1(d) above	$______

minus

2. The sum, without duplication, of:

(a) an amount equal to the amount of all non-cash credits and cash charges in each case included in arriving at Consolidated Net Income for such Excess Cash Flow Period	$______

(b)   without duplication of amounts deducted in arriving at such Consolidated Net Income, the amount of (x) growth Capital Expenditures (provided that (i) such growth Capital Expenditures are made solely in connection with the increase of the number of fleets of hydraulic fracturing equipment owned by the Borrower from 13 to 20, (ii) such growth Capital Expenditures shall be paid or otherwise expended prior to June 30, 2019 and (iii) the aggregate amount of all such growth Capital Expenditures deducted pursuant to this clause (x) shall not exceed $150,000,000) and (y) maintenance Capital Expenditures, in each case of foregoing clauses (x) and (y), made in cash during such period solely to the extent that any such Capital Expenditures were financed with Internally Generated Funds

$______

(c)   the aggregate amount of all principal payments of Debt of the Borrower and any of its Restricted Subsidiaries (including (A) the principal component of scheduled payments in respect of Capital Lease Obligations and (B) the amount of any repayment of Loans pursuant to Section 4.1(a) of the Term Loan Credit Agreement but excluding (x) all voluntary prepayments of the Loans made pursuant to Section 4.1(c) of the Term Loan Credit Agreement and (y) all mandatory prepayments of the Loans (other than those made pursuant to Section 4.3(b) of the Term Loan Credit Agreement, to the extent such mandatory prepayments were made with the proceeds of a Disposition that resulted in an increase to Consolidated Net Income (with no amount in excess of the amount of such increase being included))) made during such period, except to the extent financed with the proceeds of other long-term Debt of the Borrower or any of its Restricted Subsidiaries (other than under any revolving credit facility)

$______

(d)   increases in Consolidated Working Capital and Long-Term Accounts Receivable for such period (other than any such increases arising from acquisitions of a Person or business unit by the Borrower or any of its Restricted Subsidiaries during such period)

$______

(e) the amount of cash taxes paid in such period to the extent not deducted in determining Consolidated Net Income for such period	$______

(f)   to the extent any non-cash charges were added back to Consolidated Net Income pursuant to the foregoing clause 1(b) for purposes of the Excess Cash Flow calculation for such period or a prior period and such non-cash charges were later paid in cash in such period (including expenditures for the payment of financing fees), the amount of such cash payments

$______

(g)   an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income

$______

(h) the sum of 2(a) through 2(g) above	$______

Excess Cash Flow (Line 1(e) minus Line 2(h)):	$______

Form of Compliance Certificate

EXHIBIT D

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and among the Assignor identified in item 1 below (the “Assignor”), and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignors’ rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective Credit Facility or Credit Facilities set forth below, and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as Lender with respect to such Credit Facilities) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as an “Assigned Interest”). Each such sale and assignment is without recourse to any Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by any Assignor.

1.	Assignor:

2.	Assignee:

[for each Assignee, if applicable, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower: ProFrac Services, LLC, a Texas limited liability company

4.	Agent: Barclays Bank PLC, as the Agent under the Credit Agreement

5.

Credit Agreement: Term Loan Credit Agreement, dated as of September 7, 2018 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among ProFrac Holdings, LLC, a Texas limited liability company (“Holdings”), ProFrac Services, LLC, a Texas limited liability company (the “Borrower”), the guarantors from time to time party thereto, the Lenders from time to time party thereto, and Barclays Bank PLC, as the Agent and the Collateral Agent.

6.	Assigned Interest:

Aggregate Amount of Commitments / Loans	Class of Loans Assigned	Aggregate Amount of Commitments / Loans held[1]			Aggregate Amount of Commitments / Loans assigned[2]		Percentage of Commitments / Loans assigned
		$	[	]	$	_____	_____	%

[1]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[2]	Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.

Form of Assignment and Acceptance

Effective Date: __________, 20___ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Form of Assignment and Acceptance

Consented to and Accepted:

BARCLAYS BANK PLC,
as the Agent

By:
Title:

[Consented to:][3]
PROFRAC SERVICES, LLC,
as Borrower

By:
Title:

[3]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Form of Assignment and Acceptance

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1. Assignor. Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Holdings, the Borrower, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Holdings, the Borrower, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under the Credit Agreement, including that it is not a Disqualified Lender or an Affiliate thereof and is an Eligible Assignee (subject to such consents, if any, as may be required under Section 12.2(a) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.2(a) or Section 6.2(b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, and (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender and (iii) it will continue to comply with any ongoing requirements under Section 5.1(d) of the Credit Agreement.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

Form of Assignment and Acceptance

EXHIBIT E

FORM OF PERFECTION CERTIFICATE

September 7, 2018

Reference is hereby made to (i) that certain Security Agreement, dated as of the date hereof (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Security Agreement”), by and among ProFrac Services, LLC, a Texas limited liability company (the “Borrower”), ProFrac Holdings, LLC, a Texas limited liability company (“Holdings”), the subsidiary grantors from time to time party thereto (the “Grantors”) and Barclays Bank PLC, as collateral agent (in such capacity, the “Collateral Agent”) and (ii) that certain Credit Agreement, dated as of the date hereof (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among the Borrower, Holdings, the other guarantors from time to time party thereto, the lenders from time to time party thereto, Barclays Bank PLC, as the Administrative Agent and the Collateral Agent. Capitalized terms used but not defined herein have the meanings assigned in the Security Agreement.

As used herein, the term “Company” means, individually, each of Holdings, the Borrower, and each Grantor party to the Security Agreement as of the date hereof.

The undersigned hereby certify to the Collateral Agent as follows:

1. Names.

(a) The exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a). Each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Company that is a registered organization, the Federal Taxpayer Identification Number of each Company and the jurisdiction of formation of each Company.

(b) Set forth in Schedule 1(b) hereto is a list of any other corporate or organizational names each Company has had in the past five years, together with the date of the relevant change.

(c) Set forth in Schedule 1(c) is a list of all other names used by each Company, or any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, on any filings with the Internal Revenue Service at any time within the five years preceding the date hereof. Except as set forth in Schedule 1(c), no Company has changed its jurisdiction of organization at any time during the past four months.

2. Current Locations. Set forth in Schedule 2 for each Company is (a) the location of its chief executive office and (b) each location, other than the location of its chief executive office, where its books and records are maintained.

3. Real Property. Attached hereto as Schedule 3 is a list of all owned real property and the locations of fixtures owned by each Company.

4. Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described in Schedule 4 attached hereto, all of the Collateral obtained by each Company in the past five years has been originated by each Company in the ordinary course of business or consists of goods which have been acquired by such Company in the ordinary course of business from a person in the business of selling goods of that kind.

5. UCC Filings. The financing statements (duly authorized by the applicable Company constituting the debtor therein), including the indications of the collateral, attached as Schedule 5 hereto relating to the Security Agreement, are in the appropriate forms for filing in the applicable filing offices in the jurisdictions identified in Schedule 6 hereof.

Form of Perfection Certificate

6. Schedule of Filings. Attached hereto as Schedule 6 is a schedule of (i) the appropriate filing offices for the financing statements attached hereto as Schedule 5 and (ii) any other actions required as of the date hereof to perfect the security interests in the Collateral granted to the Collateral Agent pursuant to the Security Documents, other than actions not required to be undertaken pursuant to the terms of the Loan Documents (as defined in the Credit Agreement). No other filings or actions are required as of the date hereof to perfect the security interests in the Collateral granted to the Collateral Agent pursuant to the Security Documents, other than actions not required to be undertaken pursuant to the terms of the Loan Documents (as defined in the Credit Agreement).

7. Stock Ownership and Other Equity Interests. Attached hereto as Schedule 7(a) is a true and correct list of each of all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest of each Company and its Subsidiaries and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests setting forth the percentage of such equity interests pledged under the Security Agreement. Also set forth in Schedule 7(b) is each equity investment of each Company that represents 50% or less of the equity of the entity in which such investment was made setting forth the percentage of such equity interests pledged under the Security Agreement.

8. Instruments and Chattel Paper. Attached hereto as Schedule 8 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness having a value individually or in the aggregate of at least $1,000,000 held by each Company as of the date hereof, including all intercompany notes between or among any two or more Companies or any of their Subsidiaries.

9. Encumbrances. Attached hereto as Schedule 9 is a true and complete list of all Liens to which the Collateral is subject.

10. Deposit Accounts, Securities Accounts and Commodity Accounts. Attached hereto as Schedule 10 is a true and complete list of all Deposit Accounts, Securities Accounts and Commodity Accounts (each as defined in the UCC) maintained by each Company, including the name of each institution where each such account is held, the name of each such account, the name of each entity that holds each account, they purpose of each account, and whether such account is required to be subject to a control agreement, and if not, the reason for exclusion.

11. Commercial Tort Claims. Attached hereto as Schedule 11 is a true and correct list of all Commercial Tort Claims evidencing, governing, securing or arising from any of the Current Assets Collateral (as defined in the Security Agreement) individually or in the aggregate having a value, or involving an asserted claim, of at least $2,500,000 held by each Company, including a brief description thereof.

12. Insurance. Attached hereto as Schedule 12 are copies of the insurance certificates which collectively provide a true and correct list of all insurance policies of the Companies in effect as of the date hereof.

13. Government Contracts. Attached hereto as Schedule 13 is a true and correct list of all contracts with the United States of America or any department, agency, state, or instrumentality thereof having a value individually or in the aggregate of greater than $1,000,000.

14. Intellectual Property. (a) Attached hereto as Schedule 14(a) is a true and correct list, with respect to each Company, of all patents and patent applications owned by such Company, including the name of the owner, title, registration or application number of such registrations or applications.

(b) Attached hereto as Schedule 14(b) is a true and correct list, with respect to each Company, of all trademark registrations and applications owned by such Company, including the name of the registered owner and the registration or application number of such registrations and applications.

(c) Attached hereto as Schedule 14(c) is a true and correct list, with respect to each Company, of all copyright registrations and applications owned by such Company, including the name of the registered owner, title and the registration or serial number of such copyright registrations and applications.

(d) Attached hereto as Schedule 14(d) is a true and complete list, with respect to each Company, of all material licenses of Intellectual Property (other than licenses of computer software programs as to which such Company is the licensee), including the name and address of the counterparty thereto and the name of the registered owner, title and the registration or serial number of any Intellectual Property to which such exclusive license of Intellectual Property relates.

Form of Perfection Certificate

15. Other Assets. A Company owns the following kinds of assets:

Aircraft:	Yes	No

Vessels, boats or ships:	Yes	No

Railroad rolling stock:	Yes	No

Motor Vehicles or other collateral covered by a certificate of title:	Yes	No

If the answer is `yes’ to any of the foregoing types of assets, please describe in Schedule 15 attached hereto.

[The remainder of this page has been intentionally left blank]

Form of Perfection Certificate

IN WITNESS WHEREOF, the parties have hereunto signed this Perfection Certificate as of as of the date first written above.

PROFRAC SERVICES, LLC

By:
Name:
Title:

PROFRAC MANUFACTURING, LLC

By:
Name:
Title:

PROFRAC HOLDINGS, LLC

By:
Name:
Title:

Form of Perfection Certificate

Schedule 1(a)

Legal Names, Etc.

Form of Perfection Certificate

Schedule 1(b)

Prior Organizational Names

Form of Perfection Certificate

Schedule 1(c)

Changes in Corporate Identity; Other Names

Form of Perfection Certificate

Schedule 2

Current Locations

Form of Perfection Certificate

Schedule 3

Owned Real Property

Fixtures

Form of Perfection Certificate

Schedule 4

Transactions Other Than in the Ordinary Course of Business

Form of Perfection Certificate

Schedule 5

Copy of Financing Statements To Be Filed

Form of Perfection Certificate

Schedule 6

Filings/Filing Offices

Other Actions

Form of Perfection Certificate

Schedule 7(a) Equity Ownership Owner

Form of Perfection Certificate

Schedule 7(b)

Other Equity Investments

Form of Perfection Certificate

Schedule 8

Instruments and Tangible Chattel Paper

Form of Perfection Certificate

Schedule 9

Encumbrances

Form of Perfection Certificate

Schedule 10

Deposit Accounts, Securities Accounts and Commodities Accounts

Form of Perfection Certificate

Schedule 11

Commercial Tort Claims

Form of Perfection Certificate

Schedule 12

Insurance Certificates

Form of Perfection Certificate

Schedule 13

Government Contracts

Form of Perfection Certificate

Schedule 14(a)

Intellectual Property

Patent Registrations and Patent Applications

Form of Perfection Certificate

Schedule 14(b)

Intellectual Property

Trademark Registrations and Trademark Applications

Form of Perfection Certificate

Schedule 14(c)

Intellectual Property

Copyright Registrations and Copyright Applications

Form of Perfection Certificate

Schedule 14(d)

Intellectual Property

Material Intellectual Property Licenses

Form of Perfection Certificate

Schedule 15

Other Assets

Form of Perfection Certificate

EXHIBIT F

FORM OF SOLVENCY CERTIFICATE

Date: September 7, 2018

I, the undersigned, the Chief Financial Officer of ProFrac Holdings, LLC, a Texas limited liability company, in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof), that:

1. This certificate is furnished to the Agent pursuant to Section 9.1(a)(v) of the Term Loan Credit Agreement, dated as of September 7, 2018 (as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among ProFrac Holdings, LLC, a Texas limited liability company (“Holdings”), ProFrac Services, LLC, a Texas limited liability company (the “Borrower”), the guarantors from time to time party thereto, the Lenders from time to time party thereto, and Barclays Bank PLC, as the Agent and the Collateral Agent. Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2. For purposes of this certificate, the terms below shall have the following definitions:

(a) “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of Holdings and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b) “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of Holdings and its Subsidiaries taken as a whole are sold on a going concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c) “Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of Holdings and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof), determined in accordance with GAAP consistently applied.

(d) “Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of Holdings and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof) (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of Holdings.

(e) “Can pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

Form of Solvency Certificate

F-1

Holdings and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the Credit Agreement, the making of the loans thereunder and the use of proceeds of such loans on the date hereof) have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(f) “Do not have Unreasonably Small Capital”

Holdings and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the Credit Agreement, the making of the loans thereunder and the use of proceeds of such loans on the date hereof) have sufficient capital to ensure that it is a going concern.

3. For purposes of this certificate, I, or officers of Holdings under my direction and supervision, have performed the following procedures on behalf of Holdings as of and for the periods set forth below.

(a) I have reviewed the financial statements referred to in Section 7.5 of the Credit Agreement.

(b) I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c) As Chief Financial Officer of Holdings, I am familiar with the financial condition of Holdings and its Subsidiaries.

4. Based on and subject to the foregoing, I hereby certify on behalf of Holdings, in my capacity as the Chief Financial Officer of Holdings and not in my individual capacity, that after giving effect to the consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the loans thereunder and the use of proceeds of such loans on the date hereof), it is my opinion that (i) each of the Fair Value and the Present Fair Salable Value of the assets of Holdings and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) Holdings and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) Holdings and its Subsidiaries taken as a whole can pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

IN WITNESS WHEREOF, Holdings has caused this certificate to be executed on its behalf by its Chief Financial Officer as of the date first written above.

PROFRAC HOLDINGS, LLC

By:
Name:
Title: Chief Financial Officer

Form of Solvency Certificate

F-2

EXHIBIT G

FORM OF CLOSING CERTIFICATE

September 7, 2018

PROFRAC SERVICES, LLC

PROFRAC HOLDINGS, LLC

PROFRAC MANUFACTURING, LLC

Reference is made to that certain Term Loan Credit Agreement, dated as of the date hereof (the “Credit Agreement”), by and among ProFrac Holdings, LLC, a Texas limited liability company (“Holdings”), ProFrac Services, LLC, a Texas limited liability company (the “Borrower”), the guarantors from time to time party thereto, certain financial institutions that are signatories thereto as lenders (the “Lenders”), Barclays Bank PLC, as administrative agent and as collateral agent, and the other parties party thereto. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. This certificate is being delivered pursuant to Section 9.1(a)(iii) of the Credit Agreement. Each undersigned Secretary of Holdings, the Borrower and ProFrac Manufacturing, LLC, a Texas limited liability company (“Manufacturing”; Manufacturing, together with Borrower and Holdings, collectively, the “Obligors” and each, individually, an “Obligor”), as set forth on the signature pages hereto hereby certifies, with respect to each such Obligor for which he or she is Secretary and not in an individual capacity (and without personal liability), as follows:

1.

Attached hereto as Exhibit A is a true, correct and complete copy of the certified certificate of formation, as amended, if applicable, including all amendments thereto, of each Obligor, as in effect on the date hereof, and no proceedings for the amendment of such certificate, as amended, if applicable, are pending or contemplated by each such Obligor as of the date hereof.

2.

Attached hereto as Exhibit B is a true, correct and complete copy of the operating agreement of each Obligor, as in effect on the date hereof. No proceedings for the modification, rescission or amendment of the operating agreement are pending or contemplated by each such Obligor as of the date hereof.

3.

The unanimous written consent of the members of each Obligor in the form annexed hereto as Exhibit C authorizing the execution, delivery and performance of the Loan Documents to which each Obligor is a party and authorizing the officers of each Obligor to execute the Loan Documents, have been duly adopted and have not been amended, modified or rescinded, since the date of their adoption and remain in full force and effect on the date hereof.

4.

Attached hereto as Exhibit D is a true, correct and complete copy of the certificates of good standing for each Obligor as of a recent date from the Secretary of State (or similar official), as applicable, of each Obligor’s state of formation.

5.

Attached hereto as Exhibit E are the names of each duly appointed and qualified officer and/or duly authorized signatory, as applicable, of each such Obligor who is authorized to execute and deliver the Loan Documents as of the date hereof, on behalf of each such Obligor party thereto, together with, in the case of officers, the offices held by such persons, and the signatures appearing opposite their respective names are original or electronic copies of their true and genuine signatures.

Form of Closing Certificate

IN WITNESS WHEREOF, I hereunder subscribe my name effective as of the date first set forth above.

By:
Name:
Title:

I, [        ], [Chief Executive/Financial/Operating Officer] of ProFrac Services, LLC, do hereby certify that [        ] is on the date hereof the duly elected or appointed, qualified and acting [        ] of each of ProFrac Services, LLC, ProFrac Holdings, LLC and ProFrac Manufacturing, LLC and that [his][her] true signature is set forth for each Obligor specified above.

By:
Name:
Title:

Form of Closing Certificate

Exhibit A

Certificate of Formation

Form of Closing Certificate

Exhibit B

Operating Agreements

Form of Closing Certificate

Exhibit C

Resolutions

Form of Closing Certificate

Exhibit D

Good Standing Certificates

Form of Closing Certificate

Exhibit E

Incumbency

Form of Closing Certificate

EXHIBIT H

FORM OF INTERCOMPANY SUBORDINATED NOTE

New York

$_______________	September 7, 2018

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand (or at such other time agreed to by the Payor and Payee) to the order of such other entity listed below (each, in such capacity, a “Payee”), in lawful money of the United States of America, or in such other currency as agreed to by such Payor and such Payee, in immediately available funds, at such location as a Payee shall from time to time designate, the unpaid principal amount of all loans and advances (including trade payables) made by such Payee to such Payor. Each Payor promises also to pay interest on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

Reference is made to (i) that certain Credit Agreement, dated as of March 14, 2018 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “ABL Credit Agreement”), among ProFrac Holdings, LLC, a Texas limited liability company (“Holdings”), ProFrac Services, LLC, a Texas limited liability company (the “Borrower”), the other guarantors party thereto, the Lenders and the Letter of Credit Issuers from time to time party thereto, and Barclays Bank PLC, as the Agent, the Collateral Agent and the Swingline Lender and (ii) that certain Term Loan Credit Agreement, dated as of September 7, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Term Loan Credit Agreement”, and together with the ABL Credit Agreement, collectively, the “Credit Agreements”), among Holdings, the Borrower, the other guarantors party thereto, the Lenders from time to time party thereto, and Barclays Bank PLC, as the Agent and the Collateral Agent. Capitalized terms used in this intercompany promissory note (this “Note”) but not otherwise defined herein shall have the meanings given to them in the Term Loan Credit Agreement. This Note shall be subject at all times and in all respects to the ABL Intercreditor Agreement.

To the extent constituting Collateral, this Note shall be pledged by each Payee that is an Obligor (an “Obligor Payee”) to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the Security Documents as collateral security for the full and prompt payment when due of, and the performance of, such Payee’s Obligations. Subject to the ABL Intercreditor Agreement, each Payee hereby acknowledges and agrees that after the occurrence of and during the continuance of an Event of Default under and as defined in the Credit Agreements, the Collateral Agent may, in addition to the other rights and remedies provided pursuant to the Security Documents and otherwise available to it, exercise all rights of the Obligor Payees with respect to this Note.

Upon the commencement of any insolvency or bankruptcy proceeding, or any receivership, liquidation, reorganization or other similar proceeding in connection therewith, relating to any Payor owing any amounts evidenced by this Note to any Obligor, or to any property of any such Payor, or upon the commencement of any proceeding for voluntary liquidation, dissolution or other winding up of any such Payor (except as expressly permitted by the Loan Documents), all amounts evidenced by this Note owing by such Payor to any and all Obligors shall become immediately due and payable, without presentment, demand, protest or notice of any kind.

Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed by any Payor that is an Obligor to any Payee shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Obligations of such Payor to the Secured Parties until the payment in full in cash of all Obligations and termination of all commitments under the Credit Agreements; provided that each Payor may make payments to the applicable Payee so long as no Event of Default under and as defined in the Credit Agreements shall have occurred and be continuing (such Obligations and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest, fees and expenses thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest, fees or expenses is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”).

Form of Intercompany Subordinated Note

(i) Subject to the ABL Intercreditor Agreement, in the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Payor or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Payor (except as expressly permitted by the Loan Documents), whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be irrevocably paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than (i) Hedge Obligations not then due in respect of any Secured Hedge Agreements, (ii) Cash Management Obligations not then due in respect of any Secured Cash Management Agreements and (iii) contingent indemnification obligations and other contingent obligations) before any Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment or distribution on account of this Note and (y) until the holders of Senior Indebtedness are irrevocably paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than (i) Hedge Obligations not then due in respect of any Secured Hedge Agreements, (ii) Cash Management Obligations not then due in respect of any Secured Cash Management Agreements and (iii) contingent indemnification obligations and other contingent obligations), any payment or distribution to which such Payee would otherwise be entitled shall be made to the holders of Senior Indebtedness;

(ii) Subject to the ABL Intercreditor Agreement, if any Event of Default occurs and is continuing, then no payment or distribution of any kind or character shall be made by or on behalf of any Payor that is an Obligor or any other Person on its behalf with respect to this Note until (x) the holders of Senior Indebtedness have been irrevocably paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than (i) Hedge Obligations not then due in respect of any Secured Hedge Agreements, (ii) Cash Management Obligations not then due in respect of any Secured Cash Management Agreements and (iii) contingent indemnification obligations and other contingent obligations) or (y) all Events of Default shall have been cured or waived;

(iii) Subject to the ABL Intercreditor Agreement, if any payment or distribution of any character, whether in cash, securities or other property, in respect of this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) above before all Senior Indebtedness shall have been irrevocably paid in full in cash (other than (i) Hedge Obligations not then due in respect of any Secured Hedge Agreements, (ii) Cash Management Obligations not then due in respect of any Secured Cash Management Agreements and (iii) contingent indemnification obligations and other contingent obligations) or all Events of Default have been cured or waived, such payment or distribution shall be held in trust (segregated from other property of such Payee) for the benefit of the Collateral Agent, and shall be paid over or delivered in accordance with the applicable Loan Documents;

(iv) Subject to the ABL Intercreditor Agreement, each Payee agrees to file all claims against each relevant Payor in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Senior Indebtedness, and the Collateral Agent shall be entitled to all of such Payee’s rights thereunder. If for any reason a Payee fails to file such claim at least ten (10) Business Days prior to the last date on which such claim should be filed, such Payee hereby irrevocably appoints the Collateral Agent as its true and lawful attorney-in-fact and the Collateral Agent is hereby authorized to act as attorney-in-fact in such Payee’s name to file such claim or, in the Collateral Agent’s discretion, to assign such claim to and cause proof of claim to be filed in the name of the Collateral Agent or its nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim is hereby authorized by each payee to pay directly to the Collateral Agent the full amount payable on the claim in the proceeding. In addition, upon the occurrence and during the continuance of an Event of Default under Section 10.1(e), 10.1(f), or 10.1(g) of the Credit Agreements, each Payee hereby irrevocably appoints the Collateral Agent as its attorney in fact to exercise all of such Payee’s voting rights in connection with any bankruptcy proceeding or any plan for the reorganization or similar dispositive restructuring plan of each relevant Payor; and

(v) Each Payee hereby agrees that it may not take any actions in any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings relating to any Payor that are prohibited by, or inconsistent with, the subordination provisions of this Note. Specifically, in addition to the voting provisions set forth in the immediately preceding paragraph, no Payee may propose, vote to accept, or otherwise directly or indirectly support any proposed plan of reorganization or similar dispositive restructuring plan that is inconsistent with the subordination provisions of this Note. In addition, no Payee may object in any such proceeding to the allowability of any Senior Indebtedness or the liens granted under the Security Documents.

Form of Intercompany Subordinated Note

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Payee and each Payor hereby agree that the subordination of this Note is for the benefit of the Collateral Agent and the other Secured Parties, and that as between each Payee and the Collateral Agent and the other Secured Parties, the subordination provisions of this Note constitute a subordination agreement within the meaning of Section 510(a) of the Bankruptcy Code or any comparable provision of any other applicable bankruptcy law. The Collateral Agent and the other Secured Parties are obligees under this Note to the same extent as if their names were written herein as such and the Collateral Agent may, on behalf of itself, and the Secured Parties, proceed to enforce the subordination provisions herein.

The indebtedness evidenced by this Note owed by any Payor that is not an Obligor shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Payor.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.

Each Payee is hereby authorized to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein; provided that the failure of any Payee to record such information shall not affect any Payor’s obligations in respect of intercompany indebtedness extended by such Payee to such Payor.

Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

It is understood that this Note shall only evidence Debt.

This Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of each Payee and their respective successors and assigns, including subsequent holders hereof. Notwithstanding anything to the contrary contained herein, in any other Loan Document or in any other promissory note or other instrument, this Note replaces and supersedes any and all promissory notes or other instruments which create or evidence any loans or advances made on or before the date hereof by any Payee to any other Subsidiary provided that any Payor may issue additional promissory notes to Payee after the date hereof to set forth additional terms not set forth herein solely to the extent that (x) such terms (and such promissory notes) are not inconsistent with the terms set forth in this Note (for the avoidance of doubt, the mere existence of a term in such additional promissory note(s) which is not found in this Note, by itself, will not render the terms of such promissory note(s) inconsistent with the terms in this Note) and (y) if there are any conflicts between such promissory note(s) and this Note, this Note shall govern.

From time to time after the date hereof, additional Subsidiaries of the Borrower may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page hereto, which shall automatically be incorporated into this Note (each additional Subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other person becomes or fails to become or ceases to be a Payor or Payee hereunder.

The parties acknowledge that this Note is a “subordination agreement” under section 510(a) of Title 11 of the Bankruptcy Code, which will be effective before, during and after the commencement of any proceeding under the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally. All

Form of Intercompany Subordinated Note

references in this Note to any Payor will include such Payor as a debtor-in-possession and any receiver or trustee for such Payor in any proceeding under the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

None of the terms or provisions hereof may be waived, altered, modified or amended except as each Payee and Payor may consent in a writing duly signed for and on its behalf in accordance with the terms of the Loan Documents and ABL Intercreditor Agreement. Notwithstanding the foregoing, until all of the Senior Indebtedness has been paid in full, no provisions of this instrument may be waived, altered, modified or amended without the prior written consent of the Agent if such waiver, alteration, modification or amendment would be adverse to the holders of Senior Indebtedness in any material respect; provided that this paragraph shall not be waived, altered, modified or amended without the prior written consent of the Agent.

THIS NOTE SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature Pages Follow]

Form of Intercompany Subordinated Note

PROFRAC HOLDINGS, LLC

By:
Name:
Title:

PROFRAC SERVICES, LLC

By:
Name:
Title:

PROFRAC MANUFACTURING, LLC

By:
Name:
Title:

Form of Intercompany Subordinated Note

ENDORSEMENT

For value received, the undersigned hereby endorse to the order of ____________________ this Intercompany Subordinated Note dated as of September 7, 2018, payable by the Payors to the order of the Payee.

Date:______________________________

PROFRAC HOLDINGS, LLC

By:
Name:
Title:

PROFRAC SERVICES, LLC

By:
Name:
Title:

PROFRAC MANUFACTURING, LLC

By:
Name:
Title:

Form of Intercompany Subordinated Note

EXHIBIT I-I

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that the Term Loan Credit Agreement, dated as of September 7, 2018 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ProFrac Holdings, LLC, a Texas limited liability company (“Holdings”), ProFrac Services, LLC, a Texas limited liability company (the “Borrower”), the guarantors party thereto, the Lenders from time to time party thereto, and Barclays Bank PLC, as the Agent and the Collateral Agent.

Pursuant to the provisions of Section 5.1 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Borrower and the Agent with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent in writing, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: _______________ [•], 20[  ]

Form of U.S. Tax Compliance Certificate

I-1-1

EXHIBIT I-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Term Loan Credit Agreement, dated as of September 7, 2018 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ProFrac Holdings, LLC, a Texas limited liability company (“Holdings”), ProFrac Services, LLC, a Texas limited liability company (the “Borrower”), the guarantors party thereto, the Lenders from time to time party thereto, and Barclays Bank PLC, as the Agent and the Collateral Agent.

Pursuant to the provisions of Section 5.1 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: _____________ [•], 20[  ]

Form of U.S. Tax Compliance Certificate

I-2-1

EXHIBIT I-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Term Loan Credit Agreement, dated as of September 7, 2018 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ProFrac Holdings, LLC, a Texas limited liability company (“Holdings”), ProFrac Services, LLC, a Texas limited liability company (the “Borrower”), the guarantors party thereto, the Lenders from time to time party thereto, and Barclays Bank PLC, as the Agent and the Collateral Agent.

Pursuant to the provisions of Section 5.1 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption (“Applicable Partners/Members”) is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its Applicable Partners/Members is a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its Applicable Partners/Members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with an IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: _____________ [•], 20[  ]

Form of U.S. Tax Compliance Certificate

I-3-1

EXHIBIT I-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Term Loan Credit Agreement, dated as of September 7, 2018 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ProFrac Holdings, LLC, a Texas limited liability company (“Holdings”), ProFrac Services, LLC, a Texas limited liability company (the “Borrower”), the guarantors party thereto, the Lenders from time to time party thereto, and Barclays Bank PLC, as the Agent and the Collateral Agent.

Pursuant to the provisions of Section 5.1 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption (“Applicable Partners/Members”) is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its Applicable Partners/Members is a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Borrower and the Agent with an IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’ s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent in writing, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: _____________ [•], 20[  ]

Form of U.S. Tax Compliance Certificate

I-4-1

EXHIBIT J

FORM OF NOTE

$___________________	New York, New York

[____________], 20[__]

FOR VALUE RECEIVED, each of the undersigned hereby promises to pay to [LENDER] or its registered assigns (the “Lender”) in accordance with Section 12.2 of the Credit Agreement (as defined below), in lawful money of the United States of America in immediately available funds at the office of the Agent (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Term Loan Credit Agreement, dated as of September 7, 2018 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ProFrac Holdings, LLC, a Texas limited liability company (“Holdings”), ProFrac Services, LLC, a Texas limited liability company (the “Borrower”), the other guarantors from time to time party thereto, the Lenders from time to time party thereto, and Barclays Bank PLC, as the Agent and the Collateral Agent, together with its successors and permitted assigns), at 745 Seventh Avenue, New York, NY 10019 (or such other office notified by the Agent to the Borrower in accordance with Section 14.8 of the Credit Agreement) (i) on the dates for payment set forth in the Credit Agreement, the outstanding principal amounts required to be paid on such dates pursuant to the Credit Agreement with respect to Loans made by the Lender to the Borrower pursuant to the Credit Agreement and (ii) in accordance with Section 3.1 of the Credit Agreement, interest at the rate or rates per annum as provided in the Credit Agreement on the unpaid principal amount of all outstanding Loans made by the Lender to the Borrower pursuant to the Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All Borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this note.

This note is one of the promissory notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. This note is also entitled to the benefits of the Guarantee Agreement and is secured by the Collateral.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Form of Note

J-1

IN WITNESS WHEREOF, the undersigned has caused this promissory note to be duly executed by its respective authorized officer as of the day and year first above written.

PROFRAC SERVICES, LLC,
as the Borrower

By:
Name:
Title:

Form of Note

J-2

EXHIBIT K

FORM OF ABL INTERCREDITOR AGREEMENT

[see attached]

Form of ABL Intercreditor Agreement

K-1

Execution Version

INTERCREDITOR AGREEMENT

Dated as of September 7, 2018

Among

BARCLAYS BANK PLC,

as Initial ABL Collateral Agent

and

BARCLAYS BANK PLC,

as Initial Fixed Asset Collateral Agent

and acknowledged and agreed to by

PROFRAC HOLDINGS, LLC,

as Holdings,

PROFRAC SERVICES, LLC,

as Borrower and the other Grantors referred to herein

TABLE OF CONTENTS

SECTION 1 DEFINITIONS		5
1.1	Defined Terms	5
1.2	Terms Generally	23
SECTION 2 LIEN PRIORITIES		24
2.1	Relative Priorities	24
2.2	Prohibition on Contesting Liens & Claims; No Marshaling	25
2.3	No New Liens	25
2.4	Similar Liens	26
2.5	Perfection of Liens	26
2.6	Appointment of Designated Agents, etc.	26
2.7	Designation of Bank Product/Hedging Obligations	27
SECTION 3 ENFORCEMENT		27
3.1	Restrictions on Exercise of Remedies By Fixed Asset Collateral Agents and Fixed Asset Claimholders	27
3.2	Restrictions on Exercise of Remedies by ABL Collateral Agent and ABL Claimholders	31
3.3	Collateral Access Rights	34
3.4	Fixed Asset General Intangibles Rights/Access to Information	36
3.5	Set-Off and Tracing of and Priorities in Proceeds	37
SECTION 4 PAYMENTS		38
4.1	Application of Proceeds	38
4.2	Payments Over	39
SECTION 5 OTHER AGREEMENTS		40
5.1	Releases	40
5.2	Insurance	41
5.3	Amendments to ABL Loan Documents and Fixed Asset Loan Documents	42
5.4	Confirmation of Subordination in Subordinated Lien Collateral Documents	44
5.5	Gratuitous Bailee/Agent for Perfection	45
5.6	When Discharge of Obligations Deemed to Not Have Occurred	46
SECTION 6 INSOLVENCY OR LIQUIDATION PROCEEDINGS		47
6.1	Finance and Sale Issues	47
6.2	Relief from the Automatic Stay	49
6.3	Adequate Protection	49
6.4	Avoidance Issues	50
6.5	Reorganization Securities; Plan Voting	50
6.6	Post-Petition Interest	51
6.7	Waiver	51
6.8	Separate Grants of Security and Separate Classification	51
6.9	Effectiveness in Insolvency or Liquidation Proceedings	52
6.10	Asset Dispositions	52
SECTION 7 RELIANCE; WAIVERS; ETC.		53
7.1	Reliance	53
7.2	No Warranties or Liability	54
7.3	No Waiver of Lien Priorities	54
7.4	Obligations Unconditional	56
SECTION 8 MISCELLANEOUS		57
8.1	Integration/Conflicts	57
8.2	Effectiveness; Continuing Nature of this Agreement; Severability	57
8.3	Amendments; Waivers	58
8.4	Information Concerning Financial Condition of Holdings, Borrower and their Subsidiaries	58
8.5	Subrogation	59
8.6	Submission to Jurisdiction; Certain Waivers	59
8.7	WAIVER OF JURY TRIAL	60
8.8	Notices	60

i

8.9	Further Assurances	61
8.10	APPLICABLE LAW	61
8.11	Binding on Successors and Assigns	61
8.12	Headings	61
8.13	Counterparts	61
8.14	Authorization	61
8.15	No Third Party Beneficiaries/ Provisions Solely to Define Relative Rights	61
8.16	No Indirect Actions	62
8.17	Additional Grantors	62
8.18	Additional Credit Agreements	62

ii

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is dated as of September 7, 2018, and entered into by and among BARCLAYS BANK PLC (“Barclays”), as collateral agent for the holders of the ABL Obligations (as defined below) (in such capacity and together with its successors and assigns from time to time, the “Initial ABL Collateral Agent”) and Barclays, as collateral agent for the holders of the Fixed Asset Obligations (as defined below) (in such capacity and together with its successors and assigns from time to time, the “Initial Fixed Asset Collateral Agent”) and acknowledged and agreed to by PROFRAC HOLDINGS, LLC, a Texas limited liability company (“Holdings”), PROFRAC SERVICES, LLC, a Texas limited liability company (the “Borrower”) and the other Grantors (as defined below). Capitalized terms used in this Agreement have the meanings set forth in Section 1 below.

RECITALS

Holdings, Borrower, Barclays, as administrative agent, collateral agent, and swingline lender, the lenders party thereto, and the guarantors party thereto have entered into that certain Credit Agreement dated as of March 14, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Initial ABL Credit Agreement”);

Holdings, Borrower, Barclays, as administrative agent, the lenders party thereto, and the guarantors party thereto have entered into that certain Term Loan Credit Agreement dated as of September 7, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Initial Fixed Asset Credit Agreement”);

The ABL Obligations (i) are secured by Liens on the ABL Priority Collateral that are senior to the Liens of the Fixed Asset Claimholders on the ABL Priority Collateral and (ii) will be secured by Liens on the Fixed Asset Priority Collateral that are junior in priority to the Liens of the Fixed Asset Claimholders on the Fixed Asset Priority Collateral;

The Fixed Asset Obligations are to be secured (i) by Liens on the Fixed Asset Priority Collateral that are senior to the Liens of the ABL Claimholders on the Fixed Asset Priority Collateral and (ii) by Liens on the ABL Priority Collateral that are junior in priority to the Liens of the ABL Claimholders on the ABL Priority Collateral;

The ABL Loan Documents and the Fixed Asset Loan Documents provide, among other things, that the parties thereto shall set forth in this Agreement their respective rights and remedies with respect to the Collateral; and

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, each of the Fixed Asset Collateral Agents on behalf of the Fixed Asset Claimholders and the ABL Collateral Agent on behalf of the ABL Claimholders, intending to be legally bound, hereby agrees as follows:

AGREEMENT

SECTION 1

DEFINITIONS

1.1 Defined Terms. Each of Account Debtor, Chattel Paper, Deposit Accounts, Commercial Tort Claims, Documents, Equipment, Fixtures, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter of Credit, Letter of Credit Rights, Payment Intangibles, Proceeds, Securities, Securities Accounts and Supporting Obligations shall have the meanings set forth in Articles 8 or 9 of the UCC. In addition, as used in this Agreement, the following terms shall have the meanings set forth below.

“ABL Bank Product Obligations” means, (a) all Cash Management Obligations (as defined in the Initial ABL Credit Agreement as in effect on the date hereof) under Secured Cash Management Agreements (as defined in the Initial ABL Credit Agreement as in effect on the date hereof) and (b) to the extent secured, or purported to be secured, under the ABL Collateral Documents, all obligations and liabilities (whether direct or indirect, absolute or contingent, due or to become due or now existing or hereafter incurred) of the Borrower or any other Grantor or their

Restricted Subsidiaries, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise, which may arise under, out of, or in connection with: (i) any one or more of the following types of services or facilities: (x) ACH transactions, (y) treasury and/or cash management services, including, without limitation, controlled disbursement services, depository, direct debit arrangements, overdraft, electronic funds transfer services, interstate depository network services and e-payable services, and (z) deposit accounts, other accounts and related services; (ii) any products, services or facilities (other than services or facilities set forth in clause (a) of this definition) on account of (v) commercial credit cards, debit cards or purchasing cards (including so-called “procurement cards” or “p-cards”), (w) stored value cards, (x) merchant services, (y) lease financing or related services or (z) supply chain financing, open account services and similar trade finance services; and (iii) any other banking products or services as may be requested by any Grantor or any of their Subsidiaries, including all “Cash Management Obligations” under “Secured Cash Management Agreements” (as each such term is defined in the Initial ABL Credit Agreement as in effect on the date hereof).

“ABL Borrowing Base” means “Borrowing Base” as defined (and as each term used therein is defined) in the Initial ABL Credit Agreement as in effect on the date hereof (and without giving effect to any changes to the applicable percentages of, or the eligibility criteria with respect to, “Eligible Accounts”, “Eligible Unbilled Accounts” and “Eligible Inventory” (as such terms are defined (and as each term used therein is defined) in the Initial ABL Credit Agreement as in effect on the date hereof)), in each case, whether or not then in effect.

“ABL Borrowing Base Certificate” means “Borrowing Base Certificate” as defined (and as each term used therein is defined) in the Initial ABL Credit Agreement as in effect on the date hereof, whether or not then in effect.

“ABL Cap” means, as of any date of determination, the sum of (which amount shall be increased by the amount of all interest, fees, costs, expenses, indemnities, and other amounts accrued or charged with respect to the principal amount of any of the ABL Obligations (other than Excess ABL Obligations) as and when the same accrues or becomes due and payable, irrespective of whether the same is added to the principal amount of the ABL Obligations and including the same as would accrue and become due but for the commencement of an Insolvency or Liquidation Proceeding, whether or not such amounts are allowed or allowable, in whole or in part, in any such Insolvency or Liquidation Proceeding):

(a) (i) prior to the commencement of an Insolvency or Liquidation Proceeding, an amount up to, but not in excess of, 110% of the greater of (A) $50,000,000, and (B) the ABL Borrowing Base as determined by the applicable ABL Collateral Agent based upon the most recent ABL Borrowing Base Certificate received by the applicable ABL Collateral Agent (such greater amount in clause (A) or clause (B) as of any date of determination (without giving effect to the cushion added thereto pursuant to this clause (i)), the “ABL Loan Obligations Amount”) or (ii) on and after the commencement of an Insolvency or Liquidation Proceeding, 115% of the ABL Loan Obligations Amount, plus

(b) the Inadvertent Overadvance Amount, plus

(c) ABL Hedging Obligations of up to $5,000,000, plus

(d) ABL Bank Product Obligations of up to $2,500,000.

“ABL Claimholders” means, at any relevant time, the holders of ABL Obligations at that time, including the ABL Lenders, any ABL Hedge Provider, any provider of ABL Bank Product Obligations, issuing bank(s) of letters of credit issued pursuant to the ABL Credit Agreement and the agents under the ABL Loan Documents.

“ABL Collateral Agent” means each of (a) the Initial ABL Collateral Agent and (b) any New ABL Collateral Agent who becomes a party to this Agreement under a Replacement ABL Credit Agreement in accordance with Section 8.18 hereof, in each case, together with any successor thereto and “ABL Collateral Agents” shall mean, collectively, each ABL Collateral Agent.

“ABL Collateral Documents” means the “Security Documents” (as defined in the ABL Credit Agreement) and any other agreement, document or instrument pursuant to which a Lien is granted securing any ABL Obligations or under which rights or remedies with respect to such Liens are governed (other than this Agreement).

“ABL Credit Agreement” means collectively, (a) the Initial ABL Credit Agreement and (b) each Replacement ABL Credit Agreement. Any reference to the ABL Credit Agreement hereunder shall be deemed a reference to the ABL Credit Agreement then in existence.

“ABL Credit Party” means “Obligor” as defined in the ABL Credit Agreement.

“ABL Default” means an “Event of Default” as defined in the ABL Credit Agreement or any similar event or condition set forth in any other ABL Loan Document which causes, or permits holders of the applicable ABL Obligations outstanding thereunder or the Agent thereunder to cause, the ABL Obligations outstanding thereunder to become immediately due and payable.

“ABL Hedge Agreement” means (a) all Secured Hedge Agreements (as defined in the Initial ABL Credit Agreement as in effect on the date hereof) and (b) to the extent secured, or purported to be secured, under the ABL Collateral Documents: (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (including any such obligations or liabilities under any such master agreement) entered into with an ABL Hedge Provider.

“ABL Hedge Provider” means a “Hedge Bank” as defined in any ABL Credit Agreement.

“ABL Hedging Obligation” means, (a) all Secured Hedge Obligations (as defined in the Initial ABL Credit Agreement as in effect on the date hereof) and (b) to the extent secured, or purported to be secured, under the ABL Collateral Documents, any and all obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all ABL Hedge Agreements, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any ABL Hedge Agreement transaction of any ABL Credit Party (or its Restricted Subsidiary) under any ABL Hedge Agreement, including any “Secured Hedge Obligations” (as defined in the Initial ABL Credit Agreement as in effect on the date hereof).

“ABL Lenders” means the “Lenders” under and as defined in the ABL Credit Agreement.

“ABL Loan Documents” means the ABL Credit Agreement and the “Loan Documents” (as defined in the ABL Credit Agreement) and each of the other agreements, documents and instruments providing for or evidencing any other ABL Obligation, and any other document or instrument executed or delivered at any time in connection with any ABL Obligations, including any intercreditor or joinder agreement among holders of ABL Obligations, to the extent such are effective at the relevant time, as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“ABL Mortgages” means all mortgages, deeds of trust and other documents under which a Lien on real property is granted to secure the ABL Obligations.

“ABL Obligations” means (a) all unpaid principal of and accrued and unpaid interest on all loans made (or deemed made) pursuant to the ABL Credit Agreement, all accrued and unpaid fees and all expenses, reimbursements (including reimbursement obligations (if any) and interest thereon with respect to any letter of credit or similar instruments issued pursuant to the ABL Credit Agreement), indemnities and other obligations of the ABL Credit Parties to any ABL Lender, any arranger, agent, issuing bank or any indemnified party arising under the ABL Loan Documents, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with the ABL Loan Documents, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise; (b) all ABL Hedging Obligations; (c) all ABL Bank Product Obligations; and (d) all guarantee obligations, fees, expenses, and all other Obligations under the ABL Credit Agreement and the other ABL Loan Documents, including any Post-Petition Interest with respect to the Obligations in clauses (a) — (d), in each case, whether or not allowed or allowable in an Insolvency or Liquidation Proceeding. For greater certainty, the term “ABL Obligations” includes, without limitation, all of the “Obligations” (as defined in the ABL Credit Agreement as in effect on the date hereof).

“ABL Out-of-Formula Condition” means “Out-of-Formula Condition” as defined (and as each term used therein is defined) in the Initial ABL Credit Agreement as in effect on the date hereof (for the avoidance of doubt, in the case of the ABL Borrowing Base, without giving effect to any changes to the applicable percentages of, or the eligibility criteria with respect to, “Eligible Accounts”, “Eligible Unbilled Accounts” and “Eligible Inventory” (as such terms are defined (and as each term used therein is defined) in the Initial ABL Credit Agreement as in effect on the date hereof)), in each case, whether or not then in effect.

“ABL Period” means, with respect to any Fixed Asset Priority Collateral, a period which commences on the date that the applicable ABL Collateral Agent is first given access to such Fixed Asset Priority Collateral and ends (a) with respect to Real Estate Assets or other Fixed Asset Priority Collateral (other than Fracturing Equipment), 135 days thereafter, and (b) with respect to Fracturing Equipment, 90 days thereafter.

“ABL Priority Collateral” means all of each and every Grantor’s right, title, and interest in and to the following types of property of such Grantor, wherever located and whether now owned by such Grantor or hereafter acquired (including, for the avoidance of doubt, any such assets that, but for the application of Section 552 of the Bankruptcy Code, would constitute ABL Priority Collateral): (a) all Accounts, Chattel Paper, and Credit Card Accounts Receivables (in each case, other than to the extent constituting identifiable proceeds of Fixed Asset Priority Collateral (other than proceeds of the use, rental, lease, or license of Fixed Asset Priority Collateral (other than Intellectual Property and/or Real Estate Assets))), and all amounts advanced as Revolving Loans; (b) all Deposit Accounts (and all balances, cash, checks and other negotiable instruments, funds and other evidences of payment held therein), Commodity Accounts (and all balances, Commodity Contracts, cash, checks, Securities, Securities Entitlements, Financial Assets and Instruments (whether negotiable or otherwise), funds and other evidences of payment held therein), and Securities Accounts (and all balances, Commodity Contracts, cash, checks, Securities, Securities Entitlements, Financial Assets and Instruments (whether negotiable or otherwise), funds and other evidences of payment held therein), in each case, other than (i) any Fixed Asset Priority Proceeds Account and (ii) to the extent constituting identifiable proceeds of Fixed Asset Priority Collateral held in any such Deposit Account, Commodity Account or Securities Account (other than proceeds of the use, rental, lease, or license of Fixed Asset Priority Collateral (other than Intellectual Property and/or Real Estate Assets))); (c) all Inventory (other than any Fracturing Equipment); (d) all Fracturing Equipment Parts; (e) to the extent evidencing, governing, arising from, or otherwise related to any of the other ABL Priority Collateral, all Documents, General Intangibles (including Payment Intangibles), Instruments, Investment Property (other than (i) equity interests in Subsidiaries of Holdings and (ii) intercompany loans of Grantors and/or their Subsidiaries), Commercial Tort Claims, Letters of Credit, Letter-of-Credit Rights and Supporting Obligations; provided, that the foregoing shall not include any Intellectual Property; (f) all books, records and Documents related to the foregoing (including databases, customer lists and other Records, whether tangible or electronic, which contain any information relating to any of the foregoing); and (g) all Proceeds and products of any or all of the foregoing in whatever form received (including proceeds of insurance (other than business interruption insurance) and claims against third parties and condemnation or requisition payments with respect to all or any of the foregoing). For purposes of this definition, capitalized terms used in this definition but not defined elsewhere in this Agreement shall have the meanings set forth in Articles 8 or 9 of the UCC.

“ABL Priority Obligations” means all ABL Obligations other than Excess ABL Obligations. “ABL Standstill Period” has the meaning set forth in Section 3.1.

“Access Period” means for each Real Estate Asset and all other Fixed Asset Priority Collateral, the period, which begins on the day on which the applicable ABL Collateral Agent provides the Designated Fixed Asset Collateral Agent with notice of its exercise of its access rights in accordance with Section 3.3(a) following either (a) delivery by the Designated Fixed Asset Collateral Agent to such ABL Collateral Agent of the notice required by Section 3.3(a) that any Fixed Asset Collateral Agent (or its agent) has either obtained possession or control of such Fixed Asset Priority Collateral or either has determined to sell or has sold or otherwise disposed of such Fixed Asset Priority Collateral or (b) delivery of an Enforcement Notice by such ABL Collateral Agent in accordance with Section 3.3(a), and ends on the earliest of (i) the last day of the applicable ABL Period for such Fixed Asset Priority Collateral; provided, however, that such ABL Period shall be tolled during any period during which such ABL Collateral Agent is stayed or otherwise prohibited by law or court order from exercising remedies with respect to the ABL Priority Collateral; (ii) the date on which all or substantially all of the ABL Priority Collateral is sold, collected or liquidated; and (iii) the Discharge of ABL Obligations.

“Account Agreements” means any lockbox account agreement, pledged account agreement, blocked account agreement, deposit account control agreement, securities account control agreement, or any similar deposit or securities account agreements among any Fixed Asset Collateral Agent and/or an ABL Collateral Agent, one or more Grantors and the relevant financial institution depository or securities intermediary.

“Accounts” means, individually and collectively, (a) “accounts” as defined in the UCC and (b) all Payment Intangibles consisting of amounts owing from credit card and debit card issuers and processors and all rights under contracts relating to the creation or collection of such Payment Intangibles.

“Additional Fixed Asset Credit Agreement” means any credit agreement, debt facility, indenture and/or commercial paper facility, in each case, with banks or other institutional or commercial lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from (or sell such receivables to) such lenders against such receivables), letters of credit, bankers’ acceptances, or other borrowings, that either (a) is secured by a Lien on the Collateral on an equal priority basis with the Initial Fixed Asset Credit Agreement (if outstanding) and each other outstanding Fixed Asset Credit Agreement or (b) if there are no other outstanding Fixed Asset Credit Agreements, is secured by a Lien on Collateral and has been designated as a Fixed Asset Credit Agreement in accordance with Section 8.18 hereof; provided, however, that (i) the Indebtedness under such Additional Fixed Asset Credit Agreement is permitted to be incurred, secured and guaranteed on such basis by each then extant ABL Loan Document and each Fixed Asset Loan Document, (ii) each Fixed Asset Collateral Agent under such Additional Fixed Asset Credit Agreement shall have become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.18 hereof and (iii) each of the other requirements of Section 8.18 shall have been complied with. The requirements of clause (i) of the immediately preceding sentence shall be tested only as of (x) the date of execution of a joinder agreement in substantially the form of Exhibit C hereto by the applicable Fixed Asset Collateral Agent if pursuant to a commitment entered into at the time of such joinder agreement and (y) with respect to any later commitment or amendment to those terms to permit such Indebtedness, as of the date of such commitment and/or amendment.

“Affiliate” means, with respect to a specified Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with the Person specified or is a director or officer of the Person specified.

“Agent” means each of the ABL Collateral Agents and/or the Fixed Asset Collateral Agents, as the context may require.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Bankruptcy Case” means a case under the Bankruptcy Code or any other Bankruptcy Law.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Borrower” has the meaning set forth in the Preamble to this Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Claimholders” means the ABL Claimholders and/or the Fixed Asset Claimholders, as the context may require.

“Collateral” means, at any time, all of the assets and property of any Grantor, whether real, personal or mixed, in which the holders of any ABL Obligations and the holders of any Fixed Asset Obligations (or their respective Agents) hold, purport to hold or are required to hold, a security interest at such time (or are required pursuant to Section 2 to be granted a security interest), including any property subject to Liens granted pursuant to Section 6 to secure both any ABL Obligations and any Fixed Asset Obligations. If, at any time, any portion of the ABL Priority Collateral does not constitute Fixed Asset Priority Collateral for each Series of Fixed Asset Obligations, then such portion of such ABL Priority Collateral shall constitute Collateral only with respect to the Fixed Asset Obligations for which it constitutes Fixed Asset Priority Collateral and shall not constitute Collateral for any Fixed Asset Obligations which do not have a security interest in such Collateral at such time.

“Collateral Documents” means the ABL Collateral Documents and the Fixed Asset Collateral Documents.

“Comparable Subordinated Lien Collateral Document” means, in relation to any Collateral subject to any Lien created under any Prior Lien Collateral Document, the Subordinated Lien Collateral Document that creates a Lien on the same Collateral, granted by the same Grantor.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright Licenses” means any written agreement naming any Grantor as licensor or licensee, granting any right under any Copyright or copyrights owned by a third party, including the grant of rights to reproduce, distribute, display, perform, create derivative works of and otherwise exploit material works protected by any Copyright.

“Copyrights” means each of the following that is owned by any Grantor: (a) all copyrights arising under the laws of the United States, any other country or group of countries or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office; and (b) the right to obtain all renewals thereof.

“Credit Card Receivables” means “Credit Card Accounts Receivables” as defined in the Initial ABL Credit Agreement as in effect on the date hereof, whether or not then in effect.

“Declined Liens” has the meaning set forth in Section 2.3.

“Designated Fixed Asset Collateral Agent” means (a) if at any time there is only one Fixed Asset Collateral Agent party hereto, such Fixed Asset Collateral Agent and (b) at any time when clause (a) does not apply, subject to Section 2.6 hereof, the Fixed Asset Collateral Agent designated as such pursuant to the Fixed Asset Intercreditor Agreement.

“Designated Prior Lien Collateral Agent” means (a) as it relates to the ABL Collateral Agents and the other ABL Claimholders with respect to all matters relating to the Fixed Asset Priority Collateral (but not the ABL Priority Collateral) prior to the Discharge of Fixed Asset Obligations, the Designated Fixed Asset Collateral Agent; and (b) as it relates to the Fixed Asset Collateral Agents and the other Fixed Asset Claimholders with respect to all matters relating to the ABL Priority Collateral (but not the Fixed Asset Priority Collateral) prior to the Discharge of ABL Obligations, the Initial ABL Collateral Agent.

“DIP Financing” has the meaning set forth in Section 6.1.

“Discharge of ABL Obligations” means, except to the extent otherwise expressly provided in Section 5.6, each of the following has occurred:

(a) payment in full in cash of the principal of and interest (including Post-Petition Interest, whether or not such Post-Petition Interest would be allowed in such Insolvency or Liquidation Proceeding), on all Indebtedness outstanding under the ABL Loan Documents and constituting ABL Priority Obligations;

(b) payment in full in cash of all ABL Hedging Obligations and all ABL Bank Product Obligations that constitute ABL Priority Obligations or the cash collateralization of all such ABL Hedging Obligations and ABL Bank Product Obligations that constitute ABL Priority Obligations on terms satisfactory to each applicable counterparty (or other arrangements satisfactory to each such counterparty shall have been made) or the expiration or termination of all outstanding transactions under ABL Hedge Agreements governing such ABL Hedging Obligations or agreements governing such ABL Bank Products Obligations, in each case, that constitute ABL Priority Obligations;

(c) payment in full in cash of all other ABL Priority Obligations (including all fees, expenses and other charges that pursuant to the ABL Credit Agreement continue to accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest, fees, expenses and other charges are allowed or allowable under applicable Bankruptcy Law or in any such Insolvency or Liquidation Proceeding) that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than any indemnification obligations for which no claim or demand for payment, whether oral or written, has been made at such time);

(d) termination or expiration of all commitments, if any, to extend credit that would constitute ABL Priority Obligations; and

(e) termination or cash collateralization (in an amount and manner reasonably satisfactory to the ABL Collateral Agents, but in no event greater than 105% of the aggregate undrawn face amount) of all letters of credit issued under the ABL Loan Documents and constituting ABL Priority Obligations.

“Discharge of Fixed Asset Obligations” means, except to the extent otherwise expressly provided in Section 5.6, each of the following has occurred:

(a) payment in full in cash of the principal of and interest (including Post-Petition Interest, whether or not such Post-Petition Interest would be allowed in such Insolvency or Liquidation Proceeding), on all Indebtedness outstanding under the Fixed Asset Loan Documents and constituting Fixed Asset Priority Obligations;

(b) payment in full in cash of all other Fixed Asset Priority Obligations (including all fees, expenses and other charges that pursuant to the Fixed Asset Credit Agreement continue to accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest, fees, expenses and other charges are allowed or allowable under applicable Bankruptcy Law or in any such Insolvency or Liquidation Proceeding) that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than any indemnification obligations for which no claim or demand for payment, whether oral or written, has been made at such time); and

(c) termination or expiration of all commitments, if any, to extend credit that would constitute Fixed Asset Priority Obligations.

“Discharge of Prior Lien Obligations” means (a) with respect to the ABL Priority Collateral as it relates to the Fixed Asset Claimholders, the Discharge of ABL Obligations; and (b) with respect to the Fixed Asset Priority Collateral as it relates to the ABL Claimholders, the Discharge of Fixed Asset Obligations.

“Disposition” has the meaning set forth in Section 5.1(b).

“Enforcement Action” means any action to:

(a) foreclose, execute, levy, or collect on, take possession or control of (other than for purposes of perfecting a Lien thereon), sell or otherwise realize upon (judicially or non-judicially), or lease, license, or otherwise dispose of (whether publicly or privately), Collateral or otherwise exercise or enforce remedial rights with respect to Collateral under the ABL Loan Documents or the Fixed Asset Loan Documents (including by way of setoff, recoupment, notification of a public or private sale or other disposition pursuant to the UCC or other applicable law, notification to Account Debtors, notification to depositary banks under deposit account control agreements, or exercise of rights under landlord consents, if applicable);

(b) solicit bids from third Persons, approve bid procedures for any proposed disposition of Collateral, to conduct the liquidation or disposition of Collateral or engage or retain sales brokers, marketing agents, investment bankers, accountants, auctioneers, or other third Persons for the purposes of marketing, promoting, and selling Collateral;

(c) receive a transfer of Collateral in satisfaction of Indebtedness or any other Obligation secured thereby;

(d) otherwise enforce a security interest or exercise another right or remedy, as a secured creditor or otherwise, pertaining to the Collateral at law, in equity, or pursuant to the ABL Loan Documents or Fixed Asset Loan Documents (including the commencement of applicable legal proceedings or other actions with respect to all or any portion of the Collateral to facilitate the actions described in the preceding clauses, and exercising voting rights in respect of equity interests comprising Collateral);

(e) the Disposition of Collateral by any Grantor after the occurrence and during the continuation of an event of default under the ABL Loan Documents or the Fixed Asset Loan Documents with the consent of the ABL Collateral Agents or Designated Fixed Asset Collateral Agent, as applicable; or the commencement or filing or joining with other Persons in the commencement or filing of a petition in an Insolvency or Liquidation Proceeding.

provided, however, that notwithstanding the foregoing, none of the following shall constitute an Enforcement Action: (i) the establishment or modification of (x) borrowing base and/or availability reserves or other reserves against collateral, (y) eligibility criteria for Accounts, Inventory or other assets included in a borrowing base, or (z) other conditions for loans or advances; (ii) the changing of advance rates or advance sub-limits; (iii) the imposition of a default rate or late fee; (iv) the collection and application (including pursuant to “cash dominion” provisions) of Accounts or other monies deposited from time to time in Deposit Accounts or Securities Accounts (other than any Fixed Asset Priority Proceeds Account), in each case, against any ABL Obligations pursuant to the provisions of the ABL Loan Documents (including the notification of Account Debtors, depositary institutions or any other Person to deliver proceeds of Collateral to any ABL Collateral Agent); (v) the collection and application (including pursuant to “cash dominion” provisions) of monies deposited from time to time in any Fixed Asset Priority Proceeds Account against any Fixed Asset Obligations pursuant to the provisions of the Fixed Asset Loan Documents; (vi) the cessation of lending pursuant to the provisions of any loan documents, including upon the occurrence of a default or the existence of an over-advance; (vii) the taking of any action permitted by Section 3.1(c) or Section 3.2(c), as applicable, including, without limitation, the filing of a proof of claim in any Insolvency or Liquidation Proceeding; (viii) unless an event of default under and as defined in the ABL Loan Documents or the Fixed Asset Loan Documents has occurred and is continuing, the consent by the ABL Collateral Agents to disposition by any Grantor of any of the ABL Priority Collateral or the consent by the Designated Fixed Asset Collateral Agent to disposition by any Grantor of any of the Fixed Asset Priority Collateral; (ix) the acceleration of the Fixed Asset Obligations or the ABL Obligations; and (x) the commencement or filing or joining with other Persons in the commencement or filing of a petition in an Insolvency or Liquidation Proceeding with the consent of the Designated Prior Lien Collateral Agent in the exercise of any remedies as an unsecured creditor.

“Enforcement Notice” means a written notice delivered by (a) an ABL Collateral Agent, at a time when an ABL Default has occurred and is continuing, to the Designated Fixed Asset Collateral Agent announcing that such ABL Collateral Agent intends to commence an Enforcement Action against the ABL Priority Collateral and specifying the relevant event of default; or (b) any Fixed Asset Collateral Agent, at a time when a Fixed Asset Default has occurred and is continuing, to the ABL Collateral Agents announcing that such Fixed Asset Collateral Agent intends to commence an Enforcement Action against the Fixed Asset Priority Collateral and specifying the relevant event of default.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Excess ABL Obligations” means the sum of (a) the portion of the ABL Obligations that are in excess of the ABL Cap, plus (b) the portion of interest and fees that accrues or is charged with respect to that portion of the ABL Obligations described in clause (a) of this definition.

“Excess Fixed Asset Obligations” means the sum of (a) the portion of the Fixed Asset Obligations that are in excess of the Fixed Asset Cap, plus (b) the portion of interest and fees that accrues or is charged with respect to that portion of the Fixed Asset Obligations described in clause (a) of this definition.

“Fixed Asset Bank Product Obligations” means, in each case to the extent secured, or purported to be secured, under the Fixed Asset Collateral Documents, all obligations and liabilities (whether direct or indirect, absolute or contingent, due or to become due or now existing or hereafter incurred) of the Borrower or any other Grantor or their Restricted Subsidiaries, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise, which may arise under, out of, or in connection with: (a) any one or more of the following types of services or facilities (i) ACH transactions, (ii) treasury and/or cash management services, including, without limitation, controlled disbursement services, depository, direct debit arrangements, overdraft, electronic funds transfer services, interstate depository network services and e-payable services, and (iii) deposit accounts, other accounts and related services; (b) any products, services or facilities (other than services or facilities set forth in clause (a) of this definition) on account of (i) commercial credit cards, debit cards or purchasing cards (including so-called “procurement cards” or “p-cards”), (ii) stored value cards, (iii) merchant services, (iv) lease financing or related services or (v) supply chain financing, open account services and similar trade finance services; and (c) any other banking products or services as may be requested by any Grantor or any of their Subsidiaries, including all “Banking Services Obligations” (as defined in the Initial Fixed Asset Credit Agreement as in effect on the date hereof) or similar term.

“Fixed Asset Cap” means, as of any date of determination, the result of (which amount shall be increased by the amount of all interest, fees, costs, expenses, indemnities, and other amounts accrued or charged with respect to the principal amount of any of the Fixed Asset Obligations (other than Excess Fixed Asset Obligations) as and when the same accrues or becomes due and payable, irrespective of whether the same is added to the principal amount of the Fixed Asset Obligations and including the same as would accrue and become due but for the commencement of an Insolvency or Liquidation Proceeding, whether or not such amounts are allowed or allowable, in whole or in part, in any such Insolvency or Liquidation Proceeding): (a) (i) prior to the commencement of an Insolvency or Liquidation Proceeding, an amount up to, but not in excess of, 110% of the sum of (A) $180,000,000 plus (B) the original principal amount of Incremental Term Loans (as defined in the Initial Fixed Asset Credit Agreement as in effect on the date hereof) made prior to the commencement of an Insolvency or Liquidation Proceeding pursuant to and in accordance with the terms and conditions of the Initial Fixed Asset Credit Agreement as in effect on the date hereof (the sum of the amounts set forth in clauses (A) and (B) as of any date of determination (without giving effect to the cushion added thereto pursuant to this clause (i)), the “Fixed Asset Loan Obligations Amount”) or (ii) on and after the commencement of an Insolvency or Liquidation Proceeding, 115% of the Fixed Asset Loan Obligations Amount, less (b) the aggregate amount of all payments of the principal of the term loan obligations under the Fixed Asset Credit Agreement (other than payments of such term loan obligations in connection with a Refinancing thereof).

“Fixed Asset Claimholders” means, at any relevant time, the holders of Fixed Asset Obligations at that time, including the Fixed Asset Lenders, any Fixed Asset Hedge Provider, any provider of Fixed Asset Bank Product Obligations and the agents under the Fixed Asset Loan Documents.

“Fixed Asset Collateral Agent” means each of (i) the Initial Fixed Asset Collateral Agent, (ii) any New Fixed Asset Collateral Agent identified by the Borrower pursuant to Section 5.6(b) and (iii) any agent or trustee under any other Fixed Asset Credit Agreement, in each case, together with any successors thereto, and Fixed Asset Collateral Agents shall mean, collectively, each Fixed Asset Collateral Agent.

“Fixed Asset Collateral Documents” means the “Collateral Documents” or “Security Documents” (as defined in the respective Fixed Asset Credit Agreements) and any other agreement, document or instrument pursuant to which a Lien is granted securing any Fixed Asset Obligations or under which rights or remedies with respect to such Liens are governed (other than this Agreement).

“Fixed Asset Credit Agreement” means collectively, (a) the Initial Fixed Asset Credit Agreement and (b) any Additional Fixed Asset Credit Agreement. Any reference to the Fixed Asset Credit Agreement hereunder shall be deemed a reference to each Fixed Asset Credit Agreement then in existence.

“Fixed Asset Credit Party” means “Obligor” as defined in the Fixed Asset Credit Agreement.

“Fixed Asset Default” means an “Event of Default” as defined in the Fixed Asset Credit Agreement or any similar event or condition set forth in any other Fixed Asset Loan Document which causes, or permits holders of the applicable Fixed Asset Obligations outstanding thereunder to cause, the Fixed Asset Obligations outstanding thereunder to become immediately due and payable.

“Fixed Asset General Intangibles” means all general intangibles which are not ABL Priority Collateral and all Intellectual Property.

“Fixed Asset Hedge Agreement” means in each case to the extent secured, or purported to be secured, under the Fixed Asset Collateral Documents (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (including any such obligations or liabilities under any such master agreement) entered into with a Fixed Asset Hedge Provider.

“Fixed Asset Hedge Provider” means any Fixed Asset Lender or any of its Affiliates who has entered into a Fixed Asset Hedge Agreement with a Fixed Asset Credit Party or any of its Subsidiaries.

“Fixed Asset Hedging Obligation” means, in each case to the extent secured, or purported to be secured, under the Fixed Asset Collateral Documents, any and all obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Fixed Asset Hedge Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Fixed Asset Hedge Agreement transaction of any Fixed Asset Credit Party (or its Subsidiary) under any Fixed Asset Hedge Agreement, including any “Swap Obligations” (as defined in the Initial Fixed Asset Credit Agreement as in effect on the date hereof, whether or not then in effect).

“Fixed Asset Intercreditor Agreement” means any agreement or agreements (other than this Agreement) among Fixed Asset Collateral Agents that defines the relative rights and priorities as among Fixed Asset Collateral Agents and Fixed Asset Claimholders with respect to the Collateral.

“Fixed Asset Lenders” means the “Lenders” under and as defined in the Fixed Asset Credit Agreement.

“Fixed Asset Loan Documents” means each Fixed Asset Credit Agreement and the “Loan Documents” or “Credit Documents” (as defined in the respective Fixed Asset Credit Agreements) and each of the other agreements, documents and instruments providing for or evidencing any other Fixed Asset Obligation, and any other document or instrument executed or delivered at any time in connection with any Fixed Asset Obligations, including any intercreditor or joinder agreement among holders of Fixed Asset Obligations to the extent such are effective at the relevant time, as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Fixed Asset Mortgages” means a collective reference to each mortgage, deed of trust and any other document or instrument under which any Lien on real property owned or leased by any Grantor is granted to secure any Fixed Asset Obligations or under which rights or remedies with respect to any such Liens are governed.

“Fixed Asset Obligations” means all Obligations outstanding under any Fixed Asset Credit Agreement and the other Fixed Asset Loan Documents, including, without limitation, all Fixed Asset Hedging Obligations and Fixed Asset Bank Product Obligations. “Fixed Asset Obligations” shall include all interest accrued or accruing, including Post-Petition Interest, in accordance with the rate specified in the relevant Fixed Asset Loan Document whether or not the claim for such Post-Petition Interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

“Fixed Asset Priority Collateral” all of each and every Grantor’s right, title, and interest in and to the following types of property of such Grantor, wherever located and whether now owned by such Grantor or hereafter acquired (including, for the avoidance of doubt, any such assets that, but for the application of Section 552 of the Bankruptcy Code, would constitute Fixed Asset Priority Collateral): (a) Equipment, Fixtures and Fracturing Equipment (in each case of the foregoing, specifically excluding Fracturing Equipment Parts); (b) Real Estate; (c) Intellectual Property; (d) (i) equity interests in all direct and indirect Subsidiaries of any Grantor and (ii) intercompany loans of Grantors and/or their Subsidiaries; (e) all other assets of any Grantor, whether real, personal or mixed, to the extent not constituting ABL Priority Collateral; (f) except to the extent constituting ABL Priority Collateral, to the extent evidencing, governing, or otherwise reasonably related to any of the foregoing, all Documents, General Intangibles (including Payment Intangibles (other than Credit Card Receivables)), Instruments, Investment Property, Commercial Tort Claims, Letters of Credit, Letter of Credit Rights and Supporting Obligations; (g) except to the extent constituting ABL Priority Collateral, all books, records and Documents related to the foregoing (including databases, customer lists and other Records, whether tangible or electronic, which contain any information relating to any of the foregoing); (h) any Fixed Asset Priority Proceeds Account and all identifiable proceeds of Fixed Asset Priority Collateral, balances, cash, Checks, Securities, Securities Entitlements, Financial Assets and Instruments (whether negotiable or otherwise), funds and other evidences of payment held therein (in each case, other than proceeds of the use, rental, lease, or license of Fixed Asset Priority Collateral (other than Intellectual Property and/or Real Estate Assets)); (i) business interruption insurance proceeds; and (j) all Proceeds and products of any or all of the foregoing (other than proceeds of the use, rental, lease, or license of Fixed Asset Priority Collateral (other than Intellectual Property and/or Real Estate Assets)) in whatever form received (including proceeds of insurance and claims against third parties and condemnation or requisition payments with respect to all or any of the foregoing). For purposes of this definition, capitalized terms used in this definition but not defined elsewhere in this Agreement shall have the meanings set forth in Articles 8 or 9 of the UCC.

“Fixed Asset Priority Obligations” means all Fixed Asset Obligations other than Excess Fixed Asset Obligations.

“Fixed Asset Priority Proceeds Account” means, as of any date of determination, any Deposit Account or Securities Account that is established solely and exclusively to contain identifiable proceeds of Fixed Asset Priority Collateral (other than proceeds of the use, rental, lease or license of Fixed Asset Priority Collateral (other than Intellectual Property and/or Real Estate Assets)). For purposes of this definition, capitalized terms used in this definition but not defined elsewhere in this Agreement shall have the meanings set forth in Articles 8 or 9 of the UCC.

“Fixed Asset Standstill Period” has the meaning set forth in Section 3.2.

“Fracturing Equipment” means (a) goods consisting of finished fracking rigs that have been manufactured or otherwise assembled by a Grantor or its designee to perform hydraulic fracturing services (excluding any Fracturing Equipment Parts prior to the manufacture or assembly thereof into finished fracking rigs), and all accessions thereto, (b) vehicles or other goods subject to any certificate of title (or comparable) statute (excluding any Fracturing Equipment Parts prior to the manufacture or assembly thereof into vehicles or other goods subject to any certificate of title (or comparable) statute), and all accessions thereto, and (c) all Fracturing Equipment Parts resulting from the disassembly of any of the goods or vehicles described in the foregoing clauses (a) and (b).

“Fracturing Equipment Parts” means parts, components, units, machinery, materials, tools or other work-in-process that are held by a Grantor for use or consumption in such Grantor’s business (including in its manufacturing business), including, without limitation, any of the following items: pumps, blenders, data systems, valves, racks, engines, motors, cooling systems, radiators, transmissions, tanks, reservoirs, filters, pipes, driveshafts, drivelines, hoses, batteries, fuel tanks, clamps, couplings, converters, lube systems, fire suppression systems, hydraulic kits, hydration units, gearboxes, gaskets, fans, sensors, cables, packing materials, coils, lamps, augers, sleeves, pulleys, seals, ratchets, fluid ends, seats, fasteners, anchors, lights, alternators, clutches, trailers, covers, but excluding, in the case of each of the foregoing, any such items that, as a result of the manufacture or assembly thereof, constitute Fracturing Equipment (regardless of any later disassembly thereof), or that are physically joined, attached to, or united with any Fracturing Equipment.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Grantors” means Holdings, Borrower, each of the Guarantor Subsidiaries and each other Person that has or may from time to time hereafter execute and deliver any ABL Collateral Document and/or Fixed Asset Collateral Document as a “grantor” or “pledgor” (or the equivalent thereof) to secure any ABL Obligations and/or Fixed Asset Obligations, as the context may require.

“Guarantor Subsidiaries” means each Subsidiary of the Borrower that has or may from time to time hereafter execute and deliver any ABL Loan Document and/or Fixed Asset Loan Document as a “guarantor” (or the equivalent thereof).

“Holdings” has the meaning set forth in the Preamble to this Agreement.

“Inadvertent Overadvance” means, as of any date of determination, all or any portion of any loan or advance funded under the ABL Credit Agreement or all or any portion of any letter of credit issued, renewed or amended under the ABL Credit Agreement, in each case, which did not result in an ABL Out-of-Formula Condition when funded, issued, renewed or amended based upon the most recent ABL Borrowing Base Certificate received by the ABL Collateral Agent prior to such funding, issuance, renewal or amendment but which thereafter has, on the relevant date of determination, caused an ABL Out-of-Formula Condition as a result of circumstances beyond the reasonable control of the ABL Collateral Agent or the ABL Claimholders, including (a) the use of cash collateral pursuant to the entry of an order by the Bankruptcy Court as to which order or motion therefor the ABL Collateral Agent and the ABL Claimholders have not provided their consent, (b) a decline in the value of the ABL Priority Collateral, (c) errors or fraud on an ABL Borrowing Base Certificate, (d) components of the ABL Borrowing Base on any date thereafter being deemed ineligible, (e) the return of uncollected checks or other items of payment applied to the reduction of the ABL Obligations or other similar involuntary or unintentional actions, (f) the imposition of any reserve or a reduction in advance rates after the funding of any loan or advance or the issuance, renewal or amendment of a letter of credit under the ABL Loan Documents, or (g) any other circumstance beyond the reasonable control of the ABL Collateral Agent or the ABL Claimholders which reduces Availability (as such term is defined in the ABL Credit Agreement as in effect on the date hereof) (it being understood and agreed that any ABL Out-of-Formula Condition resulting from any event described in clauses (b) — (g) of this definition during the use of cash collateral pursuant to an entry of an order by the Bankruptcy Court shall constitute an Inadvertent Overadvance hereunder).

“Inadvertent Overadvance Amount” means, as of any date of determination, the aggregate amount of all Inadvertent Overadvances.

“Indebtedness” means and includes all indebtedness for borrowed money; for the avoidance of doubt, “Indebtedness” shall not include reimbursement or other obligations in respect of letters of credit, ABL Hedging Obligations, ABL Bank Product Obligations, Fixed Asset Hedging Obligations or Fixed Asset Bank Product Obligations.

“Initial ABL Collateral Agent” has the meaning set forth in the Preamble to this Agreement.

“Initial ABL Credit Agreement” has the meaning set forth in the Recitals to this Agreement.

“Initial Fixed Asset Collateral Agent” has the meaning set forth in the Preamble to this Agreement.

“Initial Fixed Asset Credit Agreement” has the meaning set forth in the Recitals to this Agreement.

“Insolvency or Liquidation Proceeding” means:

(a) any voluntary or involuntary case or proceeding under the Bankruptcy Code or other applicable Bankruptcy Law with respect to any Grantor;

(b) any other voluntary or involuntary insolvency, reorganization or Bankruptcy Case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to a material portion of their respective assets;

(c) any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(d) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of any Grantor.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets, the Computer Software and any registered internet domain names, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Lien” means: (a) any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute, or contract, and including a security interest, charge, claim, priority or lien arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, deemed trust, assignment, deposit arrangement, security agreement, conditional sale or trust receipt or the interest of a vendor or lessor under a capital lease, consignment or title retention agreement; and (b) to the extent not included under clause (a), any reservation, exception, encroachment, easement, servitude right-of-way, restriction, lease or other title exception or encumbrance affecting property (and for clarity, including exclusive licenses (but not non-exclusive licenses) granted in Intellectual Property).

“Mortgaged Premises” means any real property which shall now or hereafter be subject to a Fixed Asset Mortgage and/or an ABL Mortgage.

“New ABL Collateral Agent” has the meaning set forth in Section 5.6(a).

“New Fixed Asset Collateral Agent” has the meaning set forth in Section 5.6(b).

“Obligations” means all obligations of every nature of each Grantor and its Restricted Subsidiaries from time to time owed to any agent or trustee, the ABL Claimholders, the Fixed Asset Claimholders or any of them or their respective Affiliates under the ABL Loan Documents, the Fixed Asset Loan Documents, the ABL Hedge Agreements, the Fixed Asset Hedge Agreements, the agreements evidencing ABL Bank Product Obligations or Fixed Asset Bank Product Obligations, in each case, whether for principal, interest or payments for early termination of ABL Hedge Agreements or Fixed Asset Hedge Agreements, fees, expenses, indemnification or otherwise and all guarantees of any of the foregoing and including any Post-Petition Interest and fees that accrue or are incurred after the commencement by or against any Grantor of any proceeding under any Bankruptcy Law naming such Grantor as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Patent Licenses” means all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent or patents owned by a third party.

“Patents” means each of the following that is owned by any Grantor: (a) all letters patent of the United States, any other country or group of countries or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith; (b) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof; and (c) all rights to obtain any reissues or extensions of the foregoing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Pledged Collateral” has the meaning set forth in Section 5.5.

“Post-Petition Interest” means interest, fees, expenses and other charges that pursuant to the ABL Credit Agreement or the Fixed Asset Credit Agreement, as applicable, accrue or continue to accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest, fees, expenses and other charges are allowed or allowable under applicable Bankruptcy Law or in any such Insolvency or Liquidation Proceeding.

“Prior Lien Claimholders” means (a) as it relates to the ABL Claimholders with respect to all matters relating to the Fixed Asset Priority Collateral (but not the ABL Priority Collateral) prior to the Discharge of Fixed Asset Obligations, the Fixed Asset Claimholders; and (b) as it relates to the Fixed Asset Claimholders with respect to all matters relating to the ABL Priority Collateral (but not the Fixed Asset Priority Collateral) prior to the Discharge of ABL Obligations, the ABL Claimholders.

“Prior Lien Collateral” means with respect to any Person, all Collateral with respect to which (and only for so long as) such Person is a “Prior Lien Claimholder” as provided in the definition thereof.

“Prior Lien Collateral Agent” means (a) as it relates to the ABL Collateral Agents and the other ABL Claimholders with respect to all matters relating to the Fixed Asset Priority Collateral (but not the ABL Priority Collateral) prior to the Discharge of Fixed Asset Obligations, each of the Fixed Asset Collateral Agents; and (b) as it relates to the Fixed Asset Collateral Agents and the other Fixed Asset Claimholders with respect to all matters relating to the ABL Priority Collateral (but not the Fixed Asset Priority Collateral) prior to the Discharge of ABL Obligations, each of the ABL Collateral Agents.

“Prior Lien Collateral Documents” means (a) as it relates to the ABL Claimholders with respect to all matters relating to the Fixed Asset Priority Collateral (but not the ABL Priority Collateral) prior to the Discharge of Fixed Asset Obligations, the Fixed Asset Collateral Documents; and (b) as it relates to the Fixed Asset Claimholders with respect to all matters relating to the ABL Priority Collateral (but not the Fixed Asset Priority Collateral) prior to the Discharge of ABL Obligations, the ABL Collateral Documents.

“Prior Lien Loan Documents” means (a) as it relates to the ABL Claimholders with respect to all matters relating to the Fixed Asset Priority Collateral (but not the ABL Priority Collateral) prior to the Discharge of Fixed Asset Obligations, the Fixed Asset Loan Documents; and (b) as it relates to the Fixed Asset Claimholders with respect to all matters relating to the ABL Priority Collateral (but not the Fixed Asset Priority Collateral) prior to the Discharge of ABL Obligations, the ABL Loan Documents.

“Prior Lien Obligations” means (a) as it relates to the ABL Priority Obligations with respect to all matters relating to the Fixed Asset Priority Collateral (but not the ABL Priority Collateral) prior to the Discharge of Fixed Asset Obligations, the Fixed Asset Obligations; and (b) as it relates to the Fixed Asset Obligations with respect to all matters relating to the ABL Priority Collateral (but not the Fixed Asset Priority Collateral) prior to the Discharge of ABL Obligations, the ABL Priority Obligations.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) of any Grantor in any real property, including Mortgaged Premises, distribution centers and warehouses and corporate headquarters and administrative offices.

“Recovery” has the meaning set forth in Section 6.4.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other Indebtedness in exchange or replacement for, such Indebtedness in whole or in part regardless of whether the principal amount of such Refinancing Indebtedness is the same, greater than or less than the principal amount of the Refinanced Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Replacement ABL Credit Agreement” means any credit agreement, debt facility, indenture and/or commercial paper facility, in each case, with banks or other institutional or commercial lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from (or sell such receivables to) such lenders against such receivables), letters of credit, bankers’ acceptances, or other borrowings, entered into after or contemporaneously with the Discharge of ABL Obligations, that is secured by a Lien on the Collateral and has been designated as an ABL Credit Agreement in accordance with Section 8.18 hereof; provided, however, that (a) the Indebtedness under such Replacement ABL Credit Agreement is permitted to be incurred, secured and guaranteed on such basis by each Fixed Asset Loan Document, (b) each ABL Collateral Agent under such Replacement ABL Credit Agreement shall have become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.18 hereof and (c) each of the other requirements of Section 8.18 shall have been complied with. The requirements of clause (a) of the immediately preceding sentence shall be tested only as of (x) the date of execution of a joinder agreement in substantially the form of Exhibit C hereto by the applicable ABL Collateral Agent if pursuant to a commitment entered into at the time of such joinder agreement and (y) with respect to any later commitment or amendment to those terms to permit such Indebtedness, as of the date of such commitment and/or amendment.

“Restricted Subsidiary” means each Subsidiary of Holdings other than an Unrestricted Subsidiary (as defined in the Fixed Asset Credit Agreement).

“Subordinated Lien Claimholders” means (a) with respect to all matters relating to the ABL Priority Collateral (but not the Fixed Asset Priority Collateral) prior to the Discharge of ABL Obligations, the Fixed Asset Claimholders; and (b) with respect to all matters relating to the Fixed Asset Priority Collateral (but not the ABL Priority Collateral) prior to the Discharge of Fixed Asset Obligations, the ABL Claimholders.

“Subordinated Lien Collateral” means with respect to any Person, all Collateral with respect to which (and only for so long as) such Person is a “Subordinated Lien Claimholder” as provided in the definition thereof.

“Subordinated Lien Collateral Agent” means (a) with respect to all matters relating to the ABL Priority Collateral (but not the Fixed Asset Priority Collateral) prior to the Discharge of ABL Obligations, the Fixed Asset Collateral Agents; and (b) with respect to all matters relating to the Fixed Asset Priority Collateral (but not the ABL Priority Collateral) prior to the Discharge of Fixed Asset Obligations, the ABL Collateral Agents.

“Subordinated Lien Collateral Documents” means (a) with respect to all matters relating to the ABL Priority Collateral (but not the Fixed Asset Priority Collateral) prior to the Discharge of ABL Obligations, the Fixed Asset Collateral Documents; and (b) with respect to all matters relating to the Fixed Asset Priority Collateral (but not the ABL Priority Collateral) prior to the Discharge of Fixed Asset Obligations, the ABL Collateral Documents.

“Subordinated Lien Loan Documents” means (a) with respect to all matters relating to the ABL Priority Collateral (but not the Fixed Asset Priority Collateral) prior to the Discharge of ABL Obligations, the Fixed Asset Loan Documents; and (b) with respect to all matters relating to the Fixed Asset Priority Collateral (but not the ABL Priority Collateral) prior to the Discharge of Fixed Asset Obligations, the ABL Loan Documents.

“Subordinated Lien Obligations” means (a) with respect to all matters relating to the ABL Priority Collateral (but not the Fixed Asset Priority Collateral) prior to the Discharge of ABL Obligations, the Fixed Asset Obligations; and (b) with respect to all matters relating to the Fixed Asset Priority Collateral (but not the ABL Priority Collateral) prior to the Discharge of Fixed Asset Obligations, the ABL Obligations.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Third Party Purchaser” has the meaning set forth in Section 3.3.

“Trade Secrets” means all confidential and proprietary information, including know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information.

“Trademark License” means any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark or trademarks owned by a third party.

“Trademarks” means each of the following that is owned by any Grantor: (a) all trademarks, trade names, trade dress, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the U.S. Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or group of countries or any political subdivision thereof, or otherwise, and all common-law rights related thereto; and (b) the right to obtain all renewals thereof.

“Triggering Event” means the occurrence of any of the following:

(a) an Event of Default has occurred and is continuing under the ABL Loan Documents and (i) the revolving loan commitment under the ABL Credit Agreement has been terminated or permanently reduced or (ii) the revolving loan commitment under the ABL Credit Agreement has been suspended for a period of more than 5 consecutive Business Days during which an ABL Collateral Agent has exercised cash dominion over any deposit account of any Grantor;

(b) an Event of Default has occurred and is continuing under the ABL Loan Documents and has continued for 30 consecutive days;

(c) the maturity of the ABL Obligations has been accelerated pursuant to a written notice delivered by an ABL Collateral Agent to any Grantor;

(d) an ABL Collateral Agent has commenced, or has notified any Fixed Asset Collateral Agent that it intends to commence, Enforcement Action;

(e) a payment Event of Default has occurred and is continuing under the Fixed Asset Loan Documents and has continued for a period of 3 Business Days; or the commencement of an Insolvency or Liquidation Proceeding.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Use Period” means the period, with respect to any Fixed Asset Priority Collateral, which begins on the day on which the applicable ABL Collateral Agent provides the Designated Fixed Asset Collateral Agent with an Enforcement Notice and ends on the earliest of (a) the applicable ABL Period for such Fixed Asset Priority Collateral; provided, however, that such ABL Period shall be tolled during any period during which such ABL Collateral Agent is stayed or otherwise prohibited by law or court order from exercising remedies with respect to the ABL Priority Collateral; (b) the date on which all or substantially all of the ABL Priority Collateral is sold, collected or liquidated; and (c) the Discharge of ABL Obligations.

1.2 Terms Generally. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise:

(a) any definition of or reference herein to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as amended, restated, amended and restated, supplemented or otherwise modified from time to time and any reference herein to any statute or regulations shall include any amendment, renewal, extension or replacement thereof;

(b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns from time to time;

(c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(d) all references herein to Sections shall be construed to refer to Sections of this Agreement;

(e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; and

(f) any reference herein to an ABL Collateral Agent on behalf of the ABL Claimholders shall be understood to mean only on behalf of itself and the ABL Claimholders for which such ABL Collateral Agent is acting as agent under the related ABL Loan Documents or any ABL Collateral Documents; and

(g) any reference herein to a Fixed Asset Collateral Agent on behalf of the Fixed Asset Claimholders shall be understood to mean only on behalf of itself and the Fixed Asset Claimholders for which such Fixed Asset Collateral Agent is acting as agent under the related Fixed Asset Loan Documents or any Fixed Asset Collateral Documents.

SECTION 2

LIEN PRIORITIES

2.1 Relative Priorities. Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the ABL Obligations and/or the Fixed Asset Obligations on the Collateral and notwithstanding any provision of the UCC, or any other applicable law or the ABL Loan Documents or the Fixed Asset Loan Documents or any defect or deficiencies in, or failure to perfect or lapse in perfection of, or avoidance as a fraudulent conveyance, preference, or otherwise of, the Liens securing the ABL Obligations or the Fixed Asset Obligations, the subordination of such Liens to any Liens securing other obligations or any other circumstance whatsoever, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against Holdings, Borrower or any other Grantor, each ABL Collateral Agent, on behalf of itself and the ABL Claimholders, and each Fixed Asset Collateral Agent, on behalf of itself and the Fixed Asset Claimholders represented by it, each hereby agree that:

(a) any Lien on the ABL Priority Collateral securing or purporting to secure any ABL Priority Obligations now or hereafter held by or on behalf of an ABL Collateral Agent or any ABL Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the ABL Priority Collateral securing or purporting to secure any Fixed Asset Obligations or any Excess ABL Obligations;

(b) any Lien on the Fixed Asset Priority Collateral securing or purporting to secure any Fixed Asset Priority Obligations now or hereafter held by or on behalf of any Fixed Asset Collateral Agent, any Fixed Asset Claimholders or any agent or trustee therefor regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects to all Liens on the Fixed Asset Priority Collateral securing or purporting to secure any ABL Obligations or Excess Fixed Asset Obligations;

(c) any Lien on the ABL Priority Collateral securing or purporting to secure any Fixed Asset Priority Obligations now or hereafter held by or on behalf of any Fixed Asset Collateral Agent, any Fixed Asset Claimholders or any agent or trustee therefor regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects to all Liens on the Fixed Asset Priority Collateral securing or purporting to secure any Excess ABL Obligations or Excess Fixed Asset Obligations;

(d) any Lien on the Fixed Asset Priority Collateral securing or purporting to secure any ABL Priority Obligations now or hereafter held by or on behalf of an ABL Collateral Agent or any ABL Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Fixed Asset Priority Collateral securing or purporting to secure any Excess Fixed Asset Obligations or Excess ABL Obligations;

(e) any Lien on the ABL Priority Collateral securing or purporting to secure any Excess ABL Obligations now or hereafter held by or on behalf of an ABL Collateral Agent or any ABL Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects to all Liens on the ABL Priority Collateral securing or purporting to secure any Excess Fixed Asset Obligations; and

(f) any Lien on the Fixed Asset Priority Collateral securing or purporting to secure any Excess Fixed Asset Obligations now or hereafter held by or on behalf of any Fixed Asset Collateral Agent, any Fixed Asset Claimholders or any agent or trustee therefor regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects to all Liens on the Fixed Asset Priority Collateral securing or purporting to secure any Excess ABL Obligations;

2.2 Prohibition on Contesting Liens & Claims; No Marshaling. Each ABL Collateral Agent, for itself and on behalf of each other ABL Claimholder represented by it and each Fixed Asset Collateral Agent, for itself and on behalf of each other Fixed Asset Claimholder represented by it agrees that it will not (and hereby waives any right to) directly or indirectly contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the priority, validity, perfection, extent or enforceability of a Lien held, or purported to be held, by or on behalf of any of the ABL Claimholders in the Collateral or by or on behalf of any of the Fixed Asset Claimholders in the Collateral, as the case may be, or the amount, nature, allowability, or extent of the ABL Obligations or Fixed Asset Obligations or any claim asserted with respect thereto (including in any Insolvency or Liquidation Proceeding), or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of (i) any ABL Collateral Agent or any ABL Claimholder or (ii) any Fixed Asset Collateral Agent or any Fixed Asset Claimholder to enforce this Agreement, including the provisions of this Agreement relating to the priority of the Liens securing (a) the ABL Obligations as provided in Sections 2.1(a) and 3.1 and (b) the Fixed Asset Obligations as provided in Sections 2.1(b) and 3.2. Until the Discharge of Prior Lien Obligations, neither (x) the Fixed Asset Collateral Agents nor any Fixed Asset Claimholder with respect to the ABL Priority Collateral or (y) the ABL Collateral Agents nor any ABL Claimholder with respect to the Fixed Asset Priority Collateral will assert any marshaling, appraisal, valuation or other similar right that may otherwise be available to a junior secured creditor.

2.3 No New Liens. So long as the Discharge of Prior Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor (except that any Liens securing DIP Financing shall be governed by Section 6.1 hereof not this Section 2.3), the parties hereto agree that the Borrower shall not, and shall not permit any other Grantor to:

(a) grant or permit any additional Liens on any asset or property of a Grantor to secure any Fixed Asset Obligation unless it has granted or concurrently grants a Lien on such asset or property to secure all of the ABL Obligations, the parties hereto agreeing that any such Lien shall be subject to Section 2.1 hereof; provided that this provision will not be violated with respect to any Lien securing any Fixed Asset Obligations if each ABL Collateral Agent is given a reasonable opportunity to accept a Lien on any asset or property and either the Borrower or the ABL Collateral Agent not receiving the Lien states in writing that the applicable ABL Loan Documents prohibit such ABL Collateral Agent from accepting a Lien on such asset or property, or such ABL Collateral Agent otherwise expressly declines to accept a Lien on such asset or property (any such prohibited or declined Liens, an “ABL Declined Lien”); or

(b) grant or permit any additional Liens on any asset or property of a Grantor to secure any ABL Obligation unless it has granted or concurrently grants a Lien on such asset or property to secure all of the Fixed Asset Obligations, the parties hereto agreeing that any such Lien shall be subject to Section 2.1 hereof; provided that this provision will not be violated with respect to any Lien securing any ABL Obligations if each Fixed Asset Collateral Agent is given a reasonable opportunity to accept a Lien on any asset or property and either the Borrower or each Fixed Asset Collateral Agent not receiving the Lien states in writing that the applicable Fixed Asset Loan Documents prohibit such Fixed Asset Collateral Agent from accepting a Lien on such asset or property, or such Fixed Asset Collateral Agent otherwise expressly declines to accept a Lien on such asset or property (any such prohibited or declined Lien, a “Fixed Asset Declined Lien” and, together with the ABL Declined Liens, the “Declined Liens”).

(c) To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to (i) the ABL Collateral Agents and/or the ABL Claimholders or (ii) the Fixed Asset Collateral Agents and/or the Fixed Asset Claimholders, each agree that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.3 shall be subject to Section 4.2.

(d) Notwithstanding anything in this Agreement to the contrary, cash and cash equivalents may be pledged to secure letter of credit exposure, ABL Bank Product Obligations or ABL fledging Obligations, in each case, that constitute ABL Priority Obligations in accordance with the ABL Credit Agreement (as in effect on the date hereof) without granting a Lien thereon to secure any other ABL Obligations or any other Fixed Asset Obligations.

2.4 Similar Liens. The parties hereto agree that, subject to Section 2.3, it is their intention that the Collateral that is subject to Liens supporting the ABL Obligations and the Fixed Asset Obligations be identical. In furtherance of the foregoing and of Section 8.9, the parties hereto agree, subject to the other provisions of this Agreement, upon request by any ABL Collateral Agent or any Fixed Asset Collateral Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the ABL Priority Collateral and the Fixed Asset Priority Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the ABL Loan Documents and the Fixed Asset Loan Documents.

2.5 Perfection of Liens. Except for the arrangements contemplated by Section 5.5, none of the ABL Collateral Agents or the ABL Claimholders shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Collateral for the benefit of the Fixed Asset Collateral Agents or the Fixed Asset Claimholders, and none of the Fixed Asset Collateral Agents or the Fixed Asset Claimholders shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Collateral for the benefit of the ABL Collateral Agents or the ABL Claimholders. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the ABL Claimholders on the one hand and the Fixed Asset Claimholders on the other hand and such provisions shall not impose on the ABL Collateral Agent, the ABL Claimholders, the Fixed Asset Collateral Agents, the Fixed Asset Claimholders or any agent or trustee therefor any obligations in respect of the disposition of proceeds of any Collateral which would conflict with prior-perfected claims therein in favor of any other Person or any order or decree of any court or Governmental Authority or any applicable law.

2.6 Appointment of Designated Agents, etc.

(a) Each Fixed Asset Collateral Agent hereby appoints and designates the Designated Fixed Asset Collateral Agent to act as Designated Fixed Asset Collateral Agent hereunder and the Designated Fixed Asset Collateral Agent hereby accepts such appointment.

(b) The ABL Collateral Agents may treat the Initial Fixed Asset Collateral Agent as the Designated Fixed Asset Collateral Agent hereunder until the Initial Fixed Asset Collateral Agent notifies the ABL Collateral Agents in writing that another Fixed Asset Collateral Agent has become the Designated Fixed Asset Collateral Agent hereunder. The Initial Fixed Asset Collateral Agent hereby agrees to give prompt written notice of any such event.

(c) Each of the Designated Fixed Asset Collateral Agent and the ABL Collateral Agents shall exercise all rights and powers under this Agreement as are delegated to them by the terms hereof, together with such other rights and powers as are reasonably incidental thereto.

2.7 Designation of Bank Product/Hedging Obligations. With respect to any ABL Bank Product Obligations, ABL Hedging Obligations, Fixed Asset Bank Product Obligations and Fixed Asset Hedging Obligations that would otherwise constitute both ABL Obligations and Fixed Asset Obligations hereunder, such ABL Bank Product Obligations, ABL Hedging Obligations, Fixed Asset Bank Product Obligations and Fixed Asset Hedging Obligations shall solely constitute ABL Obligations for all purposes of this Agreement unless at the time that the Borrower or any other Grantor enters into the related ABL Hedge Agreement, Fixed Asset Hedge Agreement or agreement giving rise to ABL Bank Product Obligations or Fixed Asset Bank Product Obligations, Holdings or any other Grantor shall designate the related ABL Hedging Obligations, Fixed Asset Hedging Obligations, ABL Bank Product Obligations and/or Fixed Asset Bank Product Obligations under such ABL Hedge Agreement, Fixed Asset Hedge Agreement or agreement giving rise to ABL Bank Product Obligations or Fixed Asset Bank Product Obligations as Fixed Asset Obligations in a written designation to the related swap counterparty or provider of ABL Bank Product Obligation or Fixed Asset Bank Product Obligation with a copy to each Agent in which case such ABL Hedging Obligations, Fixed Asset Hedging Obligations, ABL Bank Product Obligations or Fixed Asset Bank Product Obligations shall solely constitute Fixed Asset Obligations for all purposes of this Agreement.

SECTION 3

ENFORCEMENT

3.1 Restrictions on Exercise of Remedies By Fixed Asset Collateral Agents and Fixed Asset Claimholders.

(a) Until the Discharge of ABL Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, each Fixed Asset Collateral Agent and the Fixed Asset Claimholders represented by it:

(i) will not commence or maintain, or seek to commence or maintain, any Enforcement Action or otherwise exercise any rights or remedies with respect to the ABL Priority Collateral; provided that any Fixed Asset Collateral Agent may commence an Enforcement Action or otherwise exercise any or all such rights or remedies, in each case, with respect to ABL Priority Collateral, after a period of at least 180 days has elapsed since the later of: (x) the date on which such Fixed Asset Collateral Agent declared the existence of any Event of Default under any Fixed Asset Loan Documents for which it is the Fixed Asset Collateral Agent and demanded the repayment of all of the principal amount of the Fixed Asset Obligations thereunder; and (y) the date on which each ABL Collateral Agent received notice from such Fixed Asset Collateral Agent of such declaration of an Event of Default and that the Fixed Asset Obligations are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Fixed Asset Loan Documents (the “ABL Standstill Period”); provided, further, that notwithstanding anything herein to the contrary, in no event shall any Fixed Asset Collateral Agent or any Fixed Asset Claimholder take any Enforcement Action with respect to the ABL Priority Collateral if, notwithstanding the expiration of the ABL Standstill Period, any ABL Collateral Agent or ABL Claimholders shall have commenced and be diligently pursuing an Enforcement Action or other exercise of their rights or remedies in each case with respect to all or any material portion of the ABL Priority Collateral (except where a stay has arisen or been imposed by a court of competent jurisdiction (including, without limitation, in an Insolvency or Liquidation Proceeding)) (prompt notice of such exercise to be given to the Designated Fixed Asset Collateral Agent);

(ii) will not contest, protest or object to any foreclosure proceeding or action brought by any ABL Collateral Agent or any ABL Claimholder with respect to ABL Priority Collateral or any other exercise by any ABL Collateral Agent or any ABL Claimholder of any rights and remedies relating to the ABL Priority Collateral under the ABL Loan Documents or otherwise (including any Enforcement Action initiated by or supported by such ABL Collateral Agent or any ABL Claimholder), in each case so long as any proceeds received by the ABL Collateral Agents are distributed in accordance with Section 4.1 hereof and applicable law, subject to the relative priorities described herein, and

(iii) subject to their rights under clause (a)(i) above, will not object to the forbearance by any ABL Collateral Agent or the ABL Claimholders from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies, in each case, relating to the ABL Priority Collateral.

(b) Until the Discharge of ABL Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, subject to Section 3.1(a)(i), the ABL Collateral Agents and the ABL Claimholders shall have the exclusive right: (i) to commence and maintain an Enforcement Action or otherwise enforce rights or exercise remedies (including set-off, recoupment and the right to credit bid their debt), in each case, with respect to ABL Priority Collateral; provided that the Designated Fixed Asset Collateral Agent shall have the credit bid rights set forth in Section 3.1(c)(vi); and (ii) subject to Section 5.1, to make determinations regarding the release, disposition, or restrictions with respect to the ABL Priority Collateral without any consultation with or the consent of any Fixed Asset Collateral Agent or any Fixed Asset Claimholder; provided, further, that any proceeds of ABL Priority Collateral received by any ABL Collateral Agent are distributed in accordance with Section 4.1 hereof and applicable law, subject to the relative priorities described herein. In commencing or maintaining any Enforcement Action or otherwise exercising rights and remedies with respect to the ABL Priority Collateral, the ABL Collateral Agents and the ABL Claimholders may enforce the provisions of the ABL Loan Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion in compliance with any applicable law and without consultation with any Fixed Asset Collateral Agent or any Fixed Asset Claimholder and regardless of whether any such exercise is adverse to the interest of any Fixed Asset Claimholder. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of ABL Priority Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(c) Notwithstanding the foregoing any Fixed Asset Collateral Agent and any Fixed Asset Claimholder may:

(i) file a claim or statement of interest with respect to the Fixed Asset Obligations; provided that an Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor;

(ii) take any action (not adverse to the priority status of the Liens on the ABL Priority Collateral securing the ABL Obligations, or the rights of the ABL Collateral Agents or the ABL Claimholders to exercise remedies in respect thereof) in order to create, perfect, preserve or protect (but not enforce) its Lien on the ABL Priority Collateral;

(iii) file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the Fixed Asset Claimholders, including any claims secured by the ABL Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv) vote on any plan of reorganization, arrangement, compromise or liquidation, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement; provided that no filing of any claim or vote, or pleading related to such claim or vote, to accept or reject a disclosure statement, plan of reorganization, arrangement, compromise or liquidation, or any other document, agreement or proposal similar to the foregoing by any Fixed Asset Collateral Agent or any Fixed Asset Claimholder may be inconsistent with (or lead to any result that is inconsistent with) the provisions of this Agreement;

(v) exercise any of its rights or remedies with respect to the ABL Priority Collateral after the termination of the ABL Standstill Period to the extent permitted by Section 3.1(a)(i); and

(vi) bid for or purchase ABL Priority Collateral at any public, private or judicial foreclosure upon such Collateral initiated by any ABL Collateral Agent or any ABL Claimholder, or any sale of ABL Priority Collateral during an Insolvency or Liquidation Proceeding; provided that such bid may not include a “credit bid” in respect of any Fixed Asset Obligations unless the cash proceeds of such bid are otherwise sufficient to cause the Discharge of ABL Obligations.

Each Fixed Asset Collateral Agent, on behalf of itself and the Fixed Asset Claimholders represented by it, agrees that it will not take or receive any ABL Priority Collateral or any proceeds of ABL Priority Collateral in connection with the exercise of any right or remedy (including set-off and recoupment) with respect to any ABL Priority Collateral in its capacity as a creditor, unless and until the Discharge of ABL Obligations has occurred, except in connection with any foreclosure. Without limiting the generality of the foregoing, unless and until the Discharge of ABL Obligations has occurred, except as expressly provided in Sections 3.1(a), 6.3(b) and this Section 3.1(c), the sole right of the Fixed Asset Collateral Agents and the Fixed Asset Claimholders with respect to the ABL Priority Collateral is to hold a Lien on the ABL Priority Collateral pursuant to the applicable Fixed Asset Collateral Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of ABL Obligations has occurred.

(d) Subject to Sections 3.1(a) and 3.1(c) and Section 6.3(b):

(i) each Fixed Asset Collateral Agent, for itself and on behalf of each other Fixed Asset Claimholder represented by it, agrees that such Fixed Asset Collateral Agent and the Fixed Asset Claimholders represented by it will not take any action with respect to ABL Priority Collateral that would hinder, interfere with, or delay any exercise of remedies under the ABL Loan Documents with respect to ABL Priority Collateral or is otherwise prohibited hereunder, including any sale, lease, exchange, transfer or other disposition of the ABL Priority Collateral, whether by foreclosure or otherwise;

(ii) each Fixed Asset Collateral Agent, for itself and on behalf of each other Fixed Asset Claimholder represented by it, hereby waives any and all rights it or the Fixed Asset Claimholders may have as a junior lien creditor or otherwise to object to the manner in which the ABL Collateral Agents or the ABL Claimholders seek to enforce the Liens on the ABL Priority Collateral securing the ABL Obligations undertaken in accordance with this Agreement, regardless of whether any action or failure to act by or on behalf of the ABL Collateral Agents or ABL Claimholders is adverse to the interest of the Fixed Asset Claimholders; and

(iii) each Fixed Asset Collateral Agent, for itself and on behalf of each other Fixed Asset Claimholder represented by it, hereby acknowledges and agrees that no covenant, agreement or restriction contained in the Fixed Asset Collateral Documents or any other Fixed Asset Loan Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of the ABL Collateral Agents or the ABL Claimholders with respect to the ABL Priority Collateral as set forth in this Agreement and the ABL Loan Documents.

(e) Except as otherwise set forth in, or inconsistent with or in contravention of the other provisions of, this Agreement, the Fixed Asset Collateral Agents and the Fixed Asset Claimholders may exercise rights and remedies as unsecured creditors against the Borrower or any other Grantor that has guaranteed or granted Liens to secure the Fixed Asset Obligations in accordance with the terms of the Fixed Asset Loan Documents and applicable law (other than initiating or joining in an involuntary case or proceeding under any Insolvency or Liquidation Proceeding with respect to any Grantor without the express written consent of each ABL Collateral Agent); provided, that the Fixed Asset Collateral Agents and the Fixed Asset Claimholders may not take any action as an unsecured creditor which could not be taken as a secured creditor under this Agreement; provided that the foregoing shall not restrict the ability of the Fixed Asset Collateral Agents and the Fixed Asset Claimholders to initiate or join in an involuntary case or proceeding under any Insolvency or Liquidation Proceeding with respect to any Grantor after a period of at least 180 days has elapsed since the date on which the Fixed Asset Collateral Agents and the Fixed Asset Claimholders declared the existence of any Event of Default under any Fixed Asset Loan Documents and demanded the repayment of all of the principal amount of the Fixed Asset Obligations thereunder; provided, further, that in the event that any Fixed Asset Claimholder becomes a judgment Lien creditor as a result of its enforcement of its rights as an unsecured creditor with respect to the Fixed Asset Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the ABL Obligations) as the other Liens securing the Fixed Asset Obligations are subject to this Agreement.

(f) Except as specifically set forth in Sections 3.1(a) and 3.1(d), nothing in this Agreement shall prohibit the receipt by any Fixed Asset Collateral Agent or any Fixed Asset Claimholders of the required payments of interest, principal and other amounts owed in respect of any Fixed Asset Obligations so long as such receipt is not the direct or indirect result of the exercise by any Fixed Asset Collateral Agent or any other Fixed Asset Claimholders of rights or remedies (including set-off and recoupment) with respect to ABL Priority Collateral or enforcement in contravention of this Agreement of any Lien on ABL Priority Collateral held by any of them.

(g) Each Fixed Asset Collateral Agent, on behalf of the Fixed Asset Claimholders represented by it, agrees to use commercially reasonable efforts to provide an Enforcement Notice to each ABL Collateral Agent prior to taking any Enforcement Action (though the Fixed Asset Collateral Agent shall have no liability for failing to do so in good faith).

3.2 Restrictions on Exercise of Remedies by ABL Collateral Agents and ABL Claimholders.

(a) Until the Discharge of Fixed Asset Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, each ABL Collateral Agent and the ABL Claimholders represented by it:

(i) will not commence or maintain, or seek to commence or maintain, any Enforcement Action or otherwise exercise any rights or remedies with respect to the Fixed Asset Priority Collateral; provided that an ABL Collateral Agent may commence an Enforcement Action or otherwise exercise any or all such rights or remedies, in each case, with respect to Fixed Asset Priority Collateral, after a period of at least 180 days has elapsed since the later of: (x) the date on which an ABL Collateral Agent declared the existence of any Event of Default under any ABL Loan Documents for which it is the ABL Collateral Agent and demanded the repayment of all the principal amount of the ABL Obligations thereunder; and (y) the date on which the Designated Fixed Asset Collateral Agent received notice from such ABL Collateral Agent of such declaration of an Event of Default and that the ABL Obligations are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable ABL Loan Documents (the “Fixed Asset Standstill Period”); provided, further, that notwithstanding anything herein to the contrary, in no event shall any ABL Collateral Agent or any ABL Claimholder take any Enforcement Action with respect to the Fixed Asset Priority Collateral if, notwithstanding the expiration of the Fixed Asset Standstill Period, any Fixed Asset Collateral Agent or Fixed Asset Claimholders shall have commenced and be diligently pursuing an Enforcement Action or other exercise of their rights or remedies in each case with respect to all or any material portion of the Fixed Asset Priority Collateral (except where a stay has arisen or been imposed by a court of competent jurisdiction (including, without limitation, in an Insolvency or Liquidation Proceeding)) (prompt notice of such exercise to be given to the ABL Collateral Agents);

(ii) will not contest, protest or object to any foreclosure proceeding or action brought by any Fixed Asset Collateral Agent or any Fixed Asset Claimholder with respect to Fixed Asset Priority Collateral or any other exercise by any Fixed Asset Collateral Agent or any Fixed Asset Claimholder of any rights and remedies relating to the Fixed Asset Priority Collateral under the Fixed Asset Loan Documents or otherwise (including any Enforcement Action initiated by or supported by any Fixed Asset Collateral Agent or any Fixed Asset Claimholder), in each case so long as any proceeds received by such Fixed Asset Collateral Agent in excess of those necessary to achieve a Discharge of Fixed Asset Obligations are distributed in accordance with Section 4.1 and applicable law, subject to the relative priorities described herein; and

(iii) subject to their rights under clause (a)(i) of this Section 3.2, will not object to the forbearance by any Fixed Asset Collateral Agent or the Fixed Asset Claimholders from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies, in each case, relating to the Fixed Asset Priority Collateral.

(b) Until the Discharge of Fixed Asset Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, subject to Sections 3.2(a)(i), 3.3 and 3.4, the Fixed Asset Collateral Agents and the Fixed Asset Claimholders shall have the exclusive right: (i) to commence and maintain an Enforcement Action or otherwise enforce rights or exercise remedies (including set-off, recoupment and the right to credit bid their debt), in each case, with respect to Fixed Asset Priority Collateral; provided that the ABL Collateral Agents shall have the credit bid rights set forth in Section 3.2(c)(vi); and (ii) subject to Section 5.1, to make determinations regarding the release, disposition, or restrictions with respect to the Fixed Asset Priority Collateral without any consultation with or the consent of any ABL Collateral Agent or any ABL Claimholder; provided, further, that any proceeds of Fixed Asset Priority Collateral received by any Fixed Asset Collateral Agent are distributed in accordance with Section 4.1 and applicable law, subject to the relative priorities described herein. In commencing or maintaining any Enforcement Action or otherwise exercising rights and remedies with respect to the Fixed Asset Priority Collateral, the Fixed Asset Collateral Agents and the Fixed Asset Claimholders may, subject to Sections 3.3 and 3.4 enforce the provisions of the Fixed Asset Loan Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion in compliance with any applicable law and without consultation with any ABL Collateral Agent or any ABL Claimholder and regardless of whether any such exercise is adverse to the interest of any ABL Claimholder. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Fixed Asset Priority Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(c) Notwithstanding the foregoing, each ABL Collateral Agent and any ABL Claimholder may:

(i) file a claim or statement of interest with respect to the ABL Obligations; provided that an Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor;

(ii) take any action (not adverse to the priority status of the Liens on the Fixed Asset Priority Collateral securing the Fixed Asset Obligations, or the rights of any Fixed Asset Collateral Agent or the Fixed Asset Claimholders to exercise remedies in respect thereof) in order to create, perfect, preserve or protect (but not enforce) its Lien on the Fixed Asset Priority Collateral;

(iii) file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the ABL Claimholders, including any claims secured by the Fixed Asset Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv) vote on any plan of reorganization, arrangement, compromise or liquidation, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement; provided that no filing of any claim or vote, or pleading related to such claim or vote, to accept or reject a disclosure statement, plan of reorganization, arrangement, compromise or liquidation, or any other document, agreement or proposal similar to the foregoing by any ABL Collateral Agent or any ABL Claimholder may be inconsistent with (or lead to any result that is inconsistent with) the provisions of this Agreement;

(v) exercise any of its rights or remedies with respect to the Fixed Asset Priority Collateral after the termination of the Fixed Asset Standstill Period to the extent permitted by Sections 3.2(a)(i), 3.3 and 3.4;

(vi) bid for or purchase Fixed Asset Priority Collateral at any public, private or judicial foreclosure upon such Collateral initiated by any Fixed Asset Collateral Agent or any Fixed Asset Claimholder, or any sale of Fixed Asset Priority Collateral during an Insolvency or Liquidation Proceeding; provided that such bid may not include a “credit bid” in respect of any ABL Obligations unless the cash proceeds of such bid are otherwise sufficient to cause the Discharge of Fixed Asset Obligations; and

(vii) exercise any of its rights with respect to any to the Fixed Asset Priority Collateral set forth in Section 3.3 and/or 3.4.

Except as otherwise provided in Section 3.5, each ABL Collateral Agent, on behalf of itself and the ABL Claimholders represented by it, agrees that it will not take or receive any Fixed Asset Priority Collateral or any proceeds of Fixed Asset Priority Collateral in connection with the exercise of any right or remedy (including set-off and recoupment) with respect to any Fixed Asset Priority Collateral in its capacity as a creditor, unless and until the Discharge of Fixed Asset Obligations has occurred. Without limiting the generality of the foregoing, unless and until the Discharge of Fixed Asset Obligations has occurred, except as expressly provided in Sections 3.2(a), 3.3, 3.4, 3.5, 6.3(b) and this Section 3.2(c), the sole right of the ABL Collateral Agents and the ABL Claimholders with respect to the Fixed Asset Priority Collateral is to hold a Lien on the Fixed Asset Priority Collateral pursuant to the ABL Collateral Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of Fixed Asset Obligations has occurred.

(d) Subject to Sections 3.2(a), 3.2(c), 3.3, 3.4 and 6.3(b):

(i) each ABL Collateral Agent, for itself and on behalf of each other ABL Claimholder represented by it, agrees that such ABL Collateral Agent and ABL Claimholders will not take any action with respect to Fixed Asset Priority Collateral that would hinder, interfere with, or delay any exercise of remedies under the Fixed Asset Loan Documents with respect to Fixed Asset Priority Collateral or is otherwise prohibited hereunder, including any sale, lease, exchange, transfer or other disposition of the Fixed Asset Priority Collateral, whether by foreclosure or otherwise;

(ii) each ABL Collateral Agent, for itself and on behalf of each other ABL Claimholder represented by it, hereby waives any and all rights it or the ABL Claimholders may have as a junior lien creditor or otherwise to object to the manner in which any Fixed Asset Collateral Agent or the Fixed Asset Claimholders seek to enforce the Liens on the Fixed Asset Priority Collateral securing the Fixed Asset Obligations undertaken in accordance with this Agreement, regardless of whether any action or failure to act by or on behalf of such Fixed Asset Collateral Agent or Fixed Asset Claimholders is adverse to the interest of the ABL Claimholders; and

(iii) each ABL Collateral Agent, for itself and on behalf of each other Claimholder represented by it, hereby acknowledges and agrees that no covenant, agreement or restriction contained in the ABL Collateral Documents or any other ABL Loan Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of any Fixed Asset Collateral Agent or the Fixed Asset Claimholders with respect to the Fixed Asset Priority Collateral as set forth in this Agreement and the Fixed Asset Loan Documents.

(e) Except as otherwise set forth in, or inconsistent with or in contravention of the other provisions of, this Agreement, the ABL Collateral Agents and the ABL Claimholders may exercise rights and remedies as unsecured creditors against the Borrower or any other Grantor that has guaranteed or granted Liens to secure the ABL Obligations in accordance with the terms of the ABL Loan Documents and applicable law (other than initiating or joining in an involuntary case or proceeding under any Insolvency or Liquidation Proceeding with respect to any Grantor without the express written consent of the Designated Fixed Asset Collateral Agent); provided, that the ABL Collateral Agents and the ABL Claimholders may not take any action as an unsecured creditor which could not be taken as a secured creditor under this Agreement; provided that the foregoing shall not restrict the ability of the ABL Collateral Agents and the ABL Claimholders to initiate or join in an involuntary case or proceeding under any Insolvency or Liquidation Proceeding with respect to any Grantor after a period of at least 180 days has elapsed since the date on which the ABL Collateral Agents and the ABL Claimholders declared the existence of any Event of Default under any ABL Loan Documents and demanded the repayment of all of the principal amount of the ABL Obligations thereunder; provided, further, that in the event that any ABL Claimholder becomes a judgment Lien creditor as a result of its enforcement of its rights as an unsecured creditor with respect to the ABL Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the Fixed Asset Obligations) as the other Liens securing the ABL Obligations are subject to this Agreement.

(f) Except as specifically set forth in Sections 3.2(a) and 3.2(d), nothing in this Agreement shall prohibit the receipt by any ABL Collateral Agent or any ABL Claimholders of the required payments of interest, principal and other amounts owed in respect of the ABL Obligations so long as such receipt is not the direct or indirect result of the exercise by such ABL Collateral Agent or any other ABL Claimholders of rights or remedies (including set-off and recoupment) with respect to the Fixed Asset Priority Collateral or enforcement in contravention of this Agreement of any Lien on Fixed Asset Priority Collateral held by any of them.

(g) Each ABL Collateral Agent, on behalf of the ABL Claimholders represented by it, agrees to use commercially reasonable efforts to provide an Enforcement Notice to the Designated Fixed Asset Collateral Agent prior to taking any Enforcement Action (though no ABL Collateral Agent shall have any liability for failing to do so in good faith).

3.3 Collateral Access Rights.

(a) If any Fixed Asset Collateral Agent, or any agent or representative of any Fixed Asset Collateral Agent, shall, after any Fixed Asset Default, obtain possession or physical control of any of the Fixed Asset Priority Collateral consisting of Real Estate Asset or any other Fixed Asset Priority Collateral located thereon, any Fixed Asset Priority Collateral consisting of Equipment (including fixtures) or any Fracturing Equipment or any Fixed Asset Collateral Agent shall determine to sell or otherwise dispose of or shall have sold or otherwise disposed of any Fixed Asset Priority Collateral consisting of Real Estate Asset or any other Fixed Asset Priority Collateral located thereon, any Fixed Asset Priority Collateral consisting of Equipment (including fixtures) or any Fracturing Equipment to any third party (each a “Third Party

Purchaser”), such Fixed Asset Collateral Agent shall promptly notify each ABL Collateral Agent in writing of that fact, and such ABL Collateral Agent shall within ten (10) Business Days (or such longer period as may be agreed by such Fixed Asset Collateral Agent in its sole discretion) thereafter, notify such Fixed Asset Collateral Agent in writing as to whether such ABL Collateral Agent desires to exercise access rights under this Section 3.3. In addition, if such ABL Collateral Agent, or any agent or representative of such ABL Collateral Agent, shall obtain possession or physical control of any of the Fixed Asset Priority Collateral, following the delivery to the Designated Fixed Asset Collateral Agent of an Enforcement Notice with respect to the Disposition of any ABL Priority Collateral, then such ABL Collateral Agent shall within ten (10) Business Days (or such longer period as may be agreed by such Fixed Asset Collateral Agent in its sole discretion) notify the Designated Fixed Asset Collateral Agent in writing that such ABL Collateral Agent is exercising its access rights under this Agreement and its rights under Section 3.4 in respect of such Fixed Asset Priority Collateral. Upon delivery of such notice of exercise of access rights by the applicable ABL Collateral Agent to the Designated Fixed Asset Collateral Agent, the parties shall confer in good faith to coordinate with respect to the applicable ABL Collateral Agent’s exercise of such access rights. Consistent with the definition of “Access Period”, access rights may apply to differing portions of the Fixed Asset Priority Collateral at differing times, in which case, a differing Access Period will apply to each such portion.

(b) Subject to Section 3.3(e), during any pertinent Access Period, each ABL Collateral Agent and its agents, representatives and designees shall have an irrevocable, non-exclusive right to have access to, and a royalty-free, rent-free right to use, the Fixed Asset Priority Collateral consisting of any Real Estate Asset, any other Fixed Asset Priority Collateral located thereon, any Fixed Asset Priority Collateral consisting of Equipment (including fixtures), any Fracturing Equipment, or any other Fixed Asset Priority Collateral (including, without limitation, equipment, fixtures, Intellectual Property, general intangibles and real property and equipment, processors, computers and other machinery related to the storage or processing of records, documents or files), for the purpose of (i) arranging for and effecting the sale or disposition of any ABL Priority Collateral, including the inspection, appraisal, production, completion, packaging and other preparation of such ABL Priority Collateral for sale or disposition; (ii) selling the ABL Priority Collateral (by public auction, private sale, a “store closing”, “going out of business” sale or other sale, whether in bulk, in lots or to customers in the ordinary course of business or otherwise and which sale may include augmented Inventory of the same type sold in any Grantor’s business); (iii) storing or otherwise dealing with the ABL Priority Collateral; (iv) accessing the ABL Priority Collateral (or records relating thereto) that (A) is/are stored or located in or on, or (B) has been commingled with (within the meaning of Section 9-336 of the UCC), Fixed Asset Priority Collateral; or (v) taking any action necessary to protect, secure and otherwise enforce rights with respect, to collect, to complete the assembly, manufacture, processing, packaging, perfection, storage, sale or disposal (whether in bulk, in lots or to customers in the ordinary course of business or otherwise), transportation or shipping and/or removal of, in any lawful manner (A) work-in-process; (B) raw materials; (C) Inventory; (D) Fracturing Equipment Parts; or (E) any other item of ABL Priority Collateral. During any such Access Period, each ABL Collateral Agent and its representatives (and persons employed on their behalf), may continue to operate, service, maintain, collect, process and sell the ABL Priority Collateral, as well as to engage in bulk sales of ABL Priority Collateral; provided, however, that the ABL Collateral Agent that exercises such rights and the other ABL Claimholders shall be obligated to pay any utility, rental, lease, tax, insurance or similar charges and payments owed to third parties that accrue during, or that arise as a result of, such use to the extent not paid for by the Grantors. Each ABL Collateral Agent shall take proper and reasonable care under the circumstances of any Fixed Asset Priority Collateral that is used by it during the Access Period and repair any physical damage (ordinary wear-and-tear excepted) caused by such ABL Collateral Agent or its agents, representatives or designees, and the ABL Collateral Agent shall comply with all applicable laws in all material respects in connection with its use or occupancy of the Fixed Asset Priority Collateral. Each ABL Collateral Agent and the other ABL Claimholders shall reimburse the Designated Prior Lien Collateral Agent for any damage to property (ordinary wear-and-tear excepted) directly caused by the acts or omissions of Persons under such ABL Collateral Agent’s control and shall indemnify and hold harmless each Fixed Asset Collateral Agent and the other Fixed Asset Claimholders represented by it for any injury or damage to Persons directly caused by the acts or omissions of Persons under such ABL Collateral Agent’s control; provided, however, that the ABL Collateral Agents and the other ABL Claimholders will not be liable for any diminution in the value of the Fixed Asset Priority Collateral caused by the absence of the ABL Priority Collateral therefrom and none of the ABL Claimholders have any duty or liability to maintain the Fixed Asset Priority Collateral in a condition or manner better than that in which it was maintained prior to the access or use thereof by any or all of the ABL Claimholders. In no event shall the ABL Collateral Agents or the other ABL Claimholders have any liability to any Fixed Asset Collateral Agent and/or the Fixed Asset Claimholders hereunder as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Fixed Asset Priority Collateral existing prior to the date of the exercise by the ABL Collateral Agent of its rights under this Agreement. The ABL Collateral Agent and the Fixed Asset Collateral Agents shall cooperate and use reasonable efforts to ensure that their activities during the Access Period as described above do not unduly interfere with the activities of the other as described above, including the right of the Fixed Asset Collateral Agents to show the Fixed Asset Priority Collateral to prospective purchasers and to ready the Fixed Asset Priority Collateral for sale.

(c) The Fixed Asset Collateral Agents shall not sell or dispose of any of the Fixed Asset Priority Collateral of a type subject to Section 3.3 or 3.4 hereof prior to the expiration of the Access Period or Use Period with respect to such Fixed Asset Priority Collateral, as applicable, unless the buyer agrees in writing with the ABL Collateral Agents to acquire such Fixed Asset Priority Collateral subject to the terms of Section 3.3 and Section 3.4 of this Agreement and agrees therein to comply with the terms thereof. Subject to Section 3.3(e), the rights of the ABL Collateral Agents and the other ABL Claimholders under this Section 3.3 and Section 3.4 during the Access Period or Use Period with respect to such Fixed Asset Priority Collateral shall continue notwithstanding the foreclosure, sale or other disposition thereof by any Fixed Asset Collateral Agent.

(d) [Reserved].

(e) The rights set forth in this Section 3.3 are solely among the Fixed Asset Collateral Agents and the ABL Collateral Agents, and this Section 3.3 shall not be construed as an agreement by the Borrower or any other Grantor to provide access to the Collateral in addition to those rights otherwise set forth in the ABL Loan Documents or Fixed Asset Loan Documents, as applicable.

3.4 Fixed Asset General Intangibles Rights/Access to Information. Each Fixed Asset Collateral Agent hereby grants (to the full extent of its rights and interests, if any) to each ABL Collateral Agent and its agents, representatives and designees (a) an irrevocable royalty-free, rent-free nonexclusive license and lease (which will be binding on any successor or assignee of any Fixed Asset Priority Collateral) to use, all of the Fixed Asset Priority Collateral consisting of Fixed Asset General Intangibles (including, for the avoidance of doubt, Intellectual Property), and any computer or other data processing Equipment included in the Fixed Asset Priority Collateral necessary in connection therewith, to (i) collect all Accounts and Credit Card Accounts Receivables included in ABL Priority Collateral; (ii) copy, use, or preserve any and all information relating to any of the ABL Priority Collateral; and (iii) finish and sell any Goods, Inventory or Fracturing Equipment Parts constituting ABL Priority Collateral and (b) an irrevocable royalty-free license (which will be binding on any successor or assignee of the Fixed Asset General Intangibles) to use any and all Fixed Asset General Intangibles (including, for the avoidance of doubt, Intellectual Property), in each case, at any time in connection with any Enforcement Action by an ABL Collateral Agent or such agents, representatives and designees; provided, however, that the ABL Collateral Agent exercising such rights and the other ABL Claimholders shall be obligated to pay any utility, rental, lease, tax, insurance or similar charges and payments owed to third parties that accrue during, or that arise as a result of, such use to the extent not paid for by the Grantors; provided, further, however, (A) the royalty-free, rent-free license and lease granted in clause (a) with respect to the applicable Fixed Asset Priority Collateral (exclusive of any Fixed Asset General Intangibles (including Intellectual Property)), shall only apply during, and immediately expire upon the end of, (1) the Access Period applicable to such Fixed Asset Priority Collateral located on any Real Estate Asset and (2) the Use Period with respect to such Fixed Asset Priority Collateral not located on any Real Estate Asset and (B) the royalty-free license granted in clause (b) with respect to any Fixed Asset General Intangibles shall only apply during, and immediately expire upon the end of, the Use Period with respect to such Fixed Asset General Intangibles (provided that such expiration shall be without prejudice to the sale or other disposition of the ABL Priority Collateral in accordance with applicable law).

In the event that any ABL Collateral Agent shall, in the exercise of its rights under the ABL Loan Documents or otherwise, receive possession or control of any books and records of any Grantor which contain information identifying or pertaining to the Fixed Asset Priority Collateral, such ABL Collateral Agent shall promptly either make available to the Designated Fixed Asset Collateral Agent such books and records for inspection and duplication or provide to the Designated Fixed Asset Collateral Agent copies thereof. In the event that Fixed Asset Collateral Agent shall, in the exercise of its rights under the Fixed Asset Loan Documents or otherwise, receive possession or control of any books and records of any Grantor which contain information identifying or pertaining to any of the ABL Priority Collateral, such Fixed Asset Collateral Agent shall promptly either make available to such ABL Collateral Agent such books and records for inspection and duplication or provide such ABL Collateral Agent copies thereof.

The rights set forth in this Section 3.4 are solely among the Fixed Asset Collateral Agents and the ABL Collateral Agents, and this Section 3.4 shall not be construed as an agreement by the Borrower or any other Grantor to provide access to or rights with respect to, the Collateral in addition to those rights otherwise set forth in the ABL Loan Documents or Fixed Asset Loan Documents, as applicable.

3.5 Set-Off and Tracing of and Priorities in Proceeds.

(a) Each Fixed Asset Collateral Agent, on behalf of the Fixed Asset Claimholders represented by it, acknowledges and agrees that, to the extent such Fixed Asset Collateral Agent or any other Fixed Asset Claimholder exercises its rights of set-off against any ABL Priority Collateral, the amount of such set-off shall be held and distributed pursuant to Section 4.1(a). Each ABL Collateral Agent, on behalf of the ABL Claimholders, acknowledges and agrees that, to the extent any ABL Collateral Agent or any other ABL Claimholder exercises its rights to set-off against any Fixed Asset Priority Collateral, the amount of such set-off shall be held and distributed pursuant to Section 4.1(b).

(b) Each ABL Collateral Agent, for itself and on behalf of each other ABL Claimholder represented by it, and each Fixed Asset Collateral Agent, for itself and on behalf of each other Fixed Asset Claimholder represented by it, agree that prior to an issuance of an Enforcement Notice or the commencement of any Insolvency or Liquidation Proceeding, (i) any proceeds of ABL Priority Collateral used by any Grantor to acquire any Fixed Asset Priority Collateral shall be treated as Fixed Asset Priority Collateral, so long as such use of ABL Priority Collateral is otherwise not in contravention of the terms of this Agreement or the ABL Loan Documents and (ii) any proceeds of Fixed Asset Priority Collateral used by any Grantor to acquire any ABL Priority Collateral shall be treated as ABL Priority Collateral, so long as such use of Fixed Asset Priority Collateral is otherwise not in contravention of the terms of this Agreement or the Fixed Asset Loan Documents.

(c) Each ABL Collateral Agent, on behalf of itself and the ABL Claimholders represented by it, and each Fixed Asset Collateral Agent, on behalf of itself and the Fixed Asset Claimholders represented by it, agrees that each such Person shall cooperate in good faith to identify the proceeds of the ABL Priority Collateral and the Fixed Asset Priority Collateral, as the case may be (it being agreed that all funds deposited under Account Agreements (other than a Fixed Asset Priority Proceeds Account) and then applied to the ABL Obligations shall be ABL Priority Collateral unless such ABL Collateral Agent (i) has actual knowledge to the contrary prior to the application thereof to the ABL Obligations or (ii) has been notified by the Fixed Asset Collateral Agent to the contrary at any time before or within sixty (60) days of the application thereof to the ABL Obligations, in which case, such ABL Collateral Agent shall, to the extent not prohibited by law, turn over to the Fixed Asset Collateral Agent an amount equal to that portion of such funds constituting Fixed Asset Priority Collateral or proceeds thereof (other than proceeds of the use, rental, lease, or license of Fixed Asset Priority Collateral (other than Intellectual Property and/or Real Estate Assets)) from the next proceeds of ABL Priority Collateral deposited under Account Agreements (and the Grantors hereby authorize and direct the ABL Collateral Agents to pay over to the Designated Fixed Asset Collateral Agent all such amounts as required hereunder)); provided, however, that neither any ABL Claimholder nor any Fixed Asset Claimholder shall be liable or in any way responsible for any claims or damages from conversion of the ABL Priority Collateral or Fixed Asset Priority Collateral, as the case may be (it being understood and agreed that (A) the only obligation of any ABL Claimholder is to pay over to the Designated Fixed Asset Collateral Agent, in the same form as received, with any necessary endorsements, all proceeds that such ABL Claimholder received and that have been identified as proceeds of the Fixed Asset Priority Collateral and (B) the only obligation of any Fixed Asset Claimholder is to pay over to the ABL Collateral Agents, in the same form as received, with any necessary endorsements, all proceeds that such Fixed Asset Claimholder received and that have been identified as proceeds of the ABL Priority Collateral). Each of the ABL Collateral Agents and the Fixed Asset Collateral Agents may request from the other agents an accounting of the identification of the proceeds of Collateral (and the ABL Collateral Agents and the Fixed Asset Collateral Agents, as the case may be, upon which such request is made shall deliver such accounting reasonably promptly after such request is made).

SECTION 4

PAYMENTS

4.1 Application of Proceeds.

(a) So long as the Discharge of ABL Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, any ABL Priority Collateral or any proceeds thereof received by the ABL Collateral Agents or ABL Claimholders shall be applied by each ABL Collateral Agent to the ABL Obligations in such order as specified in the relevant ABL Loan Documents (and, subsequent to commencement of any secured creditor remedies or other Enforcement Action by such ABL Collateral Agent or subsequent to the commencement of an Insolvency or Liquidation Proceeding, the commitments in respect thereof shall automatically and permanently be reduced on a dollar for dollar basis); provided that any non-cash ABL Priority Collateral or non-cash proceeds may be held by each ABL Collateral Agent as ABL Priority Collateral unless the failure to apply such amounts would be commercially unreasonable. Upon the Discharge of ABL Obligations and prior to the Discharge of Fixed Asset Obligations, each ABL Collateral Agent shall deliver any remaining ABL Priority Collateral and proceeds thereof held by it in the same form as received, with any necessary endorsements (such endorsements shall be without recourse and without any representation or warranty) to the Designated Fixed Asset Collateral Agent, to such other Person as may be lawfully entitled thereto or as a court of competent jurisdiction may otherwise direct, to be applied by such Fixed Asset Collateral Agent to the Fixed Asset Obligations in such order as specified in the applicable Fixed Asset Loan Documents and, if then in effect, the Fixed Asset Intercreditor Agreement. Upon the Discharge of Fixed Asset Obligations and until the ABL Obligations are paid in full in accordance with the ABL Loan Documents, each Fixed Asset Collateral Agent shall deliver any remaining ABL Priority Collateral and proceeds thereof held by it in the same form as received, with any necessary endorsements (such endorsements shall be without recourse and without any representation or warranty) to the ABL Collateral Agents, to such other Person as may be lawfully entitled thereto or as a court of competent jurisdiction may otherwise direct, to be applied by the ABL Collateral Agents to the ABL Obligations in such order as specified in the ABL Loan Documents.

(b) So long as the Discharge of Fixed Asset Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, any Fixed Asset Priority Collateral or any proceeds thereof received by any Fixed Asset Collateral Agent or Fixed Asset Claimholders shall be applied by such Fixed Asset Collateral Agent to the Fixed Asset Obligations in such order as specified in the relevant Fixed Asset Loan Documents and, if then in effect, the Fixed Asset Intercreditor Agreement (and, subsequent to commencement of any secured creditor remedies or other Enforcement Action by such Fixed Asset Collateral Agent or subsequent to the commencement of an Insolvency or Liquidation Proceeding, the commitments in respect thereof shall automatically and permanently be reduced on a dollar for dollar basis); provided that any non-cash Fixed Asset Priority Collateral or non-cash proceeds may be held by such Fixed Asset Collateral Agent as Fixed Asset Priority Collateral unless the failure to apply such amounts would be commercially unreasonable. Upon the Discharge of Fixed Asset Obligations and prior to the Discharge of ABL Obligations, each Fixed Asset Collateral Agent shall deliver any remaining Fixed Asset Priority Collateral and proceeds thereof held by it in the same form as received, with any necessary endorsements (such endorsements shall be without recourse and without any representation or warranty) to the ABL Collateral Agents, to such other Person as may be lawfully entitled thereto or as a court of competent jurisdiction may otherwise direct, to be applied by the ABL Collateral Agents to the ABL Obligations in such order as specified in the ABL Loan Documents. Upon the Discharge of ABL Obligations and until the Fixed Asset Obligations are paid in full in accordance with the Fixed Asset Loan Documents, the ABL Collateral Agents shall deliver any remaining Fixed Asset Priority Collateral and proceeds thereof held by it in the same form as received, with any necessary endorsements (such endorsements shall be without recourse and without any representation or warranty) to the Designated Fixed Asset Collateral Agent, to such other Person as may be lawfully entitled thereto or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Fixed Asset Collateral Agent to the Fixed Asset Obligations in such order as specified in the relevant Fixed Asset Loan Documents and, if then in effect, the Fixed Asset Intercreditor Agreement.

4.2 Payments Over. (a) Subject to Section 3.5, so long as the Discharge of Prior Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, any Subordinated Lien Collateral or any proceeds thereof (including any Subordinated Lien Collateral or proceeds subject to Liens that have been avoided or otherwise invalidated) received by any Subordinated Lien Collateral Agent or any Subordinated Lien Claimholders in connection with any Enforcement Action or other exercise of any right or remedy relating to the Subordinated Lien Collateral (less any reasonable out of pockets costs and expenses incurred in connection with any such Enforcement Action) or otherwise in contravention of this Agreement in all cases shall be segregated and held in trust and forthwith paid over to the Prior Lien Collateral Agent for the benefit of the Prior Lien Claimholders (and, if there is more than one Prior Lien Collateral Agent, the Prior Lien Collateral Agent that is an ABL Collateral Agent or Designated Fixed Asset Collateral Agent, as applicable) in the same form as received, with any necessary endorsements (which endorsements shall be without recourse and without any representations or warranties) or as a court of competent jurisdiction may otherwise direct. Each Prior Lien Collateral Agent is hereby authorized to make any such endorsements as agent for the Subordinated Lien Collateral Agent or Subordinated Lien Claimholders. This authorization is coupled with an interest and is irrevocable until the Discharge of Prior Lien Obligations.

(b) So long as the Discharge of Prior Lien Obligations has not occurred, if in any Insolvency or Liquidation Proceeding the Subordinated Lien Collateral Agent or any Subordinated Lien Claimholders shall receive any distribution of money or other property solely in respect of the Prior Lien Collateral (including any assets or proceeds subject to Liens that have been avoided or otherwise invalidated) such money or other property shall be segregated and held in trust and forthwith paid over to the Prior Lien Collateral Agent for the benefit of the Prior Lien Claimholders in the same form as received, with any necessary endorsements. Any Lien received by the Subordinated Lien Collateral Agent or any Subordinated Lien Claimholders in respect of any of the Subordinated Lien Obligations in any Insolvency or Liquidation Proceeding shall be subject to the terms of this Agreement.

SECTION 5

OTHER AGREEMENTS

5.1 Releases.

(a) (i) If in connection with any Enforcement Action by any ABL Collateral Agent or any other exercise of such ABL Collateral Agent’s secured creditor remedies in respect of the ABL Priority Collateral, in each case prior to the Discharge of ABL Obligations, such ABL Collateral Agent, for itself or on behalf of any of the ABL Claimholders, releases any of its Liens on any part of the ABL Priority Collateral, then the Liens, if any, of each Fixed Asset Collateral Agent, for itself or for the benefit of the Fixed Asset Claimholders represented by it, on such ABL Priority Collateral shall be automatically, unconditionally and simultaneously released. Each Fixed Asset Collateral Agent, for itself or on behalf of the Fixed Asset Claimholders represented by it, promptly shall execute and deliver to such enforcing ABL Collateral Agent or Grantor such termination statements, releases and other documents as such ABL Collateral Agent or Grantor may request to effectively confirm the foregoing releases.

(ii) If in connection with any Enforcement Action by any Fixed Asset Collateral Agent or any other exercise of any Fixed Asset Collateral Agent’s secured creditor remedies in respect of the Fixed Asset Priority Collateral, in each case prior to the Discharge of Fixed Asset Obligations, each Fixed Asset Collateral Agent, for itself or on behalf of the Fixed Asset Claimholders represented by it, releases any of its Liens on any part of the Fixed Asset Priority Collateral, then the Liens, if any, of each ABL Collateral Agent, for itself or for the benefit of the ABL Claimholders, on such Fixed Asset Priority Collateral, shall be automatically, unconditionally and simultaneously released. Each ABL Collateral Agent, for itself and on behalf of the ABL Claimholders, promptly shall execute and deliver to the Designated Fixed Asset Collateral Agent or Grantor such termination statements, releases and other documents as the Designated Fixed Asset Collateral Agent or Grantor may request to effectively confirm the foregoing releases.

(b) If, in connection with any sale, lease, exchange, transfer or other disposition of any Collateral by any Grantor (collectively, a “Disposition”) permitted under the terms of both the Prior Lien Loan Documents and the Subordinated Lien Loan Documents (other than in connection with an Enforcement Action or other exercise of the Prior Lien Collateral Agent’s secured creditor remedies in respect of the Prior

Lien Collateral which shall be governed by Sections 5.1(a) and 5.1(b) above), each of the Prior Lien Collateral Agents, for itself and on behalf of any of the Prior Lien Claimholders represented by it, releases its Liens on any part of the Prior Lien Collateral, in each case other than (A) in connection with, or following, the Discharge of Prior Lien Obligations or (B) after the occurrence and during the continuance of any Event of Default under the Subordinated Lien Loan Documents, then the Liens, if any, of the Subordinated Lien Collateral Agent, for itself or for the benefit of the Subordinated Lien Claimholders, on such Collateral shall be automatically, unconditionally and simultaneously released. The Subordinated Lien Collateral Agent, for itself or on behalf of any such Subordinated Lien Claimholders, promptly shall execute and deliver to the Prior Lien Collateral Agent or such Grantor such termination statements, releases and other documents as the Prior Lien Collateral Agent or such Grantor may request to effectively confirm such release.

(c) Until the Discharge of Prior Lien Obligations occurs, the Subordinated Lien Collateral Agent, for itself and on behalf of each other Subordinated Lien Claimholder, hereby irrevocably constitutes and appoints each Prior Lien Collateral Agent and any officer or agent of the Prior Lien Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Subordinated Lien Collateral Agent or such holder or in such Prior Lien Collateral Agent’s own name, from time to time in the Prior Lien Collateral Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 5.1, including any endorsements or other instruments of transfer or release. This power is coupled with an interest and is irrevocable until the Discharge of Prior Lien Obligations.

(d) Until the Discharge of Prior Lien Obligations occurs, to the extent that any Prior Lien Collateral Agent and the Prior Lien Claimholders represented by it (i) have released any Lien on Collateral subject to this Agreement and any such Liens or guaranty are later reinstated or (ii) obtain any new liens from any Grantor, then the Subordinated Lien Collateral Agent, for itself and on behalf of each other Subordinated Lien Claimholder, shall be granted a Lien on any such Collateral (except to the extent such lien represents a Declined Lien with respect to the Indebtedness represented by the Subordinated Lien Collateral Agent), subject to the lien subordination provisions of this Agreement.

5.2 Insurance. (a) Unless and until the Discharge of ABL Obligations has occurred, each ABL Collateral Agent and the ABL Claimholders shall have the sole and exclusive right, subject to the rights of the Grantors under the ABL Loan Documents, to adjust settlement for any insurance policy covering the ABL Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the ABL Priority Collateral. Subject in all cases to the rights of the Grantors under the ABL Loan Documents (including the rights of the Grantors to adjust for settlement and receive proceeds), all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect to the ABL Priority Collateral shall be paid first, until the Discharge of ABL Obligations has occurred, to the ABL Collateral Agents for the benefit of the ABL Claimholders pursuant to the terms of the ABL Loan Documents (including for purposes of cash collateralization of letters of credit), second, upon a Discharge of ABL Obligations and until the Discharge of Fixed Asset Obligations has occurred, and subject in all cases to the rights of the Grantors under the Fixed Asset Loan Documents (including the rights of the Grantors to adjust for settlement and receive proceeds), to the Designated Fixed Asset Collateral Agent for the benefit of the Fixed Asset Claimholders to the extent required under the Fixed Asset Loan Documents and, if then in effect, the Fixed Asset Intercreditor Agreement, third, upon a Discharge of Fixed Asset Obligations and until the ABL Obligations are paid in full in accordance with the ABL Loan Documents, to the ABL Collateral Agents for the benefit of the ABL Claimholders pursuant to the terms of the ABL Loan Documents (including for purposes of cash collateralization of letters of credit), and fourth, to the owner of the subject property, such other Person as may be lawfully entitled thereto or as a court of competent jurisdiction may otherwise direct. Until the Discharge of ABL Obligations has occurred, if any Fixed Asset Collateral Agent or any Fixed Asset Claimholders shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this Agreement, it shall segregate and hold in trust and forthwith pay such proceeds over to the ABL Collateral Agents in accordance with the terms of Section 4.2.

(b) Unless and until the Discharge of Fixed Asset Obligations has occurred, the Designated Fixed Asset Collateral Agent and the Fixed Asset Claimholders represented by it shall have the sole and exclusive right, subject to the rights of the Grantors under the Fixed Asset Loan Documents, to adjust settlement for any insurance policy covering the Fixed Asset Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Fixed Asset Priority Collateral. Subject in all cases to the rights of the Grantors under the Fixed Asset Loan Documents (including the rights of the Grantors to adjust for settlement and receive proceeds), all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect to the Fixed Asset Priority Collateral shall be paid first, until the Discharge of Fixed Asset Obligations has occurred, to the Designated Fixed Asset Collateral Agent for the benefit of the Fixed Asset Claimholders pursuant to the terms of the Fixed Asset Loan Documents and, if then in effect, the Fixed Asset Intercreditor Agreement, second, upon a Discharge of Fixed Asset Obligations and until the Discharge of ABL Obligations has occurred, and subject in all cases to the rights of the Grantors under the ABL Loan Documents (including the rights of the Grantors to adjust for settlement and receive proceeds), to the ABL Collateral Agents for the benefit of the ABL Claimholders to the extent required under the ABL Collateral Documents (including for purposes of cash collateralization of letters of credit), third, upon a Discharge of ABL Obligations and until the Fixed Asset Obligations are paid in full in accordance with the Fixed Asset Loan Documents, to the Designated Fixed Asset Collateral Agent for the benefit of the Fixed Asset Claimholders pursuant to the terms of the Fixed Asset Loan Documents and, if then in effect, the Fixed Asset Intercreditor Agreement, and fourth, to the owner of the subject property, such other Person as may be lawfully entitled thereto or as a court of competent jurisdiction may otherwise direct. Until the Discharge of Fixed Asset Obligations has occurred, if any ABL Collateral Agent or any ABL Claimholders shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this Agreement, it shall segregate and hold in trust and forthwith pay such proceeds over to the Designated Fixed Asset Collateral Agent in accordance with the terms of Section 4.2.

(c) To effectuate the foregoing, and to the extent that the pertinent insurance company agrees to issue such endorsements, each ABL Collateral Agent and each Fixed Asset Collateral Agent shall each receive separate lender’s loss payable endorsements naming themselves as loss payee, as their interests may appear, with respect to policies which insure the ABL Priority Collateral and the Fixed Asset Priority Collateral.

(d) To the extent that an insured loss covers or constitutes both ABL Priority Collateral and Fixed Asset Priority Collateral, then the ABL Collateral Agents and the Designated Fixed Asset Collateral Agent will work jointly and in good faith to collect, adjust or settle (subject to the rights of the relevant grantors under the ABL Loan Documents and the Fixed Asset Loan Documents) under the relevant insurance policy, with the proceeds thereof being applied in accordance with the provisions of Section 4.1 of this Agreement.

5.3 Amendments to ABL Loan Documents and Fixed Asset Loan Documents.

(a) The ABL Loan Documents may be amended, restated, amended and restated, supplemented or otherwise modified from time in accordance with their terms and the ABL Credit Agreement may be Refinanced, in each case, without notice to, or the consent of the Fixed Asset Collateral Agents or the Fixed Asset Claimholders, all without affecting the lien subordination or other provisions of this Agreement; provided that (x) any such amendment, supplement, modification or Refinancing shall not, without the express written consent of the Designated Fixed Asset Collateral Agent violate or be inconsistent with the express terms of this Agreement and (y) the holders of such Refinancing debt bind themselves in a writing addressed to the Designated Fixed Asset Collateral Agent and the Fixed Asset Claimholders to the terms of this Agreement; provided further, that any such amendment, supplement, modification, or Refinancing shall not, without the prior written consent of the Designated Fixed Asset Collateral Agent (with the prior written consent of the Fixed Asset Claimholders holding a majority of the Fixed Asset Obligations):

(i) except in connection with a DIP Financing, (A) increase the applicable margin or similar component of the interest rate such that the blended/weighted average margin applicable to all ABL Obligations is increased by more than 2.00 percentage points per annum (including the accrual of interest at the default rate, but excluding increases resulting from (1) increases in the underlying reference rate not caused by an amendment, supplement, modification or Refinancing of the ABL Loan Documents or (2) the application of any pricing grid set forth in any ABL Loan Document), (B) add any new recurring fees or recurring charges, or (C) charge any amendment, waiver, forbearance or other similar fees in excess of (1) 2.00 percentage points in any 12 month period or (2) 5.00 percentage points during the term of the ABL Loan Documents;

(ii) except in connection with a DIP Financing, extend the scheduled final maturity of the ABL Obligations or any Refinancing thereof beyond the latest scheduled maturity of the Fixed Asset Obligations; or

(iii) except in connection with a DIP Financing, change any covenants, defaults, or events of default under any ABL Loan Document (including the addition of covenants, defaults, or events of default not contained in any ABL Loan Document as in effect on the date hereof) to restrict any Grantor from making payments of the Fixed Asset Obligations that would otherwise be permitted under the ABL Loan Documents as in effect on the date hereof.

(b) The Fixed Asset Loan Documents may be amended, restated, amended and restated, supplemented or Refinanced or otherwise modified from time in accordance with their terms and the Fixed Asset Credit Agreement may be Refinanced, in each case, without notice to, or the consent of the ABL Collateral Agents or the ABL Claimholders, all without affecting the lien subordination or other provisions of this Agreement; provided that (x) any such amendment, restatement, supplement, modification or Refinancing shall not, without the express written consent of the ABL Collateral Agent violate or be inconsistent with the express terms of this Agreement and (y) the holders of such Refinancing debt bind themselves in a writing addressed to the ABL Collateral Agent and the ABL Claimholders to the terms of this Agreement; provided further, that any such amendment, supplement, modification, or Refinancing shall not, without the prior written consent of each ABL Collateral Agent (which it shall be authorized to consent to based upon an affirmative vote of the ABL Claimholders holding no more than a majority of the ABL Obligations):

(i) except in connection with a DIP Financing, (A) increase the applicable margin or similar component of the interest rate such that the blended/weighted average margin applicable to all Fixed Asset Obligations is increased by more than 2.00 percentage points per annum (including the accrual of interest at the default rate, but excluding increases resulting from (1) increases in the underlying reference rate not caused by an amendment, supplement, modification or Refinancing of the Fixed Asset Loan Documents or (2) the application of any pricing grid set forth in any Fixed Asset Loan Document), (B) add any new recurring fees or recurring charges, or (C) charge any amendment, waiver, forbearance or other similar fees in excess of (1) 2.00 percentage points in any 12 month period or (2) 5.00 percentage points during the term of the Fixed Asset Loan Documents;

(ii) change to earlier dates any dates upon which payments of principal or interest are due thereon; or

(iii) except in connection with a DIP Financing, change any covenants, defaults, or events of default under any Fixed Asset Loan Document (including the addition of covenants, defaults, or events of default not contained in any Fixed Asset Loan Documents as in effect on the date hereof) to restrict any Grantor from making payments of the ABL Obligations that would otherwise be permitted under the Fixed Asset Loan Documents as in effect on the date hereof.

(c) In the event any Prior Lien Collateral Agent or the Prior Lien Claimholders and the relevant Grantor enter into any amendment, waiver or consent in respect of any of the Prior Lien Collateral Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Prior Lien Collateral Document as it relates to Prior Lien Collateral or changing in any manner the rights of the Prior Lien Collateral Agent as it relates to Prior Lien Collateral, such Prior Lien Claimholders, the Borrower or any other Grantor thereunder, then such amendment, waiver or consent solely with respect to the Prior Lien Collateral shall apply automatically to any comparable provision of the Comparable Subordinated Lien Collateral Document as it relates to such Collateral without the consent of the Subordinated Lien Collateral Agent or the Subordinated Lien Claimholders and without any action by the Subordinated Lien Collateral Agent, the Borrower or any other Grantor, provided that:

(i) no such amendment, waiver or consent shall have the effect of:

(A) removing assets subject to the Lien of the Subordinated Lien Collateral Documents, except to the extent that a release of such Lien is permitted or required by Section 5.1 and provided that there is a corresponding release of the Liens securing the Prior Lien Obligations;

(B) imposing duties on the Subordinated Lien Collateral Agent without its consent;

(C) permitting other Liens on the Prior Lien Collateral not permitted under the terms of the Subordinated Lien Loan Documents or Section 6; or

(D) being prejudicial to the interests of the Subordinated Lien Claimholders to a greater extent than the Prior Lien Claimholders (other than by virtue of their relative priority and the rights and obligations hereunder); and

(ii) notice of such amendment, waiver or consent shall have been given to the Subordinated Lien Collateral Agent within ten (10) Business Days after the effective date of such amendment, waiver or consent.

(d) Each ABL Collateral Agent and each Fixed Asset Collateral Agent shall each use good faith efforts to notify the other Agents of any written amendment or modification to the ABL Loan Documents and the Fixed Asset Loan Documents, respectively, but the failure to provide such notice shall not create a cause of action against the party failing to give such notice or create any claim or right on behalf of any other Person.

5.4 Confirmation of Subordination in Subordinated Lien Collateral Documents. Prior to the Discharge of the Prior Lien Obligations, the Borrower and each Grantor agrees that each Subordinated Lien Collateral Document shall include the following language (or language to similar effect approved by the Designated Prior Lien Collateral Agent):

“Notwithstanding anything herein to the contrary, this Agreement, including, without limitation, the lien and security interest granted to the [ABL/Fixed Asset Collateral Agent] pursuant to this Agreement and the exercise of any right or remedy by the [ABL/Fixed Asset Collateral Agent] hereunder are subject to the provisions of the Intercreditor Agreement, dated as of September 7, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among ProFrac Holdings, LLC, ProFrac Services, LLC, ProFrac Manufacturing, LLC, Barclays Bank PLC, as ABL Collateral Agent and Barclays Bank PLC, as Fixed Asset Collateral Agent and certain other persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.”

5.5 Gratuitous Bailee/Agent for Perfection.

(a) Each ABL Collateral Agent and each Fixed Asset Collateral Agent agrees to hold that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC (such Collateral being the “Pledged Collateral”) as (i) in the case of such ABL Collateral Agent, the collateral agent for the ABL Claimholders under the ABL Loan Documents for which such ABL Collateral Agent is acting as agent or, in the case of each Fixed Asset Collateral Agent, the collateral agent for the Fixed Asset Claimholders under the Fixed Asset Loan Documents for which such Fixed Asset Collateral Agent is acting as agent and (ii) non-fiduciary, gratuitous bailee for the benefit of each other Agent (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC) and any assignee solely for the purpose of perfecting the security interest granted under the ABL Loan Documents and the Fixed Asset Loan Documents, respectively, subject to the terms and conditions of this Section 5.5. Each Agent hereby appoints each other Agent as their non-fiduciary gratuitous bailee for the purposes of perfecting their security interest in all Pledged Collateral in which such other Agent has a perfected security interest under the UCC. Solely with respect to any Deposit Accounts under the control of any ABL Collateral Agent, such ABL Collateral Agent agrees to also hold such control as gratuitous agent for the Fixed Asset Collateral Agents subject to the terms and conditions of this Section 5.5. Solely with respect to any Deposit Accounts under the control of the Fixed Asset Collateral Agent, the Fixed Asset Collateral Agent agrees to also hold such control as gratuitous agent for the ABL Collateral Agents subject to the terms and conditions of this Section 5.5. Each ABL Collateral Agent and each Fixed Asset Collateral Agent hereby accepts such appointments pursuant to this Section 5.5(a) and acknowledges and agrees that it shall hold the Pledged Collateral for the benefit of the other Claimholders with respect to any Pledged Collateral and that any proceeds received by such Agent under any Pledged Collateral shall be applied in accordance with Article IV.

(b) Each Agent shall have no obligation whatsoever to any Claimholders or other Agents to ensure that the Pledged Collateral is genuine or owned by any of the Grantors, to perfect the security interest of any other Agent or any other Claimholder or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.5. The duties or responsibilities of each ABL Collateral Agent under this Section 5.5 shall be limited solely to holding the Pledged Collateral as bailee (and with respect to Deposit Accounts, agent) in accordance with this Section 5.5 and delivering the Pledged Collateral upon a Discharge of ABL Obligations as provided in Section 5.5(d) below or upon a Discharge of Fixed Asset Obligations as provided in Section 5.5 (e) below. The duties or responsibilities of each Fixed Asset Collateral Agent under this Section 5.5 shall be limited solely to holding the Pledged Collateral as bailee (and with respect to Deposit Accounts, agent) in accordance with this Section 5.5 and delivering the Pledged Collateral upon a Discharge of ABL Obligations as provided in Section 5.5(d) below or upon a Discharge of Fixed Asset Obligations as provided in Section 5.5(e) below.

(c) None of the Agents shall have by reason of the Collateral Documents, this Agreement or any other document a fiduciary relationship in respect of the any other Agent or Claimholder represented by such other Agent. Each Agent and the respective Claimholders represented by it hereby waives and releases each other Agent and the respective Claimholders represented by it from all claims and liabilities arising pursuant to such Agent’s role under this Section 5.5 as gratuitous bailee and gratuitous agent with respect to the Pledged Collateral. It is understood and agreed that the interests of the ABL Collateral Agents and the ABL Claimholders, on the one hand, and the Fixed Asset Collateral Agents and the Fixed Asset Claimholders on the other hand, may differ and each of the ABL Collateral Agents and Fixed Asset Collateral Agents and each of the ABL Claimholders and Fixed Asset Claimholders shall be fully entitled to act in their own interest without taking into account the interests of any other Agents or Claimholders represented by such other Agent.

(e) Upon the Discharge of ABL Obligations, the ABL Collateral Agents shall deliver the remaining Pledged Collateral in its possession (if any) together with any necessary endorsements (such endorsement shall be without recourse and without any representations or warranties) in the following order: first, to the Designated Fixed Asset Collateral Agent until a Discharge of Fixed Asset Obligations has occurred, and second, to the extent both the ABL Obligations have been paid in full in accordance with the ABL Loan Documents and the Fixed Asset Obligations have been paid in full in accordance with the Fixed Asset Loan Documents, to Holdings or as a court of competent jurisdiction may otherwise direct. Each ABL Collateral Agent further agrees to take all other action reasonably requested by the Designated Fixed Asset Collateral Agent at the expense of the Designated Fixed Asset Collateral Agent or Holdings in connection with the Designated Fixed Asset Collateral Agent obtaining a first-priority interest in the ABL Priority Collateral.

(f) Upon the Discharge of Fixed Asset Obligations, each Fixed Asset Collateral Agent shall deliver the remaining Pledged Collateral in its possession (if any) together with any necessary endorsements (such endorsement shall be without recourse and without any representation or warranty) in the following order: first, to the ABL Collateral Agents until a Discharge of ABL Obligations has occurred, and second, to the extent both the Fixed Asset Obligations have been paid in full in accordance with the Fixed Asset Loan Documents and the ABL Obligations have been paid in full in accordance with the ABL Loan Documents, to Holdings or as a court of competent jurisdiction may otherwise direct. Each Fixed Asset Collateral Agent further agrees to take all other action reasonably requested by any ABL Collateral Agent at the expense of such ABL Collateral Agent or Holdings in connection with such ABL Collateral Agent obtaining a first-priority interest in the Fixed Asset Priority Collateral.

(g) Notwithstanding anything to the contrary contained in this Agreement, any obligation of either Agent, to make any delivery to the other Agent under Section 5.5(d), Section 5.5(e) or Section 5.6 is subject to (i) the order of any court of competent jurisdiction or (ii) any automatic stay imposed in connection with any Insolvency or Liquidation Proceeding.

5.6 When Discharge of Obligations Deemed to Not Have Occurred.

(a) If, at any time after the Discharge of ABL Obligations has occurred or contemporaneously therewith, the Borrower enters into any Replacement ABL Credit Agreement which Replacement ABL Credit Agreement is permitted by the Fixed Asset Loan Documents, then such Discharge of ABL Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken as a result of the occurrence of such first Discharge of ABL Obligations), and, from and after the date on which the ABL Collateral Agent under such Replacement ABL Credit Agreement becomes a party to this Agreement in accordance with Section 8.18 hereof, the obligations under such Replacement ABL Credit Agreement automatically shall be treated as ABL Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and the ABL Collateral Agent under such Replacement ABL Credit Agreement (the “New ABL Collateral Agent”) shall be the ABL Collateral Agent for all purposes of this Agreement and this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement. Upon receipt of a designation from the Borrower in accordance with Section 8.18 hereof, each Fixed Asset Collateral Agent shall promptly (a) enter into such documents and agreements (including amendments or supplements to this Agreement) as the Borrower or such New ABL Collateral Agent shall reasonably request in order to provide to the New ABL Collateral Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement and (b) deliver to the New ABL Collateral Agent any Pledged Collateral constituting ABL Priority Collateral held by it together with any necessary endorsements (or otherwise allow the New ABL Collateral Agent to obtain control of such Pledged Collateral). As provided in Section 8.18 hereof, the New ABL Collateral Agent shall agree in a writing addressed to the Designated Fixed Asset Collateral Agent and the Fixed Asset Claimholders to be bound by the terms of this Agreement. Subject to Section 2.3, if the new ABL Obligations under the new ABL Loan Documents are secured by assets of the Grantors constituting Collateral that do not also secure the Fixed Asset Obligations, then the Fixed Asset Obligations shall be secured at such time by a Lien on such assets subject to the priorities set forth herein to the same extent provided in the Fixed Asset Collateral Documents and this Agreement except to the extent such Lien on such assets constitutes a Declined Lien.

(b) If, at any time after the Discharge of Fixed Asset Obligations has occurred or substantially contemporaneously therewith, the Borrower enters into any Additional Fixed Asset Credit Agreement which Additional Fixed Asset Credit Agreement is permitted by the ABL Loan Documents, then such Discharge of Fixed Asset Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken as a result of the occurrence of such first Discharge of Fixed Asset Obligations), and, from and after the date on which the Fixed Asset Collateral Agent under such Additional Fixed Asset Credit Agreement becomes a party to this Agreement in accordance with Section 8.18 hereof, the obligations under such Additional Fixed Asset Credit Agreement automatically shall be treated as Fixed Asset Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and the Fixed Asset Collateral Agent under such Additional Fixed Asset Credit Agreement (the “New Fixed Asset Collateral Agent”) shall be the Fixed Asset Collateral Agent for all purposes of this Agreement and this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement. Upon receipt of a designation from the Borrower in accordance with Section 8.18 hereof; the ABL Collateral Agents shall promptly (a) enter into such documents and agreements (including amendments or supplements to this Agreement) as the Borrower or such New Fixed Asset Collateral Agent shall reasonably request in order to provide to the New Fixed Asset Collateral Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement and (b) deliver to the New Fixed Asset Collateral Agent any Pledged Collateral constituting Fixed Asset Priority Collateral held by it together with any necessary endorsements (or otherwise allow the New Fixed Asset Collateral Agent to obtain control of such Pledged Collateral). As provided in Section 8.18 hereof; the New Fixed Asset Collateral Agent shall agree in a writing addressed to the Designated Fixed Asset Collateral Agent and the Fixed Asset Claimholders to be bound by the terms of this Agreement. If the New Fixed Asset Obligations under the New Fixed Asset Loan Documents are secured by assets of the Grantors constituting Collateral that do not also secure the ABL Obligations, then the ABL Obligations shall be secured at such time by a Lien on such assets subject to the priorities set forth herein to the same extent provided in the ABL Collateral Documents and this Agreement except to the extent such Lien on such assets constitutes a Declined Lien.

SECTION 6

INSOLVENCY OR LIQUIDATION PROCEEDINGS

6.1 Finance and Sale Issues.

(a) Until the Discharge of ABL Obligations has occurred, if the Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and any ABL Collateral Agent shall desire to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code) constituting ABL Priority Collateral or proceeds thereof or to permit any Grantor to obtain financing, whether from the ABL Claimholders or any other Person under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law (“DIP Financing”) then each Fixed Asset Collateral Agent, on behalf of itself and the Fixed Asset Claimholders represented by it, agrees that it will raise no objection to such Cash Collateral use or DIP Financing so long as:

(i) the Fixed Asset Collateral Agents retain a Lien on the Collateral (including proceeds thereof acquired after the commencement of such Insolvency or Liquidation Proceeding) with the same priority as existed prior to the commencement of such Insolvency or Liquidation Proceeding, subordinated to the Liens securing such DIP Financing,

(ii) the Fixed Asset Collateral Agents receive a replacement Lien on post-petition assets to the same extent granted to the Persons providing such DIP Financing, which Lien will be subordinated to the Liens securing the ABL Obligations and such DIP Financing on the same basis as the other Liens on ABL Priority Collateral securing the Fixed Asset Obligations are so subordinated to the Liens on ABL Priority Collateral securing the ABL Obligations under this Agreement,

(iii) any Lien on the Fixed Asset Priority Collateral to secure such DIP Financing is subordinate to the Lien of the Fixed Asset Collateral Agents with respect thereto,

(iv) the aggregate principal amount of the loans and other obligations outstanding under such DIP Financing, together with the aggregate principal amount of the loans and other obligations outstanding under the ABL Loan Documents (or otherwise refinanced with or “rolled up” by such DIP Financing), does not exceed the ABL Cap, and

(v) such DIP Financing does not compel any Grantor to seek confirmation of any specific plan of reorganization for which all or substantially all of the material terms are set forth in the court order authorizing such DIP Financing or the accompanying financing documentation.

To the extent the Liens securing the ABL Obligations are subordinated to or equal in right of priority with such DIP Financing meeting the requirements set forth in the prior sentence, each Fixed Asset Collateral Agent will subordinate its Liens in the ABL Priority Collateral to the Liens securing such DIP Financing (and all obligations relating thereto) and will not request adequate protection or any other relief in connection therewith (except, as expressly agreed by the ABL Collateral Agents or to the extent not prohibited by Section 6.3). Until the Discharge of Fixed Asset Obligations, each Fixed Asset Collateral Agent, on behalf of itself and the Fixed Asset Claimholders it represents, agrees that it shall not, and nor shall any of the Fixed Asset Claimholders, directly or indirectly, provide, offer to provide, or support any DIP Financing secured by a Lien on the ABL Priority Collateral senior to or pari passu with the Liens securing the ABL Obligations.

(b) Until the Discharge of Fixed Asset Obligations has occurred, if the Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and any Fixed Asset Collateral Agent shall desire to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code) constituting Fixed Asset Priority Collateral or proceeds thereof or to permit any Grantor to obtain DIP Financing, then each ABL Collateral Agent, on behalf of itself and the ABL Claimholders, agrees that it will raise no objection to such Cash Collateral use or DIP Financing so long as:

(i) the ABL Collateral Agents retain a Lien on the Collateral (including proceeds thereof acquired after the commencement of such Insolvency or Liquidation Proceeding) with the same priority as existed prior to the commencement of such Insolvency or Liquidation Proceeding, subordinated to the Liens securing such DIP Financing,

(ii) the ABL Collateral Agents receive a replacement Lien on post-petition assets to the same extent granted to the Persons providing such DIP Financing, which Lien will be subordinated to the Liens securing the Fixed Asset Obligations and such DIP Financing on the same basis as the other Liens on Fixed Asset Priority Collateral securing the ABL Obligations are so subordinated to the Liens on Fixed Asset Priority Collateral securing Fixed Asset Obligations under this Agreement,

(iii) any Lien on the ABL Priority Collateral to secure such DIP Financing is subordinate to the Lien of the ABL Collateral Agents with respect thereto,

(iv) the aggregate principal amount of the loans and other obligations outstanding under such DIP Financing, together with the aggregate principal amount of the loans and other obligations outstanding under the Fixed Asset Loan Documents (or otherwise refinanced with or “rolled up” by such DIP Financing), does not exceed the Fixed Asset Cap, and

(v) such DIP Financing does not compel any Grantor to seek confirmation of any specific plan of reorganization for which all or substantially all of the material terms are set forth in the court order authorizing such DIP Financing or the accompanying financing documentation.

To the extent the Liens securing the Fixed Asset Obligations are subordinated to or equal in right of priority with such DIP Financing meeting the requirements set forth in the prior sentence, the ABL Collateral Agents will subordinate their Liens in the Fixed Asset Priority Collateral to the Liens securing such DIP Financing (and all obligations relating thereto) and will not request adequate protection or any other relief in connection therewith (except as expressly agreed by the Designated Fixed Asset Collateral Agent or to the extent not prohibited by Section 6.3). Until the Discharge of ABL Obligations, each ABL Collateral Agent, on behalf of itself and the ABL Claimholders it represents, agrees that it shall not, and nor shall any of the ABL Claimholders, directly or indirectly, provide, offer to provide, or support any DIP Financing secured by a Lien on the Fixed Asset Priority Collateral senior to or pari passu with the Liens securing the Fixed Asset Obligations.

6.2 Relief from the Automatic Stay. Until the Discharge of Prior Lien Obligations has occurred, each Subordinated Lien Collateral Agent, on behalf of itself and the Subordinated Lien Claimholders represented by it, agrees that none of them shall (i) seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Subordinated Lien Collateral, without the prior written consent of the Prior Lien Collateral Agent or (ii) oppose (or support any other Person in opposing) any request by any Prior Lien Collateral Agent for relief from such stay with respect to Prior Lien Collateral.

6.3 Adequate Protection.

(a) Until the Discharge of Prior Lien Obligations has occurred, each Subordinated Lien Collateral Agent, on behalf of itself and the Subordinated Lien Claimholders represented by it, agrees that none of them shall contest (or support any other Person contesting):

(i) any request by any Prior Lien Collateral Agent or any Prior Lien Claimholders for adequate protection under any Bankruptcy Law with respect to Prior Lien Collateral (other than in the form of any cash payments from the proceeds of the Subordinated Lien Collateral); or

(ii) any objection by any Prior Lien Collateral Agent or any Prior Lien Claimholders to any motion, relief, action or proceeding based on such Prior Lien Collateral Agent or such Prior Lien Claimholders claiming a lack of adequate protection with respect to Prior Lien Collateral.

(b) Notwithstanding the foregoing provisions in this Section 6.3, in any Insolvency or Liquidation Proceeding, if the Prior Lien Claimholders (or any subset thereof) are granted adequate protection with respect to Prior Lien Collateral in the form of additional or replacement collateral, then each Subordinated Lien Collateral Agent, on behalf of itself or any of the Subordinated Lien Claimholders, may seek or request adequate protection in the form of a Lien on such additional or replacement collateral, which Lien (to the extent such additional replacement does not consist of assets that otherwise would have constituted Subordinated Lien Collateral) will be subordinated to the Liens securing and providing adequate protection for the Prior Lien Obligations and such Cash Collateral use or DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Subordinated Lien Obligations are so subordinated to the Prior Lien Obligations under this Agreement; and

(c) Notwithstanding the foregoing provisions in this Section 6.3, in any Insolvency or Liquidation Proceeding, if the Prior Lien Claimholders (or any subset thereof) are granted adequate protection of their interest in Prior Lien Collateral in the form of periodic cash payments of interest, fees and expenses, then the Subordinated Lien Claimholders (or any subset thereof) may seek or request adequate protection of their interest in the Subordinated Lien Collateral in the form of periodic cash payments in an amount not exceeding interest at the non-default contract rate, together with payment of reasonable fees and reasonable out-of-pocket expenses; provided, that if, upon the effective date of any plan or the conclusion or dismissal of the applicable Insolvency or Liquidation Proceeding, the Discharge of Prior Lien Obligations has not occurred, then the Subordinated Lien Claimholders will be required to remit to the Prior Lien Collateral Agent (for application pursuant to Section 4.1) an amount equal to the lesser of (i) such adequate protection payments received by the Subordinated Lien Claimholders from the Subordinated Lien Collateral and (ii) the amount necessary to cause the Discharge of Prior Lien Obligations.

(d) Each Subordinated Lien Collateral Agent, for itself and on behalf of each other Subordinated Lien Claimholder represented by it, agrees that notice of a hearing to approve DIP Financing or use of Cash Collateral on a final basis shall be adequate if delivered to such Subordinated Lien Collateral Agent at least fifteen (15) days in advance of such hearing.

6.4 Avoidance Issues. If any Prior Lien Claimholder is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of Holdings, Borrower or any other Grantor any amount paid in respect of Prior Lien Obligations (a “Recovery”), then such Prior Lien Claimholders shall be entitled to a reinstatement of Prior Lien Obligations with respect to all such recovered amounts on the date of such Recovery, and from and after the date of such reinstatement the Discharge of Prior Lien Obligations shall be deemed not to have occurred for all purposes hereunder. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement. This Section 6.4 shall survive termination of this Agreement.

6.5 Reorganization Securities; Plan Voting.

(a) If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization, arrangement, compromise or liquidation or similar dispositive restructuring plan, both on account of Prior Lien Obligations and on account of Subordinated Lien Obligations, then, to the extent the debt obligations distributed on account of the Prior Lien Obligations and on account of the Subordinated Lien Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(b) Each Fixed Asset Collateral Agent, for itself and on behalf of the applicable Fixed Asset Claimholders, and each ABL Collateral Agent, for itself and on behalf of the applicable ABL Claimholders, acknowledges and agrees that no ABL Claimholder nor any Fixed Asset Claimholder (whether in the capacity of a secured creditor or an unsecured creditor) shall propose, vote for, or otherwise support directly or indirectly any plan of reorganization, arrangement, compromise or liquidation or similar dispositive restructuring plan that contravenes any of the other provisions of this Agreement.

6.6 Post-Petition Interest. Neither the Subordinated Lien Collateral Agents nor any Subordinated Lien Claimholder shall oppose or seek to challenge any claim by the Prior Lien Collateral Agent or any Prior Lien Claimholder for allowance in any Insolvency or Liquidation Proceeding of Prior Lien Obligations consisting of Post-Petition Interest to the extent of the value of any Prior Lien Claimholder’s Lien on Prior Lien Collateral, without regard to the existence of the Lien of the Subordinated Lien Collateral Agent on behalf of the Subordinated Lien Claimholders on such Collateral.

6.7 Waiver. Each Subordinated Lien Collateral Agent, for itself and on behalf of each other Subordinated Lien Claimholder represented by it, waives any claim it may hereafter have against any Prior Lien Claimholder arising out of the election of any Prior Lien Claimholder of the application of Section 1111(b)(2) of the Bankruptcy Code or any comparable provision of any Bankruptcy Law, and/or out of any Cash Collateral or financing arrangement or out of any grant of a security interest in connection with the Prior Lien Collateral in any Insolvency or Liquidation Proceeding so long as such actions are not in express contravention of the terms of this Agreement.

6.8 Separate Grants of Security and Separate Classification. Each Fixed Asset Collateral Agent, for itself and on behalf of each other Fixed Asset Claimholder represented by it, and each ABL Collateral Agent, for itself and on behalf of each other ABL Claimholder represented by it, acknowledges and agrees that:

(a) the grants of Liens pursuant to the ABL Collateral Documents, on the one hand, and the Fixed Asset Collateral Documents, on the other, constitute separate and distinct grants of Liens; and

(b) because of, among other things, their differing rights in the Collateral, the Fixed Asset Obligations are fundamentally different from the ABL Obligations and must be separately classified in any plan of reorganization, arrangement, compromise or liquidation or similar dispositive restructuring plan proposed, confirmed, or adopted in an Insolvency or Liquidation Proceeding.

To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the ABL Claimholders, on the one hand, and the Fixed Asset Claimholders, on the other, in respect of the Collateral constitute only one secured claim (rather than separate classes of secured claims subject to the relative Lien priorities set forth in this Agreement), then each of the parties hereto hereby acknowledges and agrees that, subject to Sections 2.1 and 4A, all distributions shall be made as if there were separate classes of secured claims against the Grantors in respect of the Collateral (with the effect being that, to the extent that the aggregate value of the Prior Lien Collateral is sufficient (for this purpose ignoring all claims held by the Subordinated Lien Claimholders), the Prior Lien Claimholders shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing (or that would be owing if there were such separate classes of senior and junior secured claims) in respect of Post-Petition Interest, including any additional interest payable pursuant to the Prior Lien Loan Documents, arising from or related to a default, whether or not a claim therefor is allowed as a claim in any Insolvency or Liquidation Proceeding) before any distribution is made in respect of the claims held by the Subordinated Lien Claimholders with respect to the Prior Lien Collateral, with each Subordinated Lien Collateral Agent, for itself and on behalf of each other Subordinated Lien Claimholder, hereby acknowledging and agreeing to turn over to the Designated Prior Lien Collateral Agent, for itself and on behalf of each other Prior Lien Claimholder, Prior Lien Collateral or proceeds of Prior Lien Collateral otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Subordinated Lien Claimholders.

6.9 Effectiveness in Insolvency or Liquidation Proceedings. The parties acknowledge that this Agreement is a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any comparable provision of any Bankruptcy Law, which will be effective before, during and after the commencement of an Insolvency or Liquidation Proceeding. All references in this Agreement to any Grantor will include such Person as a debtor-in-possession and any receiver or trustee for such Person in an Insolvency or Liquidation Proceeding.

6.10 Asset Dispositions.

(a) Until the Discharge of ABL Obligations has occurred, each Fixed Asset Collateral Agent, for itself and on behalf of each other Fixed Asset Claimholder represented by it, agrees that, in the event of any Insolvency or Liquidation Proceeding, the Fixed Asset Claimholders will not seek consultation rights in connection with, and will not object or oppose (or support any Person in objecting or opposing) a motion for any Disposition of any ABL Priority Collateral free and clear of the Liens of Fixed Asset Collateral Agents and the Fixed Asset Claimholders or other claims under Sections 363, 365, 1129 or 1141 of the Bankruptcy Code, or any comparable provision of any Bankruptcy Law, and shall be deemed to have consented to any such Disposition of any ABL Priority Collateral under Section 363(f) of the Bankruptcy Code that has been consented to by each ABL Collateral Agent; provided that the proceeds of such Disposition of any Collateral to be applied to the ABL Obligations or the Fixed Asset Obligations are applied in accordance with Sections 4.1 and 4.2. The foregoing to the contrary notwithstanding, the Fixed Asset Claimholders may oppose or raise any objections to such Disposition of such ABL Priority Collateral that could be raised by a creditor of Grantors whose claims are not secured by Liens on such ABL Priority Collateral (including an opposition or objection to the proposed bidding procedures), are not based on their status as secured creditors and are not otherwise in contravention of this Agreement (without limiting the foregoing, the Fixed Asset Claimholders may not oppose or raise any objections to the extent based on rights afforded by Sections 363(e), (f), (m) or (n) of the Bankruptcy Code to secured creditors (or any comparable provision of any other Bankruptcy Law) with respect to the Liens granted to the Fixed Asset Collateral Agents in respect of such assets).

(b) Until the Discharge of Fixed Asset Obligations has occurred, each ABL Collateral Agent, for itself and on behalf of each other ABL Claimholder represented by it, agrees that, in the event of any Insolvency or Liquidation Proceeding, the ABL Claimholders will not seek consultation rights in connection with, and will not object or oppose (or support any Person in objecting or opposing), a motion for any Disposition of any Fixed Asset Priority Collateral free and clear of the Liens of each ABL Collateral Agent and the ABL Claimholders or other claims under Sections 363, 365, 1129 or 1141 of the Bankruptcy Code, or any comparable provision of any Bankruptcy Law, and shall be deemed to have consented to any such Disposition of any Fixed Asset Priority Collateral under Section 363(f) of the Bankruptcy Code that has been consented to by any Fixed Asset Collateral Agent; provided that the proceeds of such Disposition of any Collateral to be applied to the ABL Obligations or the Fixed Asset Obligations are applied in accordance with Sections 4.1 and 4.2 and further provided that the acquirer of any Fixed Asset Priority Collateral pursuant to such Disposition agrees to provide the ABL Collateral Agents and the ABL Claimholders the rights with respect to such Collateral provided in Sections 3.3 and 3.4. The foregoing to the contrary notwithstanding, the ABL Claimholders may oppose or raise any objections to such Disposition of such Fixed Asset Priority Collateral that could be raised by a creditor of Grantors whose claims are not secured by Liens on such Fixed Asset Priority Collateral (including an opposition or objection to the proposed bidding procedures), are not based on their status as secured creditors and are not otherwise in contravention of this Agreement (without limiting the foregoing, the ABL Claimholders may not oppose or raise any objections to the extent based on rights afforded by Sections 363(e), (f), (m) or (n) of the Bankruptcy Code to secured creditors (or any comparable provision of any other Bankruptcy Law) with respect to the Liens granted to the ABL Collateral Agents in respect of such assets).

(c) The Fixed Asset Claimholders agree that the ABL Claimholders shall have the right to credit bid under Section 363(k) of the Bankruptcy Code or any comparable provision of any Bankruptcy Law with respect to any Disposition of the ABL Priority Collateral and the ABL Claimholders agree that the Fixed Asset Claimholders shall have the right to credit bid under Section 363(k) of the Bankruptcy Code or any comparable provision of any Bankruptcy Law with respect to any Disposition of the Fixed Asset Priority Collateral; provided that, except as set forth in the proviso of Section 3.1(c)(vi) or 3.2(c)(vi), the Claimholders shall not be deemed to have agreed to any credit bid by other Claimholders in connection with the Disposition of Collateral consisting of both Fixed Asset Priority Collateral and ABL Priority Collateral unless the cash proceeds of such bid are sufficient to cause the Discharge of ABL Obligations or the Discharge of Fixed

Asset Obligations, as applicable. Each Fixed Asset Collateral Agent, for itself and on behalf of each other Fixed Asset Claimholder represented by it, agrees that, so long as the Discharge of ABL Obligations has not occurred, no Fixed Asset Claimholder shall, without the prior written consent of the ABL Collateral Agents, credit bid under Section 363(k) of the Bankruptcy Code or any comparable provision of any Bankruptcy Law with respect to the ABL Priority Collateral unless such bid includes a sufficient amount of cash proceeds to cause the Discharge of ABL Obligations. Each ABL Collateral Agent, for itself and on behalf of each other ABL Claimholder represented by it, agrees that, so long as the Discharge of Fixed Asset Obligations has not occurred, no ABL Claimholder shall, without the prior written consent of the Designated Fixed Asset Collateral Agent, credit bid under Section 363(k) of the Bankruptcy Code or any comparable provision of any Bankruptcy Law with respect to the Fixed Asset Priority Collateral unless such bid includes a sufficient amount of cash proceeds to cause the Discharge of Fixed Asset Obligations.

SECTION 7

RELIANCE; WAIVERS; ETC.

7.1 Reliance. Other than any reliance on the terms of this Agreement, each ABL Collateral Agent, on behalf of itself and the ABL Claimholders, acknowledges that it and such ABL Claimholders have, independently and without reliance on any Fixed Asset Collateral Agent or any Fixed Asset Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the applicable ABL Loan Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the applicable ABL Loan Documents or this Agreement. Other than any reliance on the terms of this Agreement, each Fixed Asset Collateral Agent, on behalf of itself and the Fixed Asset Claimholders represented by it, acknowledges that it and such Fixed Asset Claimholders have, independently and without reliance on any ABL Collateral Agent or any ABL Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the applicable Fixed Asset Loan Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the applicable Fixed Asset Loan Documents or this Agreement.

7.2 No Warranties or Liability. Each ABL Collateral Agent, on behalf of itself and the ABL Claimholders, acknowledges and agrees that each of the Fixed Asset Collateral Agents and the Fixed Asset Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Fixed Asset Loan Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided herein, the Fixed Asset Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under the applicable Fixed Asset Loan Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. Each Fixed Asset Collateral Agent, on behalf of itself and the Fixed Asset Claimholders represented by it, acknowledges and agrees that each of the ABL Collateral Agents and the ABL Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the ABL Loan Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided herein, the ABL Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under the applicable ABL Loan Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. Each Fixed Asset Collateral Agent and the Fixed Asset Claimholders represented by it shall have no duty to the ABL Collateral Agents or any of the ABL Claimholders, and the ABL Collateral Agents and the ABL Claimholders shall have no duty to any Fixed Asset Collateral Agent or any of the Fixed Asset Claimholders, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with Holdings, Borrower or any other Grantor (including the ABL Loan Documents and the Fixed Asset Loan Documents), regardless of any knowledge thereof with which they may have or be otherwise charged with.

7.3 No Waiver of Lien Priorities.

(a) No right of the ABL Claimholders, the ABL Collateral Agents or any of them to enforce any provision of this Agreement or any ABL Loan Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of Holdings, Borrower or any other Grantor or by any act or failure to act by any ABL Claimholder or any ABL Collateral Agent, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the ABL Loan Documents or any of the Fixed Asset Loan Documents, regardless of any knowledge thereof which any ABL Collateral Agent or the ABL Claimholders, or any of them, may have or be otherwise charged with. No right of the Fixed Asset Claimholders, any Fixed Asset Collateral Agent or any of them to enforce any provision of this Agreement or any Fixed Asset Loan Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of Holdings, Borrower or any other Grantor or by any act or failure to act by any Fixed Asset Claimholder or any Fixed Asset Collateral Agent, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the ABL Loan Documents or any of the Fixed Asset Loan Documents, regardless of any knowledge thereof which any Fixed Asset Collateral Agent or the Fixed Asset Claimholders, or any of them, may have or be otherwise charged with.

(b) Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of Holdings, Borrower and the other Grantors under the ABL Loan Documents and subject to Section 5.3 hereof), the ABL Claimholders, the ABL Collateral Agents and any of them may, at any time and from time to time in accordance with the ABL Loan Documents and/or applicable law, without the consent of, or notice to, the Designated Fixed Asset Collateral Agent or any Fixed Asset Claimholders, without incurring any liabilities to any Fixed Asset Collateral Agent or any Fixed Asset Claimholders and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of any Fixed Asset Collateral Agent or any Fixed Asset Claimholders is affected, impaired or extinguished thereby) do any one or more of the following:

(i) change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the ABL Obligations or any Lien on any ABL Priority Collateral or guaranty thereof or any liability of Holdings, Borrower or any other Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the ABL Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by the ABL Collateral Agents or any of the ABL Claimholders, the ABL Obligations or any of the ABL Loan Documents;

(ii) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the ABL Priority Collateral or any liability of Holdings, Borrower or any other Grantor to the ABL Claimholders or the ABL Collateral Agents, or any liability incurred directly or indirectly in respect thereof;

(iii) settle or compromise any ABL Obligation or any other liability of Holdings, Borrower or any other Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the ABL Obligations) in any manner or order; and

(iv) exercise or delay in or refrain from exercising any right or remedy against Holdings, Borrower or any other Grantor or any other Person, elect any remedy and otherwise deal freely with Holdings, Borrower, any other Grantor or any ABL Priority Collateral and any guarantor or any liability of Holdings, Borrower or any other Grantor to the ABL Claimholders or any liability incurred directly or indirectly in respect thereof.

(c) Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of Holdings, Borrower and the other Grantors under the Fixed Asset Loan Documents and subject to Section 5.3 hereof), the Fixed Asset Claimholders, each Fixed Asset Collateral Agent and any of them may, at any time and from time to time in accordance with the Fixed Asset Loan Documents and/or applicable law, without the consent of, or notice to, any ABL Collateral Agent or any ABL Claimholders, without incurring any liabilities to any ABL Collateral Agent or any ABL Claimholders and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of any ABL Collateral Agent or any ABL Claimholders is affected, impaired or extinguished thereby) do any one or more of the following:

(i) change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the Fixed Asset Obligations or any Lien on any Fixed Asset Priority Collateral or guaranty thereof or any liability of Holdings, Borrower or any other Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the Fixed Asset Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by any Fixed Asset Collateral Agent or any of the Fixed Asset Claimholders, the Fixed Asset Obligations or any of the Fixed Asset Loan Documents;

(ii) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the Fixed Asset Priority Collateral or any liability of Holdings, Borrower or any other Grantor to the Fixed Asset Claimholders or any Fixed Asset Collateral Agent, or any liability incurred directly or indirectly in respect thereof;

(iii) settle or compromise any Fixed Asset Obligation or any other liability of Holdings, Borrower or any other Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the Fixed Asset Obligations) in any manner or order; and

(iv) exercise or delay in or refrain from exercising any right or remedy against Holdings, Borrower or any security or any other Grantor or any other Person, elect any remedy and otherwise deal freely with Holdings, Borrower, any other Grantor or any Fixed Asset Priority Collateral and any security and any guarantor or any liability of Holdings, Borrower or any other Grantor to the Fixed Asset Claimholders or any liability incurred directly or indirectly in respect thereof.

(d) The rights set forth in this Section 7.3 are solely among the Fixed Asset Collateral Agents and the ABL Collateral Agents on behalf of themselves and the applicable ABL Claimholders and Fixed Asset Claimholders, and this Section 7.3 shall not be construed as an agreement by Holdings, Borrower or any Grantor in addition to the agreements of Holdings, Borrower or such Grantor set forth in the ABL Loan Documents or Fixed Asset Loan Documents, as applicable.

7.4 Obligations Unconditional. All rights, interests, agreements and obligations of each ABL Collateral Agent and the ABL Claimholders and each Fixed Asset Collateral Agent and the Fixed Asset Claimholders represented by it, respectively, hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any ABL Loan Documents or any Fixed Asset Loan Documents;

(b) except as otherwise expressly set forth in this Agreement, any change in the time, manner or place of payment of, or in any other terms of, all or any of the ABL Obligations or Fixed Asset Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any ABL Loan Document or any Fixed Asset Loan Document;

(c) except as otherwise expressly set forth in this Agreement, any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the ABL Obligations or Fixed Asset Obligations or any guaranty thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of Holdings, Borrower or any other Grantor; or

(e) except as otherwise expressly set forth in this Agreement, any other circumstances which otherwise might constitute a defense available to, or a discharge of, Holdings, Borrower or any other Grantor in respect of any ABL Collateral Agent, the ABL Obligations, any ABL Claimholder, any Fixed Asset Collateral Agent, the Fixed Asset Obligations or any Fixed Asset Claimholder in respect of this Agreement.

(f) This Section 7.4 is solely among the Fixed Asset Collateral Agents and the ABL Collateral Agents, on behalf of themselves and the applicable ABL Claimholders and Fixed Asset Claimholders, and this Section 7.4 shall not be construed as an agreement by Holdings, Borrower or any other Grantor in addition to the agreements of Holdings, Borrower or such Grantor set forth in the ABL Loan Documents or Fixed Asset Loan Documents, as applicable.

SECTION 8

MISCELLANEOUS

8.1 Integration/Conflicts. This Agreement, the ABL Loan Documents and the Fixed Asset Loan Documents represent the entire agreement of the Grantors, the ABL Claimholders and the Fixed Asset Claimholders with respect to the subject matter hereof and thereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. There are no promises, undertakings, representations or warranties by the ABL Claimholders or the Fixed Asset Claimholders relative to the subject matter hereof and thereof not expressly set forth or referred to herein or therein. As between the ABL Claimholders on the one hand and the Fixed Asset Claimholders on the other, in the event of any conflict between the provisions of this Agreement and the provisions of the ABL Loan Documents or the Fixed Asset Loan Documents, the provisions of this Agreement shall govern and control. Solely as among the Fixed Asset Claimholders, in the event of any conflict between this Agreement and the Fixed Asset Intercreditor Agreement, the Fixed Asset Intercreditor Agreement shall govern and control.

8.2 Effectiveness; Continuing Nature of this Agreement; Severability. This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement of lien subordination and the ABL Claimholders and the Fixed Asset Claimholders may continue, at any time and without notice to any other Agent or any other Claimholder, to extend credit and other financial accommodations and lend monies to or for the benefit of Holdings, Borrower or any other Grantor in reliance hereof. Each ABL Collateral Agent and Fixed Asset Collateral Agent, on behalf of itself and the ABL Claimholders and the Fixed Asset Claimholders represented by it, respectively, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions. All references to Holdings, Borrower or any other Grantor shall include Holdings, Borrower or such Grantor as debtor and debtor-in-possession and any receiver, trustee or similar person for Holdings, Borrower or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding. This Agreement shall terminate and be of no further force and effect:

(a) with respect to each ABL Collateral Agent, the ABL Claimholders and the ABL Obligations, on the date on which the ABL Obligations are no longer secured by, and no longer required to be secured by, any of the Collateral, subject to the rights of such ABL Claimholders under Sections 5.6 and 6.4; and

(b) with respect to each Fixed Asset Collateral Agent, the Fixed Asset Claimholders and the Fixed Asset Obligations, on the date on which the Fixed Asset Obligations are no longer secured by, and no longer required to be secured by, any of the Collateral, subject to the rights of such Fixed Asset Claimholders under Sections 5.6 and 6.4. provided, however, that in each case, such termination shall not relieve any such party of its obligations incurred hereunder prior to the date of such termination.

8.3 Amendments; Waivers. No amendment, modification or waiver of any of the provisions of this Agreement by any Fixed Asset Collateral Agent or any ABL Collateral Agent shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time, and no amendment, modification or waiver that adversely affects Holdings, Borrower or the other Grantors will be effective without the written consent of Holdings, Borrower and the other Grantors.

8.4 Information Concerning Financial Condition of Holdings, Borrower and their Subsidiaries.

(a) The ABL Collateral Agents and the ABL Claimholders, on the one hand, and the Fixed Asset Claimholders and the Fixed Asset Collateral Agents, on the other hand, shall each be responsible for keeping themselves informed of (i) the financial condition of Holdings, Borrower and their Subsidiaries and all endorsers and/or guarantors of the ABL Obligations or the Fixed Asset Obligations and (ii) all other circumstances bearing upon the risk of nonpayment of the ABL Obligations or the Fixed Asset Obligations. The ABL Collateral Agents and the ABL Claimholders shall have no duty to advise the Fixed Asset Collateral Agents or any Fixed Asset Claimholder of information known to it or them regarding such condition or any such circumstances or otherwise. The Fixed Asset Collateral Agents and the Fixed Asset Claimholders shall have no duty to advise any ABL Collateral Agent or any ABL Claimholder of information known to it or them regarding such condition or any such circumstances or otherwise.

(b) In the event any ABL Collateral Agent or any of the ABL Claimholders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to any Fixed Asset Collateral Agent or any Fixed Asset Claimholder, it or they shall be under no obligation:

(i) to make, and the ABL Collateral Agents and the ABL Claimholders shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(ii) to provide any additional information or to provide any such information on any subsequent occasion;

(iii) to undertake any investigation; or

(iv) to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

(c) In the event any Fixed Asset Collateral Agent or any of the Fixed Asset Claimholders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to any ABL Collateral Agent or any ABL Claimholder, it or they shall be under no obligation:

(i) to make, and the Fixed Asset Collateral Agents and the Fixed Asset Claimholders shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(ii) to provide any additional information or to provide any such information on any subsequent occasion;

(iii) to undertake any investigation; or

(iv) to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

8.5 Subrogation. With respect to the value of any payments or distributions in cash, property or other assets that any of the Subordinated Lien Claimholders or the Subordinated Lien Collateral Agent pays over to the Prior Lien Collateral Agent or the Prior Lien Claimholders under the terms of this Agreement, the Subordinated Lien Claimholders and the Subordinated Lien Collateral Agents shall be subrogated to the rights of the Prior Lien Collateral Agents and the Prior Lien Claimholders; provided that each Subordinated Lien Collateral Agent, on behalf of itself and the Subordinated Lien Claimholders represented by it, hereby agrees not to assert or enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Prior Lien Obligations has occurred. Holdings, Borrower and the other Grantors acknowledge and agree that the value of any payments or distributions in cash, property or other assets received by any Subordinated Lien Collateral Agent or the Subordinated Lien Claimholders that are paid over to the Designated Prior Lien Collateral Agent or the Prior Lien Claimholders pursuant to this Agreement shall not reduce any of the Subordinated Lien Obligations.

8.6 Submission to Jurisdiction; Certain Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents (whether arising in contract, tort or otherwise), or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, the courts of the United States for the Southern District of New York sitting in the Borough of Manhattan, and appellate courts from any thereof;

(b) agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state court or, to the fullest extent permitted by applicable law, in such federal court except that, if an Insolvency or Liquidation Proceeding has been commenced by or against a Grantor, each party hereto hereby may seek to have any claims or causes of action arising from or related to this Agreement or the Collateral Documents adjudicated in the court having jurisdiction over such Insolvency or Liquidation Proceeding;

(c) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and that nothing in this Agreement or any other ABL Loan Document or Fixed Asset Loan Document shall affect any right that any ABL Claimholder or Fixed Asset Claimholder may otherwise have to bring any action or proceeding relating to this Agreement or any other ABL Loan Document or Fixed Asset Loan Document against any Grantor or any of its assets in the courts of any jurisdiction;

(d) waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section (and irrevocably waives to the fullest extent permitted by applicable law the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court);

(e) consents to service of process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to the applicable party at its address provide in accordance with Section 8.8 (and agrees that nothing in this Agreement or any other ABL Loan Document or Fixed Asset Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable law);

(f) agrees that service as provided in clause (e) above is sufficient to confer personal jurisdiction over the applicable party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect; and

(g) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover any special, exemplary, punitive or consequential damages.

8.7 WAIVER OF JURY TRIAL. EACH PARTY HERETO, HOLDINGS, BORROWER AND EACH OTHER GRANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, BREACH OF DUTY, COMMON LAW, STATUTE OR ANY OTHER THEORY). EACH PARTY HERETO AND HOLDINGS, BORROWER AND THE OTHER GRANTORS (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY HERETO AND HOLDINGS, BORROWER AND THE OTHER GRANTORS FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

8.8 Notices. All notices to the Fixed Asset Claimholders and the ABL Claimholders permitted or required under this Agreement shall also be sent to the Designated Fixed Asset Collateral Agent and each ABL Collateral Agent, respectively. Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto or in the Joinder Agreement pursuant to which it becomes a party hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

8.9 Further Assurances. Each ABL Collateral Agent, for itself and on behalf of each other ABL Claimholder represented by it under the applicable ABL Loan Documents, and each Fixed Asset Collateral Agent, for itself and on behalf of each other Fixed Asset Claimholder represented by it under the applicable Fixed Asset Loan Documents, and Holdings, Borrower and the other Grantors, agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as such ABL Collateral Agent or the Designated Fixed Asset Collateral Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

8.10 APPLICABLE LAW. THIS AGREEMENT AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS IN THE COLLATERAL).

8.11 Binding on Successors and Assigns. This Agreement shall be binding upon the ABL Collateral Agents, the ABL Claimholders, the Fixed Asset Collateral Agents, the Fixed Asset Claimholders, Holdings, Borrower and the other Grantors and their respective successors and assigns from time to time. If any of the ABL Collateral Agents or the Fixed Asset Collateral Agents resigns or is replaced pursuant to the ABL Credit Agreement or the Fixed Asset Credit Agreement, as applicable, its successor shall be deemed to be a party to this Agreement and shall have all the rights of, and be subject to all the obligations of, this Agreement. No provision of this Agreement will inure to the benefit of a trustee, debtor-in-possession, creditor trust or other representative of an estate or creditor of any Grantor, including where any such trustee, debtor-in-possession, creditor trust or other representative of an estate is the beneficiary of a Lien securing Collateral by virtue of the avoidance of such Lien in an Insolvency or Liquidation Proceeding.

8.12 Headings. The section headings and table of contents used in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose, be given any substantive effect, affect the construction hereof or be taken into consideration in the interpretation hereof.

8.13 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic imaging means), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g. “pdf’ or “tif’ format) shall be effective as delivery of a manually executed counterpart hereof.

8.14 Authorization. By its signature, each Person executing this Agreement, on behalf of such Person but not in his or her personal capacity as a signatory, represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

8.15 No Third Party Beneficiaries/Provisions Solely to Define Relative Rights. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the ABL Claimholders and the Fixed Asset Claimholders and their respective successors and assigns from time to time. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the ABL Collateral Agents and the ABL Claimholders on the one hand and the Fixed Asset Collateral Agents and the Fixed Asset Claimholders on the other hand. Nothing herein shall be construed to limit the relative rights and obligations as among the ABL Claimholders or as among the Fixed Asset Claimholders. Other than as set forth in Section 8.3 and 8.18, none of Holdings, Borrower any other Grantor or any other creditor thereof shall have any rights hereunder and neither Holdings, Borrower nor any Grantor may rely on the terms hereof. Other than as set forth in Sections 2.3, 2.4, 5.2(c), 5.4 and this Section 8, none of Holdings, Borrower or any other Grantor shall have any obligations hereunder except to the extent such obligations are otherwise set forth in the ABL Loan Documents or Fixed Asset Loan Documents, as applicable and, for the avoidance of doubt, nothing in this Agreement is intended to require Holdings, Borrower or any other Grantor to provide a lien on any Collateral which is otherwise expressly excluded from the grant of Liens pursuant to the terms of the ABL Loan Documents or the Fixed Asset Loan Documents, as applicable. Nothing in this Agreement is intended to or shall impair the obligations of Holdings, Borrower or any other Grantor, which are absolute and unconditional, to pay the ABL Obligations and the Fixed Asset Obligations as and when the same shall become due and payable in accordance with their terms.

8.16 No Indirect Actions. Unless otherwise expressly stated, if a party may not take an action under this Agreement, then it may not take that action indirectly, or support any other Person in taking that action directly or indirectly. “Taking an action indirectly” means taking an action that is not expressly prohibited for the party but is intended to have substantially the same effects as the prohibited action.

8.17 Additional Grantors. Each Grantor agrees that it shall ensure that each of its Subsidiaries that is or is to become a party to any ABL Loan Document or Fixed Asset Loan Document shall either execute this Agreement on the date hereof or shall confirm that it is a Grantor hereunder pursuant to a joinder agreement substantially in the form attached hereto as Exhibit A that is executed and delivered by such Subsidiary prior to or concurrently with its execution and delivery of such ABL Loan Document or such Fixed Asset Loan Document (or joinder as applicable).

8.18 Additional Credit Agreements. To the extent, but only to the extent, permitted by the provisions of the then extant ABL Loan Documents and the Fixed Asset Loan Documents, Holdings and Borrower may incur or issue and sell one or more series or classes of Indebtedness under credit agreements, debt facilities, indentures and/or commercial paper facilities that Holdings or Borrower designates as a Replacement ABL Credit Agreement or Additional Fixed Asset Credit Agreement as applicable; provided, however that the Replacement ABL Credit Agreement must be entered into after or contemporaneously with the Discharge of ABL Obligations. In order to so designate any credit agreements, debt facilities, indentures and/or commercial paper facilities as a Replacement ABL Credit Agreement or Additional Fixed Asset Credit Agreement, as applicable, such credit agreements, debt facilities, indentures and/or commercial paper facilities must satisfy the requirements of the definition of Replacement ABL Credit Agreement or Additional Fixed Asset Credit Agreement as applicable and Holdings or Borrower must deliver to each Agent a designation in substantially the form of Exhibit B hereto. Additionally the Agent under such Replacement ABL Credit Agreement or Additional Fixed Asset Credit Agreement shall have executed and delivered to each other Agent a joinder agreement in substantially the form of Exhibit C hereto whereby such new Agent agrees to be bound by the terms of this Agreement and represents and warrants that the Replacement ABL Credit Agreement or Additional Fixed Asset Credit Agreement, as applicable provides that the Claimholders thereunder will be subject to and bound by the provisions of this Agreement.

8.19 Purchase Option.

(a) Upon the occurrence and during the continuation of a Triggering Event, any one or more of the Fixed Asset Claimholders (acting in their individual capacity or through one or more affiliates) shall have the right, but not the obligation (each Fixed Asset Claimholder having a ratable right to make the purchase, with each Fixed Asset Claimholder’s right to purchase being automatically proportionately increased by the amount not purchased by another Fixed Asset Claimholder), upon 5 Business Days prior written notice from (or on behalf of) such Fixed Asset Claimholders (a “Purchase Notice”) to the ABL Collateral Agents to acquire from the ABL Claimholders all (but not less than all) of the right, title, and interest of the ABL Claimholders in and to the ABL Priority Obligations and the ABL Loan Documents. The Purchase Notice, if given, shall be irrevocable.

(b) On the date specified by the Designated Fixed Asset Collateral Agent in the Purchase Notice (which shall not be less than 5 Business Days, nor more than 10 Business Days, after the receipt by the ABL Collateral Agents of the Purchase Notice), the ABL Claimholders shall sell to the purchasing Fixed Asset Claimholders and the purchasing Fixed Asset Claimholders shall purchase from the ABL Claimholders, the ABL Priority Obligations.

(c) On the date of such purchase and sale, the purchasing Fixed Asset Claimholders shall:

(i) pay in cash to the ABL Collateral Agents, for the benefit of the ABL Claimholders, as the purchase price therefor, the full amount of all the ABL Priority Obligations (other than (A) any prepayment fees or premiums, (B) indemnification obligations for which no claim or demand for payment has been made at such time and (C) ABL Priority Obligations cash collateralized in accordance with clause (c)(ii) below) then outstanding and unpaid,

(ii) furnish cash collateral to the ABL Collateral Agents in such amounts as the ABL Collateral Agents determine is reasonably necessary to secure the ABL Collateral Agents and the ABL Claimholders in respect of the following: (A) any issued and outstanding letters of credit constituting ABL Priority Obligations (but not in any event in an amount greater than 105% of the aggregate undrawn amount of such letters of credit) (such cash collateral shall be applied to the reimbursement of any drawing under a letter of credit as and when such drawing is paid and, if a letter of credit expires undrawn, the cash collateral held by the ABL Collateral Agents in respect of such letter of credit shall be remitted to the Designated Fixed Asset Collateral Agent for the benefit of the purchasing Fixed Asset Claimholders) and (B) ABL Bank Product Obligations and ABL Hedging Obligations, in each case, constituting ABL Priority Obligations (but not in any event in an amount greater than 100% of the aggregate outstanding amount thereof) (such cash collateral shall be applied to the reimbursement of such ABL Bank Product Obligations and ABL Hedging Obligations as and when such obligations become due and payable and, at such time as all of such ABL Bank Product Obligations and ABL Hedging Obligations are paid or satisfied in full, the remaining cash collateral held by the ABL Collateral Agents in respect of such ABL Bank Product Obligations and ABL Hedging Obligations shall be remitted to the Designated Fixed Asset Collateral Agent for the benefit of the purchasing Fixed Asset Claimholders), and

(iii) pay to the ABL Collateral Agents and the other ABL Claimholders the amount of all fees (other than any prepayment fees or premiums) and expenses in respect of the ABL Priority Obligations to the extent earned or due and payable in accordance with the ABL Loan Documents (including the reimbursement of attorneys fees, financial examination expenses, and appraisal fees).

(d) Such purchase price and cash collateral shall be remitted by wire transfer of federal funds to such bank account of the applicable ABL Collateral Agent as such ABL Collateral Agent may designate in writing to the Designated Fixed Asset Collateral Agent for such purpose. Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by the purchasing Fixed Asset Claimholders to the bank account designated by such ABL Collateral Agent are received in such bank account prior to 2:00 p.m., New York City time, and interest shall be calculated to and including such Business Day if the amounts so paid by the purchasing Fixed Asset Claimholders to the bank account designated by such ABL Collateral Agent are received in such bank account later than 2:00 p.m., New York City time.

(e) Such purchase shall be effected by the execution and delivery of the form of assignment and acceptance agreement attached as an exhibit to the applicable ABL Credit Agreement and shall be expressly made without representation or warranty of any kind by any ABL Collateral Agent and the other ABL Claimholders as to the ABL Priority Obligations so purchased, or otherwise, and without recourse to any ABL Collateral Agent or any other ABL Claimholder, except that each ABL Claimholder shall represent and warrant: (i) that the amount quoted by such ABL Claimholder as its portion of the purchase price represents the amount shown as owing with respect to the claims transferred as reflected on its books and records, (ii) it owns, or has the right to transfer to the purchasing Fixed Asset Claimholders, the rights being transferred, and (iii) such transfer will be free and clear of Liens.

(f) In the event that (i) the purchasing Fixed Asset Claimholders receive all or a portion of any prepayment fee or premium payable pursuant to the ABL Loan Documents in cash, (ii) all ABL Priority Obligations purchased by such purchasing Fixed Asset Claimholders and all of the Fixed Asset Priority Obligations, including principal, interest and fees thereon and costs and expenses of collection thereof (including reasonable attorneys fees and legal expenses), are repaid in full in cash, and (iii) the ABL Credit Agreements are terminated, in each case, within 90 days following the date on which the purchasing Fixed

Asset Claimholders pay the purchase price described in clause (c) above, then, within 3 Business Days after receipt by such Fixed Asset Claimholders of such amounts, the purchasing Fixed Asset Claimholders shall pay a supplemental purchase price to the ABL Collateral Agents, for the benefit of the ABL Claimholders, in respect of their purchase under this Section 8.19 in an amount equal to the portion of the prepayment fee or premium received by the purchasing Fixed Asset Claimholders to which the ABL Claimholders would have been entitled to receive had the purchase under this Section 8.19 not occurred.

(g) In the event that any one or more of the Fixed Asset Claimholders exercises and consummates the purchase option set forth in this Section 8.19, (i) each ABL Collateral Agent shall have the right, but not the obligation, to immediately resign under the applicable ABL Credit Agreement, and (ii) the purchasing Fixed Asset Claimholders shall have the right, but not the obligation, to require each ABL Collateral Agent to immediately resign under the applicable ABL Credit Agreement.

(h) In the event that any one or more of the Fixed Asset Claimholders exercises and consummates the purchase option set forth in this Section 8.19, the ABL Claimholders shall retain their indemnification rights under the ABL Credit Agreement for actions or other matters arising on or prior to the date of such purchase.

(i) Interest with respect to the Excess ABL Obligations shall continue to accrue and be payable in accordance with the terms of the ABL Loan Documents, the Excess ABL Obligations shall continue to be secured by the Collateral, and the Excess ABL Obligations shall be paid (or cash collateralized, as applicable) in accordance with the terms of the ABL Loan Documents and this Agreement. Each ABL Claimholder shall continue to have all rights and remedies of a lender under the ABL Loan Documents; provided, that no ABL Claimholder shall have any right to vote on or otherwise consent to any amendment, waiver, departure from, or other modification of any provision of any ABL Loan Document except that the consent of each ABL Collateral Agent shall be required for (i) those matters that require the agreement of all lenders or all affected lenders under Section 12.1(a)(iii) and 12.1(a)(iv) of the ABL Credit Agreement as in effect on the date hereof and (ii) matters in contravention of the provisions and priorities set forth in this Agreement.

8.20 Reciprocal Rights. The parties agree that the provisions of Sections 2.3, 3, 4.2, 5.1, 5.2, 5.4, 5.5, 5.6, 6, and 7, including, as applicable, the defined terms referenced therein (but only to the extent used therein), which govern the relationship, and certain rights, restrictions, and agreements, between the ABL Collateral Agents and the other ABL Claimholders with respect to the ABL Obligations, on the one hand, and the Fixed Asset Collateral Agents and the other Fixed Asset Claimholders with respect to the Fixed Asset Obligations, on the other hand, (a) shall, from and after the Discharge of ABL Obligations and until the Discharge of Fixed Asset Obligations apply to and govern, mutatis mutandis, the relationship between the Fixed Asset Collateral Agents and the other Fixed Asset Claimholders with respect to the Fixed Asset Priority Obligations, on the one hand, and the ABL Collateral Agents and the other ABL Claimholders with respect to the Excess ABL Obligations, on the other hand, (b) shall, from and after the Discharge of Fixed Asset Obligations and until the Discharge of ABL Obligations apply to and govern, mutatis mutandis, the relationship between the ABL Collateral Agents and the other ABL Claimholders with respect to the ABL Priority Obligations, on the one hand, and the Fixed Collateral Agents and the other Fixed Asset Claimholders with respect to the Excess Fixed Asset Obligations, on the other hand, and (c) shall, from and after both the Discharge of ABL Obligations and the Discharge of Fixed Asset Obligations, and until the payment in full in cash of the Excess ABL Obligations and the termination or expiration of all commitments, if any, to extend credit that would constitute Excess ABL Obligations or the payment in full in cash of the Excess Fixed Asset Obligations, apply to and govern, mutatis mutandis, the relationship between the ABL Collateral Agents and the other ABL Claimholders with respect to the Excess ABL Obligations, on the one hand, and the Fixed Asset Collateral Agents and the other Fixed Asset Claimholders with respect to the Excess Fixed Asset Obligations, on the other hand.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Intercreditor Agreement as of the date first written above.

Initial ABL Collateral Agent:

BARCLAYS BANK PLC,
as Initial ABL Collateral Agent,

By:
Name:
Title:

745 Seventh Avenue
New York, NY 10019
Attention: Amy Ehlen
Email: Amy.ehlen@barclays.com

Initial Fixed Asset Collateral Agent:

BARCLAYS BANK PLC,
as Initial Fixed Asset Collateral Agent

By:
Name:
Title:

745 Seventh Avenue
New York, NY 10019
Attention: Peter Oberrender
Facsimile: Peter.oberrender@barclays.com

[Signature Page to Intercreditor Agreement]

Acknowledged and agreed to in accordance with Section 8.15 by:

PROFRAC HOLDINGS, LLC

By:
Name:
Title:

7333 Shops Blvd., Suite 301
Willow Park, Texas 76087
Attention: Matt Wilks
Email: matt.wilks@profrac.com
Facsimile No.: 254-442-8042

PROFRAC SERVICES, LLC

By:
Name:
Title:

333 Shops Blvd., Suite 301
Willow Park, Texas 76087
Attention: Matt Wilks
Email: matt.wilks@profrac.com
Facsimile No.: 254-442-8042

PROFRAC MANUFACTURING, LLC

By:
Name:
Title:

333 Shops Blvd., Suite 301
Willow Park, Texas 76087
Attention: Matt Wilks
Email: matt.wilks@profrac.com
Facsimile No.: 254-442-8042

[Signature Page to Intercreditor Agreement]

Exhibit A

[Form of] Grantor Joinder Agreement

[FORM OF] GRANTOR JOINDER AGREEMENT NO. 1 dated as of [ ], 20[ ] to the INTERCREDITOR AGREEMENT dated as of September 7, 2018 (the “Intercreditor Agreement”), among Barclays Bank PLC, as Initial ABL Collateral Agent, Barclays Bank PLC, as Initial Fixed Asset Collateral Agent, and the additional Agents from time to time party thereto, and acknowledged and agreed to by ProFrac Holdings, LLC, a Texas limited liability company (“Holdings”), ProFrac Services, LLC, a Texas limited liability company (the “Borrower”) and certain subsidiaries of Holdings and Borrower (each a “Grantor”).

Capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Intercreditor Agreement.

The undersigned, [         ], a [         ], (the “New Grantor”) wishes to acknowledge and agree to the Intercreditor Agreement in accordance with Section 8.15 thereof and become a party thereto to the limited extent contemplated by Section 8.15 thereof and to acquire and undertake the rights and obligations of a Grantor thereunder.

Accordingly, the New Grantor agrees as follows for the benefit of the Agents and the Claimholders:

Section 1. Accession to the Intercreditor Agreement. The New Grantor (a) acknowledges and agrees to in accordance with, and becomes a party to the Intercreditor Agreement as a Grantor to the limited extent contemplated by, Section 8.15 thereof, (b) agrees to all the terms and provisions of the Intercreditor Agreement and (c) shall have all the rights and obligations of a Grantor under the Intercreditor Agreement. This Grantor Joinder Agreement supplements the Intercreditor Agreement and is being executed and delivered by the New Grantor pursuant to Section 8.17 of the Intercreditor Agreement.

Section 2. Representations, Warranties and Acknowledgement of the New Grantor. The New Grantor represents and warrants to each Agent and to the Claimholders that (a) it has full power and authority to enter into this Grantor Joinder Agreement, in its capacity as Grantor and (b) this Grantor Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Grantor Joinder Agreement.

Section 3. Counterparts. This Grantor Joinder Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Grantor Joinder Agreement or any document or instrument delivered in connection herewith by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Grantor Joinder Agreement or such other document or instrument, as applicable.

Section 4. Section Headings. Section heading used in this Grantor Joinder Agreement are for convenience of reference only and are not to affect the construction hereof or to be taken in consideration in the interpretation hereof.

Section 5. Benefit of Agreement. The agreements set forth herein or undertaken pursuant hereto are for the benefit of, and may be enforced by, any party to the Intercreditor Agreement subject to any limitations set forth in the Intercreditor Agreement with respect to the Grantors.

Section 6. Governing Law. THIS GRANTOR JOINDER AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 7. Severability. In case any one or more of the provisions contained in this Grantor Joinder Agreement should be held invalid, illegal or unenforceable in any respect, none of the parties hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 8.8 of the Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it at the address set forth under its signature hereto, which information supplements Section 8.8 of the Intercreditor Agreement.

Section 9. Miscellaneous. The provisions of Article 8 of the Intercreditor Agreement will apply, mutatis mutandis, to this Grantor Joinder Agreement.

IN WITNESS WHEREOF, the New Grantor has duly executed this designation as of the day and year first above written.

[___________________________________]

By
Name:
Title:

Exhibit B

[Form of] Credit Agreement Designation

[FORM OF] CREDIT AGREEMENT DESIGNATION NO. [] (this “Designation”) dated as of [ ], 20[_] with respect to the INTERCREDITOR AGREEMENT dated as of September 7, 2018 (the “Intercreditor Agreement”), among Barclays Bank PLC, as Initial ABL Collateral Agent, Barclays Bank PLC, as Initial Fixed Asset Collateral Agent, and the additional Agents from time to time a party thereto, and acknowledged and agreed to by ProFrac Holdings, LLC, a Texas limited liability company (“Holdings”), ProFrac Services, LLC, a Texas limited liability company (the “Borrower”) and certain subsidiaries of Holdings and Borrower (each a “Grantor”).

Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

This Designation is being executed and delivered in order to designate the below described credit agreement, debt facility, indenture and/or commercial paper facility as an Additional Fixed Asset Credit Agreement entitled to the benefit of and subject to the terms of the Intercreditor Agreement.

The undersigned, the duly appointed [specify title of responsible officer] of [Holdings]/[Borrower], hereby certifies on behalf of [Holdings]/[Borrower] that:

Section 1. [Insert name of Holdings, Borrower or other Grantor] intends to enter into [describe new debt facility] (the “New Debt Facility”) which New Debt Facility satisfies all requirements of the Intercreditor Agreement to be an Additional Fixed Asset Credit Agreement and it hereby designated as such.

Section 2. The incurrence of the Indebtedness under the New Debt Facility is permitted by each applicable ABL Loan Document and Fixed Asset Loan Document.

Section 3. The name and address of the Agent for such New Debt Facility is:

[Insert name and all capacities; Address]

Telephone:________________________

Fax: ________________________

Email________________________

Email: ________________________

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, [Holdings]/[Borrower] has duly executed this designation as of the day and year first above written.

[________________________________]

By
Name:
Title:

Exhibit C

[Form of] Joinder Agreement

[FORM OF] JOINDER AGREEMENT NO. [ ] with respect to the INTERCREDITOR AGREEMENT dated as of September 7, 2018 (the “Intercreditor Agreement”), among Barclays Bank PLC, as Initial ABL Collateral Agent, Barclays Bank PLC, as Initial Fixed Asset Collateral Agent, and the additional Agents from time to time a party thereto, and acknowledged and agreed to by ProFrac Holdings, LLC, a Texas limited liability company (“Holdings”), ProFrac Services, LLC, a Texas limited liability company (the “Borrower”) and certain subsidiaries of Holdings and Borrower (each a “Grantor”).

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

B. The undersigned (the “New Agent”) is the [administrative agent/collateral agent] under the [described facility] which has been designated by [Holdings]/[Borrower] as an Additional Fixed Asset Credit Agreement entitled to the benefit of and subject to the terms of the Intercreditor Agreement.

C. The New Agent wishes to become a party to the Intercreditor Agreement as a Fixed Asset Collateral Agent in accordance with the provisions of the Intercreditor Agreement.

Accordingly, the New Agent, and the Grantors agrees as follows, for the benefit of each other party to the Intercreditor Agreement:

Section 1. Accession to the Intercreditor Agreement. The New Agent (a) hereby accedes and becomes a party to the Intercreditor Agreement as a Fixed Asset Collateral Agent, (b) agrees, for itself and on behalf of the holders of the Fixed Asset Obligations represented by it, to all the terms and provisions of the Intercreditor Agreement and (c) shall have all the rights and obligations of an Agent under the Intercreditor Agreement.

Section 2. Representations, Warranties and Acknowledgement of the New Agent. The New Agent represents and warrants to each other Agent and to the Claimholders that (a) it has full power and authority to enter into this Joinder Agreement, in its capacity as a Fixed Asset Collateral Agent with respect to the Fixed Asset Obligations represented by it, (b) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Joinder Agreement and (c) the Fixed Asset Collateral Documents relating to such Fixed Asset Obligations provide that, upon the New Agent’s entry into this Joinder Agreement, the Claimholders in respect of such Fixed Asset Obligations will be subject to and bound by the provisions of the Intercreditor Agreement.

Section 3. Counterparts. This Joinder Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Joinder Agreement or any document or instrument delivered in connection herewith by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Joinder Agreement or such other document or instrument, as applicable.

Section 4. Section Headings. Section heading used in this Joinder Agreement are for convenience of reference only and are not to affect the construction hereof or to be taken in consideration in the interpretation hereof.

Section 5. Benefit of Agreement. The agreements set forth herein or undertaken pursuant hereto are for the benefit of, and may be enforced by, any party to the Intercreditor Agreement subject to any limitations set forth in the Intercreditor Agreement with respect to the Grantors.

Section 6. Governing Law. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 7. Severability. In case any one or more of the provisions contained in this Joinder Agreement should be held invalid, illegal or unenforceable in any respect, none of the parties hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 8.8 of the Intercreditor Agreement. All communications and notices hereunder to the New Agent shall be given to it at the address set forth under its signature hereto, which information supplements Section 8.8 of the Intercreditor Agreement.

IN WITNESS WHEREOF, the New Agent has duly executed this Joinder Agreement to the Intercreditor Agreement as of the day and year first above written.

[

NAME OF NEW AGENT], as Fixed Asset Collateral Agent

By:
Name:
Title:

Address for notices:

attention of: ______________________________

EXHIBIT L

FORM OF MONTHLY REPORT

Form of Monthly Report

L-1

Schedule 1.1

LENDERS’ COMMITMENTS

Schedule 1.2

GUARANTORS

Schedule 1.4

UNRESTRICTED SUBSIDIARIES

Schedule 1.5

CLOSING DATE SECURITY DOCUMENTS

Schedule 7.2

REAL PROPERTY

Schedule 7.4

SUBSIDIARIES

Schedule 8.11

PERMITTED INVESTMENTS

Schedule 8.12

DEBT

Schedule 8.14

AFFILIATE TRANSACTIONS

Schedule 8.15

BUSINESSES CONDUCTED

Schedule 8.16

LIENS

Schedule 8.17

RESTRICTIVE AGREEMENTS

Schedule 8.27

HOLDINGS’ OPERATIONS

Schedule 8.29

POST-CLOSING OBLIGATIONS